Exhibit 10.6

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of December 15, 2017

among

AVAYA HOLDINGS CORP.,

as Holdings,

AVAYA INC.,

as the Parent Borrower,

The Several Borrowers Party Hereto,

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent,

The Several Lenders

From Time to Time Parties Hereto,

and

CITIGROUP GLOBAL MARKETS INC.

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

BARCLAYS BANK PLC

CREDIT SUISSE SECURITIES (USA) LLC

and

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

Notice: Under the Credit Reporting Act 2013 of Ireland, lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

i

4.3	Re-Allocation of Revolving Credit Commitments	141
4.4	Removal of Foreign Borrower	141

SECTION 5	Payments	142
5.1	Voluntary Prepayments	142
5.2	Mandatory Prepayments	143
5.3	Method and Place of Payment	144
5.4	Net Payments	145
5.5	Computations of Interest and Fees	149
5.6	Limit on Rate of Interest	150
5.7	Limitation on Tax Gross-Up	150

SECTION 6	Conditions Precedent to the Closing Date	151
6.1	Credit Documents	151
6.2	Collateral	151
6.3	Legal Opinions	152
6.4	Closing Certificates	152
6.5	Authorization of Proceedings of Each Credit Party	152
6.6	Fees	153
6.7	Representations and Warranties	153
6.8	Company Material Adverse Change	153
6.9	Solvency Certificate	153
6.10	Financial Statements	153
6.11	Plan Consummation	154
6.12	Refinancing	155
6.13	PBGC Settlement	155
6.14	Patriot Act	155
6.15	Borrowing Base Certificate	155
6.16	Availability	155

SECTION 7	Conditions Precedent to All Credit Extensions After the Closing Date	156
7.1	Accuracy of Representations and Warranties	156
7.2	No Default	156
7.3	Availability	156
7.4	Notice of Borrowing	156

SECTION 8	Representations and Warranties	157
8.1	Corporate Status; Compliance with Laws	157
8.2	Corporate Power and Authority	157
8.3	No Violation	157
8.4	Litigation	158
8.5	Margin Regulations	158
8.6	Governmental Approvals	158
8.7	Investment Company Act	158
8.8	True and Complete Disclosure	158
8.9	Financial Condition; Financial Statements	159
8.10	Tax Matters	159

8.11	Compliance with ERISA	160
8.12	Subsidiaries	160
8.13	Intellectual Property	160
8.14	Environmental Laws	160
8.15	Properties	161
8.16	Solvency	161
8.17	U.S. Security Interests	161
8.18	Labor Matters	162
8.19	Sanctioned Persons; Anti-Corruption Laws; Patriot Act	162
8.20	Use of Proceeds	162

SECTION 9	Affirmative Covenants	163
9.1	Information Covenants	163
9.2	Books, Records and Inspections	167
9.3	Maintenance of Insurance	168
9.4	Payment of Taxes	169
9.5	Consolidated Corporate Franchises	169
9.6	Compliance with Statutes, Regulations, Etc.	169
9.7	Lender Calls	169
9.8	Maintenance of Properties	169
9.9	Transactions with Affiliates	170
9.10	End of Fiscal Years	171
9.11	Additional U.S. Guarantors and Grantors	172
9.12	Further Assurances With Respect to U.S. Guarantors and Grantors	172
9.13	Foreign Collateral and Guarantee Requirements	174
9.14	Use of Proceeds	175
9.15	Changes in Business	175
9.16	Cash Management Systems	176
9.17	Appraisals and Field Examinations	179
9.18	Post-Closing Obligations	179

SECTION 10	Negative Covenants	179
10.1	Limitation on Indebtedness	179
10.2	Limitation on Liens	184
10.3	Limitation on Fundamental Changes	187
10.4	Limitation on Disposition	189
10.5	Limitation on Investments	193
10.6	Limitation on Restricted Payments	197
10.7	Limitations on Debt Prepayments and Amendments	202
10.8	Limitation on Subsidiary Distributions	203
10.9	Amendment of Organizational Documents	205
10.10	Permitted Activities	205
10.11	Financial Covenant	206
10.12	Foreign Borrower Transactions	206

SECTION 11	Events of Default	207
11.1	Payments	207

11.2	Representations, Etc.	207
11.3	Covenants	208
11.4	Default Under Other Agreements	208
11.5	Bankruptcy	209
11.6	ERISA	210
11.7	Guarantee	210
11.8	Security Agreement	210
11.9	Judgments	211
11.10	Change of Control	211
11.11	Application of Proceeds	211

SECTION 12	The Agents	214
12.1	Appointment	214
12.2	Delegation of Duties	215
12.3	Exculpatory Provisions	215
12.4	Reliance by Agents	217
12.5	Notice of Default	217
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	218
12.7	Indemnification	218
12.8	Agents in their Individual Capacities	220
12.9	Successor Agents	220
12.10	Withholding Tax	221
12.11	Administrative Agent May File Proofs of Claim	221
12.12	Intercreditor Agreements	222
12.13	Security Documents and Guarantee; Agents under Security Documents and Guarantee	222

SECTION 13	Miscellaneous	224
13.1	Amendments, Waivers and Releases	224
13.2	Notices	228
13.3	No Waiver; Cumulative Remedies	229
13.4	Survival of Representations and Warranties	229
13.5	Payment of Expenses; Indemnification	229
13.6	Successors and Assigns; Participations and Assignments	231
13.7	Replacements of Lenders under Certain Circumstances	236
13.8	Adjustments; Set-off	237
13.9	Counterparts; Electronic Execution	238
13.10	Severability	238
13.11	INTEGRATION	239
13.12	GOVERNING LAW	239
13.13	Submission to Jurisdiction; Waivers	239
13.14	Acknowledgments	240
13.15	WAIVERS OF JURY TRIAL	241
13.16	Confidentiality	241
13.17	Direct Website Communications	243
13.18	USA PATRIOT Act	244

13.19	Payments Set Aside	245
13.20	Judgment Currency	245
13.21	Cashless Rollovers	245
13.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	246
13.23	Limitations on Sanctions Provisions	246
13.24	Joinder of German Borrowers	246

SECTION 14	Foreign Credit Party Provisions	247
14.1	Canadian Credit Parties	247
14.2	German Credit Parties	254
14.3	Irish Credit Parties	262
14.4	U.K. Credit Parties	266
14.5	Parallel Debt	283

v

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Letters of Credit
Schedule 1.1(c)	U.S. Mortgaged Properties
Schedule 1.1(d)	Customers
Schedule 1.1(f)	Foreign Guarantees
Schedule 1.1(g)	Foreign Security Documents
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Laws
Schedule 8.15	Property Matters
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.16	DDAs
Schedule 9.16(a)	Excluded Accounts
Schedule 9.18	Post-Closing Obligations
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses
Schedule 14.1	Centre of Main Interests
Schedule 14.1(a)	Canadian Pension Plans

EXHIBITS

Exhibit A	Form of Notice of Borrowing/Notice of Conversion or Continuation/Form of Swing Line Loan Notice
Exhibit B	Form of Promissory Note
Exhibit C	Form of U.S. Guarantee
Exhibit D	Form of U.S. Security Agreement
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of ABL Intercreditor Agreement
Exhibit G	Form of Irish Qualifying Lender Confirmation
Exhibit H	[Reserved]
Exhibit I	Form of Assignment and Assumption
Exhibit J 1-4	Form of Non-U.S. Lender Certification
Exhibit K	Form of Borrowing Base Certificate

ABL CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 15, 2017, among AVAYA HOLDINGS CORP., a Delaware corporation (“Avaya Holdings”), in its capacity as Holdings, AVAYA INC., a Delaware corporation (the “Parent Borrower”), AVAYA CANADA CORP., an unlimited liability company organized under the laws of the province of Nova Scotia (the “Canadian Borrower”), AVAYA UK, a company incorporated in England and Wales with company number 03049861 (the “U.K. Borrower”), AVAYA INTERNATIONAL SALES LIMITED, a private company limited by shares incorporated under the laws of Ireland with registered number 342279 (the “Irish Borrower”), AVAYA DEUTSCHLAND GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany (“Avaya Deutschland”), AVAYA GMBH & CO. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany (“Avaya KG”, and together with Avaya Deutschland, the “German Borrowers”), the Lenders from time to time parties hereto, the lending institutions named herein as L/C Issuers and Swing Line Lenders and CITIBANK, N.A., as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on January 19, 2017, Avaya Holdings, the Parent Borrower and certain of the Parent Borrower’s Domestic Subsidiaries (collectively, the “Avaya Debtors”) filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 17-10089 (collectively, the “Case”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Avaya Debtors are parties to the certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of January 24, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing DIP Agreement”), by and among the Avaya Debtors, Citibank N.A., as administrative agent and collateral agent and the lending institutions from time to time parties thereto;

WHEREAS, the Avaya Debtors filed the Second Amended Joint Chapter 11 Plan of Reorganization of Avaya Inc. and its Debtor Affiliates in the Bankruptcy Court on October 24, 2017 [Docket No. 1372] (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time, the “Plan”);

WHEREAS, on November 28, 2017, the Bankruptcy Court entered an order confirming the Plan with respect to the Avaya Debtors (the “Confirmation Order”) [Docket No. 1579];

WHEREAS, the Lenders agree, (a) on the Closing Date, upon the satisfaction (or waiver) of certain conditions precedent set forth in Section 6 and (b) after the Closing Date, upon the satisfaction (or waiver) of certain conditions precedent set forth in Section 7, to extend credit to the Borrowers in the form of a revolving credit facility consisting of a U.S. tranche and a foreign tranche with Aggregate Revolving Credit Commitments in an aggregate principal amount of $300,000,000, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1 Definitions

1.1 Defined Terms

As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement substantially in the form of Exhibit F, among the Collateral Agent, the Term Loan Collateral Agent and the representatives for holders of one or more other classes of Indebtedness, the Parent Borrower and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“ABL Priority Collateral” shall mean the “ABL Priority Collateral” under and as defined in the ABL Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, if at any time any rate described in clause (a) or (b) above is less than 0.00% then such rate in clause (a) or (b) shall be deemed to be 0.00%; provided, further, that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c), the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (the “Relevant LIBOR Rate”) for deposits in Dollars (as published by Reuters or any other commonly available source providing quotations of the Relevant LIBOR Rate as designated by the Administrative Agent) for a period equal to one month. If the Administrative Agent is unable to ascertain the Federal Funds

Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Parent Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Relevant LIBOR Rate, as applicable.

“ABR Loan” shall mean each Loan denominated in Dollars bearing interest based on the ABR.

“Account” shall mean (a) any right to payment of a monetary obligation arising from the provision of goods or services by any Person and (b) without duplication, any “Account” (as such term is defined in the UCC or PPSA, as applicable), any “Payment Intangibles” (as such term is defined in the UCC) and any accounts receivable, any rights to payment and/or reimbursement of every kind and description, in each case, whether or not earned by performance, in each case arising in the course of such Person’s operations.

“Account Debtor” shall mean any Person obligated on an Account.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Parent Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Additional Lender” shall mean any Person (other than (w) Holdings, the Parent Borrower or any of its Subsidiaries, (x) a natural person, (y) any investment vehicle established primarily for the benefit of a natural person or (z) a Disqualified Institution) that is not an existing Lender and that has agreed to provide Incremental Commitments pursuant to Section 2.14.

“Adjustment Date” shall have the meaning provided in the definition of “Applicable Rate”.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9, it being understood that Citibank, N.A. may designate any of its Affiliates as administrative agent for a particular Alternative Currency and that such Affiliate shall be considered an Administrative Agent for all purposes hereunder.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the applicable Administrative Borrower and the Lenders.

“Administrative Borrower” shall mean (a) with respect to the Parent Borrower, the Parent Borrower and (b) with respect to any Foreign Borrower, the Parent Borrower or the Irish Borrower.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Advisors” shall mean legal counsel, financial advisors and third-party appraisers and consultants advising the Agents, the L/C Issuers, the Lenders and their Related Parties in connection with this Agreement, the other Credit Documents and the consummation of the Transactions, limited in the case of legal counsel to one primary counsel for the Agents (as of the Closing Date, Davis Polk & Wardwell LLP) and, if necessary, one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for all such affected Persons (taken as a whole)).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent and each Joint Lead Arranger.

“Aggregate Borrowing Base” shall mean, at any time of determination, the sum of the U.S. Borrowing Base and the Foreign Borrowing Base; provided that the Aggregate Borrowing Base shall be determined without giving effect to clause (f) of the definition of Foreign Borrowing Base.

“Aggregate Excess Availability” shall mean, at any time of determination, the difference of (a) the Aggregate Line Cap at such time minus (b) the Aggregate Revolving Credit Exposure.

“Aggregate Line Cap” shall mean the sum at any time of the lesser of (a) the Aggregate Borrowing Base at such time and (b) the Aggregate Revolving Credit Commitments.

“Aggregate Revolving Credit Commitments” shall mean the sum of the Revolving Credit Commitments of all Lenders.

“Aggregate Revolving Credit Exposure” shall mean the sum of (a) the aggregate U.S. Revolving Credit Exposure and (b) the aggregate Foreign Revolving Credit Exposure.

“Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Agreement Currency” shall have the meaning provided in Section 13.20.

“AHYDO Catch-Up Payment” shall mean any payment or redemption of Indebtedness, including any Junior Indebtedness, to avoid the application of Code Section 163(e)(5) thereto or that are necessary to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Alternative Currency” shall mean (a) Canadian Dollars, Sterling, Euros and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.8.

“Anti-Corruption Laws” shall have the meaning provided in Section 8.19.

“Applicable Intercreditor Agreements” shall mean (a) to the extent executed in connection with the incurrence of any Indebtedness secured by Liens on the U.S. Collateral that (i) are intended to rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations and (ii) are intended to rank senior in priority to the Liens on the Term Priority Collateral securing the Obligations, the ABL Intercreditor Agreement, (b) to the extent executed in connection with the incurrence of any Indebtedness secured by Liens on the Collateral that are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement and (c) any other intercreditor agreement entered into to implement the intercreditor arrangements set forth in Section 10.2 in form and substance reasonably acceptable to the Parent Borrower and the Collateral Agent.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Rate” shall mean a percentage per annum equal to (a) from the Closing Date through the first full fiscal quarter ending after the Closing Date, (i) for LIBOR Loans, CDOR Loans, EURIBOR Loans and Overnight LIBOR Loans, 1.75%, (ii) for ABR Loans or Canadian Prime Rate Loans, 0.75% and (iii) for Letter of Credit Fees, the Applicable Rate for (x) with respect to Letters of Credit denominated in Dollars or any Alternative Currency other than Canadian Dollars or Euros, LIBOR Loans, (y) with respect to Letters of Credit denominated in Canadian Dollars, CDOR Loans and (z) with respect to Letters of Credit denominated in Euros, EURIBOR Loans, in each case then in effect, and (b) thereafter, the following percentages per annum, based upon the Average Aggregate Historical Excess Availability as set forth in the most recent Monthly Borrowing Base Certificate received by the Administrative Agent pursuant to Section 9.1(i):

Applicable Rate

Pricing Level	Average Aggregate Historical Excess Availability (as a percentage of Aggregate Revolving Credit Commitments)	LIBOR Rate, CDOR Rate, EURIBOR Rate and Overnight LIBOR Loans and Letter of Credit Fees	Base Rate and Canadian Prime Rate for Loans
1	less than 33.3%	2.00%	1.00%
2	greater than 33.3% but less than 66.6%	1.75%	0.75%
3	greater than or equal to 66.6%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Average Aggregate Historical Excess Availability shall become effective as of the first Business Day immediately following the date a Monthly Borrowing Base Certificate is delivered pursuant to Section 9.1(i) (each, an “Adjustment Date”); provided that the highest pricing level shall apply as of the first Business Day of each calendar month after the date on which a Monthly Borrowing Base Certificate was required to have been delivered but was not delivered and shall continue to so apply to and including the date on which such Monthly Borrowing Base Certificate is so delivered (and thereafter the pricing level previously in effect until otherwise determined in accordance with this definition).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined before the 91st day after the date on which all Loans have been repaid and all Revolving Credit Commitments have been terminated that the Average Aggregate Historical Excess Availability set forth in any Monthly Borrowing Base Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Average Aggregate Historical Excess Availability been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Monthly Borrowing Base Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Average Aggregate Historical Excess Availability for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period as a result of the miscalculation of the Average Aggregate Historical Excess Availability shall be deemed to be (and shall be) due and payable upon the date that is five (5) Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. If the preceding sentence is complied with, the failure to previously pay such interest and fees shall not in and of itself constitute a Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the relevant L/C Issuer or Swing Line Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” shall mean, at any time, (a) with respect to U.S. Revolving Credit Loans, the U.S. Revolving Credit Lenders, (b) with respect to Foreign Revolving Credit Loans, the Foreign Revolving Credit Lenders, (c) with respect to any U.S. Letter of Credit, (i) the relevant L/C Issuer and (ii) the U.S. Revolving Credit Lenders, (d) with respect to any Foreign Letter of Credit, (i) the relevant L/C Issuer and (ii) the Foreign Revolving Credit Lenders, (e) with respect to any U.S. Swing Line Loan, the U.S. Swing Line Lender and if any U.S. Swing Line Loans are outstanding pursuant to Section 3.2(a), the U.S. Revolving Credit Lenders, (f) with respect to any Foreign Swing Line Loan, (i) the applicable Swing Line Lender and (ii) if such Foreign Swing Line Loans are outstanding pursuant to Section 3.2(a), the Foreign Revolving Credit Lenders, (g) with respect to any U.S. Protective Advance, the Administrative Agent and the U.S. Revolving Credit Lenders and (h) with respect to any Foreign Protective Advance, the Administrative Agent and the Foreign Revolving Credit Lenders.

“Approval Order” shall mean the Order (I) Authorizing (A) Entry into the Exit Financing Letters and Related Exit ABL/Term Loan Fee Letter and (B) Payment of Associated Fees and Expenses and (II) Granting Related Relief entered by the Bankruptcy Court on November 1, 2017 [Docket No. 1430].

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption substantially in the form of Exhibit I, or such other form as may be approved by the Administrative Agent and the Parent Borrower.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Assistant Treasurer, any statutory director, authorized signatory, attorney, the Controller, any Senior Vice President, with respect to any Irish Credit Party, a director of that Irish Credit Party, with respect to certain companies or partnerships that do not have officers, any manager, managing director, managing member or general partner (or such general partner’s representative) thereof and any other authorized person in accordance with the Organizational Documents of such Person, any other senior officer of Holdings, any Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, such Borrower or such other Credit Party, as applicable from time to time, and, with respect to any document delivered on the Closing Date, the Secretary or any Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, unlimited liability company, partnership and/or other action on the part of Holdings, such Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person. Notwithstanding the foregoing, the solvency certificate required to be delivered on the Closing Date shall be delivered by the Chief Financial Officer of Holdings.

“Auto-Renewal Letter of Credit” shall have the meaning provided in Section 3.1(b)(iii).

“Availability Requirements” shall mean, at any time, that (a) the U.S. Revolving Credit Exposure of each U.S. Revolving Credit Lender shall not exceed its U.S. Revolving Credit Commitments, (b) the Foreign Revolving Credit Exposure of each Foreign Revolving Credit Lender shall not exceed its Foreign Revolving Credit Commitments, (c) the aggregate U.S. Revolving Credit Exposure shall not exceed the U.S. Line Cap, (d) the aggregate Foreign Revolving Credit Exposure shall not exceed the Foreign Line Cap and (e) the aggregate Foreign Adjusted Revolving Credit Exposure shall not exceed the Foreign Adjusted Line Cap. In addition, solely with respect to (i) any Credit Extension to, or (ii) the aggregate amount of Credit Extensions outstanding at any time to, (x) Avaya Deutschland, the aggregate Avaya Deutschland Revolving Credit Exposure shall not exceed the Avaya Deutschland Line Cap and (y) Avaya KG, the aggregate Avaya KG Revolving Credit Exposure shall not exceed the Avaya KG Line Cap at any time.

“Availability Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.17, as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the applicable Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions made in cash, marketable securities or other property to, or any proceeds of an equity issuance received by the Parent Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time (in the case of any marketable securities or property, up to its fair market value as determined by the Parent Borrower in good faith), including proceeds from the issuance of Stock or Stock Equivalents of Holdings or any direct or indirect parent of Holdings (to the extent the proceeds of any such issuance are contributed to the Parent Borrower), but excluding all proceeds from the issuance of Disqualified Stock, minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(v)(x) following the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of Restricted Payments pursuant to Section 10.6(c)(x) following the Closing Date and prior to the Available Equity Amount Reference Time;

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances pursuant to Section 10.7(a)(iii)(2) following the Closing Date and prior to the Available Equity Amount Reference Time; and

(iv) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(x) and outstanding at the Available Equity Amount Reference Time;

provided that issuances and contributions pursuant to Sections 10.5(f)(ii), 10.6(a) and 10.6(b)(i) shall not increase the Available Equity Amount.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of “Available Equity Amount”.

“Avaya Debtors” shall have the meaning provided in the Recitals to this Agreement.

“Avaya Deutschland” shall have the meaning specified in the introductory paragraph to this Agreement.

“Avaya Deutschland Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts, plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts plus (iii) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory, in each case of clauses (i) – (iii), owned by Avaya Deutschland minus (b) any Reserves.

“Avaya Deutschland Line Cap” shall mean, at any time, the lesser of (a) the Avaya Deutschland Borrowing Base at such time and (b) the aggregate Foreign Revolving Credit Commitments at such time.

“Avaya Deutschland Revolving Credit Exposure” shall mean, as to each Foreign Revolving Credit Lender at any time, the sum of the Outstanding Amount of such Lender’s Foreign Revolving Credit Loans made to Avaya Deutschland, its Pro Rata Share or other applicable share provided for under this Agreement of the Foreign L/C Obligations in respect of Foreign Letters of Credit, the Foreign Swing Line Loans and the Foreign Protective Advances, in each case issued for the account of or made to Avaya Deutschland.

“Avaya Holdings” shall have the meaning in the introductory paragraph hereto.

“Avaya KG” shall have the meaning specified in the introductory paragraph to this Agreement.

“Avaya KG Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts, plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts plus (iii) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory, in each case of clauses (i) – (iii), owned by Avaya KG minus (b) any Reserves.

“Avaya KG Line Cap” shall mean, at any time, the lesser of (a) the Avaya KG Borrowing Base at such time and (b) the aggregate Foreign Revolving Credit Commitments at such time.

“Avaya KG Revolving Credit Exposure” shall mean, as to each Foreign Revolving Credit Lender at any time, the sum of the Outstanding Amount of such Lender’s Foreign Revolving Credit Loans made to Avaya KG, its Pro Rata Share or other applicable share provided for under this Agreement of the Foreign L/C Obligations in respect of Foreign Letters of Credit, the Foreign Swing Line Loans and the Foreign Protective Advances, in each case issued for the account of or made to Avaya KG.

“Average Aggregate Historical Excess Availability” shall mean, at any Adjustment Date, the average daily Aggregate Excess Availability for the three calendar month period immediately preceding such Adjustment Date (with the Aggregate Borrowing Base for any day used to determine “Aggregate Excess Availability” calculated by reference to the most recent Monthly Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 9.1(i)).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Reserves” shall mean such reserves as the Administrative Agent, from time to time during a Cash Dominion Period, determines in its Permitted Discretion to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to applicable Cash Management Obligations under Secured Cash Management Agreements then provided or outstanding, to the extent secured by the applicable Collateral included in the applicable Borrowing Base.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Court” shall have the meaning provided in the preamble to this Agreement.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Blocked Account Agreement” shall have the meaning provided in Section 9.16(b).

“Blocked Accounts” shall have the meaning provided in Section 9.16(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean, collectively, the Parent Borrower, the Canadian Borrower, the U.K. Borrower, the Irish Borrower and the German Borrowers.

“Borrowing” shall mean a Revolving Credit Borrowing, a Swing Line Borrowing or a Protective Advance, as the context may require.

“Borrowing Base” shall mean, without duplication, the Foreign Borrowing Base, the Foreign Adjusted Borrowing Base, the Canadian Borrowing Base, the U.K. Borrowing Base, the Irish Borrowing Base, the Avaya Deutschland Borrowing Base, the Avaya KG Borrowing Base, the U.S. Borrowing Base and/or the Aggregate Borrowing Base, as the context may require. Each Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.1(i), but shall in addition be adjusted (including for purposes of the Availability Requirements) to reflect the amount of the U.S. Borrowing Base Excess Amount at any applicable time of determination.

“Borrowing Base Certificate” shall mean a certificate, duly executed by an Authorized Officer of the Parent Borrower, appropriately completed and substantially in the form of Exhibit K or another form that is reasonably acceptable to the Administrative Agent.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other Applicable Law requiring similar registration.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York City or in the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a EURIBOR Loan, any fundings, disbursements, settlements and payments in Euros in respect of any such EURIBOR Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such EURIBOR Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market for Sterling;

(d) if such day relates to any fundings, disbursements, settlements and payments in Sterling in respect of any such LIBOR Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such LIBOR Loan (other than interest rate settings), means any such day on which banks are open for foreign exchange business in London;

(e) if such day relates to any Loan to the Canadian Borrower, any interest rate settings as to such Loan, any fundings, disbursements, settlements and payments in respect of such Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any Loan denominated in Canadian Dollars, means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, Toronto, Canada; and

(f) if such day relates to any interest rate settings or fundings, disbursements, settlements and payments in any Alternative Currency approved by the Administrative Agent and the Lenders or the applicable L/C Issuer pursuant to Section 1.8, any such day treated as a business day based on the customs and practices of the handling of such Alternative Currency.

“Canadian Borrower” shall have the meaning specified in the introductory paragraph to this Agreement.

“Canadian Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts, plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts plus (iii) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory, in each case of clauses (i) – (iii), owned by the Canadian Borrower minus (b) any Reserves.

“Canadian Credit Party” shall mean any of the Canadian Borrower and each Canadian Guarantor.

“Canadian Dollar” and “C$” shall mean lawful money of Canada.

“Canadian Guarantor” shall mean (a) the Canadian Borrower (other than with its respect to its own Obligations) and (b) the direct parent company of the Canadian Borrower to the extent it is a Foreign Subsidiary of the Parent Borrower. On the Closing Date, the Canadian Borrower is the only Canadian Guarantor.

“Canadian Prime Rate” shall mean on any date, the higher of (a) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day on Canadian Dollar denominated commercial loans made in Canada, as publicly announced from time to time by Citibank N.A., Canadian branch as its “Base Rate” (or its equivalent or analogous rate) and (b) the sum of 1.00% plus the CDOR Rate for a thirty (30) day Interest Period as determined on such day; provided that, if at any time any rate described in clause (a) or (b) above is less than 0.00% then such rate in clause (a) or (b) shall be deemed to be 0.00%. The “Base Rate” (or its equivalent or analogous rate) is a rate set by Citibank N.A., Canadian branch based upon various factors including Citibank N.A., Canadian branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans made in Canadian Dollars in Canada, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day of such change. In the event Citibank N.A., Canadian branch (including any successor or assignee) does not at any time announce a “Base Rate”, clause (a) of Canadian Prime Rate shall mean the “Base Rate” (or its equivalent or analogous rate), being the rate for loans made in Canadian Dollars in Canada publicly announced by a Canadian Schedule 1 Chartered Bank selected by Administrative Agent.

“Canadian Prime Rate Loan” shall mean a Loan denominated in Canadian Dollars that bears interest based on the Canadian Prime Rate.

“Canadian Security Agreement” shall mean the Canadian ABL Security Agreement, dated as of the Closing Date by and among the Canadian Credit Parties and the Collateral Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time).

“Canadian Security Documents” shall mean, collectively, (a) the Canadian Security Agreement, (b) each intellectual property security agreement and each other security agreement or other instrument or document executed and delivered by a Canadian Credit Party pursuant to Section 9.13 or pursuant to any other such Canadian Security Document.

“Canadian Swing Line Lender” shall mean Citibank, N.A., Canadian Branch, in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender to the Canadian Borrower hereunder.

“Canadian Swing Line Loan” shall have the meaning specified in Section 3.2(a).

“Capital Lease” shall mean, as applied to the Parent Borrower and the Restricted Subsidiaries, any lease obligation of any property (whether real, personal or mixed) by the Parent Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Parent Borrower; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules that becomes effective after the Closing Date shall for all purposes of this agreement not be treated as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to the Parent Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Parent Borrower or the Restricted Subsidiary in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any obligations that were not required to be included on the balance sheet of the Parent Borrower or the Restricted Subsidiary as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules that becomes effective after the Closing Date shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Parent Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Parent Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Carrier Reserve” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve with respect to amounts unpaid to shippers and other common carriers in respect of Inventory located in Germany.

“Case” shall have the meaning provided in the preamble to this Agreement.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge cash collateral in Dollars or any Alternative Currency (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (as applicable) the relevant L/C Issuer (and “Cash Collateralization” has a corresponding meaning), which documentation is hereby consented to by the Appropriate Lenders.

“Cash Dominion Period” shall mean, each period commencing on the delivery of written notice from the Administrative Agent to the Parent Borrower notifying the Parent Borrower that (a) the Specified Aggregate Excess Availability has been less than the greater of (x) $25,000,000 and (y) 10% of the Aggregate Line Cap for five (5) consecutive Business Days and/or (b) a Specified Event of Default has occurred and is continuing (provided that solely with respect to clause (iv) of the definition of “Specified Event of Default”, after expiration of the cure period unless the Cash Dominion Period otherwise commences or is ongoing) and ending on the first date that (a) the Specified Aggregate Excess Availability has been at least the greater of (x) $25,000,000 and (y) 10% of the Aggregate Line Cap for twenty (20) consecutive calendar days and (b) no Specified Event of Default has occurred and is then continuing.

“Cash Equivalent” shall mean:

(a)	Dollars and cash in such foreign currencies held by the Parent Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(b)	securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(c)	securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d)	commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)	time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, the Administrative Agent (or any Affiliate thereof), any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(f)	repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (b), (c) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g)	marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-3 or P-3 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h)	shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i)	in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Cash Income Taxes” shall mean, with respect to any period, all taxes based on income paid in cash by the Parent Borrower and its Restricted Subsidiaries during such period.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any Person (other than Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower) that enters into a Cash Management Agreement with the Parent Borrower or any Restricted Subsidiary in its capacity as a provider of Cash Management Services and, in each case, at the time it enters into such Cash Management Agreement or on the Closing Date, is a Joint Lead Arranger, a Lender, an Affiliate of a Lender or a Joint Lead Arranger.

“Cash Management Obligations” shall mean obligations owed by the Parent Borrower or any Restricted Subsidiary to any Cash Management Bank or any other provider of Cash Management Services in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services), merchant services (other than those constituting a line of credit) and other cash management services.

“Cash Management Systems” shall mean the cash management systems described in Section 9.16.

“CDOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” shall mean with respect to each Interest Period for a CDOR Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed CDOR Loan displayed and identified as such on the display referred to as the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as may be amended, restated or modified) (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on the first day of such Interest Period (or, if the first day of such Interest Period is not a Business Day, as of approximately 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points; provided that if such rate does not appear on the “CDOR Page” at such time on such date, the rate for such date will be the annual interest rate equivalent to the discount rate as of approximately 10:00 a.m. Eastern time on such day at which one of the three largest Canadian chartered banks listed on Schedule I of the Bank Act (Canada) as selected by Administrative Agent is then offering to purchase Canadian Dollar denominated bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points; provided further that, in each case, if any such rate is below zero, the CDOR Rate shall be deemed to be zero.

“Certificated Securities” shall have the meaning provided in Section 8.17.

“CFC” shall mean a Subsidiary of the Parent Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Subsidiary of the Parent Borrower that has no material assets other than (a) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in (x) one or more Foreign Subsidiaries that are CFCs or (y) one or more other CFC Holding Companies and (b) cash and Cash Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (a) of this definition. It is understood and agreed that Sierra Communication International LLC, a Delaware limited liability company, constitutes a CFC Holding Company on the Closing Date.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall have, directly or indirectly, acquired beneficial ownership of Voting Stock representing more than 35% of the aggregate voting power represented by the issued and outstanding Voting Stock of Avaya Holdings, (b) Holdings shall at any time cease to be (i) Avaya Holdings or (ii) a Wholly Owned Subsidiary of Avaya Holdings, (c) Holdings shall not own, directly or indirectly, beneficial ownership of 100% of the Stock and Stock Equivalents of any Borrower (with respect to any Foreign Borrower, for so long as such Person remains a Borrower hereunder) or (d) there shall occur any “Change of Control” under the Term Loan Credit Agreement.

“Claim” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean December 15, 2017, on which the conditions set forth in Section 6 are first satisfied.

“Closing Date Existing Letters of Credit” shall mean all letters of credit issued by an L/C Issuer to any Credit Party prior to the Closing Date and listed on Schedule 1.1(b).

“Closing Refinancing” shall mean the repayment in full of all outstanding indebtedness of the Avaya Debtors under the Existing DIP Agreement (other than contingent obligations not yet due) and the release of all Liens granted thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall mean the U.S. Collateral and the Foreign Collateral.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of or having a Lien upon, Inventory or other Collateral (or books and records relating thereto), in each case, in form and substance reasonably satisfactory to Administrative Agent and the Parent Borrower.

“Collateral Agent” shall mean Citibank, N.A., in its capacity as collateral agent (or collateral trustee) for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto, it being understood that Citibank, N.A. may designate any of its Affiliates as the collateral agent (or collateral trustee) and that such Affiliate shall be considered a Collateral Agent for all purposes hereunder.

“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Person in the ordinary course of business of such Person.

“Commitment Letter” shall mean the amended and restated commitment letter, dated October 31, 2017, among Avaya Holdings, the Parent Borrower and the Joint Lead Arrangers (and their Affiliates), Blackstone Holdings Finance Co. L.L.C. and Benefit Street Partners LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company Material Adverse Change” shall mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent Borrower and its Subsidiaries, taken as a whole or (b) the ability of the Parent Borrower to consummate the Transactions; provided that, clause (a) shall exclude events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, securities, or capital markets in the United States or globally; (ii) the announcement of the Transactions contemplated by the Commitment Letter (including, for the avoidance of doubt, the announcement of the Plan (as contemplated, described and defined in the Plan)) and the Parent Borrower’s compliance with the terms and conditions of the Commitment Letter, the Plan and the Transactions contemplated thereby; (iii) the Parent Borrower’s taking of any action contemplated by the Commitment Letter or in connection with confirmation and consummation of the Plan; (iv) any change in GAAP or Applicable Law; (v) national or international political or social conditions, including the engagement by any country, state, republic, union or sovereignty in hostilities, whether or not pursuant to the declaration of a national emergency or war (or any escalation or worsening of such hostilities), or the occurrence of any military or terrorist attack upon any country, state, republic, union or sovereignty, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any country, state, republic, union or sovereignty; (vi) any conditions resulting from natural disasters; (vii) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure); (viii) any threatened or pending claim, action, suit, litigation or proceeding relating to the Transactions or the Plan or that is otherwise released and discharged, as of the Closing Date, in connection with the Transactions or the Plan; or (ix) general conditions (or changes therein) in the Parent Borrower’s industries; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (iv), (v), (vi) or (ix) immediately above shall be taken into account in determining whether a Company Material Adverse Change has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Parent Borrower and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Parent Borrower and its Subsidiaries conduct their businesses.

“Company Model” shall mean the model delivered to the Joint Lead Arrangers on July 31, 2017.

“Concentration Account” shall have the meaning provided in Section 9.16(c).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation Order” shall have the meaning provided in the Recitals hereto.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Parent Borrower and the Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, Capitalized Software Expenditures, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of the Parent Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a)	without duplication and (except in the case of the add-backs set forth in clauses (vii) and (xi) below) to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Parent Borrower and the Restricted Subsidiaries for such period:

(i) Fixed Charges (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities in each case to the extent included in Consolidated Interest Expense, together with items excluded from Consolidated Interest Expense pursuant to clause (1)(o) – (z) of the definition thereof),

(ii) provision for taxes based on income or profits or capital gains, including federal, foreign, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examination, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (t) of the definition of “Consolidated Net Income”,

(iii) Consolidated Depreciation and Amortization Expense for such period,

(iv) the amount of any restructuring cost, charge or reserve (including any costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities) and any one time expense relating to enhanced accounting function or other transaction costs, public company costs, costs and expenses in connection with the implementation of fresh start accounting, and costs related to the implementation of operational and reporting systems and technology initiatives (provided that such costs related to the implementation of operation and reporting systems and technology initiatives shall not exceed $50,000,000 for any such period),

(v) any other non-cash charges, expenses or losses, including any non-cash asset retirement costs, non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or due to purchase accounting, or any other acquisition, non-cash compensation charges, non-cash expense relating to the vesting of warrants, write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(vii) the amount of net cost savings projected by the Parent Borrower in good faith to be realizable as a result of specified actions, operational changes and operational initiatives (including, to the extent applicable, resulting from the Transactions) taken or to be taken prior to or during such period, including any “run-rate” synergies, operating expense reductions and improvements and cost savings that are reasonably identifiable and determined in good faith by the Parent Borrower in connection with the Transactions, acquisitions, Dispositions, other customary specified transactions or other cost saving initiatives and other initiatives to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months following the consummation of the Transactions, any such specified actions, operational changes and operational initiatives (which “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added to Consolidated EBITDA until fully realized, shall be subject to certification by management of the Parent Borrower and shall be calculated on a Pro Forma Basis as though such “run-rate” synergies, operating expense reductions and improvements and cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that no “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (iv) above with respect to such period,

(viii) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing or Qualified Securitization Financing and any losses, costs, fees and expenses in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise of remedies) of any Permitted Receivables Financing or any Qualified Securitization Financing,

(ix) contract termination costs and any costs, charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or other equity-based compensation, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or Net Cash Proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Parent Borrower (or any direct or indirect parent thereof) solely to the extent that such Net Cash Proceeds are excluded from the calculation of the Available Equity Amount,

(x) [reserved],

(xi) the proceeds of any business interruption insurance,

(xii) extraordinary, unusual or non-recurring charges, expenses or losses (including unusual or non-recurring expenses), transaction fees and expenses and consulting and advisory fees, indemnities and expenses, severance, integration costs, costs of strategic initiatives, relocation costs, consolidation and closing costs, facility opening and pre-opening costs, business optimization expenses or costs, transition costs, restructuring costs, signing, retention, recruiting, relocation, signing, stay or completion bonuses and expenses (including payments made to employees who are subject to non-compete agreements),

(xiii) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and Investments in debt and equity securities, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(xiv) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added,

(xv) adjustments identified in the Company Model, less

(b)	without duplication and to the extent included in arriving at such Consolidated Net Income for the Parent Borrower and the Restricted Subsidiaries, the sum of the following amounts for such period:

(i) non-cash gains increasing Consolidated Net Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) extraordinary, unusual or non-recurring gains,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(iv) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property, assets, division or line of business acquired by the Parent Borrower or any Restricted Subsidiary during such period (or any property, assets, division or line of business subject to a letter of intent or purchase agreement at such time) (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any property, assets, division or line of business, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, property, assets, division or line of business acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition), and

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, or closed or so classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition, closure, classification or conversion).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes the four fiscal quarters as set forth below, the Consolidated EBITDA for such fiscal quarters shall be deemed to be $226,000,000 for the fiscal quarter ended December 31, 2016, $187,000,000 for the fiscal quarter ended March 31, 2017, $192,000,000 for the fiscal quarter ended June 30, 2017 and $216,000,000 for the fiscal quarter ended September 30, 2017.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum, without duplication, of (i) the Consolidated Secured Debt constituting (w) the Obligations, (x) the Term Loan Obligations, (y) any Indebtedness that is secured by a Lien on the Term Priority Collateral that is pari passu with the Lien securing the Term Loan Obligations and (z) any Indebtedness that is secured by a Lien on the ABL Priority Collateral that is senior to or pari passu with the Lien securing the Term Loan Obligations and (ii) Consolidated Secured Debt of the type described in clause (ii) of the definition thereof, in each case as of the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available to (b) Consolidated EBITDA for such four fiscal quarter period.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1)	consolidated interest expense of the Parent Borrower and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or collateral posting facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) annual agency fees paid to the administrative agents and collateral agents under this Agreement, the Term Loan Credit Agreement and the other credit facilities, (p) additional interest with respect to failure to comply with any registration rights agreement owing to holders of any securities, (q) costs associated with obtaining Hedging Obligations, (r) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of fresh start accounting or purchase accounting, (t) penalties and interest relating to taxes (u) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (v) any expensing of bridge, commitment and other financing fees, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, (x) any prepayment premium or penalty, (y) any interest expense attributable to a parent entity resulting from push-down accounting and (z) any lease, rental or other expenses from operating leases); plus

(2)	consolidated capitalized interest of the Parent Borrower and the Restricted Subsidiaries, in each case for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Parent Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, the net after-tax effect of,

(a)	any extraordinary, unusual or nonrecurring losses, gains, fees, costs, charges or expenses for such period,

(b)	Transaction Expenses,

(c)	the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(d)	any income (or loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e)	any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Parent Borrower,

(f)	any income (or loss) during such period of any Person that is an Unrestricted Subsidiary, and any income (or loss) during such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) by any Unrestricted Subsidiary or such other Person from its income to the Parent Borrower or any Restricted Subsidiary during such period,

(g)	[reserved],

(h)

all adjustments (including the effects of such adjustments pushed down to the Parent Borrower and the Restricted Subsidiaries) in the Parent Borrower’s consolidated financial statements pursuant to GAAP, resulting from (i) the application of fresh start accounting principles as a result of the Avaya Debtors’ emergence from bankruptcy or (ii) the application of purchase accounting in relation to the Transactions or any consummated acquisition, in each case, including the amortization, write-off or write-down of any assets, any deferred revenue and any other amounts and other similar adjustments and, whether consummated before or after the Closing Date,

(i)	any income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations, but including, for the avoidance of doubt, debt exchange transactions and the extinguishment of pre-petition indebtedness in connection with the Transactions),

(j)	any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k)	any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities or as a result of a Change in Law or regulation, in each case pursuant to GAAP,

(l)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Parent Borrower or any of its direct or indirect parent companies in connection with the Transactions,

(m)	accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period,

(n)

any accruals, payments, fees, expenses or charges (including rationalization, legal, tax, structuring, and other costs and expenses, but excluding depreciation or amortization expense) related to, or incurred in connection with, the Transactions (including letter of credit fees), the Plan, any offering of Stock or Stock Equivalents (including any equity offering), the listing of Avaya Holdings on the Closing Date, Investment, acquisition, Disposition, Restricted Payment, recapitalization or the issuance or incurrence of Indebtedness permitted to be incurred by the Parent Borrower and the Restricted Subsidiaries pursuant hereto (including any refinancing transaction or amendment, waiver, or other modification of any debt instrument), in each case whether or not consummated, including (A) such fees, expenses or charges related to the negotiation, execution and delivery and other transactions contemplated by this Agreement, the other Credit Documents and any Permitted

Receivables Financing, (B) any amendment or other modification of this Agreement and the other Credit Documents, (C) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, (D) any charges or non-recurring merger costs as a result of any such transaction, and (E) earnout obligations paid or accrued during such period with respect to any acquisition or other Investment,

(o)	the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to the extent otherwise permitted pursuant to Section 9.9,

(p)	restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Agreement, the other Credit Documents, the Credit Facilities, the Case, any reorganization plan in connection with the Case, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the Avaya Debtors;

(q)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(r)	to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(s)	any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses relating to currency remeasurements of Indebtedness (including any gain or loss resulting from obligations under any Hedging Obligation for currency exchange risk) and any foreign currency translation gains or losses, and

(t)	to the extent non-cash and deducted in calculating net income (or loss), any net pension, post-employment benefit or long-term disability costs, including interest cost, service cost, actuarial expected return on plan assets, amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of unrecognized net obligations (and loss or cost) existing at the date of initial application of FASB Standard 87, 106 and 112 (or their equivalents under the ASC), and any other items of a similar nature and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements and prior service cost adjustment.

“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt at such date which either (i) is secured by a Lien on the U.S. Collateral (and other assets of the Parent Borrower or any Restricted Subsidiary pledged to secure the Obligations pursuant to Section 10.2(i)) or (ii) constitutes Capitalized Lease Obligations or purchase money Indebtedness of the Parent Borrower or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available to (b) Consolidated EBITDA for such four fiscal quarter period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the first date on which such consolidated balance sheet has been (or is required to have been) delivered pursuant to Section 9.1, on the pro forma financial statements delivered pursuant to Section 6.10 (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith)).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) (i) all Indebtedness of the types described in clauses (a) and (b) (solely to the extent such Indebtedness matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Parent Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit which are not cash collateralized or backstopped) and clause (f) of the definition thereof, in each case actually owing by the

Parent Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Parent Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP; provided, further, that the effects of push-down accounting shall be excluded) and (ii) purchase money Indebtedness (and excluding, for the avoidance of doubt, Qualified Securitization Financing, Permitted Receivables Financing, Hedging Obligations and Cash Management Obligations) minus (b) the aggregate amount of all Unrestricted Cash.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the most recent four fiscal quarter period for which financial statements described in Section 9.1(a) or (b) are available to (b) Consolidated EBITDA for such four fiscal quarter period.

“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing (but excluding, for the avoidance of doubt, amounts available to be drawn under Letters of Credit).

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Cost” shall mean the coast of purchases of Inventory determined according to the accounting policies used in the preparation of the Parent Borrower’s financial statements.

“Covenant Trigger Period” shall mean any period (a) commencing on the date upon which Specified Aggregate Excess Availability is less than the greater of (i) 10% of the Aggregate Line Cap and (ii) $25,000,000 and (b) ending on the date upon which the Specified Aggregate Excess Availability shall have been at least the greater of (i) 10% of the Aggregate Line Cap and (ii) $25,000,000 for a period of at least twenty (20) consecutive calendar days.

“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents, the Fee Letter, the Issuer Documents and any promissory notes issued by any Borrower hereunder, any Incremental Amendment, any Extension Amendment and any other document jointly identified by the Parent Borrower and the Administrative Agent as a “Credit Document”, provided that, for the avoidance of doubt, Secured Cash Management Agreements and Secured Hedging Agreements shall not constitute Credit Documents.

“Credit Extension” shall mean each of the following (i) a Borrowing and (ii) an L/C Credit Extension.

“Credit Facility” shall mean any category of Revolving Credit Commitments and extensions of credit thereunder.

“Credit Insurance” shall mean credit insurance arrangements and related documentation (including security) in form and substance, and with a creditworthy insurer, satisfactory to the Administrative Agent in its Permitted Discretion.

“Credit Party” shall mean each of the U.S. Credit Parties and the Foreign Credit Parties.

“DDAs” shall mean the primary checking or other demand deposit accounts maintained by a Borrower or a U.S. Subsidiary Guarantor, and including any such account into which the proceeds of any sale of Inventory or collection of Accounts are deposited. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Insolvency Act 1986 (UK), the German Insolvency Code (Insolvenzordnung) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, readjustment, composition, liquidation, receivership, administration, insolvency, reorganization, examinership, or similar debtor relief or debt adjustment Laws of the United States, Canada, England and Wales, Ireland, Germany or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including (solely with respect to any corporation incorporated under the laws of Canada or any province or territory thereof) any corporate law of any jurisdiction permitting a debtor to compromise the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Default” shall mean any event, act or condition that with notice or lapse of time hereunder, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(b).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Parent Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalent within 180 days following the consummation of the applicable Disposition). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise Disposed of in compliance with Section 10.4.

“Dilution Percentage” shall mean, at any time, with respect to (x) the U.S. Credit Parties, taken as a whole, or (y) the Foreign Credit Parties, taken individually, as applicable, an amount (expressed as a percentage) equal to (a) the sum (without duplication) of all deductions, credit memos, returns, adjustments, allowances, bad-debt write-offs and other non-cash credits which are recorded (or should have been recorded) in accordance with their standard policies, by them to reduce their respective accounts receivable, divided by (b) the sum of aggregate Eligible Accounts generated by the U.S. Credit Parties, taken as a whole, or the Foreign Credit Parties, taken individually, as applicable, in the case of each of clauses (a) and (b) for the 12 fiscal months of the Parent Borrower then most recently ended as shown in the Monthly Borrowing Base Certificate most recently delivered pursuant to Section 9.1(i).

“Dilution Reserve” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, with respect to (x) the U.S. Credit Parties, taken as a whole, or (y) the Foreign Credit Parties, taken individually, as applicable, an amount equal to the product of (a) the positive result, if any, of the Dilution Percentage for such Persons, taken as a whole, at such time minus 5% multiplied by (b) the Eligible Accounts of such Persons, taken as a whole or individually as provided above, at such time; provided, that, the Dilution Reserve shall not exceed 1% per each full percentage point by which the result calculated in clause (a) is positive; provided further that Dilution Reserve may reflect fractional percentages in dilution.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary, as applicable, and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” or “Dispose” shall mean (i) the convey, sale, lease, assignment, transfer or other disposition of any of property, business or assets (including receivables and leasehold interests), whether owned on the Closing Date or hereafter acquired or (ii) the sale to any Person (other than to the Parent Borrower or a U.S. Subsidiary Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other Persons separately identified in writing by the Parent Borrower to the Administrative Agent on or prior to October 23, 2017, or to any Affiliates of such banks, financial institutions or other persons identified by the Parent Borrower in writing or that are readily identifiable as Affiliates on the basis of their name and (b) competitors identified in writing to the Administrative Agent from time to time (or Affiliates thereof identified by the Parent Borrower in writing or that are readily identifiable as Affiliates on the basis of their name) of the Parent Borrower or any of its Subsidiaries (other than such Affiliate that is a bona fide debt fund or a fixed-income only investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent from their duties owed to such competitor); provided that no such identification after the date of a relevant assignment shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Credit Facilities with respect to amounts previously acquired. The list of all Disqualified Institutions set forth in clauses (a) and (b) shall be made available to any Lender upon request.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the termination of the Aggregate Revolving Credit Commitments and all Letters of Credit (unless such Letters of Credit have been Cash Collateralized, backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the repayment in full of the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of such change of control, asset sale or similar event shall be subject to the termination of the Aggregate Revolving Credit Commitments and all Letters of Credit (unless such Letters of Credit have been Cash Collateralized, backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the repayment in full of the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Maturity Date as determined at the time of the issuance; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Parent Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations;

provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Parent Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Parent Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement or otherwise in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, officer, director, manager or consultant shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or any of its Subsidiaries.

“Dollar Amount” shall mean, at any time:

(a)	with respect to an amount denominated in Dollars, such amount; and

(b)	with respect to an amount denominated in an Alternative Currency, an equivalent amount thereof in Dollars as determined by the Administrative Agent or the relevant L/C Issuer or Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Parent Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Dutch Security Documents” shall mean (a) the Dutch law governed pledge agreement set forth on Schedule 1.1(g) and (b) any other security agreement expressed to be governed by Dutch law among one or more of the Foreign Credit Parties (and such other Persons as may be party thereto) and, as applicable, the Foreign Secured Parties and/or the Collateral Agent for the benefit of the Foreign Secured Parties, including each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Foreign Credit Party or any Person who is the holder of equity interests in any Foreign Credit Party, in each case as the same may be amended, restated or otherwise modified from time to time.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean, with respect to any Person, as of any date of determination thereof, the aggregate amount of all Accounts due to any such Person (other than all Accounts constituting Eligible Investment Grade Accounts), except to the extent that (determined without duplication):

(a)	except as provided in clause (v) of this definition, such Account does not arise from the sale of goods or the performance of services by such Person in the ordinary course of its business;

(b)	(i) such Person’s right to receive payment is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)	any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d)	such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e)	an invoice, in form and substance consistent with such Person’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Borrowers on the Closing Date are satisfactory to the Administrative Agent), has not been sent to the applicable Account Debtor in respect of such Account on or before the date as of which such Account is first included in a Borrowing Base Certificate or otherwise reported to the Administrative Agent (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f)	such Account (i) is not owned by such Person or (ii) is subject to any Lien other than Liens permitted under Section 10.2(a), 10.2(b), 10.2(f), 10.2(g), 10.2(j), 10.2(k) (solely with respect to any lien securing Indebtedness for borrowed money) or 10.2(m);

(g)	such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Credit Party (other than Accounts arising from the sale of goods or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with a Credit Party;

(h)	Accounts subject to a partial payment plan;

(i)	such Person is liable for goods sold or services rendered by the applicable Account Debtor to such Person but only to the extent of the potential offset;

(j)	upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within 90 days of the original due date or 120 days following the original invoice date (or 150 days following the original invoice date with respect to customers listed on Schedule 1.1(d)); provided that up to $10,000,000 of Accounts not paid within 120 days following the original invoice date (or 150 days following the original invoice date with respect to customers listed on Schedule 1.1(d)) shall not be deemed ineligible pursuant to this clause (j)(i) for such reason, unless any such Account is not paid within 180 days following the original invoice date; provided further, that in calculating delinquent portions of Accounts under this clause, unapplied credit balances more than 90 days past their original due date or 120 days following the original invoice date (or 150 days following the original invoice date with respect to customers listed on Schedule 1.1(d)) will be excluded; provided further, that upon the written request of the Parent Borrower, the Administrative Agent may from time to time in its Permitted Discretion add additional customers to Schedule 1.1(d);

(ii) the Account Debtor obligated upon such Account suspends its business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) the Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial or territorial) receivership, insolvency relief or other law or laws for the relief of debtors or other Debtor Relief Law; or

(iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k)	such Account is the obligation of an Account Debtor from whom 50% or more of the Dollar Amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;

(l)	such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 20% (or, solely for Accounts owing by Westcon Group, a division of Datatec Limited, 35%) of all Eligible Accounts, but, in each case, only to the extent of such excess;

(m)	such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the applicable Secured Parties, is not a first priority perfected Lien, subject in priority only to Permitted Encumbrances (other than Permitted Encumbrances of the type described in clauses (d), (e), (f), (g), (h), (j), (l), (m), (r), (s), (t), (u), (w), (x), (y), (z), (aa), (bb), (cc), (dd), (ee) or (ff));

(n)	any of the representations or warranties in the Credit Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o)	such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Borrower or that have been delivered to the Administrative Agent);

(p)	such Account is payable in any currency other than Dollars, provided that Eligible Accounts of the Canadian Borrower may also be payable in Canadian Dollars, and Eligible Accounts of a European Borrower may also be payable in Sterling, Euro, Australian Dollars, Thai Baht, Croatian Kuna, United Arab Emirates Dirham, Chinese Yuan, Swedish Krona, and South African Rand (in each case so long as such currency is exchangeable for Dollars within two Business Days);

(q)	such Account is an Account with respect to which the Account Debtor is a Person other than a Governmental Authority unless (i) the Account Debtor’s billing address is in an Eligible Jurisdiction, (ii) the Account Debtor is organized or incorporated under the Applicable Laws of an Eligible Jurisdiction or any state, province, territory or subdivision of an Eligible Jurisdiction or (iii) such Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or confirming bank), that has been delivered to the Administrative Agent, or covered by Credit Insurance;

(r)	such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof if and to the extent that such Account together with all other Accounts owing by such Account Debtors as of any date of determination (collectively with Accounts referred to in the corresponding provision of clause (s) below), exceeds 10% of all Eligible Accounts; provided that if all Accounts owing by such Account Debtors as of any date of determination (collectively with Accounts referred to in the corresponding provision of clause (s) below) equals or exceeds in the aggregate 10% of all Eligible Accounts, then the excess of such aggregate Accounts over 10% of all Eligible Accounts shall not be Eligible Accounts unless the Administrative Agent, in its Permitted Discretion, has agreed to the contrary in writing and the Parent Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(s)	such Accounts are Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, province, territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (other than any such Account (i) is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or confirming bank), that has been delivered to the Administrative Agent, or (ii) is covered by Credit Insurance), if and to the extent that such Accounts together with all other Accounts owing by such Account Debtors as of any date of determination (collectively with Accounts referred to in the corresponding provision of clause (r) above), exceeds in the aggregate 10% of all Eligible Accounts; provided that if all Accounts owing by such Account Debtors as of any date of determination (collectively with Accounts referred to in the corresponding provision of clause (r) above) equals or exceeds in the aggregate 10% of all Eligible Accounts, then the excess of such aggregate Accounts over 10% of all Eligible Accounts shall not be Eligible Accounts;

(t)	such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by such Person in the ordinary course of business and that are reflected in the calculation of the applicable Borrowing Base;

(u)	such Account is of an Account Debtor that is located in a state of the United States of America requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Person has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(v)	such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(w)	Credit Card Receivables (other than Eligible Credit Card Receivables);

(x)	Accounts which are subject to adjustment for (i) coupons, rebates, “buy one, get one free”, bundled offers, stock balancing, manufacture discontinued, price protection, dead-on-arrival, special bids, or similar sales incentives and promotional programs or (ii) miscellaneous marketing allowances other than non-cash reductions, in each case to the extent of such adjustment;

(y)	Accounts that represent a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(z)	Accounts that are the obligation of an Account Debtor that is, to the knowledge of the applicable Borrower or the Administrative Agent, a Sanctioned Person;

(aa)	Accounts that are subject to a restriction on assignment that is enforceable against third parties and that impairs the Administrative Agent’s Lien on such Account or the Administrative Agent’s ability to enforce the Account, after giving effect to any anti-assignment provisions in the Uniform Commercial Code or similar provisions under other Applicable Laws;

(bb)	Accounts with respect to which the agreement evidencing such Accounts is not governed by the Applicable Laws of the Netherlands, Ireland, Germany, Canada, England and Wales, the United States, France, Denmark, Switzerland, Sweden, Belgium or Australia, or any state, province, territory or subdivision of any of the foregoing, or the Applicable Laws of such other jurisdictions as are acceptable to the Administrative Agent in its Permitted Discretion; provided, however, that, unless otherwise consented to by the Administrative Agent in its Permitted Discretion, the aggregate amount of Eligible Accounts with respect to which the agreement evidencing such Accounts is governed by the Laws of France, Denmark, Switzerland, Sweden, Belgium or Australia, or any state, province, territory or subdivision of any of the foregoing, may not exceed $10,000,000; or

(cc)	such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Borrowing Base Cash” shall mean the amount of cash and Cash Equivalents of a U.S. Credit Party at such time (to the extent held in an identified segregated account of the Administrative Agent that is (x) in the name of the Administrative Agent or (y) subject to a Blocked Account Agreement).

“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to any Person from major credit card and debit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:

(a)	Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(b)	Accounts with respect to which a Person does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Section 10.2(a), 10.2(b), 10.2(f), 10.2(g), 10.2(j), 10.2(k) (solely with respect Lien securing Indebtedness for borrowed money) or 10.2(m));

(c)	Accounts as to which the Administrative Agent’s Lien attached thereon on behalf of the applicable Secured Parties, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to Section 10.2(m);

(d)	Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e)	Except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require such Person to repurchase the Accounts from such credit card or debit card processor;

(f)	Except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of such Person; and

(g)	Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that the Administrative Agent in its Permitted Discretion determines to be unlikely to be collected.

“Eligible In-Transit Inventory” shall mean, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location for receipt by a Person within fourteen days of the date of determination but which has not yet been received by such Person, (b) for which the purchase order is in the name of such Person and title has passed to such Person, (c) for which the document of title, to the extent applicable, reflects such Person as consignee (along with delivery to such Person of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, and (e) which otherwise is not excluded from the definition of Eligible Inventory. Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Person by virtue of such Inventory’s being in transit between such Person’s locations within the same legal jurisdiction or in storage trailers at such Person’s locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” shall mean, as of any date of determination thereof, the aggregate amount of all Inventory of a Person, except that none of the following (determined without duplication) shall be deemed to be Eligible Inventory:

(a)	Inventory with respect to which such Person does not have good, and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Section 10.2(a), 10.2(b), 10.2(f), 10.2(g), 10.2(j), 10.2(k) (solely with respect to Lien securing Indebtedness for borrowed money) or 10.2(m));

(b)	Inventory as to which the Administrative Agent’s Lien attached thereon on behalf of the Secured Parties, is not a first priority perfected Lien, subject in priority only to Permitted Encumbrances (other than Permitted Encumbrances of the type described in clauses (d), (e), (f), (g), (h), (j), (l), (m), (r), (s), (t), (u), (w), (x), (y), (z), (aa), (bb), (cc), (dd), (ee) or (ff));

(c)	Inventory as to which any of the representations or warranties in the Credit Documents with respect to such Inventory are untrue in any material respect with respect to such Inventory (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(d)	Inventory that is either not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale or undergoing maintenance) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(e)	Inventory that is not located in the U.S., Canada, Germany, the United Kingdom or Ireland;

(f)	Inventory that is located at any location leased by such Person, unless (i) (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement (or with respect to any location outside the U.S., such other documentation as the Administrative Agent may reasonably require as to such location) or (y) a Reserve equal to two months base rent plus, without duplication, all other rent, charges and other amounts due with respect to such location has been established by the Administrative Agent in its Permitted Discretion (measured as of the most recent practicable date); provided that, with respect to Inventory at a leased location located in Germany, such Reserve may, in the sole discretion of the Administrative Agent, be up to the lesser of (1) twenty-four (24) months’ rent payments and (2) the amount of rent due during the remaining period of the applicable lease; provided further that this clause (f)(i) shall apply only from and after the date that is 60 days after the Closing Date (as such date may be extended by the Administrative Agent in its reasonable discretion) and (ii) the aggregate Cost of the Inventory located at such leased facility is at least $2,000,000;

(g)	Inventory that is located in any third party storage facility or is otherwise in the possession of a bailee (including any repairman) and is not evidenced by a Document, unless (i) (x) such warehouseman or other bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (y) an appropriate Reserve (which shall be an amount equal to the lesser of (1) the aggregate of all amounts owed by the Borrowers to such warehouseman or other bailee (measured as of the last day of the calendar month most recently then ended) and (2) the Cost of the aggregate amount of all Inventory at such location; provided that if the Borrowers cannot calculate the amount in clause (1) with reasonable accuracy, then only clause (2) shall apply) has been established by the Administrative Agent in its Permitted Discretion; provided further that this clause (g)(i) shall apply only from and after the date that is 60 days after the Closing Date (as such date may be extended by the Administrative Agent in its reasonable discretion) and (ii) the aggregate Cost of the Inventory located at such third party storage facility or otherwise in possession of such bailee is at least $5,000,000;

(h)	Inventory that is being processed offsite at an Avaya contract manufacturer (unless such Avaya contract manufacturer has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require), or is in-transit to or from a customer location or Avaya contract manufacturer (other than (x) Eligible In-Transit Inventory and (y) Inventory with respect to which there is an outstanding Eligible Letter of Credit);

(i)	Inventory acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Inventory and such Person, which investigation may, at the sole discretion of the Administrative Agent, include an appraisal or field examination, and the Administrative Agent is reasonably satisfied with the results thereof subject to its Permitted Discretion);

(j)	Inventory that is not reflected in the details of a current perpetual inventory report;

(k)	(i) Inventory of any Borrower located in Germany and (ii) Inventory owned by the German Borrowers, in each case unless and until the Administrative Agent has received one or more security agreements in respect of movable assets and customary legal opinions and other ancillary documents in respect thereof that are in form and substance reasonably satisfactory to the Administrative Agent; or

(l)	such Inventory is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Investment Grade Accounts” shall mean, as of any date of determination, the aggregate amount of all Accounts due to any Person that otherwise satisfy the criteria set forth in the definition of “Eligible Accounts” and, in addition, the Account Debtor receives an Investment Grade Rating.

“Eligible Jurisdiction” shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Spain, Sweden, Portugal, United Kingdom, Canada, Puerto Rico, United States, Switzerland, Norway, Australia, and New Zealand.

“Eligible Letter of Credit” shall mean, as of any date of determination thereof, with respect to the Inventory of a Person, a Commercial Letter of Credit which supports the purchase of such Inventory, (i) for which no documents of title have then been issued; (ii) which Inventory when completed would otherwise constitute Eligible Inventory, and (iii) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory, if applicable, reflecting such Person or the Collateral Agent as consignee of such Inventory.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by Holdings, the Parent Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of Holdings, the Parent Borrower or any other Subsidiary of Holdings (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings in each case relating in any way to any applicable Environmental Law or any permit issued, or any approval given, under any applicable Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign, provincial (statutory and common law), territorial, or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect, and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Parent Borrower or any Subsidiary of the Parent Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) the failure of any Employee Benefit Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Employee Benefit Plan; (ii) any Reportable Event; (iii) the existence with respect to any Employee Benefit Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of

ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice to terminate any Pension Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (ix) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA), (x) a determination that any Pension Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (xi) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could result in liability to the Parent Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Rate” shall mean, for any Interest Period with respect to any EURIBOR Loan, (i) the rate per annum equal to the Screen Rate for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, (ii) if the rate referenced in the preceding clause (i) is not available at such time for such Interest Period, the rate per annum equal to the Interpolated Screen Rate for delivery on the first day of such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available at such time for such Interest Period, the rate per annum equal to (x) the Screen Rate or (y) if the rate referenced in the preceding clause (x) is not available at such time for such Interest Period, the Interpolated Screen Rate, in each case with a term equivalent to such Interest Period quoted for delivery on the most recent Business Day preceding the first day of such Interest Period for which such rate is available (which Business Day shall be no more than seven (7) Business Days prior to the first day of such Interest Period), and in the case of clauses (i) through (iii), if any such rate is below zero, the EURIBOR Rate shall be deemed to be zero.

“Euro” and “€” shall mean the lawful single currency of the Participating Member States.

“European Borrowers” shall mean the U.K. Borrower, the Irish Borrower and the German Borrowers.

“European Swing Line Lender” shall mean Citibank, N.A., London Branch, in its capacity as provider of European Swing Line Loans, or any successor swing line lender to the European Borrowers hereunder.

“European Swing Line Loan” shall have the meaning specified in Section 3.2(a).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Contribution” shall have the meaning provided in the PBGC Stipulation of Settlement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Excluded Accounts” shall mean (i) petty cash and minimum daily working capital accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $15,000,000 (or such greater amounts to which the Administrative Agent may agree), (ii) payroll, trust, employees’ wages and benefits and tax withholding accounts funded in the ordinary course of business, (iii) any account that is otherwise expressly agreed by the Administrative Agent to be excluded from the requirement to be subject to a Blocked Account Agreement under Section 9.16, including, for the avoidance of doubt, those accounts listed on Schedule 9.16(a) as of the Closing Date that are not identified as Blocked Accounts, (iv) zero balance disbursement accounts, (v) disbursement accounts (other than the Borrowers’ primary operating or disbursement account) where solely proceeds of Indebtedness, including proceeds of the Revolving Credit Loans, are deposited, (vi) trust accounts, (vii) escrow accounts and (viii) accounts maintained solely for the benefit of third parties as cash collateral for obligations owing to such third parties.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of any Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time any Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to any Agent or any Lender or required to be deducted or withheld from a payment to any Agent or Lender, (a) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) and any branch profits Taxes imposed on such Agent or Lender imposed as a result of such Agent or Lender being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof), (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of any Agent or Lender under the law in effect at the time such Agent or Lender becomes a party to this Agreement (or designates a new Lending Office other than a new Lending Office designated at the request of the Parent Borrower pursuant to Section 13.7(a)); provided that this clause (c) shall not apply to the extent that the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new Lending Office by such Lender) would have been entitled to receive pursuant to Section 5.4 immediately before such assignment, participation, transfer or change in Lending Office in the absence of such assignment, participation, transfer or change in Lending Office (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new Lending Office) shall not be an Excluded Tax under this clause (c)), (d) any Tax to the extent attributable to such Agent’s or Lender’s failure to comply with Sections 5.4(e), (f) (in the case of any Non-U.S. Lender) or Section 5.4(i) (in the case of a U.S. Lender) or Section 5.4(j) and (e) any Taxes imposed by FATCA.

“Existing DIP Agreement” shall have the meaning provided in the Recitals to this Agreement.

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(a).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(a).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(b).

“Extension Amendment” shall have the meaning provided in Section 2.15(c).

“Extension Election” shall have the meaning provided in Section 2.15(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and intergovernmental agreement (together with any Applicable Law implementing such agreement) entered into in connection with any of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, and (c) if at any time any rate described in clause (a) or (b) above is less than 0.00% then such rate in clause (a) or (b) shall be deemed to be 0.00%.

“Fee Letter” shall mean the amended and restated fee letter, dated October 31, 2017, among Avaya Holdings, the Parent Borrower, the Joint Lead Arrangers (and their Affiliates), Blackstone Holdings Finance Co. L.L.C. and Benefit Street Partners LLC.

“FILO Tranche” shall have the meaning provided in Section 2.14(h).

“Financial Covenant” shall mean the financial covenant set forth in Section 10.11.

“Fiscal Year” shall have the meaning provided in Section 9.10.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) (i) Consolidated EBITDA of the Parent Borrower minus (ii) Unfinanced Capital Expenditures minus (iii) Cash Income Taxes, in each case for such Test Period, to (b) the sum of, without duplication, (i) consolidated cash interest expense (net of cash interest income to the extent excluded from Consolidated EBITDA), calculated for such period for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for such Test Period plus (ii) any dividend or distribution (other than return of capital) paid in cash in respect of preferred stock or Disqualified Stock plus (iii) scheduled principal amortization paid in cash in respect of Indebtedness for borrowed money (other than any intercompany Indebtedness among the Parent Borrower and its Restricted Subsidiaries), in each case, for such Test Period.

“Fixed Charges” shall mean, the sum of, without duplication:

(1)	Consolidated Interest Expense; plus

(2)	all cash dividends or cash distributions (other than return of capital) paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; plus

(3)	all cash dividends or cash distributions (other than return of capital) paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Adjusted Borrowing Base” shall mean at any time of determination the sum of (a) the Canadian Borrowing Base, (b) the U.K. Borrowing Base, (c) the Irish Borrowing Base and (d) the U.S. Borrowing Base Excess Amount.

“Foreign Adjusted Line Cap” shall mean, at any time, the lesser of (a) the Foreign Adjusted Borrowing Base at such time and (b) the aggregate Foreign Revolving Credit Commitments at such time.

“Foreign Adjusted Revolving Credit Exposure” shall mean, as to each Foreign Revolving Credit Lender at any time, its Foreign Revolving Credit Exposure, minus its Avaya Deutschland Revolving Credit Exposure, minus its Avaya KG Revolving Credit Exposure.

“Foreign Borrowers” shall mean, collectively, the Canadian Borrower and the European Borrowers.

“Foreign Borrowing Base” shall mean the sum of (a) the Canadian Borrowing Base, (b) the U.K. Borrowing Base, (c) the Irish Borrowing Base, (d) the Avaya Deutschland Borrowing Base, (e) the Avaya KG Borrowing Base and (f) the U.S. Borrowing Base Excess Amount.

“Foreign Cash Management Bank” shall mean a Cash Management Bank party to a Secured Cash Management Agreement with a Foreign Credit Party or a Restricted Subsidiary of a Foreign Credit Party.

“Foreign Collateral” shall mean all property pledged, mortgaged, assigned, transferred or otherwise subject to security or purported to be pledged, mortgaged, assigned, transferred or otherwise subject to security pursuant to the Foreign Security Documents (excluding, for the avoidance of doubt, all Foreign Excluded Collateral).

“Foreign Credit Parties” shall mean the Canadian Credit Parties, the German Credit Parties, the Irish Credit Parties and the U.K. Credit Parties.

“Foreign Excluded Collateral” shall mean (a) any assets excluded from Foreign Collateral under the applicable Foreign Security Document and (b) all Real Estate, motor vehicles and intellectual property (other than pursuant to any floating charge created under the U.K. Security Documents or the Irish Security Documents.

“Foreign Guarantees” shall mean each of the guarantee agreements and other agreements listed on Schedule 1.1(f) and any guarantee provisions set forth in the Foreign Security Documents. For the avoidance of doubt, no Foreign Guarantee shall be in respect of Obligations of U.S. Credit Parties.

“Foreign Guarantors” shall mean the Canadian Guarantors, the German Guarantors, the Irish Guarantors and the U.K. Guarantors.

“Foreign Hedge Bank” shall mean a Hedge Bank party to a Secured Hedging Agreement with a Foreign Credit Party or a Restricted Subsidiary of a Foreign Credit Party.

“Foreign L/C Issuer” shall mean an L/C Issuer in its capacity as the issuer of a Foreign Letter of Credit.

“Foreign L/C Obligations” shall mean, at any time, the aggregate maximum amount then available to be drawn under all outstanding Foreign Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Foreign Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Foreign Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Foreign Letters of Credit, including all L/C Borrowings in respect of Foreign Letters of Credit. For all purposes of this Agreement, if on any date of determination a Foreign Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“Foreign Legal Reservations” shall mean, in the case of any Foreign Credit Party or any Foreign Security Document, as applicable, (i) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (ii) the time barring of claims under applicable limitation laws and defenses of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (iii) the principle that in certain circumstances Collateral granted by way of fixed charge may be recharacterized as a floating charge or that Collateral purported to be constituted as an assignment may be recharacterized as a charge; (iv) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (vi) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created; (vii) similar principles, rights and defenses under the laws of any relevant jurisdiction; (viii) the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of the Security Documents and/or the Collateral created thereunder and (ix) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent pursuant to any Credit Document.

“Foreign Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Foreign Line Cap” shall mean, at any time, the lesser of (a) the Foreign Borrowing Base at such time and (b) the aggregate Foreign Revolving Credit Commitments at such time.

“Foreign Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Foreign Borrowers and the other Foreign Credit Parties arising under any Credit Document or otherwise with respect to any Loan to any Foreign Borrower, any Foreign L/C Obligations or any Cash Management Obligations of the Foreign Credit Parties and any Restricted Subsidiaries of the Foreign Credit Parties under Secured Cash Management Agreements or Hedging Obligations of the Foreign Credit Parties and any Restricted Subsidiaries of the Foreign Credit Parties under Secured Hedging Agreements (and in each case including in respect of any Guarantee thereof made by a Foreign Credit Party), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, other than Excluded Swap Obligations. Without limiting the generality of the foregoing, the Foreign Obligations of the Foreign Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Foreign Credit Party under any Credit Document, (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, any Excluded Swap Obligations. For the avoidance of doubt, Foreign Obligation shall not include any obligation of Holdings, the Parent Borrower or any other U.S. Credit Party.

“Foreign Perfection Requirements” shall mean any registration, filing, endorsement, notarization, stamping, notification or other action or step to be made or procured in any jurisdiction in order to create, perfect or enforce the Lien created by a Foreign Security Document and/or to achieve the relevant priority for the Lien created thereunder.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Parent Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Revolving Credit Commitments” shall mean as to each Lender, its obligation to (a) make Foreign Revolving Credit Loans to the Foreign Borrower pursuant to Section 2.1(a), (b) purchase participations in Foreign L/C Obligations in respect of Foreign Letters of Credit, (c) purchase participations in Foreign Swing Line Loans and (d) purchase participations in Foreign Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption “Foreign Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including with respect to Incremental Commitments). The aggregate Foreign Revolving Credit Commitments of all Lenders is $75,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to Section 4.2, Section 4.3 or Section 2.14.

“Foreign Revolving Credit Exposure” shall mean, as to each Foreign Revolving Credit Lender at any time, the sum of the Outstanding Amount of such Lender’s Foreign Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the Foreign L/C Obligations, the Foreign Swing Line Loans and the Foreign Protective Advances at such time.

“Foreign Revolving Credit Lender” shall mean, at any time, any Lender that has a Foreign Revolving Credit Commitment at such time, or if the Foreign Revolving Credit Commitments have been terminated, any Foreign Revolving Credit Exposure.

“Foreign Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Foreign L/C Issuer, each Foreign Swing Line Lender, each Foreign Revolving Credit Lender, each Foreign Hedge Bank, each Foreign Cash Management Bank, any Receiver or Delegate, and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or appointed by the Collateral Agent with respect to matters relating to any Foreign Security Document, in each case, in its capacity as such, and in the case of the Administrative Agent and the Collateral Agent, only in respect of the Foreign Obligations.

“Foreign Security Documents” shall mean, collectively, (a) the Canadian Security Documents, (b) the German Security Documents, (c) the Irish Security Documents, (d) the U.K. Security Documents, (e) the Dutch Security Documents and (f) any other security agreement or document entered into by a Foreign Credit Party and the Collateral Agent for the purpose of securing all or part of the Foreign Obligations, including, without limitation, each of the security agreement listed on Schedule 1.1(g).

“Foreign Subsidiary” shall mean each Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Swing Line Lender” shall mean the Canadian Swing Line Lender or the European Swing Line Lender.

“Foreign Swing Line Loans” shall have the meaning provided in Section 3.2(a).

“Foreign Swing Line Sublimit” shall mean, with respect to all Foreign Swing Line Loans in the aggregate, a Dollar Amount in principal equal to the lesser of (a) $15,000,000 and (b) the aggregate principal amount of the Foreign Revolving Credit Commitments. The Foreign Swing Line Sublimit is part of, and not in addition to, the Foreign Revolving Credit Commitments.

“Foreign Unused Amount” shall mean, on any day the aggregate Foreign Revolving Credit Commitments then in effect minus the aggregate Foreign Revolving Credit Loans minus the aggregate Foreign L/C Obligations; provided that the Foreign Unused Amount shall never be less than zero.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Borrowers” shall have the meaning specified in the introductory paragraph to this Agreement.

“German Credit Parties” shall mean the German Borrowers and the German Guarantors.

“German Guarantors” shall mean (a) each German Borrower (other than with respect to its own Foreign Obligations), (b) each direct parent company of each German Borrower that is a Foreign Subsidiary of the Parent Borrower.

“German Security Documents” shall mean (a) each German law governed security agreement set forth on Schedule 1.1(g) and (b) any other security agreement expressed to be governed by German law among one or more of the German Credit Parties (and such other Persons as may be party thereto) and, as applicable, the Foreign Secured Parties and/or the Collateral Agent for the benefit of the Foreign Secured Parties, including each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any German Credit Party or any Person who is the holder of equity interests in any German Credit Party, in each case as the same may be amended, restated or otherwise modified from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.

“Granting Lender” shall have the meaning provided in Section 13.6(f).

“Guarantee” shall mean the U.S. Guarantee and each of the Foreign Guarantees.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the U.S. Guarantors and the Foreign Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person (other than Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower) that is a party to any Hedging Agreement and, in each case, at the time it enters into such Hedging Agreement or on the Closing Date, is a Joint Lead Arranger, a Lender, an Affiliate of a Lender or a Joint Lead Arranger.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Hedging Reserves” shall mean such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to applicable Hedging Obligations under Secured Hedging Agreements then provided or outstanding, to the extent secured by the applicable Collateral included in the applicable Borrowing Base.

“Holdings” shall mean, (a) Avaya Holdings or (b) any other partnership, limited partnership, corporation, limited liability company, or business trust or any successor thereto organized under the laws of the United States or any state thereof or the District of Columbia (the “New Holdings”) that is a direct or indirect Wholly Owned

Subsidiary of Avaya Holdings or that has merged, amalgamated or consolidated with Avaya Holdings (or, in either case, the previous New Holdings, as the case may be) (the “Previous Holdings”); provided that (i) such New Holdings owns directly or indirectly 100% of the Stock and Stock Equivalents of the Parent Borrower, (ii) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents to which it is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) such substitution and any supplements to the Credit Documents shall preserve the enforceability of the U.S. Guarantee and the perfection and priority of the Liens under the Security Documents, and New Holdings shall have delivered to the Administrative Agent an officer’s certificate to that effect and (iv) all assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings; provided, further, that if the foregoing are satisfied, the Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings”. Notwithstanding anything to the contrary contained in this Agreement, Holdings or any New Holdings may change its jurisdiction of organization or location for purposes of the UCC or its identity or type of organization or corporate structure, subject to compliance with the terms and provisions of the U.S. Security Agreement.

“Incremental Amendment” shall have the meaning provided in Section 2.14(d).

“Incremental Commitments” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) the Swap Termination Value of Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person, (i) Disqualified Stock of such Person and (j) Receivables Indebtedness of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any Indebtedness defeased by such Person or by any Subsidiary of such Person, (v) contingent obligations incurred in the ordinary course of business and (vi) earnouts or similar obligation until earned, due and payable and not paid for a period of thirty (30) days.

For all purposes hereof, (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness constitutes Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and obligations evidenced by bonds, debentures, notes, loan agreement or other similar instruments, (b) the Indebtedness of the Parent Borrower and the Restricted Subsidiaries shall exclude all intercompany Indebtedness among the Parent Borrower and its Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (c) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made on account of any obligation of any Credit Party under any Credit Document other than Excluded Taxes and VAT and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Maturity Date” shall mean December 15, 2022.

“Initial Term Loans” shall mean the “Initial Term Loans” under and as defined in the Term Loan Credit Agreement.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Regulation” shall mean The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings.

“Intercompany Subordinated Note” shall mean the Intercompany Note, dated as of the Closing Date, executed by Holdings, the Parent Borrower and each Restricted Subsidiary, as supplemented from time to time.

“Interest Payment Date” shall mean, (a) as to any Loan other than an ABR Loan or Canadian Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a LIBOR Loan, CDOR Loan or EURIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan or Canadian Prime Rate Loan (including any Swing Line Loan that is an ABR Loan or a Canadian Prime Rate Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swing Line Loan that is an Overnight LIBOR Loan, the date such Overnight LIBOR Loan shall be paid in full and the Maturity Date.

“Interest Period” shall mean, with respect to any Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interpolated Screen Rate” shall mean, for any Interest Period with respect to a LIBOR Loan or a EURIBOR Loan, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the period next longer than the length of such Interest Period and (b) the applicable Screen Rate for the period next shorter than the length of such Interest Period.

“Inventory” shall mean (a) all goods intended for sale or lease by a Person, or for display or demonstration, all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacturing, printing, packaging, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Person’s business and (b) without duplication, all “Inventory” as defined in the UCC or the PPSA, as applicable.

“Inventory Reserves” shall mean such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, (a) with respect to changes in the determination of the saleability of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory; (b) to reflect amounts owed to any supplier with retention of title rights and (c) Shrink Reserves.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) (including any partnership or joint venture); (c) the entering into of any Guarantee Obligation with respect to Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Parent Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5 (excluding, in the case of the Parent Borrower and the Restricted Subsidiaries, intercompany loans, advances and Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business). The amount of any Investment outstanding at any time shall be the original cost of such Investment reduced by any Returns of the Parent Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Ireland” shall mean the island of Ireland, exclusive of Northern Ireland.

“Irish Borrower” shall have the meaning specified in the introductory paragraph to this Agreement.

“Irish Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts, plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts plus (iii) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory, in each case of clauses (i) – (iii), owned by the Irish Borrower minus (b) any Reserves.

“Irish Credit Parties” shall mean the Irish Borrower and the Irish Guarantors.

“Irish Guarantor” shall mean (a) the Irish Borrower (other than with respect to its own Foreign Obligations) and (b) each direct parent company of the Irish Borrower that is a Foreign Subsidiary.

“Irish Security Documents” shall mean (a) the Irish Security Agreement (as defined on Schedule 1.1(g)) and (b) any other security agreement expressed to be governed by Irish law among one or more of the Irish Credit Parties (and such other Persons as may be party thereto) and, as applicable, the Foreign Secured Parties and/or the Collateral Agent for the benefit of the Foreign Secured Parties, including each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Irish Credit Party or any Person who is the holder of equity interests in any Irish Credit Party, in each case as the same may be amended, restated or otherwise modified from time to time.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and Holdings, the Parent Borrower or any of its Subsidiaries or in favor of an L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean each of Goldman Sachs Bank USA, Citigroup Global Markets Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners for the Lenders under this Agreement and the other Credit Documents.

“Judgment Currency” shall have the meaning provided in Section 13.20.

“Junior Indebtedness” shall have the meaning provided in Section 10.7(a).

“Junior Lien Intercreditor Agreement” shall mean, with respect to the incurrence of any Indebtedness that is secured by a Lien on all or part of the Collateral that is junior to the Lien on the Collateral securing the Obligations, a junior lien intercreditor agreement (which intercreditor agreement, with respect to the control of remedies, shall be subject to the ABL Intercreditor Agreement in all respects), with terms that are in substance substantially consistent with the form of Junior Lien Intercreditor Agreement attached to the Term Loan Credit Agreement as Exhibit H as in effect on the Closing Date, or such other form as reasonably agreed between the Parent Borrower and the Administrative Agent.

“L/C Advance” shall mean, with respect to each Appropriate Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean, individually or collectively, as the context may require, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and any other Lender listed on Schedule 1.1(a) or that becomes an L/C Issuer in accordance with Section 3.1(l) or 13.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” shall mean, at any time, the sum of the U.S. L/C Obligations and the Foreign L/C Obligations.

“L/C Sublimit” shall mean (a) with respect to the L/C Issuers, taken as a whole, a Dollar Amount equal to $150,000,000 and (b) with respect each L/C Issuer, the amount set forth opposite such L/C Issuer’s name on Schedule 1.1(a), or such other amounts as may be agreed to in writing between the Parent Borrower and each L/C Issuer from time to time; provided, that neither the total L/C Sublimit under clause (a), nor the aggregate amount of the individual L/C Issuer amounts under clause (b), shall be reduced below $150,000,000 without the written consent of the Parent Borrower.

“LCT Election” shall have the meaning provided in Section 1.12.

“LCT Test Date” shall have the meaning provided in Section 1.12.

“Lenders” shall mean the U.S. Revolving Credit Lenders and/or the Foreign Revolving Credit Lenders, as applicable (including, for avoidance of doubt, each Additional Lender, to the extent any such Person has executed and delivered an Incremental Amendment and such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof) and, as the context requires, includes each L/C Issuer and each Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” “Lender” shall refer to any of the foregoing.

“Lender Default” shall mean (a) the refusal or failure (which has not been cured) of a Lender to make available its portion of any Borrowing, to fund its portion of any Unreimbursed Amounts or to purchase any participation that it is required to make or fund hereunder, (b) a Lender having notified the Administrative Agent and/or the Parent Borrower that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (c) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Parent Borrower, each L/C Issuer and each Swing Line Lender that it will comply with its funding obligations under this Agreement, (d) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding or has admitted in writing that it is insolvent, provided that a Lender Default shall not be in effect with respect to a Lender solely by virtue of the ownership or acquisition of any Stock or Stock Equivalents in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” shall mean any (a) Commercial Letter of Credit, (b) standby letter of credit and (c) indemnity, guarantee, exposure transmittal memorandum or similar form of credit support, in each case issued (or deemed issued) or to be issued by an L/C Issuer pursuant to Section 3.1.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning provided in Section 3.1(i).

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, with respect to any Loan denominated in Dollars or any Alternative Currency (other than Euros), for any Interest Period, (i) the rate per annum equal to the Screen Rate for delivery on the first day of such Interest Period with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, (ii) if the rate referenced in the preceding clause (i) is not available at such time for such Interest Period, the rate per annum equal to the Interpolated Screen Rate for delivery on the first day of such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available at such time for such Interest Period, the rate per annum equal to (x) the Screen Rate or (y) if the rate referenced in the preceding clause (x) is not available at such time for such Interest Period, the Interpolated Screen Rate, in each case with a term equivalent to such Interest Period quoted for delivery on the most recent Business Day preceding the first day of such Interest Period for which such rate is available (which Business Day shall be no more than seven (7) Business Days prior to the first day of such Interest Period), and in the case of clauses (i) through (iii), if any such rate is below zero, the LIBOR Rate shall be deemed to be zero. Notwithstanding the foregoing, in the case of any European Swing Line Loan denominated in Dollars, the LIBOR Rate shall be set at the commencement of the Interest Period.

“Lien” shall mean any mortgage, charge, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any Capital Lease).

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” shall mean an extension of credit by a Lender or the Administrative Agent to a Borrower in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Facilities, taken as a whole or (c) material rights or remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documents, excluding any matters (i) publicly disclosed prior to October 23, 2017, including in any first day pleadings or declarations, in each case in connection with the Case and the events and conditions related and/or leading up to the Case and the effects thereof and (ii) publicly disclosed prior to October 23, 2017 in the Annual Report on Form 10-K of the Parent Borrower and/or any subsequently filed quarterly or periodic report of the Parent Borrower.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that at any date of determination, Restricted Subsidiaries that are not Material Subsidiaries shall not, in the aggregate, have (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Parent Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during the most recent Test Period equal to or greater than 10.0% of the consolidated revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then (i) for purposes of Sections 8.1, 9.3, 9.5, 11.5 and 11.7, any Restricted Subsidiaries not satisfying the threshold in clause (a) or (b) above shall constitute Material Subsidiaries so that such condition no longer exists and (ii) for other purposes the Parent Borrower shall, on the date on which the officer’s certificate delivered pursuant to Section 9.1(c) of this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that neither Receivables Entity nor Securitization Subsidiary shall be a Material Subsidiary and they shall be excluded from the Consolidated Total Assets and total revenue of the Parent Borrower and its Restricted Subsidiaries.

“Maturity Date” shall mean (a) with respect to any Loans or Revolving Credit Commitments, the Initial Maturity Date, (b) with respect to any Swing Line Loan, the Initial Maturity Date, and (c) with respect to any FILO Tranche, the maturity date applicable to such FILO Tranche in accordance with the terms hereof, provided that in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Parent Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).

“Monthly Borrowing Base Certificate” shall have the meaning provided in Section 9.1(i).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of the Parent Borrower, any Subsidiary of the Parent Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Parent Borrower, any Subsidiary of the Parent Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Net Cash Proceeds” shall mean, with respect to the incurrence or issuance of any Indebtedness or the issuance of any Stock or Stock Equivalent or capital contribution, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such incurrence or issuance over (b) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, premiums, discounts and other costs paid by the Parent Borrower or any Restricted Subsidiary in connection with such incurrence or issuance.

“Net Orderly Liquidation Value” shall mean, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted by a qualified third-party appraisal company acceptable to the Administrative Agent in its reasonable discretion in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“New Holdings” shall have the meaning provided in the definition of “Holdings”.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the U.S., (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the U.S., or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

“Notice of Borrowing” shall mean a request of a Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall mean a request of a Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Obligations” shall mean, without duplication, (a) the U.S. Obligations and (b) the Foreign Obligations.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization or incorporation and operating agreement (or, in the case of any company incorporated in Ireland or the United Kingdom, its constitutive documents) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization or incorporation with the applicable Governmental Authority in the jurisdiction of its formation or organization or incorporation and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or other similar Taxes arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document except any such Taxes that are any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 13.7 or Section 2.12).

“Outstanding Amount” shall mean (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight LIBOR Loan” shall mean a Swing Line Loan denominated in an Alternative Currency which bears interest at the Overnight LIBOR Rate.

“Overnight LIBOR Rate” shall mean (i) with respect to Euros, the rate per annum applicable for deposits for a period equal to such Interest Period equal to the rate per annum at which the European Swing Line Lender is offering overnight deposits in Euro in amounts comparable to the Swing Line Loans denominated in Euro, and (ii) with respect to any Alternative Currency (other than Euros), the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the rate per annum at which the European Swing Line Lender is offering overnight deposits in the applicable Alternative Currency (other than Euros) in amounts comparable to the Swing Line Loans denominated in such Alternative Currency (other than Euros); provided that if the European Swing Line Lender is unable to quote such a rate, the rate applicable to such Swing Line Lender shall be the rate applicable to a period of one day as displayed on the Reuters LIBOR01 Page or the EURIBOR 01 Page, as applicable, for deposits in the relevant currency with a term of one day. In the case of any European Swing Line Loan denominated in Sterling, the Overnight LIBOR Rate shall be set at the commencement of the Interest Period. In no event shall the Overnight LIBOR Rate at any time be less than 0.00%.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” shall have the meaning provided in the introductory paragraph to this Agreement.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Participating Member States” shall mean each state so described in any EMU Legislation.

“Participating Receivables Grantor” shall mean the Parent Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Conditions” shall mean, at any time of determination with respect to any transaction, that:

(a)	no Specified Event of Default exists or would arise after giving effect to such transaction,

(b)	the Fixed Charge Coverage Ratio for the most recently ended Test Period shall not be less than 1.00 to 1.00 on a Pro Forma Basis after giving effect to such transaction; provided, that this clause (b) does not apply if the average Specified Aggregate Excess Availability for 20 consecutive calendar days ending on the date of such transaction, and the Specified Aggregate Excess Availability on the date of such transaction, shall be, in each case, (i) in the case of Section 10.6(p) or Section 10.7(a)(iii)(1)(II), in excess of the greater of (x) 20% of the Aggregate Line Cap and (y) $50,000,000 and (ii) in the case of Section 10.1(ff) or 10.5(ii), in excess of the greater of (x) 17.5% of the Aggregate Line Cap and (y) $42,000,000, in each case, calculated on a Pro Forma Basis immediately after giving effect to such transaction, and

(c)	the average Specified Aggregate Excess Availability for 20 consecutive calendar days ending on the date of such transaction, and the Specified Aggregate Excess Availability on the date of such transaction, shall be, in each case, (i) in the case of Section 10.6(p) or 10.7(a)(iii)(1)(II), in excess of the greater of (x) 15% of the Aggregate Line Cap and (y) $36,000,000 and (ii) in the case of Section 10.1(ff) or 10.5(ii), in excess of the greater of (x) 12.5% of the Aggregate Line Cap and (y) $30,000,000, in each case, calculated on a Pro Forma Basis immediately after giving effect to such transaction.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PBGC Stipulation of Settlement” shall have the meaning assigned to such term in the Plan.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Parent Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Parent Borrower, any Subsidiary or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Perfection Certificate” shall mean one or more certificates of the Borrowers substantially in the form of Exhibit E or any other form approved by the Administrative Agent (acting reasonably).

“Permitted Acquisition” shall mean the acquisition, by merger, consolidation, amalgamation or otherwise, by the Parent Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a U.S. Subsidiary Guarantor, to the extent required by Section 9.11 or designated as an Unrestricted Subsidiary pursuant to the terms hereof, (b) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Section 9.11, Section 9.12, Section 9.13 and/or the applicable Security Documents, (c) after giving effect to such acquisition, the Parent Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.15 and (d) no Event of Default under Section 11.1 or 11.5 (solely with respect to the Parent Borrower) shall have occurred and be continuing.

“Permitted Discretion” shall mean the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves or additional eligibility criteria, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Laws that may inhibit collection of a receivable), the enforceability or priority of the Administrative Agent’s Liens thereon, or the amount that the Administrative Agent and the other Secured Parties could receive in liquidation of any Collateral; (ii) indicates that any collateral report or financial information delivered by any Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral. Notwithstanding anything to the contrary, the circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any field examination or inventory appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent, in either case, prior to the Closing Date (other than with respect to such circumstances, conditions, events or contingencies disclosed by the Administrative Agent to the Parent Borrower for which no Reserves have been taken on the Closing Date), shall not be the basis for any establishment of any Reserves or additional eligibility criteria after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material and adverse respect since the Closing Date. Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory”, “Eligible Accounts”, “Eligible Borrowing Base Cash” and related definitions and vice versa, or reserves or criteria deducted in computing the Net Orderly Liquidation Value of Eligible Inventory and vice versa. In addition, no Reserve for, or eligibility criteria based on, deferred revenues may be established under this Agreement. To the extent any Foreign Guarantee or Foreign Security Document, or any actions required to be taken thereunder cannot be completed on or prior to the Closing Date, the Administrative Agent may use its Permitted Discretion to make appropriate Reserves in the applicable Borrowing Base.

“Permitted Encumbrances” shall mean:

(a)	Liens for taxes, assessments or governmental charges or claims (including Liens imposed by the PBGC or similar Liens) not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP or that are not required to be paid pursuant to Section 9.4;

(b)	Liens in respect of property or assets of the Parent Borrower or any Restricted Subsidiary imposed by Applicable Law, such as carriers’, landlords’, construction contractors’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business, in respect of amounts not more than 60 days overdue and not being contested so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)	Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)	Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, old age part-time arrangements, employee benefit and pension liability and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of Indebtedness), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, surety, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e)	ground leases or subleases, licenses or sublicenses in respect of Real Estate on which facilities owned or leased by the Parent Borrower or any of the Restricted Subsidiaries are located;

(f)	easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(g)	with respect to any U.S. Mortgaged Property, any exception on the title policy issued and matters shown on the Survey delivered which do not in the aggregate materially adversely affect the value of said property or materially impair its use in the operation of the business of the Parent Borrower or any of the Restricted Subsidiaries;

(h)	any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Parent Borrower or any Restricted Subsidiary as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted or not prohibited by this Agreement;

(i)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)	leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole or constituting Disposition permitted under Section 10.4;

(k)	Liens arising from precautionary Uniform Commercial Code or PPSA financing statement or similar filings made in respect of operating leases entered into by the Parent Borrower or any Restricted Subsidiary;

(l)	any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Estate that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(m)	any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Parent Borrower or any Restricted Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(n)	rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(o)	Liens arising under any obligations or duties affecting any of the property, the Parent Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(p)	rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such Person, which do not materially impair the use of such property for the purposes for which it is held;

(q)	any obligations or duties, affecting the property of the Parent Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit;

(r)	a set-off or netting rights granted by the Parent Borrower or any Restricted Subsidiary pursuant to any Hedging Agreements solely in respect of amounts owing under such agreements;

(s)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(t)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)	Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided that (i) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (iii) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(v)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Applicable Laws;

(w)	Liens on Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(x)	Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract or general standards and conditions of the account banks encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(y)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business permitted or not prohibited by this Agreement;

(z)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(aa)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Parent Borrower or any Restricted Subsidiary;

(bb)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(cc)	Liens (i) on any cash earnest money deposits or cash advances made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (ii) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition, (iii) consisting of an agreement to Dispose of any property pursuant to a Disposition permitted hereunder (or reasonably expected to be so permitted by the Parent Borrower at the time such Lien was granted) and (iv) on cash advances in favor of the purchaser of any property to be Disposed of in a Disposition permitted hereunder to secure indemnity, fees and other seller obligations;

(dd)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ee)	Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;

(ff)	any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Parent Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens; and

(gg)	Liens securing Indebtedness or other obligations (i) of the Parent Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party.

“Permitted Other Debt” shall mean, collectively, Permitted Other Loans and Permitted Other Notes.

“Permitted Other Loans” shall mean senior secured or unsecured loans (which loans, if secured, may either be secured pari passu with the Term Loan Obligations or may be secured by a Lien ranking junior to the Lien securing the Term Loan Obligations but which in all cases shall be secured by Liens on the ABL Priority Collateral and/or the Foreign Collateral on a junior basis relative to the Liens on such Collateral securing the Obligations), “mezzanine” loans or subordinated loans, in either case issued by the Parent Borrower or a U.S. Guarantor (unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k)), (a) if such Permitted Other Loans are incurred (and for the avoidance of doubt, not “assumed”), the scheduled final maturity and the Weighted Average Life to Maturity of which are no earlier than the Initial Maturity Date or, in the case of any Permitted Other Loans that are issued or incurred in exchange for, or which modify, replace, refinance, refund, renew, restructure or extend any other Indebtedness permitted by Section 10.1, no earlier than the scheduled final maturity and Weighted Average Life to Maturity of such exchanged, modified, replaced, refinanced, refunded, renewed, restructured or extended Indebtedness; provided that the requirements of the foregoing clause (a) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements, (b) the covenants (excluding, for the avoidance of doubt, any pricing, fee, prepayment premiums, optional prepayment or redemption terms) and events of default of which, taken as a whole, are not materially more restrictive to the Parent Borrower and the Restricted Subsidiaries than the terms hereunder unless (1) Lenders hereunder also receive the benefit of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Parent Borrower) (it being understood that to the extent that any financial maintenance covenant is included for the benefit of any Permitted Other Loans, such financial maintenance covenant shall be added for the benefit of the Lenders at the time of incurrence of such Permitted Other Loans (except for any financial maintenance covenants applicable only to periods after the Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Loans)) or (3) any such provisions apply after the Maturity Date as determined at the time of issuance or incurrence of such Permitted Other Loans, (c) unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k), of which no Subsidiary of the Parent Borrower (other than a U.S. Guarantor) is an obligor and (d) if secured, unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k), are not secured by any assets of the U.S. Credit Parties other than all or any portion of the U.S. Collateral.

“Permitted Other Notes” shall mean senior secured or unsecured notes (which notes, if secured, may either be secured pari passu with the Term Loan Obligations or may be secured by a Lien ranking junior to the Lien securing the Term Loan Obligations but which in all cases shall be secured by Liens on the ABL Priority Collateral and/or the Foreign Collateral on a junior basis relative to the Liens on such Collateral securing the Obligations), mezzanine notes or subordinated notes, in either case issued by the Parent Borrower or a U.S. Guarantor (unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k)), (a) if such Permitted Other Notes are incurred (and for the avoidance of doubt, not “assumed”), the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments) prior to, at the time of incurrence, the Initial Maturity Date or, in the case of any Permitted Other Notes that are issued or incurred in exchange for, or which modify, replace, refinance, refund, renew or extend any other Indebtedness permitted by Section 10.1, prior to the scheduled final maturity date of such exchanged, modified, replaced, refinanced, refunded, renewed or extended Indebtedness (other than customary scheduled principal amortization payments, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default, and AHYDO Catch-Up Payments); provided that the requirements of the foregoing clause (a) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements, (b) the covenants (excluding, for the avoidance of doubt, any pricing, fee, prepayment premiums, optional prepayment or redemption terms) and events of default of which, taken as a whole, are not materially more restrictive to the Parent Borrower and the Restricted Subsidiaries than the terms hereunder unless (1) Lenders also receive the benefit of such more restrictive terms, (2) such terms reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Parent Borrower) (it being understood that to the extent that any financial maintenance covenant is included for the benefit of any Permitted Other Notes, such financial maintenance covenant shall be added for the benefit of the Lenders hereunder at the time of incurrence of such Permitted Other Notes (except for any financial maintenance covenants applicable only to periods after the Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Notes)) or (3) any such provisions apply after the Maturity Date at the time of issuance or incurrence of such Permitted Other Notes, (c) unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k), of which no Subsidiary of the Parent Borrower (other than a U.S. Guarantor) is an obligor and (d) if secured, unless permitted to be incurred by a non-U.S. Credit Party under Section 10.1(k), are not secured by any assets of the U.S. Credit Parties other than all or any portion of the U.S. Collateral.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Parent Borrower and the Restricted Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Restricted Subsidiary.

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, excluding transactions described in Section 10.4(g), so long as, after giving effect thereto, the security interest of the Lenders in the Collateral or the value of the Guarantees, taken as a whole, is not materially impaired (as determined by the Parent Borrower in good faith).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall have the meaning provided in the Recitals to this Agreement.

“Platform” shall have the meaning provided in Section 13.17(c).

“Post-Transaction Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“PPSA” shall mean Personal Property Security Act (Ontario); provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, validity, effect, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of Ontario, such term shall mean the Personal Property Security Act as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Previous Holdings” shall have the definition provided in the definition of “Holdings”.

“Priority Payables Reserve” means at any time, with respect to any Foreign Borrower, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria:

(a) (i) the amount past due and owing by such Foreign Borrower, or the accrued amount for which such Foreign Borrower has an obligation to remit to a Governmental Authority or other Person pursuant to any Applicable Law in respect of (q) government royalties or pension fund obligations and liabilities; (r) unemployment insurance, unpaid wages, severance pay or termination pay owing to employees; (s) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (t) workers’ compensation; (u) vacation pay; (v) claims for unremitted and/or accelerated rents; (w) wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, examiner, receiver or other insolvency official, (x) pension liabilities, (y) claims of unsecured creditors, and (z) other like charges and demands or other payments that enjoy priority as a matter of any Applicable Law, (ii) the amount of fees which an insolvency administrator or examiner in an insolvency proceeding is allowed to collect pursuant to German law, including, without limitation, determination fees and collection fees and (iii) with respect to the U.K. Borrower, (a) the amount of preferential debts within the meaning of preferential debt within section 386 of the Insolvency Act 1986 (UK) and (b) amounts payable to or deductible by a liquidator, administrator, receiver or provisional liquidator prior to payment to the Lenders of the proceeds of the Collateral pursuant to the Insolvency Act 1986 (UK) (including in respect of the claims of unsecured creditors pursuant to section 176A of the Insolvency Act 1986 (UK); in each case with respect to the preceding clauses (i), (ii) and (iii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Foreign Security Documents; and the aggregate amount of any liabilities of any Foreign Borrower (i) in respect of which a trust has been or may be imposed on any Foreign Collateral to provide for payment or

(ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Foreign Collateral; in each case, pursuant to any Applicable Law and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Foreign Security Documents (such as Liens, trusts, security interests, pledges, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under Applicable Law); in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.

“Process Agent” shall have the meaning provided in Section 13.13.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Parent Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA (including as the result of any “run-rate” synergies, operating expense reductions and improvements and cost savings), as the case may be, projected by the Parent Borrower in good faith as a result of (a) actions taken or with respect to which substantial steps have been taken or are expected to be taken, prior to or during such Post-Transaction Period for the purposes of realizing cost savings or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Parent Borrower and the Restricted Subsidiaries; provided that (A) at the election of the Parent Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000 or the aggregate Pro Forma Adjustment would be less than $50,000,000 and (B) so long as such actions are taken, or to be taken, prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments will be realizable during the entirety of such Test Period, or the applicable amount of such additional “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for “run rate” synergies, operating expense reductions and improvements and cost savings and other adjustments or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Parent Borrower or any division, product line, or facility used for operations of the Parent Borrower or any Subsidiary of the Parent Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Parent Borrower or any Restricted Subsidiary in connection therewith (it being agreed that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (y) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (z) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Parent Borrower or any applicable Restricted Subsidiary may designate); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction and (y) reasonably identifiable and factually supportable in the good faith judgment of the Parent Borrower or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.

“Pro Rata Share” shall mean, with respect to each Lender at any time, (i) with respect to U.S. Revolving Credit Commitments, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Revolving Credit Commitments of such Lender at such time and the denominator of which is the amount of the aggregate U.S. Revolving Credit Commitments at such time and (ii) with respect to Foreign Revolving Credit Commitments, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Foreign Revolving Credit Commitments of such Lender at such time and the denominator of which is the amount of the aggregate Foreign Revolving Credit Commitments at such time; provided that, if any Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(g).

“Protective Advance” shall have the meaning specified in Section 2.1(c).

“Public Reporting Entity” shall mean an entity that (i) complies with the reporting obligations under U.S. securities laws, (ii) is designated by the Parent Borrower as a “Public Reporting Entity” and (iii) whose consolidated financial results include the financial results of the Parent Borrower and its consolidated subsidiaries and customary reconciliations to eliminate the financial results of entities other than the Parent Borrower and its consolidated subsidiaries.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), that meets the following conditions: (i) the Parent Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Restricted Subsidiaries; (ii) all sales or contribution of Securitization Assets and related assets by the Parent Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Parent Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean currently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as each such term is defined in the UCC) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto and any other assets customarily transferred together with receivables in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed assigned or otherwise transferred or pledge in connection with a Permitted Receivables Financing, and all proceeds of the foregoing.

“Receivables Indebtedness” shall mean, at any time, with respect to any receivables, securitization or similar facility (including any Permitted Receivables Financing or any Qualified Securitization Financing but excluding any account receivable factoring facility entered into incurred in the ordinary course of business), the aggregate principal, or stated amount, of the “indebtedness”, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such receivables, securitization or similar facility, at such time, in each case outstanding at such time.

“Receivables Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.17 as the Administrative Agent in the Administrative Agent’s Permitted Discretion determines as being appropriate with respect to the determination of the collectability in the ordinary course of business of Eligible Accounts, including, without limitation, the Dilution Reserve, reconciliation of variances between the general ledger and the receivables aging, and unapplied cash received.

“Receiver” shall mean a receiver, interim receiver, or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Foreign Collateral, and that term will include any appointee under joint and/or several appointments.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

“Refinancing Increased Amount” shall have the meaning provided in the definition of Refinancing Indebtedness.

“Refinancing Indebtedness” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person (including in respect of any previously incurred Refinancing Indebtedness); provided that (a) unless incurred by utilizing another basket under Section 10.1, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount (the “Refinancing Increased Amount”) equal to unpaid accrued interest and premium thereon (including tender premiums) plus other reasonable amounts paid, and fees and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension plus an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 10.1(h) or (i) or with respect to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with the requirements in this clause (b), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a scheduled final maturity date and, with respect to term loans or notes, a Weighted Average Life to Maturity, as applicable, equal to or later than the scheduled final maturity date and the Weighted Average Life to Maturity, as applicable, of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (except by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Refinancing Indebtedness), (c) with respect to a Refinancing Indebtedness in respect of Junior Indebtedness, (i) at the time thereof, no Event of Default shall have occurred and be continuing, (ii) if such Junior Indebtedness is subordinated to the Obligations in right of payment, the Refinancing Indebtedness is subordinated to the Obligations and the applicable Guarantee at least to the same extent as (and on terms that are at least as favorable to the Secured Parties as those contained in) such Junior Indebtedness so refinanced, (iii) if such Junior Indebtedness is unsecured, the Refinancing Indebtedness is unsecured, (iv) if such Indebtedness is subordinated to the Obligations with respect to lien priority with respect to any of the Collateral, the Refinancing Indebtedness is subordinated to the Obligations with respect to lien priority to the same extent (provided that if such Indebtedness is secured by Liens that are senior to the Liens over the Term Priority Collateral securing the Obligations, the Refinancing Indebtedness may be secured by Liens that are senior or junior to the Liens over the Term Priority Collateral securing the Obligations) and (v) unless incurred by utilizing another basket under Section 10.1, such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Persons who are the obligors of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to any intercreditor agreement (including any Applicable Intercreditor Agreement), to the extent the Refinancing Indebtedness is secured by any U.S. Collateral, the holders thereof (or their representative on their behalf) shall become party to each Applicable Intercreditor Agreement, (e) [reserved] and (f) in the case of a Refinancing Indebtedness of any Indebtedness permitted pursuant to Section 10.1(c), (k), (v) or (w), such Indebtedness meets the requirements of the definition of Permitted Other Loans or Permitted Other Notes, as applicable.

“Register” shall have the meaning provided in Section 13.6(b)(iii).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates (or, for purposes of clauses (A) and (B) of the last proviso of Section 13.5 and the penultimate paragraph of Section 13.5, such Person’s controlled Affiliates) and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant LIBOR Rate” shall have the meaning provided in the definition of “ABR”.

“Reportable Event” shall mean, with respect to a Pension Plan, an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” shall mean, at any date, Lenders holding more than 50% of the sum of (a) the Aggregate Revolving Credit Exposure (with each Lender’s participations in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender) and (b) the unused Aggregate Revolving Credit Commitments; provided that the Aggregate Revolving Credit Exposure and Revolving Credit Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” shall mean, with respect to the applicable Borrowing Base, without duplication, all, if any, of the Availability Reserves, Inventory Reserves, Receivables Reserves, Unpaid Supplier Reserves, Wage Earner Priority Lien Reserves, Retention of Title Reserves, Bank Product Reserves, Hedging Reserves, Priority Payables Reserves, Carrier Reserve, and any and all other reserves, including warranty reserves, which the Administrative Agent deems necessary in its Permitted Discretion to maintain with respect to Eligible Accounts or Eligible Inventory that have been established in accordance with Section 2.17.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payment” shall mean, with respect to the Parent Borrower or any Restricted Subsidiary, any dividend or return any capital to its stockholders or any other distribution, payment or delivery of property or cash to its stockholders on account of such Stock and Stock Equivalents, or redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or set aside any funds for any of the foregoing purposes, other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock). For the avoidance of doubt, any Excess Contribution shall not constitute a Restricted Payment hereunder on account of any equity interests in Avaya Holdings by the PBGC.

“Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retention of Title Reserve” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve with respect to Accounts of Foreign Borrowers that are subject to extended retention of title arrangements (for example, verlängerter Eigentumsvorbehalt or erweiterter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) with respect to any part of the inventory or goods giving rise to such Account or similar arrangements under any Applicable Law to the extent of a claim that validly survives by law or contract that can effectively be enforced pursuant to such title retention arrangements.

“Returns” shall mean, with respect to any Investment, any dividend, distribution, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revaluation Date” shall mean (a) with respect to any Loan made in an Alternative Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of a LIBOR Loan, CDOR Loan or EURIBOR Loan pursuant to Section 2.3, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the relevant L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Credit Borrowing” shall mean a borrowing consisting of Revolving Credit Loans to the same Borrower in the same currency and of the same Type and, in the case of LIBOR Loans, CDOR Loans and EURIBOR Loans, having the same Interest Period, made by the Appropriate Lenders pursuant to Section 2.1(a).

“Revolving Credit Commitments” shall mean the U.S. Revolving Credit Commitments and the Foreign Revolving Credit Commitments.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(a).

“Revolving Credit Loan” shall have the meaning specified in Section 2.1(a).

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor by merger or consolidation to its business.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer or Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Person” shall mean, at any time, any Person with which dealings are prohibited by Sanctions.

“Sanctions” shall have the meaning provided in Section 8.19.

“Sanctions Laws” shall have the meaning provided in Section 8.19.

“Screen Rate” shall mean the rate appearing on Reuters Page LIBOR01 (or any successor or substitute page of such Reuters service, or if the Reuters service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in consultation with the Parent Borrower, for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(c).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Parent Borrower or any Restricted Subsidiary and any Cash Management Bank, and that is designated by the Parent Borrower in writing to the Administrative Agent as “Secured Cash Management Obligations” which will thereby become Obligations hereunder and under the Security Agreement.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Parent Borrower or any Restricted Subsidiary and any Hedge Bank, and that is designated by the Parent Borrower in writing to the Administrative Agent as “Secured Hedging Obligations” which will thereby become Obligations hereunder and under the Security Agreement.

“Secured Parties” shall mean, without duplication, the U.S. Secured Parties and/or the Foreign Secured Parties, as applicable.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Asset” shall mean (a) any accounts receivable, royalty or other revenue streams and other rights to payment or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Parent Borrower or any Restricted Subsidiary pursuant to which the Parent Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Parent Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Parent Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Facility Assets under a Permitted Receivables Financing to repurchase Receivables Facility Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Parent Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Borrower or any Restricted Subsidiary makes an Investment and to which the Parent Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Documents” shall mean, collectively, the U.S. Security Documents and the Foreign Security Documents.

“Shrink” shall mean Inventory identified by any Borrower as lost, misplaced, or stolen.

“Shrink Reserve” shall mean an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current general ledger of the applicable Credit Party would be reasonably equivalent to the Shrink calculated as part of the applicable Credit Party’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current general ledger of the applicable Credit Party or estimated by the applicable Credit Party for purposes of computing the applicable Borrowing Base).

“Similar Business” shall mean any business conducted or proposed to be conducted by the Parent Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Parent Borrower in good faith.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person (other than a German Credit Party in respect of which the term “Solvent” shall mean that none of the circumstances set out in Section 11.5 exist with respect to it), that as of the Closing Date, (i) the present fair saleable value of the property (on a going concern basis) of such Person is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (ii) such Person is not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital and (iii) such Person is able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business, and (iv) the fair value of the assets (on a going concern basis) of such Person exceeds, their debts and liabilities, subordinated, contingent or otherwise. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Aggregate Excess Availability” shall mean the sum of (i) Aggregate Excess Availability and (ii) the amount by which the Aggregate Borrowing Base at such time exceeds the Aggregate Revolving Credit Commitments, up to an amount for this clause (ii) not to exceed 2.50% of the Aggregate Revolving Credit Commitments.

“Specified Event of Default” shall mean (i) any Event of Default under Section 11.1 or 11.5, (ii) any Event of Default under Section 11.2 with respect to the representation and warranty set forth in Section 8.8(c), (iii) any Event of Default under Section 11.3(b)(i), (iv) any Event of Default under Section 11.3(b)(ii) or (v) any Event of Default arising from failure to comply with the Financial Covenant.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(a).

“Specified Representations” shall mean the representations and warranties made by the Borrowers and, to the extent applicable, the Guarantors, set forth in (i) Section 8.1(a) (solely with respect to valid existence), (ii) Section 8.2, (iii) Section 8.3(c) (solely with respect to the Organizational Documents of any Credit Party), (iv) Section 8.5, (v) Section 8.7, (vi) Section 8.16 (which shall be satisfied by the delivery of a solvency certificate substantially in the form of the solvency certificate attached as Annex III to Exhibit C of the Commitment Letter), (vii) Section 8.17, and (viii) the last sentence of Section 8.19.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, the incurrence of any Incremental Commitments or other event that by the terms of this Agreement requires any test or covenant to be calculated on a “Pro Forma Basis”.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent, an L/C Issuer or a Swing Line Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, any L/C Issuer or any Swing Line Lender, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent, such L/C Issuer or such Swing Line Lender, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided that the L/C Issuer or Swing Line Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made.

“SPV” shall have the meaning provided in Section 13.6(f).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrowers or any Restricted Subsidiary which the Parent Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which such payment of principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for payment thereof.

“Sterling” and “£” mean lawful money of the United Kingdom.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock unless and until such instrument is so converted or exchanged; provided, further that, solely with respect to any CFC or CFC Holding Company, Stock shall also include any instrument or security treated as stock for U.S. federal income tax purposes.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged; provided, further that, solely with respect to any CFC or CFC Holding Company, Stock Equivalent shall also include any instrument or security treated as stock equivalent for U.S. federal income tax purposes.

“Subsequent Transaction” shall have the meaning provided in Section 1.11.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, unlimited company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% voting equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent Borrower.

“Successor Parent Borrower” shall have the meaning provided in Section 10.3(a).

“Supermajority Lenders” shall mean, at any date, Lenders holding more than 66.7% of the sum of (a) the Aggregate Revolving Credit Exposure (with each Lender’s participations in L/C Obligations, Swing Line Loans and Protective Advances being deemed “held” by such Lender) and (b) the unused Aggregate Revolving Credit Commitments; provided that the Aggregate Revolving Credit Exposure and Revolving Credit Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Survey” shall mean a survey of any U.S. Mortgaged Property (and all improvements thereon), including a survey based on aerial photography that is (a) (i) prepared by a licensed surveyor or engineer, (ii) certified by the surveyor (in a manner reasonable in light of the size, type and location of the Real Estate covered thereby) to the Administrative Agent and the Collateral Agent and (iii) sufficient, either alone or in connection with a survey (or “no change”) affidavit in form and substance customary in the applicable jurisdiction, for the applicable title company to remove (to the extent permitted by Applicable Law) or amend all standard survey exceptions from the title insurance policy (or commitment) relating to such U.S. Mortgaged Property and issue such endorsements or other survey coverage, to the extent available in the applicable jurisdiction, as the Collateral Agent may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent, taking into account the size, type and location of the Real Estate covered thereby.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” shall mean a borrowing of Swing Line Loans to the same Borrower in the same currency pursuant to Section 3.2.

“Swing Line Lender” shall mean, individually or collectively, as the context may require, each of the U.S. Swing Line Lender, the Canadian Swing Line Lender and the European Swing Line Lender.

“Swing Line Loan” shall have the meaning specified in Section 3.2(a).

“Swing Line Loan Notice” shall mean a notice of a Swing Line Borrowing pursuant to Section 3.2(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Swing Line Sublimit” shall mean the Foreign Swing Line Sublimit or the U.S. Swing Line Sublimit, as the context may require.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Distribution” shall have the meaning provided in Section 10.6(d)(i).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Administrative Agent” shall mean Goldman Sachs Bank USA in its capacity as the administrative agent under the Term Loan Credit Agreement and/or any successor agent under the Term Loan Credit Documents.

“Term Loan Collateral Agent” shall mean Goldman Sachs Bank USA in its capacity as the collateral agent under the Term Loan Credit Agreement and/or any successor agent under the Term Loan Credit Documents.

“Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement dated as of December 15, 2017 among Holdings, the Parent Borrower, the Term Loan Administrative Agent and the several banks and other financial institutions from time to time parties thereto, as such agreement may be amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time, in each case to the extent permitted hereunder and under the Applicable Intercreditor Agreements (unless such agreement, instrument or document expressly provides that it is not intended to be and is not the Term Loan Credit Agreement).

“Term Loan Credit Documents” shall mean, collectively, (a) the Term Loan Credit Agreement and (b) the security documents, intercreditor agreements, guarantees, joinders and other agreements or instruments executed in connection therewith, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“Term Loan Obligations” shall mean “Obligations” under and as defined in the Term Loan Credit Agreement.

“Term Loans” shall mean “Term Loans” under and as defined in the Term Loan Credit Agreement.

“Term Priority Collateral” shall have the meaning under and as defined in the ABL Intercreditor Agreement.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower then last ended and for which Section 9.1 Financials have been or were required to have been delivered (or, for purposes of any calculation of a financial ratio under this Agreement other than the Financial Covenant, for which the financial statements described in Section 9.1(a) or (b) are otherwise available).

“Tranche” shall mean, within the Revolving Credit Commitments, each of (x) the tranche of the U.S. Revolving Credit Commitments and (y) the tranche of the Foreign Revolving Credit Commitments (as applicable).

“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by Avaya Holdings, the Parent Borrower or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Credit Facilities.

“Transactions” shall mean, collectively, the (i) consummation of the Closing Refinancing, (ii) the consummation of the Plan, (iii) the execution of and funding under the Credit Documents and the Term Loan Credit Documents, (iv) the other transactions contemplated by the Plan, and (v) the payment of fees, costs, liabilities and expenses in connection with each of the foregoing and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Revolving Credit Loan denominated in Dollars or Canadian Dollars, its nature as an ABR Loan, a Canadian Prime Rate Loan, a CDOR Loan, or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“U.K. Borrower” shall have the meaning specified in the introductory paragraph to this Agreement.

“U.K. Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts and plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts, in each case of clauses (i) – (ii), owned by the U.K. Borrower minus (b) any Reserves.

“U.K. Credit Parties” shall mean the U.K. Borrower and the U.K. Guarantors.

“U.K. Guarantors” shall mean (a) the U.K. Borrower (other than with respect to its own Foreign Obligations) and (b) each direct parent company of the U.K. Borrower that is a Foreign Subsidiary.

“U.K. Security Documents” shall mean (a) the U.K. Security Agreement (as defined on Schedule 1.1(g)), (b) the U.K. Share Charge (as defined on Schedule 1.1(g)) and (c) any other security agreement expressed to be governed by English law and entered into among one or more of the applicable Foreign Credit Parties (and such other Persons as may be party thereto) and, as applicable, the Foreign Secured Parties and/or the Collateral Agent for the benefit of the Foreign Secured Parties, including each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Foreign Credit Party or any Person who is the holder of equity interests in any Foreign Credit Party, in each case as the same may be amended, restated or otherwise modified from time to time.

“Unfinanced Capital Expenditures” shall mean, for any period, the aggregate of all expenditures paid in cash by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Parent Borrower or the Restricted Subsidiary and excluding: (i) expenditures to the extent financed with (A) insurance proceeds, (B) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (C) proceeds from any Disposition of assets that are permitted to be re-invested or not required to be applied to prepay Term Loan Obligations, (D) any Indebtedness (other than the Loans hereunder) or (E) amounts included in the definition of “Available Equity Amount”, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that are accounted for as capital expenditures by the Parent Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Parent Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Parent Borrower or any Restricted Subsidiary and for which neither the Parent Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (iv) the book value of any asset owned by the Parent Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in capital expenditures when such asset was originally acquired, (v) expenditures that constitute Permitted Acquisitions, (vi) interest capitalized during such period, (vii) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (viii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Parent Borrower or a Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Parent Borrower or such Restricted Subsidiary pursuant to such sale-leaseback transaction.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Pension Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unpaid Supplier Reserve” shall mean, at any time, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, with respect to the Canadian Borrower, the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Administrative Agent, in its Permitted Discretion, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada or any other applicable jurisdiction granting revendication or similar rights to unpaid suppliers, in each case, where such supplier’s right ranks or is capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Foreign Security Documents.

“unreallocated portion” shall have the meaning provided in Section 2.16(a)(ii).

“Unreimbursed Amount” shall have the meaning provided in Section 3.1(b)(iii).

“Unrestricted Cash” shall mean, without duplication, all cash and Cash Equivalents included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as at such date, excluding any cash and Cash Equivalents with respect to which a Lien (other than any Lien permitted under clause (x) or (bb) of the definition of Permitted Encumbrance) senior to the Lien securing the Obligations is granted for the benefit of other Indebtedness or obligations (but may include cash and Cash Equivalents securing the Obligations along with the Term Loan Obligations pursuant to the Applicable Intercreditor Agreements).

“Unrestricted Escrow Subsidiary” shall have the meaning provided in Section 1.11.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Parent Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Parent Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Parent Borrower after the Closing Date in a written notice to the Administrative Agent; provided that in each case of clauses (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation, (y) subject to Section 1.12, no Event of Default exists or would result from such designation after giving Pro Forma Effect thereto and (z) such Unrestricted Subsidiary shall also be designated as an “Unrestricted Subsidiary” under any Indebtedness in a principal amount of not less than $100,000,000 (to the extent such concept exists under the definitive documentation in respect thereof) and (c) each Subsidiary of an Unrestricted Subsidiary; provided, further, that if a Subsidiary being designated as an Unrestricted Subsidiary has assets included in the Aggregate Borrowing Base before the designation of at least 5% of the Aggregate Borrowing Base, then the Parent Borrower shall deliver an updated Borrowing Base Certificate to the Administrative Agent at the time of such designation. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would constitute a “Restricted Subsidiary” under the definitive documentation in respect of any Indebtedness in a principal amount of not less than $100,000,000 (to the extent such concept exists under the definitive documentation in respect of such Indebtedness). The Parent Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if, subject to Section 1.12, no Event of Default exists or would result from such re-designation. Such redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to constitute the incurrence of Indebtedness and Liens of such Subsidiary (and reduction in an outstanding Investment). No Foreign Credit Party shall be designated as an Unrestricted Subsidiary.

“U.S. Borrowing Base” shall mean, on any date, an amount equal to (a) the sum of (i) 85% multiplied by the book value of the Eligible Accounts, plus (ii) 90% multiplied by the book value of the Eligible Investment Grade Accounts, plus (iii) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory plus (iv) 100% of Eligible Borrowing Base Cash, in each case of clauses (i) – (iv), owned by the Parent Borrower or any U.S. Subsidiary Guarantor minus (b) any Reserves.

“U.S. Borrowing Base Excess Amount” shall mean, at any time, the amount of (a) the U.S. Borrowing Base minus (b) the aggregate U.S. Revolving Credit Exposure, or if such amount is negative, zero.

“U.S. Cash Management Bank” shall mean a Cash Management Bank party to a Secured Cash Management Agreement with a U.S. Credit Party or a Restricted Subsidiary of a U.S. Credit Party.

“U.S. Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the U.S. Security Documents (excluding, for the avoidance of doubt, all U.S. Excluded Collateral).

“U.S. Credit Parties” shall mean Holdings, the Parent Borrower and the U.S. Subsidiary Guarantors.

“U.S. Excluded Collateral” shall mean (i) [reserved], (ii) any vehicles and other assets subject to certificates of title; (iii) letter-of-credit rights to the extent a security interest therein cannot be perfected by a UCC filing (other than supporting obligations); (iv) any property subject to a Lien permitted under Section 10.2 securing a purchase money agreement, Capital Lease or similar arrangement permitted hereunder in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, excluding the proceeds and receivables thereof (to the extent not otherwise constituting U.S. Excluded Collateral), to the extent, and for so long as, the creation of a security interest therein is prohibited thereby (or otherwise requires consent, provided that there shall be no obligation to seek such consent) or creates a right of termination or favor of a third party, in each case, excluding the proceeds and receivables thereof to the extent not otherwise constituting U.S. Excluded Collateral; (v) (x) all leasehold interests in Real Estate (and there shall not be any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests) and (y) any parcel of Real Estate located in the United States and the improvements thereto owned in fee by a U.S. Credit Party with a fair market value of $10,000,000 or less (at the time of acquisition) (but not any U.S. Collateral located thereon) or any parcel of Real Estate and the improvements thereto owned in fee by a U.S. Credit Party outside the United States; (vi) any “intent to use” trademark application filed and accepted in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office to the extent, if any, that, and solely during the period, if any, in which the grant of security interest therein could impair the validity or enforceability of such “intent to use” trademark application under federal law; (vii) any charter, permit, franchise, authorization, lease, license or agreement, in each case, only to the extent and for so long as the grant of a security interest therein (or the assets subject thereto) by the applicable U.S. Credit Party (x) would violate invalidate such charter, permit, franchise, authorization, lease, license, or agreement or (y) would give any party (other than a Credit Party) to any such charter, permit, franchise, authorization, lease, license or agreement the right to terminate its obligations thereunder or (z) is permitted under such charter, permit, franchise, lease, license or agreement only with consent of the parties thereto (other than consent of a Credit Party) and such necessary consents to such grant of a security interest have not been obtained (it being understood and agreed that no Credit Party or Restricted Subsidiary has any obligation to obtain such consents) other than, in each case referred to in clauses (x) and (y) and (z), as would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction, in each case excluding the proceeds and receivables thereof which are not otherwise U.S. Excluded Collateral; (viii) any Commercial Tort Claim (as defined in the U.S. Security Agreement) for which no claim has been made or with a value of less than $10,000,000 for which a claim has been made; (ix) any U.S. Excluded Stock and Stock Equivalents; (x) any assets with respect to which, the Parent Borrower and the Collateral Agent reasonably determine, the cost or other consequences of granting a security interest or obtaining title insurance in favor of the Secured Parties under the U.S. Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (xi) any assets with respect to which granting a security interest in such assets in favor of the Secured Parties under the U.S. Security Documents could reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Parent Borrower and the Collateral Agent; (xii) any margin stock; (xiii) [reserved]; and (xiv) any assets with respect to which granting a security interest in such assets is prohibited by or would violate law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority or which would require obtaining the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or create a right of termination in favor of any governmental or regulatory third party, in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, excluding the proceeds and receivables thereof (to the extent not otherwise constituting U.S. Excluded Collateral); provided that with respect to clauses (iv), (vii) and (xiv), such property shall be U.S. Excluded Collateral only to the extent and for so long as such prohibition, violation, invalidation or consent right, as applicable, is in effect and in the case of any such agreement or consent, was not created in contemplation thereof or of the creation of a security interest therein. Notwithstanding anything set forth herein, U.S. Excluded Collateral shall not include any assets owned by the U.S. Credit Parties that constitute collateral securing the Term Loans.

“U.S. Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent and the Parent Borrower, the burden or cost of pledging such Stock or Stock Equivalents in favor of the Collateral Agent under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) (A) solely in the case of any pledge of Voting Stock of (x) any Foreign Subsidiary that is a CFC or (y) any CFC Holding Company, in each case, owned directly by a Credit Party, any Voting Stock in excess of 65% of each outstanding class of Voting Stock of such Foreign Subsidiary that is a CFC or such CFC Holding Company and (B) any Stock or Stock Equivalents of (x) any Foreign Subsidiary that is a CFC or (y) any CFC Holding Company in each case not owned directly by a Credit Party, (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any Applicable Law or any Contractual Requirement (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other regulatory third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Parent Borrower or any Subsidiary of the Parent Borrower to obtain any such consent, approval or license)), (iv) any Stock or Stock Equivalents of each Subsidiary to the extent that a pledge thereof to secure the Obligations is prohibited by any applicable Organizational Document of such Subsidiary or requires third party consent (other than the consent of a Credit Party), unless consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Parent Borrower or any Subsidiary to obtain any such consent), in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or other Applicable Law, excluding the proceeds and receivables thereof (to the extent not otherwise constituting U.S. Excluded Collateral), (v) Stock or Stock Equivalents of any non-Wholly Owned Subsidiary, (vi) any Stock or Stock Equivalents of any Subsidiary to the

extent that the pledge of such Stock or Stock Equivalents could reasonably be expected to result in material adverse tax or accounting consequences to Holdings or any Subsidiary thereof as reasonably determined by the Parent Borrower and the Collateral Agent, (vii) any Stock or Stock Equivalents that are margin stock, (viii) any Stock or Stock Equivalents owned by a CFC or a CFC Holding Company, and (ix) any Stock and Stock Equivalents of any Unrestricted Subsidiary or of any Restricted Subsidiary that does not constitute a Material Subsidiary (other than (A) to the extent a perfected security interest therein can be obtained by filing a UCC-1 financing statement or (B) as otherwise agreed to by the Parent Borrower in its sole discretion), any Person not constituting a Subsidiary, any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Entity and any Securitization Subsidiary); provided that U.S. Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral.

“U.S. Excluded Subsidiary” shall mean (a) each Domestic Subsidiary of the Parent Borrower designated by the Parent Borrower for the purpose of this clause (a) from time to time, for so long as any such Domestic Subsidiary does not constitute a Material Subsidiary as of the most recently ended Test Period; provided that if such Domestic Subsidiary would constitute a Material Subsidiary as of the end of such Test Period, the Parent Borrower shall cause such Domestic Subsidiary to become a Guarantor pursuant to Section 9.11, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-Wholly Owned Restricted Subsidiary or joint venture), (c) any CFC or CFC Holding Company, (d) each Domestic Subsidiary that is (i) prohibited by any applicable (x) Contractual Requirement, (y) Applicable Law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements) or (z) Organizational Document (in the case of clauses (x) and (z), in effect on the Closing Date or any date of acquisition of such Subsidiary (to the extent such prohibition was not entered into in contemplation of the Guarantee)) from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), or (ii) required to obtain consent, approval, license or authorization of a Governmental Authority for such guarantee or grant (unless such consent, approval, license or authorization has already been received); provided that there shall be no obligation to obtain such consent, (e) each Domestic Subsidiary that is a Subsidiary of a CFC or CFC Holding Company, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost or other consequences (including any material adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, (i) any special purpose entity, including any Receivables Entity and any Securitization Subsidiary, (j) any Subsidiary to the extent that the guarantee of the Obligations by such Subsidiary could reasonably be expected to result in material adverse tax consequences (as determined by the Parent Borrower and the Administrative Agent), (k) any Captive Insurance Subsidiary, (l) any non-profit Subsidiary or (m) any Broker-Dealer Subsidiary; provided that U.S. Excluded Subsidiary shall not include any Domestic Subsidiary of the Parent Borrower to the extent such Domestic Subsidiary guarantees the Term Loans.

“U.S. Guarantee” shall mean the U.S. Guarantee made by the U.S. Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“U.S. Guarantors” shall mean (a) Holdings, (b) each Domestic Subsidiary (other than a U.S. Excluded Subsidiary) that provides the U.S. Guarantee on the Closing Date or becomes a party to the U.S. Guarantee after the Closing Date pursuant to Section 9.11 or otherwise and (c) the Parent Borrower (other than with respect to its own U.S. Obligations).

“U.S. Hedge Bank” shall mean each Hedge Bank party to a Secured Hedging Agreement with a U.S. Credit Party or a Restricted Subsidiary of a U.S. Credit Party.

“U.S. L/C Issuer” shall mean an L/C Issuer in its capacity as the issuer of a U.S. Letter of Credit.

“U.S. L/C Obligations” shall mean, at any time, the aggregate maximum amount then available to the drawn under all outstanding U.S. Letters of Credit (whether or not (i) such maximum amount is then in effect under any such U.S. Letter of Credit if such maximum amount increases periodically pursuant to the terms of such U.S. Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of U.S. Letters of Credit, including all L/C Borrowings in respect of U.S. Letters of Credit. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“U.S. Letter of Credit” shall have the meaning provided in Section 3.1(a).

“U.S. Line Cap” shall mean, at any time, the lesser of (a) the U.S. Borrowing Base at such time and (b) the aggregate U.S. Revolving Credit Commitments at such time.

“U.S. Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a U.S. Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that U.S. Mortgaged Property, in a form to be mutually agreed with the Administrative Agent.

“U.S. Mortgaged Property” shall mean all Real Estate (i) set forth on Schedule 1.1(b) and (ii) with respect to which a U.S. Mortgage is required to be granted pursuant to Section 9.12.

“U.S. Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Parent Borrower and the other U.S. Credit Parties arising under any Credit Document or otherwise with respect to any Loan to the Parent Borrower, any U.S. L/C Obligations, or any Cash Management Obligations of the Parent Borrower and its Restricted Subsidiaries under Secured Cash Management Agreements or Hedging Obligations of the Parent Borrower and its Restricted Subsidiaries under Secured Hedging Agreements (and in each case including in respect of any Guarantee thereof made by a U.S. Credit Party), whether direct or indirect (including those acquired by assumption), absolute or Obligations, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any U.S. Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, other than Excluded Swap Obligations. Without limiting the generality of the foregoing but without duplication of the Foreign Obligations of the U.S. Credit Parties, the U.S. Obligations of the U.S. Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any U.S. Credit Party under any Credit Document and (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, any Excluded Swap Obligations.

“U.S. Revolving Credit Commitments” shall mean, as to each Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Parent Borrower pursuant to Section 2.1(a), (b) purchase participations in U.S. L/C Obligations in respect of U.S. Letters of Credit, (c) purchase participations in U.S. Swing Line Loans and (d) purchase participations in U.S. Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption “U.S. Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including with respect to Incremental Commitments). The aggregate U.S. Revolving Credit Commitments of all Lenders is $225,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to Section 4.2, Section 4.3 or Section 2.14.

“U.S. Revolving Credit Exposure” shall mean, as to each U.S. Revolving Credit Lender at any time, the sum of the Outstanding Amount of such Lender’s U.S. Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the U.S. L/C Obligations, the U.S. Swing Line Loans and the U.S. Protective Advances at such time.

“U.S. Revolving Credit Lender” shall mean, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time, or if the U.S. Revolving Credit Commitments have been terminated, any U.S. Revolving Credit Exposure.

“U.S. Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each U.S. L/C Issuer, each U.S. Swing Line Lender, each U.S. Revolving Credit Lender, each U.S. Hedge Bank, each U.S. Cash Management Bank and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or appointed by the Collateral Agent with respect to matters relating to any U.S. Security Document, in each case, in its capacity as such.

“U.S. Security Agreement” shall mean the U.S. Security Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time), entered into by the Parent Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“U.S. Security Documents” shall mean, collectively, (a) the U.S. Security Agreement, (b) the U.S. Mortgages, (c) all Applicable Intercreditor Agreements and (d) each intellectual property security agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or pursuant to any other such U.S. Security Document.

“U.S. Subsidiary Guarantors” shall mean each Domestic Subsidiary of the Parent Borrower that provides the U.S. Guarantee.

“U.S. Swing Line Lender” shall mean Citibank, N.A., in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender to the Parent Borrower hereunder.

“U.S. Swing Line Loan” shall have the meaning provided in Section 3.2(a).

“U.S. Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the U.S. Revolving Credit Commitments. The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Commitments.

“U.S. Unused Amount” shall mean, on any day the aggregate U.S. Revolving Credit Commitments then in effect minus the aggregate U.S. Revolving Credit Loans minus the aggregate U.S. L/C Obligations; provided that the U.S. Unused Amount shall never be less than zero.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred in (a) above, or imposed elsewhere.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances; provided that for the purpose of the definition of “U.S. Excluded Stock and Stock Equivalents” and in each reference to the Voting Stock of any CFC or CFC Holding Company, Voting Stock shall also include any instrument treated as voting stock or stock equivalent for U.S. federal income tax purposes.

“Wage Earner Priority Lien Reserve” on any date of determination, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, a reserve established from time to time by the Administrative Agent in its Permitted Discretion with respect to the Canadian Borrowing Base in such amount as the Administrative Agent determines reflects the amounts that may become due under sections 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada), which would give rise to a Lien with priority under Applicable Law over the Lien of the Administrative Agent.

“Weekly Monitoring Period” shall mean a period (a) during the occurrence and continuance of any Specified Event of Default or (b) commencing on the date on which the Specified Aggregate Excess Availability shall have been less than the greater of (x) $30,000,000 and (y) 12.5% of the Aggregate Line Cap for five (5) consecutive Business Days and ending on the date on which the Specified Aggregate Excess Availability shall have been at least the greater of (x) $30,000,000 and (y) 12.5% of the Aggregate Line Cap for twenty consecutive calendar days.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between each such date and the making of each such payment; by (b) the then-outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable determination date shall be disregarded.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions

With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) All references to “knowledge” or “awareness” of any Credit Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Restricted Subsidiary.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(j) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(k) For purposes of determining compliance with any one of Sections 9.9, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 1.1, (i) in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time and from time to time shall be permitted under one or more of such clauses as determined by the Parent Borrower (and the Parent Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time; provided that (x) all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (y) all Indebtedness outstanding under the Term Loan Credit Documents (and any Refinancing Indebtedness thereof) will be deemed at all times to have been incurred in reliance only on the exception in clause (b) of Section 10.1 and (ii) with respect to any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction is made (so long as such Lien, Investment,

Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Junior Indebtedness or other applicable transaction at the time incurred or made was permitted hereunder).

(l) All references to “in the ordinary course of business” of the Parent Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Parent Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Parent Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Parent Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Parent Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Parent Borrower or any Subsidiary does business, as applicable.

1.3 Accounting Terms

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, (i) other than in connection with the actual testing of the Financial Covenant, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs (or, for purposes of determining compliance with any test or covenant governing the permissibility of any transaction hereunder, during such period and thereafter and on or prior to such date of determination), the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, and the Consolidated Secured Net Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and (ii) for purposes of determining compliance with any ratio governing the permissibility of any transaction to be consummated on a Pro Forma Basis hereunder, (A) the cash proceeds of any incurrence of debt then being incurred in connection with such transaction shall not be netted from Consolidated Total Debt and (B) Consolidated Total Debt shall be calculated after giving effect to any prepayment of Indebtedness, in each case for purposes of calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable. If since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of the Restricted Subsidiaries, in each case, since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this definition. Solely for purposes of the calculation of the Fixed Charge Coverage Ratio to determine whether the conditions set forth in Section 10.6(c) are satisfied, the denominator thereof shall also include the actual amount of such Restricted Payment actually being made in cash on a Pro Forma Basis.

1.4 Rounding

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted or not prohibited by any Credit Document and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as applicable.

1.8 Additional Alternative Currencies

(a) The Parent Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is freely transferable and readily convertible into Dollars in the applicable interbank market. With respect to Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and each Appropriate Lender, and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable L/C Issuer and the Administrative Agent.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), ten Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C

Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Appropriate Lender and the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all Appropriate Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Revolving Credit Loans. If the applicable L/C Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.8, the Administrative Agent shall promptly so notify the Parent Borrower.

1.9 Currency Equivalents Generally

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBOR Loan, a CDOR Loan or a EURIBOR Loan, or the issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Loan, CDOR Loan, EURIBOR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant equivalent amount of such Dollar Amount in Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Swing Line Lender or L/C Issuer, as the case may be.

(c) In determining whether any Indebtedness, Investment, Lien, Disposition, Restricted Payment or any other amount under a “fixed amount” basket denominated in Dollars may be incurred in a currency other than Dollars, such amount shall be determined based on the currency exchange rate determined at the time of such incurrence (or, in the case of any revolving Indebtedness or any amount committed to be made, at the time it is first committed); provided that no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Lien, Disposition, Restricted Payment or such other amount is incurred or made; provided, further that for purpose of determining Consolidated Net Income, Consolidated EBITDA, Consolidated Total Debt or any other amount or ratio determined based on Consolidated Net Income, Consolidated EBITDA or Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.

1.10 Classification of Loans and Borrowings

For purposes of this Agreement, Revolving Credit Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).

1.11 Unrestricted Escrow Subsidiary

Any Indebtedness permitted to be incurred hereunder may be incurred, at the option of the Parent Borrower, by a newly created and newly designated Unrestricted Subsidiary (an “Unrestricted Escrow Subsidiary”) with no assets other than the cash proceeds of such incurred Indebtedness plus, subject to compliance with Section 10.5, any cash and Cash Equivalents contributed to such Unrestricted Escrow Subsidiary as deposit of interest expenses and fees, additional cash collateral or for other purposes, which Unrestricted Escrow Subsidiary will then merge with and into the Parent Borrower or any of the Restricted Subsidiaries with the Parent Borrower or such Restricted Subsidiary surviving the merger and assuming all obligations of the Unrestricted Escrow Subsidiary. So long as such Indebtedness would have been permitted to be incurred directly by the Parent Borrower or any Restricted Subsidiary upon the incurrence of such Indebtedness by the Unrestricted Escrow Subsidiary, or, with respect to any Indebtedness incurred in connection with a Limited Condition Transaction, at the option of the Parent Borrower, at the time the LCT Election is made, the creation, designation and re-designation of the Unrestricted Escrow Subsidiary and the merger of the Unrestricted Escrow Subsidiary into the Parent Borrower or any Restricted Subsidiary shall not be subject to any additional condition, including any condition that no Default or Event of Default shall have occurred and be continuing at such time.

1.12 Limited Condition Transactions

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”; provided that such election may be revoked by the Parent Borrower at any time prior to the consummation or abandonment of the Limited Condition Transaction in question), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the

Limited Condition Transaction, the Parent Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and, following the LCT Test Date, any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets following the LCT Test Date but at or prior to the consummation of the relevant Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earliest of the date on which (i) such Limited Condition Transaction is consummated, (ii) the LCT Election is revoked by the Parent Borrower and (iii) the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

1.13 CFCs, CFC Holding Companies and Foreign Credit Parties not Liable for U.S. Obligations.

Notwithstanding any provision hereof or of any other Credit Document, (i) none of the Foreign Credit Parties or any CFC or CFC Holding Company shall guarantee or be required to guarantee any U.S. Obligation or be liable to pay or otherwise be liable, in whole or in part, for any U.S. Obligation, and (ii) no Foreign Collateral granted by the Foreign Credit Parties or a CFC or CFC Holding Company as security for all or any part of the Foreign Obligations, or any other credit enhancement provided by a non-U.S. obligor hereunder or under any Credit Document, shall secure any U.S. Obligation. Notwithstanding any provision hereof or any other Credit Document, in the event that the Borrowers are required to pay any amounts under this Agreement or the other Credit Documents that are fees, costs or expenses that are not in the nature of interest or principal, if such amounts cannot be directly charged to either the Parent Borrower or the applicable Foreign Borrower(s) as specifically related to either the U.S. Obligations or the Foreign Obligations, then such amounts shall be paid by each of the Parent Borrower and the Foreign Borrowers pro rata based upon the total amount of the Obligations attributable to such Borrower outstanding at such time. Notwithstanding anything herein or in any other Credit Document to the contrary, any payment made by any Foreign Credit Party with respect to the Obligations shall be made and treated solely as a payment with respect to the Foreign Obligations.

SECTION 2 Amount and Terms of Credit

2.1 Revolving Credit Borrowing

(a) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each U.S. Revolving Credit Lender severally agrees to make revolving credit loans (each such loan, a “U.S. Revolving Credit Loan”) to the Parent Borrower from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, each of the Availability Requirements shall be met and (ii) each Foreign Revolving Credit Lender severally agrees to make revolving credit loans (each such loan, a “Foreign Revolving Credit Loan”; U.S. Revolving Credit Loan or Foreign Revolving Credit Loan, each a “Revolving Credit Loan”) to any Foreign Borrower, in each case as elected by the Administrative Borrower pursuant to Section 2.3 from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate Dollar Amount in principal amount not to exceed at any time outstanding the amount of such Lender’s Foreign Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, each of the Availability Requirements shall be met. Revolving Credit Loans may be made (i) to the Parent Borrower in Dollars, Euro or any Alternative Currency provided under Section 1.8, (ii) to the Canadian Borrower in Dollars, Canadian Dollars or any Alternative Currency provided under Section 1.8 or (iii) to any European Borrower in Dollars, Euro, Sterling or any Alternative Currency provided under Section 1.8. Revolving Credit Loans (i) to the Parent Borrower or the Canadian Borrower denominated in Dollars may be ABR Loans or LIBOR Loans, as further provided herein, (ii) to the Canadian Borrower denominated in Canadian Dollars may be Canadian Prime Rate Loans or CDOR Loans, as further provided herein, and (iii) to any European Borrower may be LIBOR Loans denominated in Dollars or Sterling, or EURIBOR Loans denominated in Euros, as further provided herein. Within the limits of each Lender’s U.S. Revolving Credit Commitment or Foreign Revolving Credit Commitment, as applicable, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1(a), prepay under Section 2.5 and reborrow under this Section 2.1(a).

(b) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 2.1(a) or in Section 7), (i) the Administrative Agent is authorized by the Parent Borrower and the U.S. Revolving Credit Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make loans denominated in Dollars that are ABR Loans (each such loan, a “U.S. Protective Advance”) on behalf of all U.S. Revolving Credit Lenders to the Parent Borrower and (ii) the Administrative Agent is authorized by all Foreign Borrowers and the Foreign Revolving Credit Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make loans denominated in Dollars that are ABR Loans (each such loan, a “Foreign Protective Advance”; U.S. Protective Advance or Foreign Protective Advance, each a “Protective Advance”) on behalf of all Foreign Revolving Credit Lenders to any Foreign Borrower, in each case of clauses (i) and (ii), at any time that any condition precedent set forth in Section 7 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof or (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Any

Protective Advance may be made in a principal amount that would result in the Availability Requirements not being met; provided that (i) no U.S. Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the Outstanding Amount of any other outstanding U.S. Protective Advances) the aggregate Outstanding Amount of all U.S. Protective Advances outstanding hereunder would exceed 5% of the U.S. Borrowing Base as determined on the date of such proposed Protective Advance and (ii) no Foreign Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the Outstanding Amount of any other outstanding Foreign Protective Advances) the aggregate Outstanding Amount of all Foreign Protective Advances outstanding hereunder would exceed 5% of the Foreign Borrowing Base as determined on the date of such proposed Protective Advance; provided further that (x) the aggregate U.S. Revolving Credit Exposure at such time shall not exceed the aggregate U.S. Revolving Credit Commitments as then in effect and (y) the aggregate Foreign Revolving Credit Exposure at such time shall not exceed the aggregate Foreign Revolving Credit Commitments as then in effect. Each U.S. Protective Advance shall be secured by the Liens in favor of the Administrative Agent on behalf of the Secured Parties in and to the U.S. Collateral and shall constitute U.S. Obligations hereunder. Each Foreign Protective Advance shall be secured by the Liens in favor of the Administrative Agent on behalf of the Secured Parties in and to the Collateral and shall constitute Foreign Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion and under no circumstance shall any Borrower have the right to require that a Protective Advance be made. At any time that the conditions precedent set forth in Section 7 have been satisfied or waived, the Administrative Agent may request (i) the U.S. Revolving Credit Lenders to make a U.S. Revolving Credit Loan to repay a U.S. Protective Advance and/or (ii) the Foreign Revolving Credit Lenders to make a Foreign Revolving Credit Loan to repay a Foreign Protective Advance. At any other time, the Administrative Agent may require the Appropriate Lenders to fund their risk participations described in Section 2.1(c) below.

(c) Upon the making of a U.S. Protective Advance or a Foreign Protective Advance, as applicable, by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), (i) each U.S. Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Pro Rata Share and (ii) each Foreign Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Foreign Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(d) Notwithstanding anything to the contrary in any Credit Document, but subject to Section 2.12, each Lender may, at its option, make Revolving Credit Loans, Swing Line Loans or Protective Advances, as applicable, available to the Borrowers by causing its applicable Lending Office or any foreign or domestic branch or Affiliate of such Lender to make such Loans; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and the other Credit Documents and (ii) no Credit Party shall be obliged to make any payment pursuant to Section 2.10, 2.11, 5.4 (or the comparable provisions in Section 14) in excess of any payment that would have been due to Lender pursuant to Section 2.10, 2.11 or 5.4 (or the comparable provisions under Section 14), respectively, if the Lender had made such Loan through its Lending Office (other than (i) Loans made through any foreign or domestic branch or Affiliate of a Lender at the written request of the Parent Borrower or (ii) payments as a result of any change after the exercise of such option in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority).

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit, Swing Line Loans and Protective Advances are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings

(a) Each Borrowing of, conversion to or continuation of LIBOR Loans, CDOR Loans or EURIBOR Loans shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of the Dollar Amount of $500,000 in excess thereof.

(b) Except as provided in Sections 3.1(c) and 3.2(c), and except for Protective Advances which shall be made in the amounts required by Section 2.1(b), each Borrowing of or conversion to ABR Loans or Canadian Prime Rate Loans shall be in a principal Dollar Amount of $500,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof.

(c) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent.

2.3 Borrowings, Conversions and Continuations

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of LIBOR Loans, EURIBOR Loans or CDOR Loans shall be made upon the applicable Administrative Borrower’s revocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Loans denominated in Dollars or any conversion of ABR Loans to LIBOR Loans, (B) four (4) Business

Days prior to the requested date of any Borrowing or continuation of CDOR Loans or any conversion of Canadian Prime Rate Loans to CDOR Loans, and (C) four (4) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Loans denominated in Sterling or EURIBOR Loans, and (ii) not later than 11:00 a.m. (New York, New York time) on the requested date of any Borrowing of ABR Loans or Canadian Prime Rate Loans. Each telephonic notice by the Parent Borrower pursuant to this Section 2.3(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Borrowing or Notice of Conversion or Continuation, appropriately completed and signed by an Authorized Officer of the applicable Administrative Borrower. Each Notice of Borrowing or Notice of Conversion or Continuation (whether telephonic or written) shall specify (i) whether the requesting Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of LIBOR Loans, EURIBOR Loans or CDOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (vi) the identity of the requesting Borrower and (vii) if applicable, the duration of the Interest Period with respect thereto. If the requesting Borrower fails to specify a Type of Loan in a Notice of Borrowing or Notice of Conversion or Continuation or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, (i) in the case of Loans to the Parent Borrower or the Canadian Borrower denominated in Dollars, ABR Loans, (ii) in the case of Loans to the Canadian Borrower denominated in Canadian Dollars, Canadian Prime Rate Loans, (iii) in the case of Loans to a European Borrower denominated in Dollars or Sterling, LIBOR Loans with an Interest Period of one month and (iv) in the case of Loans denominated in Euros, EURIBOR Loans with an Interest Period of one month. Any such automatic conversion to ABR Loans or Canadian Prime Rate Loans, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans or CDOR Loans, as applicable. If the requesting Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans, CDOR Loans or EURIBOR Loans in any such Notice of Borrowing or Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars. Notwithstanding anything to the contrary, no Revolving Credit Loan to a European Borrower may be converted to ABR Loans.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Pro Rata Share of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the requesting Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans or Canadian Prime Rate Loans or continuation of Loans to a European Borrower described in Section 2.2(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the respective currency not later than (i) 1:00 p.m. (New York, New York time), in the case of any Loan denominated in Dollars or any Canadian Prime Rate Loan denominated in Canadian Dollars, and (ii) 9:00 a.m. (New York, New York time), in the case of any CDOR Loan denominated in Canadian Dollars and any Loan denominated in Sterling or Euro, in each case on the Business

Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 7, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the requesting Borrower; provided that (x) if, on the date the Notice of Borrowing with respect to a Borrowing is given by the Parent Borrower, there are L/C Borrowings in respect of U.S. Letters of Credit outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Parent Borrower as provided above and (y) if, on the date the Notice of Borrowing with respect to a Borrowing is given by a Foreign Borrower, there are L/C Borrowings in respect of Foreign Letters of Credit outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Foreign Borrower as provided above.

(c) The Administrative Agent shall promptly notify the applicable Administrative Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans, CDOR Loans or EURIBOR Loans upon determination of such interest rate. The determination of the LIBOR Rate, CDOR Rate or EURIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the applicable Administrative Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the ABR or Canadian Prime Rate promptly following the public announcement of such change.

(d) Except as otherwise provided herein, a LIBOR Loan, a CDOR Loan or a EURIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan, CDOR Loan or EURIBOR Loan. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted or continued as LIBOR Loans, CDOR Loans or EURIBOR Loans, and that (unless repaid) any or all of the then-outstanding Loans in Alternative Currencies be redenominated into Dollars in the amount of the Dollar Amount thereof, on the last day of the then-current Interest Period with respect thereto.

2.4 Disbursement of Funds

(a) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such Pro Rata Share available to the Administrative Agent, each of such Lender and applicable Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.4(a) shall be conclusive in the absence of manifest error. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower (to the extent such amount is covered by interest paid by such Lender) the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt

(a) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. Each Borrower shall repay each of its Swing Line Loans on the Maturity Date.

(c) Protective Advances. Each Borrower shall repay to the Administrative Agent the then unpaid amount of each of its Protective Advances on the Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of any Borrower to the appropriate Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and, if applicable, the relevant tranche thereof and the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(g) Each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made an initial Borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s expense a promissory note substantially in the form of Exhibit B, evidencing the Loans owing to such Lender. Each Lender may attach schedules to its note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.6 Designation of Administrative Borrower

Each Foreign Borrower irrevocably appoints the Irish Borrower and the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Notice of Borrowing and Notice of Conversion or Continuation) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Foreign Borrowers acting singly, shall be valid and effective if given or taken only by the Irish Borrower or the Parent Borrower with respect to the Foreign Borrowers, whether or not any of the other Foreign Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Irish Borrower or the Parent Borrower; provided that nothing herein shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including, without limitation, a Notice of Borrowing and a Notice of Conversion or Continuation), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement. For the purposes of this Section, each of the other Foreign Borrowers releases the Irish Borrower and the Parent Borrower, as applicable from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any similar restrictions set forth in any other Applicable Law.

2.7 [Reserved]

2.8 Interest

(a) Subject to the provisions of Section 2.8(b), (i) each LIBOR Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate; (ii) each LIBOR Loan that is denominated in Sterling shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the

LIBOR Rate for such Interest Period plus the Applicable Rate; (iii) each EURIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR Rate for such Interest Period plus the Applicable Rate; (iv) each CDOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the CDOR Rate for such Interest Period plus the Applicable Rate; (v) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate; (vi) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate and (vii) each Overnight LIBOR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight LIBOR Rate plus the Applicable Rate. For the avoidance of doubt, each Loan denominated in Sterling (other than a Swing Line Loan) shall be a LIBOR Loan, and each Loan denominated in Euro (other than a Swing Line Loan) shall be a EURIBOR Loan.

(b) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), and an Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing, then, upon the giving of written notice by the Administrative Agent to the Parent Borrower (except in the case of an Event of Default under Section 11.5, for which no notice is required), such overdue amount (other than any such amount owed to a Defaulting Lender) shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a)(v) plus 2% from the date of written notice to the date on which such amount is paid in full (after as well as before judgment) (or if an Event of Default under Section 11.5 shall have occurred and be continuing, the date of the occurrence of such Event of Default).

(c) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Interest on each Loan shall be payable in the currency in which such Loan was made. Except as provided below, interest shall be payable (i) in respect of each ABR Loan and each Canadian Prime Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, CDOR Loan or EURIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment; provided that interest on ABR Loans or Canadian Prime Rate Loans shall only become due pursuant to this clause (A) if the aggregate principal amount of the ABR Loans or Canadian Prime Rate Loans then-outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(d) All computations of interest hereunder shall be made in accordance with Section 5.5.

2.9 Interest Periods

At the time the applicable Administrative Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans, CDOR Loans or EURIBOR Loans in accordance with Section 2.3(a), the applicable Administrative Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the applicable Administrative Borrower, be a one, two, three or six or (if available to all Appropriate Lenders) a twelve month period or a period of less than one month.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans, CDOR Loans or EURIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans, CDOR Loans or EURIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan, CDOR Loan or EURIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrowers shall not be entitled to elect any Interest Period in respect of any LIBOR Loan, CDOR Loan or EURIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, LIBOR/EURIBOR Discontinuation, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate, CDOR Rate or EURIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank market for such rate, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, CDOR Rate or EURIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans, CDOR Loans or EURIBOR Loans (other than any increase or reduction attributable to (A) Indemnified Taxes and Taxes indemnifiable under Section 5.4 (or the comparable provisions under Section 14), (B) net income Taxes and franchise and excise Taxes (imposed in lieu of net income Taxes) imposed on any Agent or Lender or (C) Taxes included under clauses (c) through (e) of the definition of “Excluded Taxes”) because of (x) any change since the Closing Date in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank market for such rate or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Parent Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Appropriate Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans, CDOR Loans or EURIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Parent Borrower and the Appropriate Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the applicable Administrative Borrower with respect to LIBOR Loans, CDOR Loans or EURIBOR Loans that have not yet been incurred shall be deemed rescinded by such Administrative Borrower, as applicable, (y) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Parent Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any LIBOR Loan, CDOR Loan or EURIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the applicable Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan, CDOR Loan or EURIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Parent Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan, CDOR Loan or EURIBOR Loan is then-outstanding, upon at least three Business Days’ notice to the Administrative Agent require the affected Lender to convert each LIBOR Loan into an ABR Loan denominated in Dollars and each CDOR Loan into Canadian Prime Rate Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliates’ capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or any Affiliate thereof could have achieved but for such Change in Law (taking into consideration such Lender’s or parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Parent Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.10 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

(e) Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.6, in the event that the Administrative Agent or the Required Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error) that any of the LIBOR Rate or the EURIBOR Rate for a particular Interest Period is not available at such time for any reason, then the LIBOR Rate or the EURIBOR Rate (as applicable) for such Interest Period shall be (x) a comparable successor or alternative interbank rate for deposits in Dollars, Sterling or Euros (as applicable) that is, at such time, broadly accepted by the syndicated loan market in lieu of the LIBOR Rate or the EURIBOR Rate (as applicable) and is reasonably acceptable to the Parent Borrower and the Administrative Agent or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent and the Parent Borrower may determine with the consent of the Required Lenders.

2.11 Compensation

If (i) any payment of principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan is made by the applicable Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan, CDOR Loan or EURIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (ii) any Borrowing of LIBOR Loans, CDOR Loans or EURIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan, CDOR Loan or EURIBOR Loan is not continued as a LIBOR Loan, CDOR Loan or EURIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the applicable Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan, CDOR Loan or EURIBOR Loan. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

2.12 Change of Lending Office

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 (or the comparable provisions under Section 14) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the applicable Borrower or the right of any Lender provided in Section 2.10 or 5.4 (or the comparable provisions under Section 14). The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

2.13 Notice of Certain Costs

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 (or the comparable provisions in Section 14) is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4 (or the comparable provisions under Section 14), as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Parent Borrower (except that, if the event giving rise to such additional cost, reduction in amounts, loss, tax or other additional amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.14 Incremental Credit Extensions

(a) Incremental Revolving Credit Request. The Borrowers may at any time and from time to time, on one or more occasions, after the Closing Date, by notice to the Administrative Agent, request one or more increases to the aggregate principal amount of the Revolving Credit Commitments (the “Incremental Commitments”). Such increase may be an increase to the U.S. Revolving Credit Commitments and/or the Foreign Revolving Credit Commitments and shall not be required to be pro rata as between the two Tranches.

(b) Size. The aggregate principal amount of all Incremental Commitments hereunder shall not exceed the sum of (x) $50,000,000, plus (y) an amount equal to the excess of the Aggregate Borrowing Base set forth in the Borrowing Base Certificate most recently delivered pursuant to Section 9.1(i) over the principal amount of the Aggregate Revolving Credit Commitments at such time. Each Incremental Commitment will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $5,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

(c) Incremental Lenders. Incremental Commitments may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of the Incremental Commitments, nor will the Borrowers have any obligation to approach any existing Lender(s) to provide any Incremental Commitments) or by any Additional Lender on terms permitted by this Section 2.14; provided that the Administrative Agent, each Swing Line Lender for the applicable Tranche and each L/C Issuer for the applicable Tranche shall have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Incremental Commitments if such consent would be required under Section 13.6(b)(ii) for an assignment of Revolving Credit Commitments to such Person. Final allocations of Incremental Commitments will be made by the Parent Borrower together with the arrangers thereof, if any, in their discretion.

(d) Incremental Amendments. Incremental Commitments shall become U.S. Revolving Credit Commitments and/or Foreign Revolving Credit Commitments, as applicable, under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrowers, each Person providing such Incremental Commitments and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Credit Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Commitments.

(e) Conditions. The availability of the Incremental Commitments under this Agreement will be subject solely to the following conditions:

(i) No Event of Default shall have occurred and be continuing or would exist after giving effect thereto; and

(ii) all representations and warranties set forth in Section 8 and the other Credit Documents shall be true and correct in all material respects on and as of the date of effectiveness of the Incremental Commitments except any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be, provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) Terms. Except as set forth in clause (g) below or with respect to any FILO Tranche under Section 2.14(h) below, any Incremental Commitments shall be on the same terms (including as to maturity and guarantee and collateral) and pursuant to the same documentation applicable to the U.S. Revolving Credit Commitments and/or the Foreign Revolving Credit Commitments, as applicable; provided that if a financial covenant is added for the benefit of the Incremental Commitments, no consent from any Lender or the Administrative Agent is required to the extent that such financial covenant is also added for the benefit of the existing Credit Facilities.

(g) Pricing. Other than (x) in the case of a FILO Tranche as described below and (y) upfront fees paid upon the effectiveness of the Incremental Commitments, the pricing in respect of the Incremental Commitments shall be identical to the existing Revolving Credit Commitments.

(h) FILO Tranche. Notwithstanding anything set forth above, the Borrowers may incur Incremental Commitments in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts, in each case to be agreed upon among the Borrowers and the lenders providing the FILO Tranche (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate for the existing Revolving Credit Loans) so long as (a) the final scheduled maturity of any FILO Tranche shall not occur, and no FILO Tranche shall require mandatory commitment reductions prior to, the latest then-existing Maturity Date; and (b) the other terms of the FILO Tranche shall be reasonably satisfactory to the Administrative Agent.

(i) Reallocation of Revolving Credit Exposure. Upon the effectiveness of the Incremental Commitments (other than pursuant to clause (h) above):

(i) each U.S. Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing an increase to the U.S. Revolving Credit Commitments, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such U.S. Revolving Credit Lender’s participations hereunder in outstanding U.S. Letters of Credit and U.S. Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in U.S. Letters of Credit and U.S. Swing Line Loans held by each U.S. Revolving Credit Lender will equal the percentage of the aggregate U.S. Revolving Credit Commitments of all U.S. Revolving Credit Lenders represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitments;

(ii) each Foreign Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing an increase to the Foreign Revolving Credit Commitments, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Foreign Revolving Credit Lender’s participations hereunder in outstanding Foreign Letters of Credit and Foreign Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Foreign Letters of Credit and Foreign Swing Line Loans held by each Foreign Revolving Credit Lender will equal the percentage of the aggregate Foreign Revolving Credit Commitments of all Foreign Revolving Credit Lenders represented by such Foreign Revolving Credit Lender’s Foreign Revolving Credit Commitments; and

(iii) if, on the date of any increase to U.S. Revolving Credit Commitments or Foreign Revolving Credit Commitments, as applicable, there are any U.S. Revolving Credit Loans or Foreign Revolving Credit Loans outstanding, such applicable Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Commitments be prepaid from the proceeds of Revolving Credit Loans made hereunder (reflecting such increase in the applicable Tranche of Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11.

(j) The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14.

2.15 Extension of Revolving Credit Commitments

(a) The Borrowers may at any time and from time to time request that all or a portion of the U.S. Revolving Credit Commitments and/or the Foreign Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans thereunder, “Existing Revolving Credit Loans”) be converted to extend the Maturity Date thereof (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Credit Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Revolving Credit Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each Appropriate Lender of the Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall either, at the option of the Parent Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Parent Borrower) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Parent Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Commitments receive the benefit of such more restrictive terms or (y) any such provisions apply after the Maturity Date of any Revolving Credit Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discount and premiums with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins rate floors, upfront fees, funding discounts, original issue discount and premiums for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment and (z) the amount of the Extended Revolving Credit Commitments and the principal amount of the Extended Revolving Credit Loans shall not exceed the amount of the Specified Existing Revolving Credit Commitments being extended and the principal amount of the related Existing Revolving Credit Loans being extended, respectively, and provided further that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Specified Existing Revolving Credit Commitment and the other Existing Revolving Credit Commitments (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the applicable Credit Facility) and (2) assignments and participations of Extended Revolving Credit

Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Revolving Credit Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request. Any Extended Revolving Credit Commitments shall constitute a separate class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding class of Revolving Credit Commitments other than the Existing Revolving Credit Commitments from which such Extended Revolving Credit Commitments were converted.

(b) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments subject to such Revolving Credit Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments subject to such Extension Request that it has elected to convert into Extended Revolving Credit Commitments. In the event that the aggregate amount of Revolving Credit Commitments subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis based on the amount of Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit or Swing Line Loans under Section 3, except that the applicable Extension Amendment may provide that the Letter of Credit Expiration Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the applicable L/C Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Credit Commitments) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. Notwithstanding anything to the contrary in this Section 2.15, and without limiting the generality or applicability of Section 13.1 to any Section 2.15 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments comply with the requirements of Section 2.15 and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, consents applicable to holders of any Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 13.1.

(d) Notwithstanding anything to the contrary contained in this Agreement, if on any date on which any Existing Revolving Credit Commitments are converted, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(e) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.15.

(f) No conversion of Loans or Revolving Credit Commitments pursuant to any Extension Amendment in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.16 Defaulting Lender

(a) Reallocation. Notwithstanding anything to the contrary herein, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Protective Advance participation pursuant to Section 2.1(c), any outstanding Letter of Credit participation pursuant to Section 3.1 and Swing Line Loan participation pursuant to Section 3.2 of such Defaulting Lender:

(i) (A) the U.S. Protective Advance participation pursuant to Section 2.1(c), the U.S. Letter of Credit participation pursuant to Section 3.1 and the U.S. Swing Line Loan participation pursuant to Section 3.2, in each case, of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders who are U.S. Revolving Credit Lenders pro rata in accordance with their respective U.S. Revolving Credit Commitments and (B) the Foreign Protective Advance participation pursuant to Section 2.1(c), the Foreign Letter of Credit participation pursuant to Section 3.1 and the Foreign Swing Line Loan participation pursuant to Section 3.2, in each case, of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a

Defaulting Lender) among the Non-Defaulting Lenders who are Foreign Revolving Credit Lenders pro rata in accordance with their respective Foreign Revolving Credit Commitments; provided that, in each cases of clauses (A) and (B) above, (a) (A) the U.S. Revolving Credit Exposure of each Non-Defaulting Lender may not in any event exceed its U.S. Revolving Credit Commitment as in effect at the time of such reallocation and (B) the Foreign Revolving Credit Exposure of each Non-Defaulting Lender may not in any event exceed its Foreign Revolving Credit Commitment as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the L/C Issuers, the applicable Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of any Defaulting Lender’s Letter of Credit participation pursuant to Section 3.1 and Swing Line Loan participation pursuant to Section 3.2 cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the applicable Borrowers will, not later than two Business Days after demand by the Administrative Agent (at the direction of the relevant L/C Issuer and/or the relevant Swing Line Lender, as the case may be), (1) Cash Collateralize the obligations of such Borrower to the relevant L/C Issuer in respect of such Letter of Credit participation pursuant to Section 3.1, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 3.1, or (2) in the case of such Swing Line Loan participation pursuant to Section 3.2, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the relevant L/C Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 3.1(i) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of any such Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 3.1 of such Defaulting Lender is reallocated to the applicable Non-Defaulting Lenders pursuant to Section 2.16(a) above, such fees under Section 3.1(i) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their applicable U.S. Revolving Credit Commitments or Foreign Revolving Credit Commitments, as applicable, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 3.1 cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant L/C Issuer, as their interests appear.

(c) Cure. If the Parent Borrower, the Administrative Agent, each L/C Issuer and each Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon (as of the effective date specified in such notice and subject to any conditions set forth therein), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the aggregate Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participations pursuant to Section 3.1 and Swing Line Loan participations pursuant to Section 3.2 of the Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.17 Reserves

Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Parent Borrower at least five (5) Business Days’ prior written notice of any such establishment or change. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or change, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such Reserve, as reasonably determined, without duplication, by the Administrative Agent in its Permitted Discretion.

SECTION 3 Letters of Credit and Swing Line Loans

3.1 Letters of Credit

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Appropriate Lenders set forth in this Section 3.1, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in an Alternative Currency for the account of any Borrower (provided that any Letter of Credit may be for the benefit of any direct or indirect Subsidiary of the Parent Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 3.1(b), and (y) to honor drawings under the

Letters of Credit and (B) (1) the U.S. Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower or any of its Restricted Subsidiaries (each, a “U.S. Letter of Credit”) and (2) the Foreign Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Foreign Borrowers (each, a “Foreign Letter of Credit”), in each case, pursuant to this Section 3.1; provided that after giving effect to each L/C Credit Extension, (i) the Availability Requirements shall be satisfied and (ii) the Outstanding Amount of the L/C Obligations, and the Outstanding Amount of the L/C Obligations of each L/C Issuer, shall not exceed the applicable L/C Sublimit; provided further that (i) Goldman Sachs Bank USA (or any of its branches or Affiliates) shall not be required to issue Commercial Letters of Credit or Letters of Credit denominated in a currency other than Dollars without its prior written consent and (ii) JPMorgan Chase Bank, N.A. may issue any Letter of Credit acting through any of its branches or designated Affiliates that it determines necessary and appropriate. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Closing Date Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 3.1(a) hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Each L/C Issuer party hereto that is an issuer of Closing Date Existing Letters of Credit agrees to the foregoing arrangements with respect to the Closing Date Existing Letters of Credit issued by it, notwithstanding that such provisions may cause the Outstanding Amount of the L/C Obligations of such L/C Issuer to exceed its applicable L/C Sublimit; provided that, in such event, such L/C Issuer shall not be obligated to issue or renew any new Letters of Credit until the applicable conditions precedent in Section 3.1(a) have been satisfied.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 3.1(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the applicable L/C Issuer and the Administrative Agent in their sole discretion;

(B) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless (1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or otherwise backstopped in a manner that is mutually agreeable between the Parent Borrower and the applicable L/C Issuer; or

(C) the beneficiary of the Letter of Credit is either resident in Ireland or, where such beneficiary is a legal person, its place of establishment to which the Letter of Credit relates is Ireland unless the L/C Issuer is either (x) authorized under the laws of Ireland to issue Letters of Credit to any such beneficiary or (y) exempted from the requirement to have any such authorization under the laws of Ireland.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Applicable Law or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies or procedures of such L/C Issuer applicable to letters of credit generally; or

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer pursuant to Section 1.8, such Letter of Credit is to be denominated in a currency other than Dollars and any currency listed in clause (a) of the definition of “Alternative Currency”.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Administrative Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the applicable Administrative Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon (New York, New York time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof, and the name of the applicable Borrower for whose account the Letter of Credit is to be issued; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated; (h) the Tranche of Revolving Credit Commitments under which such Letter of Credit is to be issued (provided that any Letter of Credit for the benefit of the Parent Borrower or any of its Domestic Subsidiaries shall not be issued under the Tranche with respect to the Foreign Revolving Credit Commitments) and (i) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Administrative Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the applicable Administrative Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (the maturity of which shall in no event extend beyond the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized or otherwise backstopped in a manner that is mutually agreeable between the Parent Borrower and the applicable L/C Issuer) (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon by the relevant L/C Issuer and the Parent Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Appropriate Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date unless such Letter of Credit has been Cash Collateralized or otherwise backstopped in a manner that is mutually agreeable between the Parent Borrower and the applicable L/C Issuer); provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 3.1(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Appropriate Lender, or the Parent Borrower that one or more of the applicable conditions specified in Section 7 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall examine drawing documents within the period stipulated by the terms and conditions of the Letter of Credit. After such examination, such L/C Issuer shall notify promptly the applicable Administrative Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the relevant L/C Issuer in such Alternative Currency, unless (A) the relevant L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Administrative Borrower shall have notified the relevant L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the relevant L/C Issuer shall notify the applicable Administrative Borrower of the Dollar Amount of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in Dollars (including all Letters of Credit denominated in Dollars), or the Applicable Time on the first Business Day following the date of any payment by any L/C Issuer under an Alternative Currency Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars or in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the applicable Administrative Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans in Dollars to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or, in the case of an Unreimbursed Amount denominated in a currency other than Dollars, the Dollar Amount thereof), without regard to the minimum and multiples specified in Section 2.2 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 7 (other than the delivery of a Notice of Borrowing). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 3.1(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) (A) Each U.S. Revolving Credit Lender (including any such U.S. Revolving Credit Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 3.1(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a U.S. Letter of Credit and (B) each Foreign Revolving Credit Lender (including any such Foreign Revolving Credit Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 3.1(c)(i) make funds available to the Administrative Agent for the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Foreign Letter of Credit, in each case, not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon), whereupon, subject to the provisions of Section 3.1(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is an ABR Loan in Dollars to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 7 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 3.1(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.1.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 3.1(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under the applicable Letters of Credit, as contemplated by this Section 3.1(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 3.1(c) is subject to the conditions set forth in Section 7 (other than delivery by the Administrative Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.1(c) by the time specified in Section 3.1(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.1(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 3.1(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the

Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 13.19 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Holdings or any Credit Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally;

(vi) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantees or any other guarantee, for all or any of the Obligations of any Credit Party in respect of such Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by the Borrowers to the extent permitted by Applicable Law) suffered by any Borrower that are caused by acts or omissions of such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.

(f) Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) a problem with the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 3.1(f); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to lost profits or punitive or consequential damages suffered by any Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrowers to Cash Collateralize their respective L/C Obligations pursuant to Section 11 or (ii) an Event of Default set forth under Section 11.5 occurs and is continuing or (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments and a backstop letter of credit that is satisfactory to the L/C Issuer in its sole discretion is not in place, then the applicable Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or such termination date), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i) or (iii), (1) the Business Day that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 11.5 occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. The applicable Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in Cash Equivalents made available by the Administrative Agent and elected by the applicable Administrative Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrowers.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Parent Borrower (or other applicable Borrower) when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower or its Subsidiaries pursuant to this Agreement equal to the Applicable Rate times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum Dollar Amount increases periodically pursuant to the terms of such Letter of Credit). Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. Such Letter of Credit Fees shall be due and payable in Dollars on the last Business Day of each March, June, September and

December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Each Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it for the account of such Borrower or its Subsidiaries equal to 0.125% per annum of the daily maximum Dollar Amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, each Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer.

(i) A Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

(ii) On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Restricted Subsidiaries of the Parent Borrower inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

3.2 Swing Line Loans

(a) The Swing Line. Subject to the terms and conditions set forth herein, (i) the U.S. Swing Line Lender agrees to make loans in Dollars (each such loan, a “U.S. Swing Line Loan”) to the Parent Borrower in an aggregate principal amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, (ii) the Canadian Swing Line Lender agrees to make loans in Dollars or Canadian Dollars (each such loan, a “Canadian Swing Line Loan”) to the Canadian Borrower in an aggregate Dollar Amount in principal not to exceed at any time outstanding, when combined with the aggregate Dollar Amount in principal of the European Swing Line Loans, the amount of the Foreign Swing Line Sublimit, and (iii) the European Swing Line Lender agrees to make loans in Dollars, Euro or Sterling (each such loan, a “European Swing Line Loan” and, collectively with the Canadian Swing Line Loans, each a “Foreign Swing Line Loan”; Foreign Swing Line Loans, collectively with the U.S. Swing Line Loans, each a “Swing Line Loan”) to any European Borrower in an aggregate Dollar Amount in principal not to exceed at any time outstanding, when combined with the aggregate Dollar Amount in principal of the Canadian Swing Line Loans, the amount of the Foreign Swing Line Sublimit, in each case from time to time on any Business Day during the period from the Closing Date until the Maturity Date, notwithstanding the fact that (i) such U.S. Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of U.S. Revolving Credit Loans and U.S. L/C Obligations of any Lender acting as a Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment and/or (ii) such Foreign Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Foreign Revolving Credit Loans and Foreign L/C Obligations of any Lender acting as a Swing Line Lender, may exceed the amount of such Lender’s Foreign Revolving Credit Commitment; provided that (i) (A) after giving effect to any U.S. Swing Line Loan, each U.S. Revolving Credit Lender’s U.S. Revolving Credit Exposure shall not exceed such Lender’s U.S. Revolving Credit Commitment then in effect and (B) after giving effect to any Foreign Swing Line Loan, each Foreign Revolving Credit Lender’s Foreign Revolving Credit Exposure shall not exceed such Lender’s Foreign Revolving Credit Commitment then in effect and (ii) after giving effect to each Swing Line Loan and to the application of the proceeds thereof, the Availability Requirements shall be met. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 3.2, prepay under Section 2.5, and re-borrow under this Section 3.2. Each Swing Line Loan (i) made to the Parent Borrower shall be an ABR Loan denominated in Dollars, (ii) made to the Canadian Borrower shall be an ABR Loan if denominated in Dollars or a Canadian Prime Rate Loan if denominated in Canadian Dollars and (iii) made to a European Borrower shall be a LIBOR Loan if denominated in Dollars or an Overnight LIBOR Loan if denominated in Euro or Sterling. Immediately upon the making of a U.S. Swing Line Loan, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Pro Rata Share times the amount of such U.S. Swing Line Loan. Immediately upon the making of a Foreign Swing Line Loan, each Foreign Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Foreign Swing Line Lender a risk participation in such Foreign Swing Line Loan in an amount equal to the product of such Foreign Revolving Credit Lender’s Pro Rata Share times the amount of such Foreign Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Administrative Borrower’s irrevocable written notice to the applicable Swing Line Lender and the Administrative Agent. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than (A) in the case of a U.S. Swing Line Loan, 1:00 p.m. (New York time), on the requested borrowing date, (B) in the case of a Canadian Swing Line Loan denominated in Dollars, 1:00 p.m. (New York time), on the requested borrowing date, (C) in the case of a Canadian Swing Line Loan denominated in Canadian Dollars, 11:00 a.m. (New York time), on the requested borrowing date, and (D) in the case of a European Swing Line Loan, 10:00 a.m. (London time), on the requested borrowing date, and shall specify (i) the amount and currency to be borrowed, which shall be a minimum Dollar Amount of $100,000 (and any Dollar Amount in excess of $100,000 shall be an integral multiple Dollar Amount of $25,000), (ii) the applicable Borrower and (iii) the requested borrowing date, which shall be a Business Day. Each such notice must be made by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an Authorized Officer of the applicable Administrative Borrower. Promptly after receipt by the applicable Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless a Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York time, in the case of a U.S. Swing Line Loan or Canadian Swing Line Loan, or London time, in the case of a European Swing Line Loan) on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 3.2(a), or (B) that one or more of the applicable conditions specified in Section 7 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than (x) 3:00 p.m. (New York time, in the case of a U.S. Swing Line Loan or a Canadian Swing Line Loan) or (y) 6:00 p.m. (London time, in the case of a European Swing Line Loan), in each case on the borrowing date specified in such Swing Line Loan Notice, make the amount of the Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request the applicable Borrower to which the applicable Swing Line Loans has been made (and the applicable Borrower hereby agrees to submit a Notice of Borrowing requesting), that (A) each U.S. Revolving Credit Lender make a U.S. Revolving Credit Loan in an amount equal to such U.S. Revolving Credit Lender’s Pro Rata Share of the amount of the U.S. Swing Line Loans then outstanding to such Borrower and/or (B) each Foreign Revolving Credit Lender make a Foreign Revolving Credit Loan in an amount equal to such Foreign Revolving Credit Lender’s Pro Rata Share of the amount of the Foreign Swing Line Loans then outstanding to such Borrower, in each case of clauses (A) and (B), which Revolving Credit Loan shall be (A) in the case of a U.S. Swing Line Loan, an ABR Loan, (B) in the case of a Canadian Swing Line Loan denominated in Dollars, an ABR Loan, (C) in the case of a Canadian Swing Line Loan denominated in Canadian Dollars, a Canadian Prime Rate Loan, and (D) in the case of a European Swing Line Loan denominated in Dollars or Sterling, a LIBOR Loan with an Interest Period of one month, and (E) in the case of a European Swing Line Loan denominated in Euros, a EURIBOR Loan with an Interest Period of one month. Such request shall be made in a Notice of Borrowing and in accordance with the requirements of Section 2.3, without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Loans, but subject to the unutilized portion of the applicable U.S. Revolving Credit Commitments or Foreign Revolving Credit Commitments, as applicable, and the conditions set forth in Section 7. The applicable Borrower shall furnish the applicable Swing Line Lender with a copy of each applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Appropriate Lender shall make an amount equal to its Pro Rata Share of the amount specified in each such Notice of Borrowing available to the Administrative Agent in Same Day Funds for the account of the applicable Swing Line Lender at the applicable Administrative Agent’s Office not later than the time specified in Section 2.3(b) on the date specified in such Notice of Borrowing, whereupon, subject to Section 3.2(c)(ii), each Lender that so makes funds available shall be deemed to have made Revolving Credit Loans to the applicable Borrowers in such respective amounts. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 3.2(c)(i), the request for Loans submitted by the applicable Borrower as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Appropriate Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 3.2(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(c) by the time specified in Section 3.2(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 3.2(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such

Lender may have against any Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 3.2(c) is subject to the conditions set forth in Section 7 (other than delivery by the applicable Administrative Borrower of a Notice of Borrowing). No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 13.19 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender with a participation in such Swing Line Loan shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the applicable Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the applicable Administrative Borrower for interest on the applicable Swing Line Loans. Until each applicable Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 3.2 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans made to it directly to the applicable Swing Line Lender.

SECTION 4 Fees; Commitments; Removal of Foreign Borrowers

4.1 Fees

(a) The Parent Borrower shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.375% times the actual daily U.S. Unused Amount; provided that any commitment fee accrued with respect to any of the U.S. Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Parent Borrower prior to such time; provided further that no commitment fee shall accrue on any of the U.S. Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Section 7 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with December 31, 2017, and on the Maturity Date.

(b) The Foreign Borrowers shall pay to the Administrative Agent for the account of each Foreign Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.375% times the actual daily Foreign Unused Amount; provided that any commitment fee accrued with respect to any of the Foreign Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Foreign Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Foreign Borrowers prior to such time; provided further that no commitment fee shall accrue on any of the Foreign Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Section 7 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with December 31, 2017, and on the Maturity Date.

(c) The Parent Borrower agrees to pay directly to the Administrative Agent for its own account the administrative agent fees as set forth in the Fee Letter.

4.2 Termination or Reduction of Revolving Credit Commitments, L/C Sublimit or Swing Line Sublimit

(a) Optional. Upon at least one Business Day’s prior revocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Appropriate Lenders), the Parent Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the U.S. Revolving Credit Commitments, the Foreign Revolving Credit Commitments, any L/C Sublimit or any Swing Line Sublimit, in each case, in whole or in part (and such termination or reduction shall not be required to be pro rata as between the two Tranches of Revolving Credit Commitments); provided that (i) any such termination or reduction of Revolving Credit Commitments of any Tranche shall apply proportionately and permanently to reduce the Revolving Credit Commitments of each of the Lenders of such Tranche, (ii) any partial reduction pursuant to this Section 4.2(a) shall be in an aggregate Dollar Amount in principal of $500,000 or any whole multiple of the Dollar Amount in principal of $100,000 in excess thereof and (iii) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans, the Swing Line Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement (including pursuant to Section 5.2), (A) each Lender’s U.S. Revolving Credit Exposure shall not exceed its U.S. Revolving Credit Commitment, (B) each Lender’s Foreign Revolving Credit Exposure shall not exceed its Foreign Revolving Credit Commitment, (C) the L/C Sublimit with respect to the L/C Issuers, taken as a whole, shall not be greater than the Aggregate Revolving Credit Commitments, (D) the L/C Sublimit of each L/C Issuer shall not be less than the Outstanding Amount of the Letters of Credit issued by such L/C Issuer, (E) the U.S. Swing Line Sublimit shall not be greater than the aggregate U.S. Revolving Credit Commitments, (F) the aggregate Foreign Swing Line Sublimit shall not be greater than the aggregate Foreign Revolving Credit Commitments, (G) the Outstanding Amount of U.S. Swing Line Loans shall not exceed the U.S. Swing Line Sublimit and (H) the Outstanding Amount of Foreign Swing Line Loans shall not exceed the Foreign Swing Line Sublimit.

(b) Mandatory. The Revolving Credit Commitments shall terminate on the Maturity Date.

(c) Notice of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of Revolving Credit Commitments, L/C Sublimit or Swing Line Sublimit pursuant to this Section 4.2. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

4.3 Re-Allocation of Revolving Credit Commitments

Up to one time in any fiscal quarter of the Parent Borrower, so long as after giving effect thereto the Availability Requirements would be satisfied, the Borrowers may convert all or a portion of any Lender’s U.S. Revolving Credit Commitments to Foreign Revolving Credit Commitments or all or a portion of any Lender’s Foreign Revolving Credit Commitments to U.S. Revolving Credit Commitments, by written notice to the Administrative Agent and with the written consent of each Lender whose Revolving Credit Commitments are converted. Upon the effectiveness of such conversion, (a) the applicable Borrowers shall have repaid any outstanding Revolving Credit Loans in full (which may be with any Borrowing of Revolving Credit Loans under the applicable Tranche after giving effect to the conversion) and (b) the participations in Swing Line Loans and L/C Obligations under each Tranche of Revolving Credit Commitments shall be re-allocated among the Lenders of the applicable Tranche so they will each hold their Pro Rata Share of the applicable participations based on the new Revolving Credit Commitments under the applicable Tranche.

4.4 Removal of Foreign Borrower

The Parent Borrower may, upon written notice to the Administrative Agent, remove any Foreign Borrower as a Borrower under this Agreement without reducing any Revolving Credit Commitments and thereafter such Foreign Borrower and any Foreign Guarantor that is a direct parent of such Foreign Borrower shall be released as a party under all Credit Documents and the security interest over all assets of such Foreign Borrower and Foreign Guarantor shall also be released, so long as, upon the removal and release of such Foreign Borrower and the relevant Foreign Guarantors:

(a) no Event of Default shall have occurred and be continuing or result therefrom, other than any Event of Default that will be cured after the removal and release of such Foreign Borrower;

(b) all Loans and other Obligations owed by such Foreign Borrower shall be paid in full (other than Cash Management Obligations under Secured Cash Management Agreements, Hedging Obligations under Secured Hedging Agreements or Contingent Obligations) and all Letters of Credit issued for the account of such Foreign Borrower shall be terminated (unless such Letters of Credit have been Cash Collateralized, backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer); and

(c) the Availability Requirements shall have been satisfied after giving effect thereto.

After the removal of any Person as a Foreign Borrower or Foreign Guarantor pursuant to this Section 4.4, any reference to a Foreign Borrower, Borrower, Foreign Guarantor, Foreign Credit Party or any similar term shall be deemed to exclude such Person and any provision applicable to such Person in its capacity as a Foreign Borrower or Foreign Guarantor shall cease to apply to such Person, whether or not it remains a Subsidiary of the Parent Borrower. Upon the request of the Parent Borrower, the Administrative Agent agrees, and the Lenders and the L/C Issuers hereby authorize the Administrative Agent, to enter into amendments to this Agreement and the other Credit Documents in form and substance reasonably acceptable to the Parent Borrower and the Administrative Agent in furtherance of the preceding sentence without consent of any other Person.

SECTION 5 Payments

5.1 Voluntary Prepayments

(a) Each Borrower shall have the right to prepay Loans, without premium or penalty (other than amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of LIBOR Loans, CDOR Loans or EURIBOR Loans made on any date other than the last day of the applicable Interest Period), in whole or in part, from time to time on the following terms and conditions: (a) the Administrative Borrower shall give the Administrative Agent at the Administrative Agent’s Office revocable written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and Type(s) of Revolving Credit Loans to be prepaid, which notice shall be given by the applicable Administrative Borrower no later than 1:00 p.m. (New York, New York time in the case of Revolving Credit Loans denominated in Dollars or Canadian Dollars, or London, England time in the case of Revolving Credit Loans denominated in Sterling or Euro) (A) three Business Days prior to any date of prepayment of LIBOR Loans denominated in Dollars, (B) three (3) Business Days prior to any date of prepayment of CDOR Loans, (C) four (4) Business Days prior to any date of prepayment of LIBOR Loans denominated in Sterling or EURIBOR

Loans and (D) on the date of prepayment of ABR Loans or Canadian Prime Rate Loans and shall be promptly transmitted by the Administrative Agent to each Appropriate Lender together with each such Lender’s Pro Rata Share of such prepayment, (b)(A) each partial prepayment of LIBOR Loans, CDOR Loans or EURIBOR Loans shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of the Dollar Amount of $500,000 in excess thereof; and (B) each partial prepayment of ABR Loans (other than Swing Line Loans and Protective Advances) or Canadian Prime Rate Loans (other than Swing Line Loans) shall be in a principal Dollar Amount of $500,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof or, in each case of clauses (A) and (B), if less, the entire principal amount thereof then outstanding (it being understood that ABR Loans shall be denominated in Dollars only) and (c) any prepayment of LIBOR Loans, CDOR Loans or EURIBOR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto shall be subject to compliance by the applicable Borrower with the applicable provisions of Section 2.11. Each prepayment of principal of, and interest on, any Loan shall be made in the currency in which borrowed (even if the applicable Borrower is required to convert currency to do so). Each prepayment of the Loans pursuant to this Section 5.1(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b) The Parent Borrower, the Canadian Borrower and the European Borrowers may, upon notice by the applicable Administrative Borrower to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York time, in the case of a U.S. Swing Line Loan or a Canadian Swing Line Loan, or London time, in the case of a European Swing Line Loan) on the date of the prepayment and (2) any such prepayment shall be in a minimum principal Dollar Amount of $100,000 or a whole multiple of the Dollar Amount of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Protective Advances in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal Dollar Amount of $100,000 or a whole multiple of the Dollar Amount of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

5.2 Mandatory Prepayments

(a) If at any time any of the Availability Requirements fail to be satisfied (except as the result of the making of a Protective Advance, unless requested by the Administrative Agent), then, the applicable Borrowers shall promptly prepay Loans and Cash Collateralize L/C Obligations (it being understood that any such L/C Obligations so Cash Collateralized will not be deemed to be outstanding for purposes of this Section 5.2(a)) so that the Availability Requirements will be satisfied.

(b) At all times following the establishment of the Cash Management Systems for the relevant jurisdiction pursuant to Section 9.16 and during the Cash Dominion Period (subject to the provisions of the Security Documents), on each Business Day, at or before 1:00 p.m. (local time), the Administrative Agent shall apply all immediately available funds credited to any Concentration Account, (i) with respect to any Concentration Account of any U.S. Credit Party, first to pay any fees or expense reimbursements then due to the Administrative Agent, the Collateral Agent, each U.S. L/C Issuer, and the U.S. Revolving Credit Lenders hereunder, in each case in their capacity as such, pro rata, second to pay interest due and payable in respect of any Loans (including U.S. Swing Line Loans and U.S. Protective Advances) of the Parent Borrower that may be outstanding, pro rata, third to prepay the principal of any U.S. Protective Advances to the Parent Borrower that may be outstanding, pro rata and fourth to prepay the principal of the U.S. Revolving Credit Loans and U.S. Swing Line Loans to the Parent Borrower and to Cash Collateralize U.S. L/C Obligations of the Parent Borrower, pro rata and (ii) with respect to any Concentration Account of any Foreign Borrower, first to pay any fees or expense reimbursements then due to the Administrative Agent, the Collateral Agent, each Foreign L/C Issuer, and the Foreign Revolving Credit Lenders hereunder, in each case in their capacity as such, pro rata, second to pay interest due and payable in respect of any Loans (including Foreign Swing Line Loans and Foreign Protective Advances) of such Borrower that may be outstanding, pro rata, third to prepay the principal of any Foreign Protective Advances to such Borrower that may be outstanding, pro rata and fourth to prepay the principal of the Foreign Revolving Credit Loans and Foreign Swing Line Loans to such Borrower and to Cash Collateralize Foreign L/C Obligations of such Borrower, pro rata, fifth to pay interest due and payable in respect of any remaining Loans (including Swing Line Loans and Protective Advances) of the Foreign Borrowers that may be outstanding, pro rata, sixth to prepay the principal of any remaining Foreign Protective Advances that may be outstanding, pro rata and seventh to prepay the principal of any remaining Foreign Revolving Credit Loans and Foreign Swing Line Loans and to Cash Collateralize any remaining Foreign L/C Obligations, pro rata; provided that, at any time that a certificate is delivered or comes into effect pursuant to Section 14.2(c) with respect to a German Borrower (and for so long as any such certificate is in effect with respect to such German Borrower, unless and until otherwise ordered by a court of competent jurisdiction), funds credited to any Concentration Account of such German Borrower shall only be applied pursuant to the first through the fourth sub-clauses above of this clause (ii).

5.3 Method and Place of Payment

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. If, for any reason, any Borrower is prohibited by any Applicable Law from making any required payment hereunder in any Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Amount of the applicable foreign currency payment amount. The Administrative Agent will promptly distribute to each Lender its

Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (New York, New York time), in the case of payments in Dollars, or (ii) after the Applicable Time in the case of payments in any Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Unless the Parent Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(c) A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 5.3 shall be conclusive, absent manifest error.

5.4 Net Payments

The provisions below shall not apply with respect to any payments in connection with any Loan or other Credit Extension to the Foreign Borrowers.

(a) Any and all payments made by or on behalf of the Parent Borrower or any U.S. Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Parent Borrower or any U.S. Guarantor or the Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to deduct or withhold any Taxes from such payments, then (i) the Parent Borrower or such U.S. Guarantor or the Administrative Agent shall make such deductions or withholdings and (ii) the Parent Borrower or such U.S. Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. If such a Tax is an Indemnified Tax, the sum payable by the Parent Borrower or any U.S. Guarantor shall be increased as necessary so that after making all such required deductions and withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by the Parent Borrower or such U.S. Guarantor, as promptly as practicable thereafter, the Parent Borrower or the U.S. Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Parent Borrower or such U.S. Guarantor showing payment thereof.

(b) The Parent Borrower shall timely pay to the relevant Governmental Authority Other Taxes in accordance with Applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes that are paid by the Administrative Agent to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Parent Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Parent Borrower or any U.S. Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Parent Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Parent Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Credit Document, and any reasonable expenses arising therefrom or with respect thereof, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Any Non-U.S. Lender claiming a basis for an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Parent Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by

Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding or as will permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made. In addition, any Lender, if requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.4(d), the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(f), 5.4(i) and 5.4(j) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Without limiting the generality of Section 5.4(e), each Non-U.S. Lender with respect to any amounts payable hereunder or under any other Credit Document shall, to the extent it is legally entitled to do so:

(i) deliver to the Parent Borrower and the Administrative Agent, on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), two executed copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate substantially in the form of Exhibit J-1 representing that such Non-U.S. Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Parent Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Parent Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, Form W-8-BEN-E or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding Tax on payments under any Credit Document or (z) to the extent a Non-U.S. Lender is not the beneficial owner with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above and in Section 5.4(i), Exhibit J-2, Exhibit J-3 and or other certification documents from each beneficial owner, as applicable); provided that if the Non-U.S. Lender is a partnership it may provide Exhibit J-4 on behalf of one or more of its direct or indirect partners that are claiming the portfolio interest exemption; and

(ii) deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate in any respect and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Parent Borrower or the Administrative Agent.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Parent Borrower and the Administrative Agent.

(g) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax or additional sums payable under this Section 5.4 (including an Other Tax) for which a payment has been made by the Parent Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Parent Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Parent Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Parent Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Parent Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. None of any Lender, the Administrative Agent or the Collateral Agent shall be obliged to disclose any information regarding its tax affairs that it deems confidential to any Credit Party in connection with this clause (g).

(h) If the Parent Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Parent Borrower as the Parent Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Parent Borrower as the Parent Borrower may reasonably request to minimize any amount payable by the Parent Borrower or any U.S. Guarantor pursuant to this Section 5.4. The Parent Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Parent Borrower pursuant to this Section 5.4(h). Nothing in this Section 5.4(h) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(i) Without limiting the generality of Section 5.4(d), with respect to any amounts payable hereunder or under any other Credit Document, each Lender or Agent that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any respect, (iii) after the occurrence of a change in such Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

(j) If a payment made to any Agent or Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender shall deliver to the Parent Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or such Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Parent Borrower as may be necessary for the Administrative Agent and the Parent Borrower to comply with their obligations under FATCA, to determine whether such Agent or Lender has or has not complied with such Agent’s or Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment and deliver to the Parent Borrower and the Administrative Agent two further copies of any such documentation on or before the date that any such documentation expires or becomes obsolete or inaccurate in any respect and after the occurrence of any event requiring a change in the documentation previously delivered by it to the Parent Borrower or the Administrative Agent. Solely for purposes of this subsection (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any current or future intergovernmental agreements and any Applicable Law implementing such agreement entered into in connection therewith.

(k) The agreements in this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and under any other Credit Document.

5.5 Computations of Interest and Fees

All computations of interest (i) for ABR Loans when the ABR is determined on the basis of the rate of interest in effect for such date as publicly announced from time to time by the Administrative Agent as its “prime rate”, (ii) for Loans denominated in Canadian Dollars or (iii) for Loans denominated in Sterling, shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Euro as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 5.3(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

5.6 Limit on Rate of Interest

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b) Payment at Highest Lawful Rate. If any Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Laws.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any Applicable Law, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

5.7 Limitation on Tax Gross-Up

Notwithstanding anything set forth herein or in any other Credit Document, any amounts payable pursuant to the gross-up or indemnification obligations under Section 5.4 or the comparable provisions under Section 14 shall be made without duplication.

SECTION 6 Conditions Precedent to the Closing Date

The obligation of each Lender and each L/C Issuer to make a Credit Extension hereunder on the Closing Date is subject to the satisfaction in all material respects of the conditions set forth below, except as otherwise agreed between the Parent Borrower and the Commitment Parties (as defined in the Commitment Letter).

6.1 Credit Documents

The Administrative Agent shall have received (a) this Agreement, executed and delivered by an Authorized Officer of the Parent Borrower and each other Credit Party party hereto as of the Closing Date, (b) the U.S. Guarantee, executed and delivered by an Authorized Officer of each U.S. Guarantor as of the Closing Date, (c) the U.S. Security Agreement, executed and delivered by an Authorized Officer of each grantor party thereto as of the Closing Date and (d) each Foreign Security Document executed and delivered by an Authorized Officer of each grantor party thereto as of the Closing Date.

6.2 Collateral

(a) All outstanding Stock of the Parent Borrower and all Stock of each Subsidiary of the Parent Borrower directly owned by the Parent Borrower or any U.S. Subsidiary Guarantor, in each case, as of the Closing Date, shall have been pledged pursuant to the U.S. Security Agreement (except that such Credit Parties shall not be required to pledge any U.S. Excluded Stock and Stock Equivalents) and the Collateral Agent (or the Term Loan Administrative Agent in accordance with the ABL Intercreditor Agreement) shall have received all certificates, if any, representing such securities pledged under the U.S. Security Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All certificates, if any, representing the shares charged under the Foreign Security Documents executed and delivered as of the Closing Date, accompanied by executed stock transfers forms in blank.

(c) All Indebtedness of the Parent Borrower and each Subsidiary of the Parent Borrower that is owing to the Parent Borrower or a U.S. Subsidiary Guarantor shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the U.S. Security Agreement, and the Collateral Agent (or the Term Loan Administrative Agent in accordance with the ABL Intercreditor Agreement) shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(d) All documents and instruments, including Uniform Commercial Code or other applicable personal property financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any U.S. Security Document to be executed on the Closing Date and to perfect such Liens to the extent required by, and with the priority required by, such U.S. Security Document shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and none of the U.S. Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder.

(e) The Parent Borrower shall deliver to the Collateral Agent the completed Perfection Certificates with respect to the applicable Borrowers party hereto on the Closing Date, executed and delivered by an Authorized Officer of the applicable Borrower, together with all attachments contemplated thereby.

Notwithstanding anything set forth above, to the extent any security interest (other than to the extent that a lien on the U.S. Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or by the delivery of stock or other equity certificates of the Parent Borrower or a Material Subsidiary of the Parent Borrower constituting a Wholly Owned Domestic Subsidiary that is part of the U.S. Collateral and such stock or other equity certificates have been received from the Parent Borrower) is not or cannot be provided or perfected on the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, the creation or perfection of such security interest shall not constitute a condition precedent to the availability of the initial Credit Extension on the Closing Date but shall instead be required to be delivered or provided within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Parent Borrower and the Term Loan Administrative Agent (with respect to Term Priority Collateral) or the Administrative Agent (with respect to ABL Priority Collateral)) pursuant to arrangements to be mutually agreed by the Parent Borrower and the Term Loan Administrative Agent or the Administrative Agent.

6.3 Legal Opinions

The Administrative Agent shall have received the executed customary legal opinions of Kirkland & Ellis LLP, special New York counsel to the Credit Parties together with customary legal opinions of local counsel for each relevant jurisdiction in respect of matters relating to the applicable Credit Documents and the related transactions as the Administrative Agent may reasonably request. Holdings, the Borrowers, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4 Closing Certificates

The Administrative Agent shall have received a certificate of the Parent Borrower, dated the Closing Date, in respect of the conditions set forth in Sections 6.7, 6.8, 6.11, 6.12 and 6.13.

6.5 Authorization of Proceedings of Each Credit Party

The Administrative Agent shall have received (a) a copy of the resolutions of the board of directors and/or shareholders, or other managers, general partner or other applicable body of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents referred to in Section 6.1 (and any agreements relating thereto) to which it is a party and (ii) in the case of each Borrower, the extensions of credit contemplated hereunder, (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date, and (c) good standing certificates (to the extent such concept exists in the relevant jurisdiction of organization or incorporation) of the Borrowers and the Guarantors and, in the case of each U.K. Credit Party, a certificate from an Authorized Officer dated the Closing Date, certifying that the Organizational Documents of that U.K. Credit Party and the resolutions of the board of directors and the shareholders of that U.K. Credit Party are correct and complete and have not been amended or superseded prior to the Closing Date.

6.6 Fees

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder.

6.7 Representations and Warranties

All Specified Representations shall be true and correct in all material respects on the Closing Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date).

6.8 Company Material Adverse Change

No Company Material Adverse Change shall have occurred since October 23, 2017.

6.9 Solvency Certificate

On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of Holdings substantially in the form of Annex I to Exhibit D of the Commitment Letter.

6.10 Financial Statements

(a) The Joint Lead Arrangers shall have received copies of (i) the audited consolidated balance sheet and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Parent Borrower and its Subsidiaries as of and for the fiscal years ended September 30, 2015 and September 30, 2016 and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Parent Borrower and its Subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Parent Borrower’s Fiscal Year) ended at least 45 days before the Closing Date.

(b) The Joint Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Parent Borrower and its Subsidiaries as of and for the twelve-month period ending on June 30, 2017, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.11 Plan Consummation

The Plan shall not have been amended, modified or supplemented after October 23, 2017 in any manner or any condition to the effectiveness thereof shall not have been waived that, individually or in the aggregate, would reasonably be expected to adversely affect the interests of the Joint Lead Arrangers and the Lenders (taken as a whole and in their capacities as such) in any material respect. The Confirmation Order shall be in form and substance materially consistent with the Plan and the Commitment Letter and otherwise reasonably satisfactory to the Joint Lead Arrangers and shall have been entered confirming the Plan. Each of the Approval Order and the Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in any manner that would not reasonably be expected to adversely affect the interests of the Joint Lead Arrangers and the Lenders (taken as a whole and in their capacities as such) in any material respect and shall not be subject to any pending appeals, except for any of the following, which shall be permissible appeals the pendency of which shall not prevent the occurrence of the Closing Date: (i) any appeal brought (A) by or on behalf of any member of the Ad Hoc Crossover Group (as defined in the Disclosure Statement (as defined the Plan)), whether individually or as a group, asserting objections described in [Docket No. 955] in the Case, (B) by or on behalf of the Second Lien Notes Trustee (as defined in the Plan) asserting objections described in [Docket No. 957] or [Docket No. 954] in the Case, (C) by or on behalf of Ms. Marlene Clark asserting objections with respect to the subject matter addressed by the Bankruptcy Court’s opinion at [Docket No. 1182] in the Case, (D) by or on behalf of SAE Power Inc. and/or SAE Power Co. asserting the claims described in [Docket No. 925] in the Case, or (E) asserting objections of the type described in [Docket No. 1195] and similar objections, (ii) any appeal with respect to or relating to the distributions (or the allocation of such distributions) between and among creditors under the Plan, or (iii) any other appeal, the result of which would not have a materially adverse effect on the rights and interests of the Joint Lead Arrangers and the Lenders (taken as a whole and in their capacities as such). The Confirmation Order shall authorize the Avaya Debtors and the Credit Parties to execute, deliver and perform all of their obligations under all Credit Documents and shall contain no term or provision that contradicts such authorization. The Avaya Debtors shall be and shall have been in compliance with the Confirmation Order in all material respects. The Plan shall have become effective in accordance with its terms and all conditions to the effectiveness of the Plan shall have been satisfied or waived without giving effect to any waiver that would reasonably be expected to adversely affect the interests of the Joint Lead Arrangers and the Lenders in any material respect unless consented to by the Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with Applicable Laws.

6.12 Refinancing

The Closing Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial borrowing of the Initial Term Loans. The principal amount of all third party indebtedness for borrowed money (which, for the avoidance of doubt, does not include intercompany loans or comfort letters reinstated pursuant through the Plan) of the Avaya Debtors on the Closing Date that is incurred, issued, or reinstated or otherwise not discharged in connection with consummation of the Plan (giving effect to any amendments thereto), excluding all such amounts that are (i) not impaired under the Plan (without giving effect to any amendments thereto) and (ii) not required to be paid in full upon the consummation of the Plan (without giving effect to any amendments thereto) (such exclusion to include, without limitation, all Capital Leases in existence on the Closing Date), shall not exceed in the aggregate (x) $2,925 million plus all additional amounts incurred to fund OID and/or upfront fees as contemplated hereunder and (y) the Credit Facilities hereunder.

6.13 PBGC Settlement

The PBGC Settlement Order (as defined in the Plan) shall have been entered and be in effect and the PBGC Settlement (as defined in the Plan) shall have been entered into and consummated, in each case, without giving effect to any amendment, modification or supplement that would, individually or in the aggregate, reasonably be expected to adversely affect the interests of the Joint Lead Arrangers or the Lenders in any material respect.

6.14 Patriot Act

The Administrative Agent shall have received (at least 3 Business Days prior to the Closing Date) all documentation and other information about each Borrower and each Guarantor as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent or the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

6.15 Borrowing Base Certificate

The Administrative Agent shall have received a Borrowing Base Certificate setting forth each Borrowing Base as of October 31, 2017.

6.16 Availability

After giving effect to the initial Credit Extension, the Availability Requirements shall be satisfied.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7 Conditions Precedent to All Credit Extensions After the Closing Date

The obligation of each Lender and each L/C Issuer to make a Credit Extension hereunder (other than with respect to borrowings made pursuant to Section 2.14 in connection with a Limited Condition Transaction to be funded with the proceeds of a FILO Tranche and excluding any conversion or continuation of any LIBOR Loan, CDOR Loan or EURIBOR Loan) after the Closing Date is subject to the satisfaction in all material respects of the conditions set forth below.

7.1 Accuracy of Representations and Warranties

(i) with respect to each Credit Extension to the Parent Borrower, the representations and warranties of the Parent Borrower and any other U.S. Credit Party contained in Section 8 or any other Credit Document shall be true and correct in all material respects on and as of the date of such Credit Extension and (ii) with respect to any Credit Extension to a Foreign Borrower, the representations and warranties of the U.S. Credit Parties and the Foreign Credit Parties contained in Section 8, the applicable provisions in Section 14 or any other Credit Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, in each case of clauses (i) and (ii), to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

7.2 No Default

No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

7.3 Availability

After giving effect to such Credit Extension, the Availability Requirements shall be satisfied.

7.4 Notice of Borrowing

The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Notice of Borrowing or a Letter of Credit Application in accordance with the requirements hereof.

Each Notice of Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 7 have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 8 Representations and Warranties

In order to induce the Lenders and the L/C Issuers to enter into this Agreement and to make the Revolving Credit Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings and the Borrowers make the following representations and warranties to the Lenders and the L/C Issuers, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans and the issuance of the Letters of Credit:

8.1 Corporate Status; Compliance with Laws

Each of Holdings, the Parent Borrower and each Material Subsidiary of the Parent Borrower that is a Restricted Subsidiary (a) is a duly organized or incorporated and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization or incorporation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority

Each U.S. Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each U.S. Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such U.S. Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent the creation and perfection of such obligation is governed by the UCC).

8.3 No Violation

Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will (a) contravene any applicable provision of any material Applicable Law (including material Environmental Laws) other than any contravention which would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of Holdings, the Parent Borrower or any Restricted Subsidiary (other than Liens permitted hereunder) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material debt agreement or instrument to which Holdings, the Parent Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of any U.S. Credit Party.

8.4 Litigation

Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Parent Borrower, threatened in writing with respect to Holdings, the Parent Borrower or any of the Restricted Subsidiaries that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations

Neither the making of Credit Extensions hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals

The execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, authorizations, consents, approvals, registrations, filings or other actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act

None of the Credit Parties is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Parent Borrower, any of the Subsidiaries of the Parent Borrower or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) regarding Holdings, the Parent Borrower and its Restricted Subsidiaries in connection with the Transactions for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections posted to the Lenders on November 2, 2017 are based upon good faith estimates and assumptions believed by the Parent Borrower to be reasonable at the time made, it being recognized by the Agents, Joint Lead Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts or a guarantee of performance, and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

(c) The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in accordance with this Agreement. The Accounts that are identified by the Parent Borrower as Eligible Accounts and the Inventory that is identified by the Parent Borrower as Eligible Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria set forth in the definitions of Eligible Accounts and Eligible Inventory, respectively.

8.9 Financial Condition; Financial Statements

The financial statements described in Section 6.10 present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries, in each case, as of the dates thereof and for such period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, and subject, in the case of any unaudited financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes. There has been no Material Adverse Effect since the Closing Date.

8.10 Tax Matters

Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of Holdings, the Parent Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (after giving effect to all applicable extensions) and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of Holdings, the Parent Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable, and (c) each of Holdings, the Parent Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

8.11 Compliance with ERISA

(a) No ERISA Event has occurred or is reasonably expected to occur; and no Lien imposed under the Code or ERISA on the assets of the Parent Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Parent Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of Holdings, the Parent Borrower or any ERISA Affiliate on account of any Pension Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries

Schedule 8.12 lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Closing Date (after giving effect to the Transactions).

8.13 Intellectual Property

Each of Holdings, the Parent Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted hereunder), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws

Except as would not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Parent Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) Holdings, the Parent Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.14, neither Holdings, the Parent Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Parent Borrower, threatened Environmental Claim or any other liability under any Environmental Law, including any such Environmental Claim, or, to the knowledge of the Parent Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d) none of Holdings, the Parent Borrower or any Restricted Subsidiary is conducting or financing or, to the knowledge of the Parent Borrower, is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Parent Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by Holdings, the Parent Borrower or any Restricted Subsidiary and (f) neither Holdings, the Parent Borrower nor any Restricted Subsidiary has treated, stored, transported, released, disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Parent Borrower, formerly owned or leased Real Estate or facility. Except as provided in this Section 8.14, Holdings, the Parent Borrower and the Restricted Subsidiaries make no other representations or warranties regarding Environmental Laws.

8.15 Properties

Except as set forth on Schedule 8.15, Holdings, the Parent Borrower and the Restricted Subsidiaries have good title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted under this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Parent Borrower and the Restricted Subsidiaries do not own in fee any Real Estate with a fair market value of $10,000,000 or more.

8.16 Solvency

On the Closing Date, after giving effect to the Transactions, immediately following the borrowing of the Initial Term Loans on such date, and after giving effect to the application of the proceeds of the Initial Term Loans, Holdings on a consolidated basis with its Subsidiaries will be Solvent.

8.17 U.S. Security Interests

Subject to the qualifications set forth in Section 6.2 and the terms and conditions of any Applicable Intercreditor Agreement then in effect, with respect to each U.S. Credit Party, the U.S. Security Documents, taken as a whole, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the U.S. Collateral described therein, in each case, to the extent required under the U.S. Security Documents, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Stock described in the U.S. Security Agreement that is in the form of securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC (“Certificated Securities”), when certificates representing such Stock are delivered to the Collateral Agent along with instruments of transfer in blank or endorsed to the Collateral Agent, and (ii) all other U.S. Collateral constituting personal property described in the U.S. Security

Agreement, when financing statements, intellectual property security agreements and other required filings, recordings, agreements and actions in appropriate form are executed and delivered, performed, recorded or filed in the appropriate offices, as the case may be, the Collateral Agent, for the benefit of the applicable Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Credit Parties in all U.S. Collateral that may be perfected by filing, recording or registering a financing statement, an intellectual property security agreement or analogous document (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Credit Document), in each case, to the extent required under the U.S. Security Documents, as security for the Obligations, in each case prior and superior in right to any other Lien (except, in the case of Liens permitted hereunder).

8.18 Labor Matters

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Parent Borrower or any Restricted Subsidiary pending or, to the knowledge of the Parent Borrower, threatened in writing; and (b) hours worked by and payment made for such work to employees of Holdings, the Parent Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

8.19 Sanctioned Persons; Anti-Corruption Laws; Patriot Act

None of Holdings, the Parent Borrower or any of its Subsidiaries or any of their respective directors or officers is subject to any economic embargoes or similar sanctions administered or enforced by (a) the U.S. Department of State or the U.S. Department of the Treasury (including the Office of Foreign Assets Control), (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (c) the relevant sanctions authorities in Canada, Ireland and Germany or (d) any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Holdings, the Parent Borrower and its Subsidiaries and their respective officers and directors is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) (A) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders, (B) the UK Bribery Act of 2010 and (C) all laws, rules and regulations relating to bribery in Canada, Ireland and Germany ((A), (B) and (C) collectively, “Anti-Corruption Laws”) and (iii) the Patriot Act and any other applicable anti-terrorism and anti-money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, in violation of the Patriot Act, the Anti-Corruption Laws, Sanctions Laws and/or any other anti-terrorism or anti-money laundering laws in any material respect.

8.20 Use of Proceeds

The Borrowers will use the proceeds of the Credit Extensions in accordance with Section 9.14 of this Agreement.

SECTION 9 Affirmative Covenants

The Borrowers hereby covenant and agree that on the Closing Date (immediately after giving effect to the Transactions) and thereafter, until the Aggregate Revolving Credit Commitments and all Letters of Credit have terminated (other than Letters of Credit that have been Cash Collateralized, backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), are paid in full:

9.1 Information Covenants

The Parent Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each Fiscal Year (or, in the case of the Fiscal Years ended September 30, 2017 and September 30, 2018, the date that is 120 days after the end of such Fiscal Year), the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Year (commencing with the Fiscal Year ended September 30, 2019), all in reasonable detail and prepared in accordance with GAAP in all material respects and, in each case, except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Parent Borrower and its consolidated Subsidiaries as a going concern (other than any exception or qualification that is a result of (x) a current maturity date of any Indebtedness or (y) any actual or prospective default of a financial maintenance covenant (including the Financial Covenant)), all of which shall be (i) certified by an Authorized Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries (or Holdings or an indirect parent of the Parent Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects and (ii) accompanied by a Narrative Report with respect thereto.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three fiscal quarters of any Fiscal Year (or, in the case of financial statements for the fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018, on or before the date that is 75 days (with respect to the quarter ending December 31, 2017) or 60 days after the end of such fiscal quarter), the consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and, commencing with the fiscal quarter ended on March 31, 2019, setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, all of which shall be (i) certified by an Authorized Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries (or Holdings or an indirect parent of the Parent Borrower and its consolidated Subsidiaries, as the case may be) in accordance with GAAP in all material respects, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(c) Officer’s Certificates. Within five Business Days of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Parent Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth with specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent Fiscal Year or period, as the case may be. Within five Business Days of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Parent Borrower setting forth (A) in reasonable detail the Available Equity Amount as at the end of the Fiscal Year to which such financial statements relate and (B) the information required pursuant to Sections I and II of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(B), as the case may be.

(d) Notice of Default; Litigation; ERISA Event. Promptly after an Authorized Officer of the Parent Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto, (ii) any litigation, regulatory or governmental proceeding pending against the Parent Borrower or any Restricted Subsidiary that has a reasonable likelihood of adverse determination and such determination would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event, or any ERISA Event that is reasonably expected to occur, that would reasonably be expected to result in a Material Adverse Effect.

(e) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Parent Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Parent Borrower or any Restricted Subsidiary shall send to the Term Loan Administrative Agent or lenders under the Term Loan Credit Agreement or the holders of any publicly issued debt with a principal amount in excess of $300,000,000 of Holdings, the Parent Borrower and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement).

(f) Requested Information. With reasonable promptness, following the reasonable request of the Administrative Agent, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that, notwithstanding anything to the contrary in this Section 9.1(f), none of Holdings, the Parent Borrower or any of its Restricted Subsidiaries will be required to provide any such other information pursuant to this Section 9.1(f) to the extent that (i) the provision thereof would violate any attorney client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective Affiliates (so long as not entered into in contemplation hereof) or (ii) such information constitutes attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(g) Projections. Within 90 days (or 120 days for the Fiscal Year ended on September 30, 2018) after the end of each Fiscal Year of the Parent Borrower ended after the Closing Date, a reasonably detailed consolidated budget for the following Fiscal Year as customarily prepared by management of the Parent Borrower for its internal use (including a projected consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of the end of such Fiscal Year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Parent Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time of preparation of such Projections, it being understood that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and its Subsidiaries, and that actual results may vary from such Projections and such differences may be material.

(h) Reconciliations. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 9.1(a) and (b) above, reconciliations for such consolidated financial statements or other consolidating information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; provided that the Parent Borrower shall be under no obligation to deliver the reconciliations or other information described in this clause (h) if the Consolidated Total Assets and the Consolidated EBITDA of the Parent Borrower and its consolidated Subsidiaries (which Consolidated Total Assets and Consolidated EBITDA shall be calculated in accordance with the definitions of such terms, but determined based on the financial information of the Parent Borrower and its consolidated Subsidiaries, and not the financial information of the Parent Borrower and its Restricted Subsidiaries) do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of the Parent Borrower and its Restricted Subsidiaries by more than 2.5%.

(i) Borrowing Base Certificates. On or prior to (x) the date of a Notice of Borrowing made after the Closing Date, if such Notice of Borrowing is submitted before the Monthly Borrowing Base Certificate described in the following clause (y) is delivered to the Administrative Agent, with respect to the calendar month ended November 30, 2017, (y) January 31, 2018 with respect to the calendar month ended December 31, 2017, and (z) the 20th calendar day of each subsequent calendar month (or on a more frequent basis at the discretion of the Parent Borrower; provided that once a more frequent basis is elected by the Parent Borrower, it must be continued for no less than 60 calendar days after the date of such election), beginning with the calendar month ended January 31, 2018 (or if such day is not a Business Day, the next succeeding Business Day), a Borrowing Base Certificate showing each of the Borrowing Base and the calculation of the Aggregate Excess Availability and the Specified Aggregate Excess Availability, in each case as of the close of business on the last day of the immediately preceding calendar month (the Borrowing Base Certificate delivered as of each month end, the “Monthly Borrowing Base Certificate”) (or, at the option of the Parent Borrower, as of a more recent date), each such Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Borrowers by an Authorized Officer of the Parent Borrower; provided that during the Weekly Monitoring Period, a Borrowing Base Certificate showing the Parent Borrower’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Monthly Borrowing Base Certificate delivered pursuant to this Section) of each Borrowing Base and the calculation of the Aggregate Excess Availability and Specified Aggregate Excess Availability as of the close of business on the last day of the immediately preceding calendar week, unless the Administrative Agent otherwise agrees in its reasonably discretion, shall be furnished on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day); provided that any Borrowing Base Certificate delivered pursuant to this Section 9.1(i) other than with respect to month’s end may be based on such estimates by the Parent Borrower as the Parent Borrower may deem necessary;

(j) at the time of the delivery of each Monthly Borrowing Base Certificate provided for in Section 9.1(i), the Parent Borrower, the Canadian Borrower and the Irish Borrower shall each provide Inventory reports by category and location, together with reconciliation to the corresponding Monthly Borrowing Base Certificate, a reasonably detailed calculation of Eligible Inventory, and a reconciliation of the U.S. Credit Parties’, the Canadian Borrower’s and the Irish Borrower’s respective Inventory between the amounts shown in each such Person’s stock ledger and any Inventory reports delivered pursuant to this clause (j); provided, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the U.S. Credit Parties, the Canadian Borrower or the Irish Borrower, as applicable, of Shrink and other amounts as the Parent Borrower may deem necessary;

(k) at the time of the delivery of each Monthly Borrowing Base Certificate provided for in Section 9.1(i), the Parent Borrower shall provide a current accounts receivable aging along with a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet; and

(l) (i) the Parent Borrower shall notify the Administrative Agent of a pending withdrawal of cash or Cash Equivalents constituting Eligible Borrowing Base Cash from a Blocked Account subject to a Blocked Account Agreement under Section 9.16 prior to making such withdrawal, and (ii) within one (1) Business Day of such a withdrawal, the Parent Borrower shall provide the Administrative Agent with an updated Borrowing Base Certificate reflecting the updated Eligible Borrowing Base Cash.

Notwithstanding the foregoing, the obligations in clauses (a), (b), (e) and (g) of this Section 9.1 may be satisfied with respect to financial information of the Parent Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any direct or indirect parent of Holdings or (B) the Parent Borrower’s (or Holdings’ or any direct or indirect parent thereof), as applicable, Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) of this paragraph, to the extent such information relates to Holdings or a direct or indirect parent of Holdings, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to Holdings or such parent, on the one hand, and the information relating to the Parent Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand (provided, however, that the Parent Borrower shall be under no obligation to deliver such consolidating or other explanatory information if the Consolidated Total Assets and the Consolidated EBITDA of the Parent Borrower and its consolidated Restricted Subsidiaries do not differ from the Consolidated Total Assets and the Consolidated EBITDA, respectively, of Holdings or any direct or indirect parent of Parent Borrower and its consolidated Subsidiaries by more than 2.5%). Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website as notified to the Administrative Agent; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, or filed with the SEC, and available in EDGAR (or any successor) to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

9.2 Books, Records and Inspections

(a) The Parent Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Parent Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Parent Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Parent Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the

Administrative Agent and the Lenders under this Section 9.2, (ii) the Administrative Agent shall not exercise such rights more than one time in any calendar year and (iii) only one such visit shall be at the Parent Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2, neither the Parent Borrower nor any Restricted Subsidiary will be required under this Section 9.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel (internal or external) to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality (not created in contemplation thereof) binding on the Credit Parties or their respective Affiliates or constituting attorney work product (as reasonably determined by counsel (internal or external) to the Credit Parties).

(b) The Parent Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Parent Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3 Maintenance of Insurance

The Parent Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Parent Borrower believes (in the good faith judgment of the management of the Parent Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent Borrower believes (in the good faith judgment of management of the Parent Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Parent Borrower believes (in the good faith judgment of management of the Parent Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, provided, however, that for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year. With respect to each U.S. Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any U.S. Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4 Payment of Taxes

The Parent Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Parent Borrower or any Restricted Subsidiary; provided that neither the Parent Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Parent Borrower) with respect thereto in accordance with GAAP or (ii) with respect to which the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises

The Parent Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Parent Borrower and the Restricted Subsidiaries may consummate any transaction otherwise permitted hereby, including under Section 10.2, 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, Etc

The Parent Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.7 Lender Calls

At the reasonable request of the Administrative Agent, the Parent Borrower shall conduct a conference call that Lenders may attend to discuss the financial condition and results of operations of the Parent Borrower and its Restricted Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 9.1(a) or (b) (beginning with the fiscal period of the Parent Borrower ended March 31, 2018), at a date and time to be determined by the Parent Borrower with reasonable advance notice to the Administrative Agent, limited to one conference call per fiscal quarter.

9.8 Maintenance of Properties

The Parent Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9 Transactions with Affiliates

The Parent Borrower will conduct, and will cause the Restricted Subsidiaries to conduct, all transactions with any of its or their respective Affiliates (other than (x) any transaction or series of related transactions with an aggregate value that is equal to or less than $25,000,000 or (y) transactions between or among (i) the Parent Borrower and the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transactions and (ii) the Parent Borrower, the Restricted Subsidiaries and to the extent in the ordinary course or consistent with past practice, Holdings) on terms that are, taken as a whole, not materially less favorable to the Parent Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (as determined in good faith by the Borrower); provided that the foregoing restrictions shall not apply to:

(a) transactions permitted by Section 10 (other than Section 10.6(m) and any provision of Section 10 permitting transactions by reference to Section 9.9),

(b) the Transactions and the payment of the Transaction Expenses,

(c) the issuance of Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) to the management of the Parent Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Parent Borrower in connection with the Transactions or pursuant to arrangements described in clause (e) of this Section 9.9,

(d) loans, advances and other transactions between or among the Parent Borrower, any Subsidiary of the Parent Borrower or any joint venture (regardless of the form of legal entity) in which the Parent Borrower or any Subsidiary of the Parent Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Parent Borrower but for the Parent Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(e) (i) employment, consulting and severance arrangements between the Parent Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including payments, loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement,

(f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent Borrower (or, to the extent attributable to the ownership of the Parent Borrower and its Restricted Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries of the Parent Borrower,

(g) the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Parent Borrower (or any direct or indirect parent thereof) to Holdings or to any director, officer, employee or consultant,

(h) any customary transactions with a Receivables Entity effected as part of a Permitted Receivables Financing and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing,

(i) transactions pursuant to permitted agreements in existence on the Closing Date and, to the extent each such transaction is valued in excess of $25,000,000, set forth on Schedule 9.9 or any amendment, modification, supplement, replacement, extension, renewal or restructuring thereto to the extent such an amendment, modification, supplement, replacement, extension renewal or restructuring (together with any other amendment or supplemental agreements) is not materially adverse, taken as a whole, to the Lenders (in the good faith determination of the Parent Borrower),

(j) transactions in which Holdings (or any indirect parent of the Parent Borrower), the Parent Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.9,

(k) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable,

(l) Affiliate repurchases of the Term Loans or commitments in respect thereof to the extent permitted under the Term Loan Credit Agreement and the payments and other transactions reasonably related thereto, and

(m) transactions constituting any part of a Permitted Reorganization.

9.10 End of Fiscal Years

The Parent Borrower will, for financial reporting purposes, cause its Fiscal Year to end on September 30 of each year (each a “Fiscal Year”) and cause its Restricted Subsidiaries to maintain their fiscal years as in effect on the Closing Date; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent change its Fiscal Year or the fiscal years of its Restricted Subsidiaries with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned, delayed or denied), in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11 Additional U.S. Guarantors and Grantors

Subject to any applicable limitations set forth in the U.S. Guarantee, the U.S. Security Documents, or any Applicable Intercreditor Agreement and this Agreement (including Section 9.12), the Parent Borrower will cause each direct or indirect Wholly Owned Domestic Subsidiary of the Parent Borrower (excluding any U.S. Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Domestic Subsidiary of the Parent Borrower that ceases to constitute a U.S. Excluded Subsidiary to, within 60 days from the date of such formation, acquisition or cessation (which in the case of any Subsidiary ceasing to constitute a U.S. Excluded Subsidiary pursuant to clause (a) thereof, commencing on the date of delivery of the applicable compliance certificate pursuant to Section 9.1(c)), as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), execute (A) a supplement to each of the U.S. Guarantee and the U.S. Security Agreement in order to become a Guarantor under such Guarantee and a grantor/pledgor under the U.S. Security Agreement and (B) a joinder to the Intercompany Subordinated Note.

9.12 Further Assurances With Respect to U.S. Guarantors and Grantors

(a) Subject to the applicable limitations set forth in this Agreement (including Section 9.11) and the U.S. Security Documents and any Applicable Intercreditor Agreement, the Parent Borrower will, and will cause each other U.S. Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable U.S. Security Documents, all at the expense of the Parent Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the U.S. Security Documents (including in any U.S. Mortgage), if any assets that are of the nature secured by any U.S. Security Documents (including any owned Real Estate or improvements thereto constituting U.S. Collateral with a fair market value in excess of $10,000,000) are acquired by the Parent Borrower or any U.S. Subsidiary Guarantor after the Closing Date or are held by any Domestic Subsidiary on or after the time it becomes a U.S. Subsidiary Guarantor pursuant to Section 9.11 (other than assets constituting U.S. Collateral under the U.S. Security Documents that become subject to the Lien of any U.S. Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)), the Parent Borrower will promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other U.S. Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 120 days, unless extended by the Collateral Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the U.S. Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the U.S. Credit Parties.

(c) Any U.S. Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by those items set forth in clause (d) that are customary for the type of assets covered by such U.S. Mortgage. Any items that are customary for the type of assets covered by such U.S. Mortgage may be delivered within a commercially reasonable period of time after the delivery of a U.S. Mortgage if they are not reasonably available at the time the U.S. Mortgage is delivered.

(d) With respect to any U.S. Mortgaged Property, within 120 days, unless extended by the Collateral Agent in its reasonable discretion, the Parent Borrower will deliver, or cause to be delivered, to the Collateral Agent (i) a U.S. Mortgage with respect to each U.S. Mortgaged Property, executed by an Authorized Officer of each obligor party thereto, (ii) a policy or policies of title insurance insuring the Lien of each such U.S. Mortgage as a valid Lien on the U.S. Mortgaged Property described therein, free of any other Liens except Permitted Encumbrances or consented to in writing (including via email) by the Collateral Agent, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, together with evidence reasonably acceptable to the Collateral Agent of payment of all title insurance premiums, search and examination charges, escrow charges and related charges, fees, costs and expenses required for the issuance of the title insurance policies referred to above, (iii) a Survey, to the extent reasonably necessary to satisfy the requirements of clause (ii) above, (iv) all other documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any such U.S. Mortgage and perfect such Liens to the extent required by, and with the priority required by, such U.S. Mortgage shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and (v) written opinions of legal counsel in the states in which each such U.S. Mortgaged Property is located in customary form and substance. If any building or other improvement included in any U.S. Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or as hereafter in effect or successor act thereto), then the Parent Borrower shall, prior to delivery of the U.S. Mortgages, deliver or cause to be delivered, (i) a completed Federal Emergency Management Agency Standard Flood Determination with respect to each U.S. Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent and (ii) evidence of flood insurance with respect to each U.S. Mortgaged Property, to the extent and in amounts required by Applicable Laws, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(e) Notwithstanding anything herein to the contrary, if the Parent Borrower and the Collateral Agent mutually agree in their reasonable judgment (confirmed in writing to the Parent Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Parties thereby, then such property may be excluded from the U.S. Collateral for all purposes of the Credit Documents.

(f) Notwithstanding anything herein or in any other Credit Document to the contrary, the Parent Borrower and the U.S. Guarantors shall not be required, nor shall the Collateral Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B)

filings in United States government offices with respect to intellectual property as expressly required herein and under the other Credit Documents, (C) delivery to the Collateral Agent (or, subject to the Applicable Intercreditor Agreements, to the Term Loan Collateral Agent or another representative acting as its gratuitous bailee), for its (or such other Person’s) possession, of all U.S. Collateral consisting of material intercompany notes, stock certificates of the Parent Borrower and its Restricted Subsidiaries or (D) U.S. Mortgages required to be delivered pursuant to this Section 9.12, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract (other than for which control agreements are required to be obtained pursuant to Section 9.16), (iii) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests, including with respect to any intellectual property registered outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction in respect of any U.S. Collateral), (iv) except as expressly set forth above, to take any other action with respect to any U.S. Collateral to perfect through control agreements or to otherwise perfect by “control” or (v) to provide any notice to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof).

9.13 Foreign Collateral and Guarantee Requirements

(a) with respect to any Foreign Borrower, so long as it remains a party hereunder, if at any time one or more Wholly Owned Foreign Subsidiaries of the Parent Borrower become the new direct parent of such Foreign Borrower, then within (60) days after the occurrence thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrowers shall cause each such new parent to deliver any and all certificates representing Stock and Stock Equivalents (to the extent certificated) in such Foreign Borrower, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), and to duly execute and deliver to the Administrative Agent a supplement to each of the applicable Foreign Guarantee and the applicable Foreign Security Document (or if such supplement is not customary or possible to provide, to provide any new Foreign Guarantee and/or new Foreign Security Document (to be based on substantially the same form as the Foreign Guarantee and/or Foreign Security Document being replaced by such new Foreign Guarantee and/or Foreign Security Document)) in order to become a Foreign Guarantor under such Foreign Guarantee and a grantor, pledgor or chargor under each applicable Foreign Security Document.

(b) with respect to any Foreign Borrower, if at any time such Foreign Borrower acquires, forms, designates or otherwise owns any Wholly Owned Material Subsidiary that constitutes a Restricted Subsidiary organized, incorporated or established in the same jurisdiction as such Foreign Borrower or in any of Germany, the United Kingdom, Ireland or Canada, within 60 days after such acquisition, formation, designation or ownership (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrowers shall (A) cause each such Subsidiary to deliver any and all certificates representing Stock and Stock Equivalents (to the extent certificated) in such Subsidiary, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), and (B) to duly execute and deliver to the Administrative Agent any such supplement, filings security agreement or document, and take any as required under each applicable Foreign Security Document in order to grant a perfected first priority Lien over such Stock and Stock Equivalent (subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements).

(c) Subject to the applicable limitations set forth in this Agreement and the Foreign Security Documents, the Borrowers will, and will cause each other Foreign Credit Party to, execute any and all further documents, financing statements (including PPSA financing statements), agreements and instruments, and take all such further actions (including the filing and recording of financing statements (including PPSA financing statements), fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Foreign Security Documents (subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements), all at the expense of the Borrowers and the Restricted Subsidiaries.

(d) Subject to any applicable limitations set forth in the Foreign Security Documents, if any assets that are of the nature secured by any Foreign Security Documents are acquired by any Foreign Borrower after the Closing Date (other than assets constituting Foreign Collateral under the applicable Foreign Security Documents that become subject to the Lien of any Foreign Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)), the Borrowers will promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the Foreign Obligations and will take, and cause the other Foreign Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 120 days, unless extended by the Collateral Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Foreign Security Documents (subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements), including actions described in paragraph (c) of this Section, all at the expense of the Foreign Credit Parties.

9.14 Use of Proceeds

The Borrowers will use the Letters of Credit issued on the Closing Date to backstop or replace any letters of credit issued to the Parent Borrower or any Restricted Subsidiary prior to the Closing Date. The Borrowers will, after the Closing Date, use the proceeds of the Credit Extensions for working capital and general corporate purposes (including Permitted Acquisitions and other Investments, capital expenditure, Restricted Payments and all other transactions not prohibited hereunder and under the other Credit Documents).

9.15 Changes in Business

The Parent Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Parent Borrower in good faith.

9.16 Cash Management Systems

(a) Annexed hereto as Schedule 9.16 is a schedule of all DDAs that are maintained by the Borrowers and the U.S. Subsidiary Guarantors that are Material Subsidiaries as of the Closing Date, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository and (iv) identifying whether such DDA must be subject to a Blocked Account Agreement.

(b) Within 120 days after the Closing Date, or such longer period as the Administrative Agent may agree in its reasonable discretion, each Borrower and each U.S. Subsidiary Guarantor will use commercially reasonable efforts to enter into a springing blocked account agreement (each, a “Blocked Account Agreement,” which, for the avoidance of doubt, may be included in any Foreign Security Document), reasonably satisfactory to the Administrative Agent, with respect to the DDAs (other than Excluded Accounts) (such DDAs subject to Blocked Account Agreements, collectively, the “Blocked Accounts”). If such Blocked Account Agreements are not obtained within 120 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), each Borrower and each U.S. Subsidiary Guarantor shall, within 60 days thereof (or such later date as the Administrative Agent may reasonably agree) to move its applicable DDAs to the Administrative Agent or another financial institution that will provide such Blocked Account Agreements. Each Borrower hereby agrees that, once the Blocked Account Agreements are entered into, all cash received by such Borrower or any U.S. Subsidiary Guarantor in any DDA that is not a Blocked Account (other than amounts held in Excluded Accounts and, solely in respect of Excluded Accounts identified in clause (ii) of the definition thereof, required by Applicable Law) will be promptly transferred into a Blocked Account (other than, during a Cash Dominion Period, a Blocked Account that is a cash pooling account). After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account that is not a cash pooling account. To the extent that any DDA is used for both collection and for other purposes (including payments and disbursements or cash pooling functions), then within ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) the Borrowers shall either (i) terminate such other functions (other than collections) of each such account or (ii) transition the collection function of such account to another account that is subject to a Blocked Account Agreement and dedicated solely to collections.

(c) Each Blocked Account Agreement shall permit the Administrative Agent to instruct the depository, (x) after the occurrence and during the continuance of a Specified Event of Default, in the case of a Blocked Account that is a cash pooling account of a Foreign Borrower or (y) during a Cash Dominion Period, in the case of all other Blocked Accounts (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day all available cash receipts to a concentration account maintained by the Administrative Agent at Citibank, N.A. (each, a “Concentration Account”), from:

(i) the sale of Inventory and other Collateral (other than Term Priority Collateral);

(ii) all proceeds of collections of Accounts; and

(iii) each Blocked Account (including all cash deposited therein from each DDA) (other than, except during a continuing Specified Event of Default, a cash pooling account).

If, at any time during the Cash Dominion Period, any cash or Cash Equivalents owned by any Borrower or any U.S. Subsidiary Guarantor (other than amounts held in Excluded Accounts and, solely in respect of Excluded Accounts identified in clause (ii) of the definition thereof, required by Applicable Law) are deposited to any account, or held or invested in any manner, other than in a Blocked Account (other than a Blocked Account that is a cash pooling account) that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account (other than a Blocked Account that is a cash pooling account)), the Administrative Agent may require the applicable Person to close such account and have all funds therein transferred to a Blocked Account (other than a cash pooling account), and all future deposits made to a Blocked Account (other than a Blocked Account that is a cash pooling account) which is subject to a Blocked Account Agreement; provided that, to the extent that cash or Cash Equivalents are deposited in any Blocked Account that is a cash pooling account during a Cash Dominion Period, the Borrowers shall transfer such cash and Cash Equivalents to a Blocked Account that is not a cash pooling account, but, unless a Specified Event of Default has occurred and is continuing, the Administrative Agent may not require that (i) any such cash pooling account be closed or (ii) any cash and Cash Equivalents on deposit in any such cash pooling account prior to the commencement of a Cash Dominion Period be transferred to a Blocked Account that is not a cash pooling account. In addition to the foregoing, during the Cash Dominion Period, at the request of the Administrative Agent, the Borrowers shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the Collateral which were deposited into a Blocked Account and swept to a Concentration Account.

(d) The Borrowers and the U.S. Subsidiary Guarantors may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to any Excluded Accounts) consistent with and to the extent required by the provisions of this Section 9.16 and otherwise reasonably satisfactory to the Administrative Agent. Each such Person shall furnish the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Parent Borrower as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(e) The Borrowers and the U.S. Subsidiary Guarantors may also maintain one or more zero balance disbursement accounts to be used by such Persons for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(f) Each Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Credit Party hereby acknowledges and agrees that (i) such Credit Party has no right of withdrawal from any Concentration Account, (ii) the funds on deposit in each Concentration Account shall at all times continue to be collateral security for all of the Obligations pursuant to the Security Documents, and (iii) the funds on deposit in each Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 9.16, during a Cash Dominion Period, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral (other than Term Priority Collateral), such proceeds and collections shall be held in trust by such Person for the Administrative Agent, shall not be commingled with any of such Person’s other funds or deposited in any account of such Person and shall promptly be deposited into a Concentration Account or dealt with in such other fashion as such Person may be instructed by the Administrative Agent.

(g) So long as no Cash Dominion Period is in existence, the Borrowers and the U.S. Subsidiary Guarantors may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts (other than Blocked Accounts that are cash pooling accounts, for which the Borrowers and the U.S. Subsidiary Guarantors may direct, and shall have sole control over, the manner of disposition of funds so long as no Specified Event of Default has occurred and is continuing).

(h) Any amounts received in any Concentration Account at any time shall be remitted to the operating account of the applicable Borrowers after the application of such amounts pursuant to Section 5.2(b).

(i) The Administrative Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained, upon any termination of a Cash Dominion Period or a Specified Event of Default, as applicable, in each case for which the Administrative Agent has delivered a notice pursuant to Section 9.16(c), of the termination of such notice.

(j) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the applicable Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to a Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(iii) If a deposit to a Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day; and

(iv) If any item deposited to any Concentration Account and applied in accordance with Section 5.2(b) is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such application and the Borrowers shall indemnify the Secured Parties against all reasonable out-of-pocket claims and losses resulting from such dishonor or return.

9.17 Appraisals and Field Examinations

The Administrative Agent may carry out, at the applicable Borrowers’ expense, one inventory appraisal and one field exam in any Fiscal Year; provided, however, that notwithstanding the foregoing limitations, (x) at any time after the date on which the Aggregate Excess Availability has been less than the greater of $30,000,000 and 12.5% of the Aggregate Line Cap for five (5) consecutive Business Days, one additional field examination and one additional inventory appraisal may be conducted during each Fiscal Year until the Aggregate Excess Availability has been at least the greater of $30,000,000 and 12.5% of the Aggregate Line Cap for 20 consecutive calendar days and (y) at any time during the continuation of an Event of Default, field examinations and inventory appraisals may be conducted at the applicable Borrowers’ expense as frequently as determined by the Administrative Agent in its Permitted Discretion.

9.18 Post-Closing Obligations

The Credit Parties shall deliver, or cause to be delivered, each of the items set forth on Schedule 9.18 hereto on or prior to the dates set forth therein, as such time periods may be extended by the Administrative Agent in its reasonable discretion.

SECTION 10 Negative Covenants

The Borrowers hereby covenant and agree that on the Closing Date (immediately after giving effect to the Transactions) and thereafter, until the Aggregate Revolving Credit Commitments, all Loans, all Letters of Credit have terminated (other than Letters of Credit that have been backstopped, Cash Collateralized or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreement or Contingent Obligations), are paid in full:

10.1 Limitation on Indebtedness

The Parent Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness. Notwithstanding the foregoing, the limitations set forth in the immediately preceding sentence shall not apply to any of the following:

(a) Indebtedness arising under the Credit Documents (including any Indebtedness incurred as permitted by Sections 2.14, 2.15 and 13.1);

(b) Indebtedness under the Term Loan Credit Documents and any Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed the sum of (i) $2,925,000,000 plus (ii) the principal amount of “Incremental Facilities” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date) measured at the time of incurrence pursuant to the Term Loan Credit Agreement as in effect on the Closing Date plus (iii) solely in the case of any such Refinancing Indebtedness, the Refinancing Increased Amount with respect thereto.

(c) [reserved];

(d) subject to compliance with Section 10.5, Indebtedness of the Parent Borrower or any Restricted Subsidiary owed to the Parent Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be (x) evidenced by the Intercompany Subordinated Note (provided that any Person becoming a Restricted Subsidiary after the Closing Date may enter into the Intercompany Subordinated Note within the time period set forth in Section 9.11) or (y) otherwise be subject to subordination terms substantially identical to the subordination terms set forth in the Intercompany Subordinated Note or otherwise reasonably acceptable to the Administrative Agent;

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Parent Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (x) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) a Restricted Subsidiary that is not a U.S. Credit Party may not, by virtue of this Section 10.1(e), guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1;

(f) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and similar obligations);

(g) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, (ii) otherwise constituting Investments permitted by Section 10.5 (other than Investments permitted by Section 10.5(l) by reference to Section 10.1 and Section 10.5(q)); provided that this clause (ii) shall not be construed to limit the requirements of Section 10.1(d) and (e), or (iii) contemplated by the Plan;

(h) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of capital expenditures, so long as such Indebtedness is incurred concurrently with or within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such capital expenditure, and any Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed (i) the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance plus the principal amount of Capital Leases outstanding on the Closing Date, in each case at any time outstanding plus (ii) solely in the case of any such Refinancing Indebtedness, the Refinancing Increased Amount with respect thereto;

(i) Indebtedness permitted to remain outstanding under the Plan, and to the extent such Indebtedness exceeds $5,000,000, set forth on Schedule 10.1 and any Refinancing Indebtedness thereof; provided that in the case of any Refinancing Indebtedness of any such Indebtedness, each obligor of such Refinancing Indebtedness is an obligor of such Indebtedness;

(j) Indebtedness in respect of Hedging Agreements; provided that such Hedging Agreements are not entered into for speculative purposes (as determined by the Parent Borrower in good faith);

(k) (i) Permitted Other Debt assumed or incurred for any purpose, including to finance a Permitted Acquisition, other permitted Investments or capital expenditures; provided that (A) if such Indebtedness is incurred or assumed by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed in any respect by the Parent Borrower or any other Guarantor except as permitted under Section 10.5, (B) the aggregate principal amount of Indebtedness incurred or assumed under this Section 10.1(k)(i) shall not exceed (1) the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance plus (2) additional amounts if, on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness and the application of proceeds thereof and, if applicable, the Permitted Acquisition, permitted Investment or capital expenditure, the Consolidated Total Net Leverage Ratio is not greater than 3.30 to 1.00 or, to the extent incurred or assumed in connection with a Permitted Acquisition or similar Investment, the Consolidated Total Net Leverage Ratio (on a Pro Forma Basis for such transaction and the incurrence or assumption of such Indebtedness) is not greater than (I) 3.30 to 1.00 or (II) the Consolidated Total Net Leverage Ratio immediately prior to such Permitted Acquisition or similar Investment and (C) [reserved] and (ii) any Refinancing Indebtedness in respect of the Indebtedness under clause (i) above; provided that Indebtedness incurred or assumed by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors under this Section 10.1(k), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors pursuant to Section 10.1(ee), shall not exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(m) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred or issued pursuant to this Section 10.1(m) shall not exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(n) Indebtedness in respect of Cash Management Services and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(o) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (ii) Indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary with the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(p) Indebtedness arising from agreements of the Parent Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(q) Indebtedness of the Parent Borrower or any Restricted Subsidiary consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;

(r) Indebtedness representing deferred compensation, or similar arrangement, to employees, consultants or independent contractors of the Parent Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(s) Indebtedness consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to present or former officer, manager, consultant, director or employee (or their respective wealth management vehicles, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) to finance the purchase or redemption of Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(t) Indebtedness consisting of obligations of the Parent Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(u) Indebtedness in respect of (i) Permitted Receivables Financings owed by a Receivables Entity or Qualified Securitization Financings owed by a Securitization Subsidiary and (ii) accounts receivable factoring facilities in the ordinary course of business; provided that the aggregate amount of Receivables Indebtedness pursuant to this clause (u) shall not exceed $160,000,000 at any time outstanding;

(v) Indebtedness in respect of (i) [reserved], (ii) Incremental Equivalent Debt (as defined in, and subject to the limitations set forth in, the Term Loan Credit Agreement as in effect on the date hereof; provided that references therein to “Permitted Other Loans” and “Permitted Other Notes” shall be deemed to be references to such terms as defined herein and references to Section 10.1(k) therein shall be deemed to be references to Section 10.1(k) hereof); and (iii) any Refinancing Indebtedness in respect thereof;

(w) [reserved];

(x) Indebtedness in an amount not to exceed the Available Equity Amount;

(y) Indebtedness of any Minority Investments or Indebtedness incurred on behalf thereof or representing guarantees of such Indebtedness of any Minority Investment, in an amount not to exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance, in each case at any time outstanding;

(z) intercompany Indebtedness among the Parent Borrower and its Subsidiaries constituting any part of any Permitted Reorganization;

(aa) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(bb) (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Parent Borrower or any Subsidiary of the Parent Borrower in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than the United States;

(cc) Indebtedness owing to the seller of any business or assets permitted to be acquired by the Parent Borrower or any Restricted Subsidiary under this Agreement; provided that the aggregate amount of Indebtedness permitted under this clause (cc) shall not exceed the greater of $160,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(dd) obligations in respect of Disqualified Stock in an amount not to exceed the greater of $25,000,000 and 3% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(ee) Indebtedness incurred by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors under this clause (ee), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors pursuant to Section 10.1(k), shall not exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(ff) so long as the Payment Conditions have been satisfied at the time of incurrence and after giving effect thereto, unsecured Indebtedness of a Credit Party; provided that the scheduled final maturity date and the Weighted Average Life to Maturity of such Indebtedness shall not be earlier than the Initial Maturity Date; and

(gg) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (ff) above.

For the avoidance of doubt, any Indebtedness permitted to be incurred under any clause of this Section 10.1 may be used to modify, refinance, refund, renew, replace, exchange or extend any outstanding Indebtedness, including any such Indebtedness incurred under any other clause of this Section 10.1 and any such Indebtedness with respect to which the incurrence of Refinancing Indebtedness is expressly permitted under this Section 10.1, in each case, subject to the restrictions set forth in Section 10.7.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence or issuance of Indebtedness or Disqualified Stock for purposes of this covenant.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior lien priority with respect to the same collateral.

10.2 Limitation on Liens

The Parent Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Security Documents;

(b) Liens securing Indebtedness permitted to be incurred pursuant to Section 10.1(b), and Hedging Obligations and Cash Management Obligations permitted to be secured on a pari passu basis with the Term Loans under the Term Credit Documents; provided that such Lien over the U.S. Collateral shall be subject to the Applicable Intercreditor Agreements;

(c) [reserved];

(d) Liens securing Indebtedness permitted pursuant to Section 10.1(h); provided that except as otherwise permitted hereby, such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) Liens permitted to remain outstanding under the Plan; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(f) (i) Liens securing Indebtedness permitted to be incurred under clause (B)(2) of the proviso to Section 10.1(k)(i) or Section 10.1(v)(ii); provided that (A) the representative of such Indebtedness shall have entered into the Applicable Intercreditor Agreements to the extent secured by the U.S. Collateral reflecting its junior priority status as compared with the Liens on the ABL Priority Collateral securing the Obligations and its senior, pari passu or junior priority status as compared with the Liens on the Term Priority Collateral securing the Obligations, (B) (I) with respect to Indebtedness incurred in reliance on clause (B)(2) of the proviso to Section 10.1(k)(i) that is secured by Liens on the Term Priority Collateral that are pari passu with the Liens on the Term Priority Collateral securing the Term Loan Obligations, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio is no greater than 3.30 to 1.00 and (II) with respect to Indebtedness incurred in reliance on clause (B)(2) of the proviso to Section 10.1(k)(i) that is secured by Liens on the Term Priority Collateral that are junior to the Liens on the Term Priority Collateral securing the Term Loan Obligations, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio is no greater than 3.30 to 1.00 and (C) any such Liens on Foreign Collateral shall be junior to the Liens on such Collateral securing the Foreign Obligations pursuant to an Applicable Intercreditor Agreement and (ii) Liens securing Refinancing Indebtedness permitted to be incurred under Section 10.1(k)(ii) or Section 10.1(v)(iii);

(g) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1; provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached and after-acquired property, property that is affixed or incorporated into the property covered by such Lien and accessions thereto and products and proceeds thereof, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition except as otherwise permitted hereunder, and any Refinancing Indebtedness thereof permitted by Section 10.1;

(h) additional Liens on assets of any Restricted Subsidiary that is not a U.S. Credit Party securing Indebtedness of such Restricted Subsidiary permitted pursuant to Section 10.1 (or other obligations of such Restricted Subsidiary not constituting Indebtedness);

(i) additional Liens on assets that do not constitute Collateral prior to the creation of such Liens, so long as the Credit Facilities hereunder are equally and ratably secured thereby and the aggregate amount of Indebtedness secured thereby at any time outstanding does not exceed $160,000,000; provided that such Liens are subject to intercreditor arrangements reasonably satisfactory to the Parent Borrower and the Collateral Agent; it being understood and agreed that intercreditor arrangements in substantially the form of the Applicable Intercreditor Agreements are satisfactory;

(j) additional Liens on U.S. Collateral, so long as (i)(x) with respect to Indebtedness that is secured by Liens on the Term Priority Collateral that are pari passu with the Liens on the Term Priority Collateral securing the Term Loan Obligations, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio is no greater than 3.30 to 1.00 and (y) with respect to Indebtedness that is secured by Liens on the Term Priority Collateral that are junior to the Liens on the Term Priority Collateral securing the Term Loan Obligations, immediately after the incurrence thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio is no greater than 3.30 to 1.00, (ii) such Liens shall be junior to the Liens over the ABL Priority Collateral securing the Obligations and (iii) the holder(s) of such Liens (or a representative thereof) shall have entered into the Applicable Intercreditor Agreements;

(k) additional Liens, so long as the aggregate amount of obligations secured thereby at any time outstanding does not exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance;

(l) (i) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing permitted under Section 10.1(u) and (ii) Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing permitted under Section 10.1(u), provided that no such Liens shall extend to any assets included in the Borrowing Base or to any Blocked Account;

(m) Permitted Encumbrances; and

(n) the supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (e), clause (g) and clause (i) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien and accessions thereto or any proceeds or products thereof) or the Refinancing Indebtedness (without a change in any obligor, except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby (including any unused commitments), to the extent such Refinancing Indebtedness is permitted by Section 10.1; provided that in the case of any such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, extension or renewal of any Lien permitted by clause (g) and clause (i) of this Section 10.2, the requirements set forth in the proviso to clause (g) or clause (i), as applicable, shall have been satisfied.

10.3 Limitation on Fundamental Changes

The Parent Borrower will not, and will not permit the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise consummate the Disposition of, all or substantially all its business units, assets or other properties, except that:

(a) so long as both before and after giving effect to such transaction, no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Parent Borrower (other than a Foreign Credit Party) or any other Person may be merged, amalgamated or consolidated with or into the Parent Borrower; provided that (A) the Parent Borrower shall be the continuing or surviving company or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Parent Borrower (such other Person, the “Successor Parent Borrower”), (1) the Successor Parent Borrower (if other than the Parent Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Parent Borrower (if other than the Parent Borrower) shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each U.S. Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the U.S. Guarantee confirmed that its guarantee thereunder shall apply to any Successor Parent Borrower’s obligations under this Agreement, (4) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the U.S. Security Agreement, affirmed that its obligations thereunder shall apply to its U.S. Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a U.S. Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable U.S. Mortgage shall apply to its U.S. Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of this Agreement and the U.S. Guarantee and the perfection and priority of the Liens under the applicable U.S. Security Documents;

(b) so long as no Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Parent Borrower or any other Person (in each case, other than the Parent Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Parent Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Parent Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more U.S. Guarantors, a U.S. Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a U.S. Guarantor) shall execute a supplement to the U.S. Guarantee and the relevant U.S. Security Documents each in form and substance reasonably satisfactory to the Administrative Agent in order to become a U.S. Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Subordinated Note, and (iii) the Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the U.S. Guarantee and any U.S. Security Document preserve the enforceability of the U.S. Guarantee and the perfection and priority of the Liens under the applicable U.S. Security Documents to the extent otherwise required;

(c) any Permitted Reorganization may be consummated;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any other Restricted Subsidiary;

(e) the Parent Borrower or any Subsidiary of the Parent Borrower (other than a Foreign Borrower) may sell, lease, transfer or otherwise Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any U.S. Credit Party; provided that the consideration for any such Disposition by any Person other than a U.S. Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary (other than a Foreign Borrower) may liquidate or dissolve if (i) the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g) the Parent Borrower or any Restricted Subsidiary may change its legal form, so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Liens granted pursuant to any Security Documents to which such Person is a party remain perfected and in full force and effect, to the extent otherwise required hereby;

(h) any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Parent Borrower or any Restricted Subsidiary that is a Domestic Subsidiary in a jurisdiction in the United States, any state thereof or the District of Columbia, so long as the Liens granted pursuant to the U.S. Security Documents to which the Parent Borrower is a party remain perfected and in full force and effect, to the extent otherwise required hereby;

(i) the Transactions and any transactions as contemplated by the Plan may be consummated; and

(j) the Parent Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation dissolution, liquidation, windup, consolidation or Disposition, constituting, or otherwise resulting in, a transaction permitted by Section 10.4 (other than pursuant to (x) Section 10.4(d) and (y) the Disposition of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than the Parent Borrower or any U.S. Guarantor), an Investment permitted pursuant to Section 10.5 (other than Section 10.5(l)), and any Restricted Payments permitted pursuant to Section 10.6 (other than Section 10.6(f)).

10.4 Limitation on Disposition

The Parent Borrower will not, and will not permit the Restricted Subsidiaries to make any Disposition, except that (in each subject to the requirements set forth in the last sentence of this Section 10.4, if applicable):

(a) the Parent Borrower and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of (i) obsolete, negligible, immaterial, worn-out, uneconomical, scrap, used, or surplus or mothballed assets (including any such equipment that has been refurbished in contemplation of such Disposition) or assets no longer used or useful in the business or no longer commercially desirable to maintain, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Cash Equivalents, (iv) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business), and (v) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Parent Borrower and the Restricted Subsidiaries may make Dispositions of assets; provided that (i) [reserved], (ii) as of the date of signing of the definitive agreement for such Disposition, no Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $50,000,000, the Person making such Disposition shall receive fair market value and not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this clause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent Borrower’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than intercompany liabilities owing to a Restricted Subsidiary being Disposed of) and that are (1) assumed by the transferee (or a third party in connection with such transfer) with respect to the applicable Disposition and for which the Parent Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing or indemnified from such liabilities or (2) otherwise cancelled or terminated in connection therewith, (B) any securities, notes or other obligations received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Cash Equivalents or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (C) consideration consisting of Indebtedness of any Credit Party (other than subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries (so long as such Indebtedness is not cancelled or forgiven) and (D) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of $160,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (iv) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 9.11, 9.12 or the Security Agreement;

(c) (i) the Parent Borrower and the Restricted Subsidiaries may make Dispositions to the Parent Borrower or any other Credit Party, (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Parent Borrower or any Subsidiary of the Parent Borrower; provided that with respect to any such Disposition to an Unrestricted Subsidiary, such Disposition shall be for fair value and (iii) any Credit Party may make Dispositions to a non-Credit Party to the extent constituting an Investment permitted under Section 10.5 (other than Section 10.5(l));

(d) the Parent Borrower and any Restricted Subsidiary may effect any transaction permitted by Sections 10.2, 10.3 (other than Section 10.3(j)), 10.5 (other than Section 10.5(l)) or 10.6 (other than Section 10.6(f));

(e) the Parent Borrower and any Restricted Subsidiary may lease, sublease, license (only on a non-exclusive basis, with respect to any intellectual property) or sublicense (only on a non-exclusive basis, with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) the Parent Borrower and any other U.S. Credit Party may transfer or otherwise Dispose of any intellectual property for fair market value to any Restricted Subsidiary of the Parent Borrower that is not a U.S. Credit Party; provided that (i) the transferee shall be (A) a direct or indirect Wholly Owned Restricted Subsidiary and (B) a special purpose entity that does not incur any third-party Indebtedness for borrowed money (for the avoidance of doubt, such entity may have employees managing its intellectual property assets and conducting internal research and development activities), (ii) the consideration received by the Credit Party from such Disposition shall be in the form of (A) cash and Cash Equivalents, (B) intercompany notes owed to the Credit Party transferor/licensor by the non-Credit Party transferee/licensee, which intercompany notes are pledged to secure the Obligations and/or (C) Stock and Stock Equivalent of the transferee/licensee (or a parent entity of such transferee/licensee so long as such parent entity and any intermediate holding entity otherwise satisfies the requirements set forth in clause (i) above) and the Stock and Stock Equivalents of such transferee/licensee (or the parent entity) are pledged to secure the Obligations (subject to the limitation set forth in the Security Agreement on the pledge of Voting Stock of any CFC or CFC Holding Company) and (iii) such Disposition shall be subject to a license of such intellectual property to the Administrative Agent to be enforceable solely in connection with the exercise of the Administrative Agent’s rights and remedies under the Credit Documents with respect to the ABL Priority Collateral or the Foreign Collateral; provided that in the case of this clause (ii)(C), the aggregate fair market value of any and all intellectual property so Disposed of shall not exceed $100,000,000;

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) (i) Dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, and any Disposition of Securitization Assets in connection with any Qualified Securitization Financing and (ii) Dispositions in connection with accounts receivable factoring facilities in the ordinary course of business, provided that the Indebtedness arising in connection therewith shall not exceed the amount of Indebtedness permitted by Section 10.1(u);

(j) Dispositions listed on Schedule 10.4 or to consummate the Transactions, including transactions contemplated by the Plan;

(k) transfers of property subject to any damage, destruction, other casualty or loss or in connection with any seizure, condemnation, confiscation or taking proceeding or similar events upon receipt of the net cash proceeds in connection therewith;

(l) Dispositions or discounts of accounts receivable or notes receivable in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(m) Dispositions of any assets not constituting Collateral in an aggregate amount not to exceed $160,000,000;

(n) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(o) any issuance or sale of Stock or Stock Equivalent in, or Indebtedness or other securities of, any Unrestricted Subsidiary;

(p) the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims;

(q) Dispositions of any assets (including Stock and Stock Equivalents) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Parent Borrower and its Restricted Subsidiaries (as determined by the Parent Borrower in good faith); and

(r) other Dispositions (including those of the type otherwise described herein) made for fair market value in an aggregate amount not to exceed the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(s) the Parent Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Parent Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Stock or any Stock to intercompany Indebtedness, (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Parent Borrower or any Restricted Subsidiary or (iv) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of Holdings, the Parent Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns;

(t) any Disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (2) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(u) any Disposition in connection with a Permitted Reorganization;

(v) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Parent Borrower; and

(w) Dispositions of any asset between or among the Parent Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (v) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

Notwithstanding the foregoing, no transfer or other Disposition of any intellectual property by a U.S. Credit Party to a Subsidiary that is not a U.S. Credit Party may be made except pursuant to Section 10.4(c)(iii) (solely in respect of Investments permitted by the proviso to Section 10.5(w)), (e) or (g).

Substantially simultaneously with the consummation of any Disposition (other than any Disposition permitted under Section 10.4(a)(ii)), if assets constituting more than 5% of the Aggregate Borrowing Base are Disposed of in such Disposition, the Parent Borrower shall deliver an updated Borrowing Base Certificate that gives Pro Forma Effect to such Disposition, together with calculations sufficient to demonstrate that the Availability Requirements shall be satisfied immediately after giving effect to such Disposition.

10.5 Limitation on Investments

The Parent Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements, original equipment manufacturer arrangements or development agreements with other Persons, in each case in the ordinary course of business;

(b) Investments in cash or Cash Equivalents when such Investments were made;

(c) loans and advances to officers, managers, directors, employees, consultants and independent contractors of the Parent Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Parent Borrower (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Parent Borrower in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to clause (iii) shall not exceed $25,000,000 at any one time outstanding;

(d) Investments (i) contemplated by the Plan or to consummate the Transactions and (ii) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent such Investments exceed $5,000,000, set forth on Schedule 10.5 and any supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension thereof, only to the extent that the amount of any Investment made pursuant to this clause (d)(ii) does not at any time exceed the amount of such Investment set forth on Schedule 10.5 (except by an amount equal to the unpaid accrued interest and premium thereon plus any unused commitments plus amounts paid in respect of fees, premiums, costs and expenses incurred in connection with such supplement, amendment, amendment and restatement, modification, replacement, refinancing, refunding, restructuring, renewal or extension or as otherwise permitted hereunder);

(e) any Investment acquired by the Parent Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (ii) as a result of a foreclosure by the Parent Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or in satisfaction or judgments against other Persons;

(f) Investments to the extent that payment for such Investments is made with (i) Stock or Stock Equivalents (other than Disqualified Stock) of the Parent Borrower (or any direct or indirect parent thereof) or (ii) the proceeds from the issuance of Stock or Stock Equivalents (other than Disqualified Stock, any sale or issuance to any Subsidiary and any issuance applied pursuant to Section 10.6(a) or Section 10.6(b)(i)) of the Parent Borrower (or any direct or indirect parent thereof); provided that such Stock or Stock Equivalents or proceeds of such Stock or Stock Equivalents will not increase the Available Equity Amount;

(g) Investments (other than in the form of direct or indirect transfers or Dispositions of intellectual property from a U.S. Credit Party to a non-U.S. Credit Party) by the Parent Borrower or any Restricted Subsidiary in the Parent Borrower or any Restricted Subsidiary or any Person that will, upon such Investment become a Restricted Subsidiary;

(h) Investments constituting Permitted Acquisitions;

(i) Investments constituting (i) Minority Investments and Investments in Unrestricted Subsidiaries and (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries, in each case valued at the fair market value (determined by the Parent Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount at any one time outstanding pursuant to this clause (i) that, at the time each such Investment is made, would not exceed an amount equal to the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(j) Investments constituting non-cash proceeds received from Dispositions of assets pursuant to Section 10.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Parent Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Parent Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed the limitations set forth in such Section;

(l) Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and Dispositions permitted by Section 10.1 (other than Sections 10.1(d), 10.1(e) and 10.1(g)(ii)), 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.6 (other than Section 10.6(f)), 10.7 or 10.8, as applicable;

(m) loans and advances to any direct or indirect parent of the Parent Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Parent Borrower and the Restricted Subsidiaries to make Restricted Payments under the applicable clauses of Section 10.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments in Hedging Agreements permitted by Section 10.1;

(t) Investments in or by a Receivables Entity or a Securitization Subsidiary arising out of, or in connection with, any Permitted Receivables Financing or Qualified Securitization Financing, as applicable; provided that any such Investment in a Receivables Entity or a Securitization Subsidiary is in the form of a contribution of additional Receivables Facility Assets or Securitization Assets, as applicable, or as equity;

(u) Investments consisting of deposits of cash and Cash Equivalents as collateral support permitted under Section 10.2;

(v) other Investments not to exceed an amount equal to the Available Equity Amount at the time such Investments are made;

(w) other Investments in an amount at any one time outstanding not to exceed an amount equal to the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that up to an amount equal to the greater of (i) $80,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) may be made in the form of Disposition of intellectual property by a U.S. Credit Party to a Restricted Subsidiary that is not a U.S. Credit Party;

(x) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business;

(y) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(z) Investments made as a part of, or in connection with or to otherwise fund the Transactions;

(aa) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Borrower or any of its Restricted Subsidiaries;

(bb) Investments relating to pension trusts;

(cc) Investments in Similar Business in an amount at any one time outstanding not to exceed an amount equal to the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(dd) Investments in connection with Permitted Reorganizations;

(ee) Investments in deposit accounts, commodities and securities accounts opened in the ordinary course of business;

(ff) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;

(gg) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(hh) Term Loans repurchased by the Parent Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 13.6(g) of the Term Loan Credit Agreement; and

(ii) other Investments in an unlimited amount, so long as the Payment Conditions are satisfied at the time of and after giving effect to the Investment.

Notwithstanding the foregoing, no Investment consisting of or resulting from any transfer or other Disposition of any intellectual property by a U.S. Credit Party to a Subsidiary that is not a U.S. Credit Party may be made except pursuant to (i) Section 10.5(l) (solely in respect of Dispositions permitted by Section 10.4(e) or (g)) or (ii) the proviso to Section 10.5(w).

10.6 Limitation on Restricted Payments

The Parent Borrower will not, and will not permit the Restricted Subsidiaries to, declare or pay any Restricted Payments except that:

(a) the Parent Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any Disqualified Stock, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(b)(i)); provided that (i) such new Stock or Stock Equivalents contain terms and provisions (taken as a whole) at least as advantageous to the Lenders, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance shall not increase the Available Equity Amount;

(b) the Parent Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective wealth management vehicles, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Parent Borrower (or any direct or indirect parent thereof) and any Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 10.6(b), when combined with Investments made pursuant to Section 10.5(k), do not exceed in any Fiscal Year $20,000,000 (with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any Fiscal Year); provided, further, that such amount in any Fiscal Year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Stock (other than Disqualified Stock, any sale or issuance to any Subsidiary and any contribution or issuance applied pursuant to Section 10.5(f)(ii) or Section 10.6(a)) of the Parent Borrower and, to the extent contributed to the Parent Borrower, Stock of any of the Parent Borrower’s direct or indirect parent companies, in each case to present or former officer, manager, consultant, director or employee (or their respective wealth management vehicles, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Parent Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Parent Borrower that occurs after the Closing Date; provided that such Stock or proceeds of such Stock will not increase the Available Equity Amount; plus

(ii) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any Restricted Payment previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary from present or former officer, manager, consultant, director or employee (or their respective wealth management vehicles, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Parent Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Parent Borrower in connection with a repurchase of Stock or Stock Equivalents of the Parent Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c) so long as no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would result therefrom, the Parent Borrower make Restricted Payments; provided that the amount of all such Restricted Payments paid from the Closing Date pursuant to this clause (c) shall not exceed an amount equal to the Available Equity Amount at the time such Restricted Payments are paid;

(d) the Parent Borrower may make Restricted Payments to any direct or indirect parent company of the Parent Borrower in amount required for any such direct or indirect parent to pay, in each case without duplication:

(i) foreign, federal, state and local income Taxes for any taxable period in respect of which a consolidated, combined, unitary or affiliated return is filed by such direct or indirect parent that includes the Parent Borrower and/or any of its Subsidiaries; provided that for purposes of this Section 10.6(d)(i), such Taxes shall be deemed to equal the amount that the Parent Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local income Taxes if the Parent Borrower were the parent of a standalone consolidated, combined, affiliated, unitary or similar tax group including its Subsidiaries (any such Restricted Payments, “Tax Distributions”);

(ii) (A) such parents’ general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries, (B) any indemnification claims made by directors or officers of the Parent Borrower (or any parent thereof) to the extent such claims are attributable to the ownership or operation of the Parent Borrower or any Restricted Subsidiary and (to the extent of cash actually paid by Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries or (C) fees and expenses otherwise due and payable by the Parent Borrower (or any parent thereof) or any Restricted Subsidiary and not prohibited to be paid by the Parent Borrower and its Restricted Subsidiaries hereunder;

(iii) franchise and excise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Parent Borrower;

(iv) to any direct or indirect parent of the Parent Borrower to finance any Investment permitted to be made by the Parent Borrower or any Restricted Subsidiary pursuant to Section 10.5; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Parent Borrower or such Restricted Subsidiary or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 10.5) of the Person formed or acquired into the Parent Borrower or any Restricted Subsidiary, (C) the Parent Borrower or such Restricted Subsidiary shall comply with Section 9.11, Section 9.12 and the Security Agreement to the extent applicable, (D) the aggregate amount of such Restricted Payments shall reduce the ability of the Parent Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 10.5 by such amount and (E) any property received by the Parent Borrower or the Restricted Subsidiaries in connection with such transaction shall only increase the Available Equity Amount to the extent the fair market value of such property as determined in good faith by the Board of Directors of the Parent Borrower exceeds the aggregate amount of Restricted Payments made pursuant to this clause (iv);

(v) customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or Disposition payable by the Parent Borrower or the Restricted Subsidiaries;

(vi) customary salary, bonus, severance and other benefits payable to officers, employees or consultants of any direct or indirect parent company of the Parent Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower, its Restricted Subsidiaries and (to the extent of cash actually paid by Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries for such purposes) Unrestricted Subsidiaries;

(vii) AHYDO Catch-Up Payments with respect to Indebtedness of any direct or indirect parent of the Parent Borrower; provided that the Net Cash Proceeds of such Indebtedness have been contributed to the Parent Borrower as a capital contribution; and

(viii) expenses incurred by any direct or indirect parent of the Parent Borrower in connection with any public offering or other sale of Stock or Stock Equivalents (including in respect of the listing of Avaya Holdings on the Closing Date) or Indebtedness (i) other than in connection with the listing of Avaya Holdings on the Closing Date, where the Net Cash Proceeds of such offering or sale are intended to be received by or contributed to the Parent Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such Net Cash Proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Parent Borrower shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(e) Restricted Payments made to dissenting equityholders in connection with their exercise of appraisal rights or the settlement of any claim or actions with respect thereto in connection with any Permitted Acquisition or similar Investment permitted under Section 10.5 (other than Section 10.5(l));

(f) Restricted Payments consisting of or resulting from Liens, fundamental changes, Dispositions, Investments or other payments permitted by 10.2, 10.3 (other than Section 10.3(j)), 10.4 (other than Section 10.4(d)), 10.5 (other than Section 10.5(l)), 10.7 or 10.8, as applicable;

(g) the Parent Borrower may repurchase Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Parent Borrower may pay Restricted Payments to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;

(h) the Parent Borrower may (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, distribution, split, reverse share split, merger, consolidation, amalgamation or other combination thereof or any Permitted Acquisition, and any Restricted Payment to the Parent Borrower’s direct or indirect parent in order to effect the same and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Parent Borrower may make any Restricted Payment within 60 days after the date of declaration thereof or giving irrevocable notice thereof, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(j) so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments, so long as the aggregate amount of all such Restricted Payments in any Fiscal Year does not exceed 6% of the market capitalization of the Public Reporting Entity calculated on a trailing twelve month average basis;

(k) the Parent Borrower may make Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by present or former officer, manager, consultant, director or employee (or their respective wealth management vehicles, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Parent Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) make Restricted Payments in an aggregate amount not to exceed $5 million per fiscal quarter;

(m) the Parent Borrower may make payments described in Section 9.9 (other than Section 9.9(a) and Section 9.9(d) (to the extent expressly permitted by reference to Section 10.6);

(n) the Parent Borrower may make Restricted Payments in connection with the Transactions or contemplated by the Plan;

(o) so long as no Event of Default shall have occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments in amounts up to the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(p) the Parent Borrower may make Restricted Payments in an unlimited amount, provided that the Payment Conditions shall be satisfied at the time of the making of such Restricted Payment and after giving effect thereto;

(q) Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Investment permitted hereunder and to satisfy indemnity and other similar obligations in connection with any Permitted Acquisition or other Investment permitted hereunder;

(r) the distribution, by dividend or otherwise, of shares of Stock or Stock Equivalents of, or Indebtedness owed to the Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof;

(s) [reserved]; and

(t) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and other Restricted Subsidiaries of the Parent Borrower (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Parent Borrower and any other Restricted Subsidiary, as compared to the other owners of Stock in such Restricted Subsidiary, on a pro rata or more than pro rata basis based on their ownership interests of the relevant class of Stock).

Notwithstanding the foregoing, no Restricted Payment consisting of or resulting from any transfer or other Disposition of any intellectual property by a U.S. Credit Party to a Subsidiary that is not a U.S. Credit Party may be made except pursuant to Section 10.6(f) solely in respect of Dispositions permitted by Section 10.4(c)(iii) (solely in respect of Investments permitted by the proviso to Section 10.5(w)), (e) or (g).

10.7 Limitations on Debt Prepayments and Amendments

(a) The Parent Borrower will not, and will not permit the Restricted Subsidiaries to, voluntarily prepay, repurchase or redeem or otherwise defease prior to the scheduled maturity thereof any Indebtedness that is subordinated in right of payment or lien to the Obligations (in the case of Lien subordination, with respect to all of the Collateral) with a principal amount in excess of $50,000,000 (the “Junior Indebtedness”), except that the Parent Borrower and its Restricted Subsidiaries may (i) make payments of regularly scheduled principal and interest, (ii) make AHYDO Catch-Up Payments, (iii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, prepay, repurchase or redeem or otherwise defease Junior Indebtedness in an aggregate principal amount from the Closing Date not in excess of the sum of, (1) (I) the greater of (x) $160,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (II) additional unlimited amounts so long as the Payment Conditions are satisfied at the time of such prepayment, repurchase, renegotiation or defeasance and after giving effect thereto plus (2) the Available Equity Amount at the time of such prepayment, repurchase, redemption or other defeasance, (iv) refinance Junior Indebtedness with any Refinancing Indebtedness; (v) convert, exchange, redeem, repay or prepay such Junior Indebtedness into, for or with, as applicable, Stock or Stock Equivalents of any direct or indirect parent of the Parent Borrower (other than Disqualified Stock except as permitted hereunder); (vi) prepay, repurchase, redeem or otherwise defease Junior Indebtedness within 60 days of the applicable Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (each, a “Redemption Notice”), such payment, redemption, repurchase, retirement, termination or cancellation would have complied with another provision of this Section 10.7(a); provided that such payment, redemption, repurchase, retirement, termination or cancellation shall reduce capacity under such other provision, (vii) repay or prepay intercompany subordinated Indebtedness (including under the Intercompany Subordinated Note) owed among the Parent Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default under Section 11.1 or 11.5 has occurred and is continuing and the Parent Borrower has received a written notice from the Collateral Agent instructing it not to make or permit any such repayment or prepayment and (viii) transfer credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

(b) The Parent Borrower will not, and will not permit the Restricted Subsidiaries to waive, amend, or modify the definitive documentation in respect of any Junior Indebtedness with a principal amount in excess of $50,000,000, to the extent that any such waiver, amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect; provided that this Section 10.7(b) would not prohibit a refinancing or replacement of such Indebtedness with Refinancing Indebtedness so long as (1) such Refinancing Indebtedness is permitted to be incurred under Section 10.1 and (2) the prepayment of such Junior Indebtedness is permitted under Section 10.7(a) above.

10.8 Limitation on Subsidiary Distributions

The Parent Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to (x) (i) pay dividends or make any other distributions to the Parent Borrower or any Restricted Subsidiary that is a Guarantor on its Stock or Stock Equivalents or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Parent Borrower or any Restricted Subsidiary that is a Guarantor, (y) make loans or advances to the Parent Borrower or any Restricted Subsidiary that is Guarantor or (z) sell, lease or transfer any of its properties or assets to the Parent Borrower or any Restricted Subsidiary that is a Guarantor, except (in each case) for such encumbrances or restrictions (A) which the Parent Borrower has reasonably determined in good faith will not materially impair the Parent Borrower’s ability to make payments under this Agreement when due or (B) existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement, the Term Loan Credit Documents and the related documentation and related Hedging Obligations and Cash Management Obligations;

(b) purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (x), (y) or (z) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(c) Applicable Laws or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Parent Borrower or any of its Subsidiaries;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Parent Borrower pursuant to an agreement that has been entered into for the sale or Disposition of all or substantially all of the Stock or Stock Equivalents or assets of such Subsidiary and restrictions on transfer of assets subject to Liens permitted hereunder;

(f) (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to Dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Liens permitted hereunder (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(g) restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(h) restrictions or encumbrances imposed by other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(i) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Stock or Stock Equivalents issued thereby;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) restrictions created in connection with any Permitted Receivables Financing or any Qualified Securitization Financing that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect such Permitted Receivables Financing or Qualified Securitization Financing, as the case may be;

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(m) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(n) restrictions contemplated by the Plan or created in connection with the consummation of the Transaction, including restrictions imposed by the PBGC Stipulation of Settlement; or

(o) any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, extensions, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, extensions, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Parent Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Parent Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Parent Borrower);

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.9 Amendment of Organizational Documents

The Borrowers will not, nor will the Borrowers permit any Credit Party to, amend or otherwise modify any of its Organizational Documents in a manner that is materially adverse to the Lenders, except as required by Applicable Laws.

10.10 Permitted Activities

Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Stock of the Parent Borrower, including receipt and payment of dividends and payments in respect of Indebtedness and other amounts in respect of Stock, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its or its direct or indirect parent entity’s common equity or any other issuance or sale of its or its direct or indirect parent entity’s Stock, (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of the Parent Borrower and guaranteeing the obligations of the Parent Borrower and the Subsidiaries, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, (vii) holding any cash or other property (but not operate any property), (viii) making and receiving of any dividends, payments in respect of Indebtedness or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization, (xi) activities related to the Plan and the consummation of the Transactions and activities contemplated thereby, (xii) merging, amalgamating or consolidating with or into any direct or indirect parent of Holdings (in compliance with the definition of “Holdings” in this Agreement), (xiii) repurchases of Indebtedness through open market purchases and Dutch auctions, (xiv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Parent Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xv) any transaction with the Parent Borrower or any Restricted Subsidiary to the extent expressly permitted under this Section 10, (xvi) making any AHYDO Catch-Up Payments, (xvii) paying any Taxes it is obligated to pay and (xviii) any activities incidental or reasonably related to the foregoing.

10.11 Financial Covenant

The Parent Borrower shall not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested (i) on the date any Covenant Trigger Period commences (as of the last day of the Test Period ending immediately prior to the date on which such Covenant Trigger Period shall have commenced) and shall continue to be tested as of the last day of each Test Period ended thereafter until such Covenant Trigger Period is no longer continuing.

10.12 Foreign Borrower Transactions

Unless (x) a Foreign Borrower or a Foreign Guarantor ceases to be a party under this Agreement pursuant to Section 4.4 or (y) a Person (other than a Foreign Borrower) ceases to be the direct parent company of any Foreign Borrower, no Foreign Credit Party shall, and the Parent Borrower shall not permit any Foreign Credit Party to, cease to comply with each requirement below:

(a) (i) no Foreign Credit Party shall cease to be a Restricted Subsidiary, (ii) no Foreign Credit Party shall cease to be a direct or indirect Wholly Owned Foreign Subsidiary of the Parent Borrower; and (iii) other than the Canadian Borrower, no Foreign Borrower shall cease to be a direct Wholly Owned Subsidiary of one or more direct or indirect Wholly Owned Foreign Subsidiaries of the Parent Borrower;

(b) (i) no Foreign Borrower shall cease to be established, organized, existing or incorporated in the same jurisdiction as on the Closing Date and (ii) no direct parent of any Foreign Borrower shall cease to be established, organized, existing or incorporated in Canada, Germany, Ireland and the United Kingdom or any other OECD country; and

(c) no Foreign Borrower may merge, amalgamate or consolidate with or into another Person in a transaction in which such Foreign Borrower does not survive such event, or Dispose of all or substantially all of its assets to another Person unless such other Person constitutes a Restricted Subsidiary of the Parent Borrower (such Person, a “Successor Foreign Borrower”) and (1) the Successor Foreign Borrower shall be an entity organized or incorporated or existing under the same jurisdiction as the Foreign Borrower, (2) the Successor Foreign Borrower shall expressly assume all the obligations of the Foreign Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to, or by way of a confirmation agreement in respect of, the applicable Guarantee confirmed that its guarantee thereunder shall apply to the Successor Foreign Borrower’s obligations under this Agreement, (4) each grantor, each pledgor and each chargor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a U.S. Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable U.S. Mortgage shall apply to its U.S. Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Foreign Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplements (or confirmation agreements, if applicable) preserve the enforceability of this Agreement and the Guarantees and the perfection and priority of the Liens under the applicable Security Documents (with respect to the Foreign Guarantees and Foreign Security Documents, subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements).

SECTION 11 Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments

The Borrowers shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for more than five Business Days, in the payment when due of any interest on the Loans or (c) default, and such default shall continue for more than ten Business Days, in the payment when due of any fees or any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, Etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be materially untrue with respect to the Credit Parties, taken as a whole, on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of thirty days after written notice thereof from the Administrative Agent to the Parent Borrower, except that with respect to any representation, warranty or statement contained in a Borrowing Base Certificate, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of three Business Days after receipt of written notice by the Parent Borrower from the Administrative Agent; or

11.3 Covenants

Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i) (provided that notice of such default at any time shall timely cure the failure to provide such notice), Section 9.5 (solely with respect to the Parent Borrower) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement contained in (i) Section 9.1(i) and such default shall continue unremedied for a period of at least five Business Days after receipt of written notice by the Parent Borrower from the Administrative Agent (or, if such Borrowing Base Certificate is required to be delivered during a Weekly Monitoring Period, at least two Business Days after receipt of written notice by the Parent Borrower from the Administrative Agent) or (ii) Section 9.16 (other than any such failure resulting solely from actions taken by one or more Persons not controlled directly or indirectly by the Parent Borrower or such Person’s (or Persons’) failure to act in accordance with the instructions of the Parent Borrower or the Administrative Agent) and, unless a Cash Dominion Period is ongoing, such default shall continue unremedied for a period of five Business Days after receipt of written notice by the Borrowers of the Administrative Agent; or

(c) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) or (b) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 calendar days after receipt of written notice by the Parent Borrower from the Administrative Agent; or

11.4 Default Under Other Agreements

(a) The Parent Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1, Hedging Obligations or Indebtedness under any Permitted Receivables Financing) in excess of $100,000,000 in the aggregate for the Parent Borrower and such Restricted Subsidiaries beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations or such Permitted Receivables Financing was created) beyond the period of grace or cure and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created, if the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations or Indebtedness under any Permitted Receivables Financing) or as a mandatory prepayment, prior to the Stated Maturity thereof; provided that clauses (a) and (b) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this Section 11.4 shall not apply to any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Stock or Stock Equivalents (other than Disqualified Stock) and cash in lieu of fractional shares or (ii) any such default that is remedied by or waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness or contested in good faith by the Parent Borrower or the applicable Restricted Subsidiary in either case, prior to acceleration of all Loans and termination of the Revolving Credit Commitments pursuant to this Section 11; or

11.5 Bankruptcy

Except as otherwise permitted under Section 10.3, (i) any Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under applicable Debtor Relief Laws; (ii) an involuntary case, proceeding or action is commenced against any Borrower or any Material Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; (iii) an involuntary case, proceeding or action is commenced against any Borrower or any Material Subsidiary and the petition is not dismissed or stayed within 60 consecutive days after commencement of the case, proceeding or action; (iv) a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator, examiner or similar person is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any Material Subsidiary; (v) any Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, examinership or liquidation or similar law or other Debtor Relief Laws of any jurisdiction whether now or hereafter in effect relating to any Borrower or any Material Subsidiary; (vi) there is commenced against any Borrower or any Material Subsidiary any such proceeding or action that remains undismissed or unstayed for a period of 60 consecutive days; (vii) any Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; (viii) any order of relief or other order approving any such case or proceeding or action is entered; (ix) any Borrower or any Material Subsidiary suffers any appointment of any custodian, Receiver, receiver manager, trustee, administrator, examiner or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 consecutive days; (x) any Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; (xi) any corporate action is taken by any Borrower or any

Material Subsidiary for the purpose of authorizing any of the foregoing; (xii) solely in respect of a German Credit Party, is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or threatened to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code and based on such projection a German managing director (geschäftsführer) has filed for insolvency or is over-indebted within the meaning of section 19 of the German Insolvency Code; or (xiii) solely in respect of a U.K. Credit Party or any Irish Credit Party, is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts, by reason of actual or anticipated financial difficulties, is put into examination (in respect of an Irish Credit Party only), takes any step with a view to a moratorium, suspension of payments, reorganization as a result of actual or anticipated financial difficulties (by way of voluntary arrangement, scheme of arrangement or otherwise) or a composition or similar arrangement with any creditors, or a moratorium or other protection from its creditors is declared or imposed in respect of any of its Indebtedness; or

11.6 ERISA

(a) The occurrence of any ERISA Event; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such ERISA Event, Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee

Any Guarantee provided by Holdings, the Parent Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, and subject to the applicable Foreign Legal Reservations) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under such Guarantee; or

11.8 Security Agreement

The U.S. Security Agreement or any other material Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect in respect of a material portion of the Collateral (other than pursuant to the terms hereof or thereof or any defect arising as a result of acts or omissions of the Collateral Agent or any Lender which do not result from a material breach by a Credit Party of its obligations under the Credit Documents and with respect to Foreign Security Documents, subject, in all cases, to the applicable Foreign Legal Reservations and Foreign Perfection Requirements) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing such grantor’s obligations under the U.S. Security Agreement or any other such Security Document; or

11.9 Judgments

One or more final judgments or decrees shall be entered against any Borrower or any Restricted Subsidiary involving a liability requiring the payment of $100,000,000 or more in the aggregate for all such final judgments and decrees for the Parent Borrower and the Restricted Subsidiaries (to the extent not paid or covered by indemnity or insurance provided by a carrier that has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 consecutive days after the entry thereof; or

11.10 Change of Control

A Change of Control shall occur:

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, at the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): (i) declare the Revolving Credit Commitments terminated, whereupon the Revolving Credit Commitment, if any, of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents and (iii) enforce any and all of the Administrative Agent’s rights under the Guarantees.

Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrowers are in compliance with this Agreement and/or such other Credit Document.

11.11 Application of Proceeds

(a) Any amount received by the Administrative Agent or the Collateral Agent from any U.S. Credit Party (or from proceeds of any U.S. Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied in accordance with any Applicable Intercreditor Agreement. In the event that either (x) any Applicable Intercreditor Agreement directs the application with respect to such amount be made with reference to this Agreement or the other Credit Documents or (y) no Applicable Intercreditor Agreement is then in effect that is applicable to such amount, any amount received by the Administrative Agent or the Collateral Agent from any U.S. Credit Party (or from proceeds of any U.S. Collateral), in each case, following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid, in each case constituting U.S. Obligations, until paid in full;

(ii) Second, to the repayment of all U.S. Protective Advances;

(iii) Third, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other U.S. Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid, in each case constituting U.S. Obligations, until paid in full;

(iv) Fourth, without duplication of amounts applied pursuant to clauses (i)—(iii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting U.S. Obligations (other than principal or premium or reimbursement obligations in respect of Letters of Credit and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement and Secured Cash Management Agreements to the extent constituting U.S. Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(v) Fifth, to the payment in full in cash, pro rata, of principal amount of the U.S. Obligations (including in respect of Secured Hedging Agreements and Secured Cash Management Agreements) and to Cash Collateralize all U.S. L/C Obligations and any premium thereon and any breakage, termination or other payments under Secured Hedging Agreements or Secured Cash Management Agreements, in each case to the extent constituting U.S. Obligations;

(vi) Sixth, without duplication of amounts applied pursuant to clauses (i)—(v) above or Section 11.11(b), to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Foreign Obligations (other than principal or premium or reimbursement obligations in respect of Letters of Credit and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement and Secured Cash Management Agreements to the extent constituting Foreign Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(vii) Seventh, to the payment in full in cash, pro rata, of principal amount of the Foreign Obligations (including in respect of Secured Hedging Agreements and Secured Cash Management Agreements) and to Cash Collateralize all Foreign L/C Obligations and any premium thereon and any breakage, termination or other payments under Secured Hedging Agreements or Secured Cash Management Agreements, in each case to the extent constituting Foreign Obligations; and

(viii) Eighth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation of such Credit Party.

(b) Any amount received by the Administrative Agent or the Collateral Agent from any Foreign Credit Party (or from proceeds of any Foreign Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied in accordance with any Applicable Intercreditor Agreement. In the event that either (x) any Applicable Intercreditor Agreement directs the application with respect to such amount be made with reference to this Agreement or the other Credit Documents or (y) no Applicable Intercreditor Agreement is then in effect that is applicable to such amount, any amount received by the Administrative Agent or the Collateral Agent from any Foreign Credit Party (or from proceeds of any Foreign Collateral), in each case, following any acceleration of the Obligations under this Agreement or any Event of Default under Section 11.5 shall be applied, without duplication of amounts applied pursuant to Section 11.11(a):

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid, in each case constituting Foreign Obligations, until paid in full;

(ii) Second, to the repayment of all Foreign Protective Advances;

(iii) Third, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the Foreign Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid, in each case constituting Foreign Obligations, until paid in full;

(iv) Fourth, without duplication of amounts applied pursuant to clauses (i)—(iii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Foreign Obligations (other than principal or premium or reimbursement obligations in respect of Letters of Credit and obligations to Cash Collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement and Secured Cash Management Agreements to the extent constituting Foreign Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(v) Fifth, to the payment in full in cash, pro rata, to the principal amount of the Foreign Obligations (including in respect of Secured Hedging Agreements and Secured Cash Management Agreements) and to Cash Collateralize all Foreign L/C Obligations, and to pay any premium thereon and any breakage, termination or other payments under Secured Hedging Agreements or Secured Cash Management Agreements, in each case to the extent constituting Foreign Obligations; and

(vi) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Foreign Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

SECTION 12 The Agents

12.1 Appointment

(a) Except with respect to Germany, each Secured Party (other than the Administrative Agent) hereby irrevocably designates and appoints the Administrative Agent as the agent (or in the case of the Foreign Security Documents governed by the laws of Ireland or the U.K. Security Documents, as security trustee) of such Secured Party under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. With respect to Germany, each Secured Party (other than the Collateral Agent) hereby irrevocably designates and appoints the Collateral Agent as the agent of such Secured Party under this Agreement and the other Credit Documents and irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than this Section 12.1 and Sections 12.2, 12.9, 12.12 and 12.13, in each case, with respect to the Borrowers) are solely for the benefit of the Agents and the other Secured Parties, and the Borrowers shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any other Secured Party or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Secured Parties hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Secured Parties hereby irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall have no duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the other Secured Parties or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Joint Lead Arrangers, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties

The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct by such agents, sub-agents or attorneys-in-fact (as determined in the final judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Holdings, the Borrowers, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Holdings, the Borrowers, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

(b) Each Lender confirms to the Administrative Agent, the Collateral Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other Credit Extensions hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other Credit Extensions hereunder and under the other Credit Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Collateral Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.4 Reliance by Agents

The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and/or the Borrowers), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that none of the Administrative Agent or the Collateral Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law.

12.5 Notice of Default

Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, it shall give notice thereof to the Lenders, the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders

Each Lender expressly acknowledges that none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Collateral Agent or any of the Joint Lead Arrangers hereinafter taken, including any review of the affairs of Holdings, a Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent or any Joint Lead Arranger to any Lender or the L/C Issuer. Each Lender and the L/C Issuer represents to Administrative Agent, the Collateral Agent and the Joint Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent, any Joint Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrowers, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Administrative Agent, the Collateral Agent or any Joint Lead Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Borrowers, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification

The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Aggregate Revolving Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Aggregate Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Aggregate Revolving Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 13.5, in any way relating to or arising out of the Revolving Credit Commitments, the Loans and Letters of Credit, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISOS BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Revolving Credit Commitments, the Loans and Letters of Credit, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8 Agents in their Individual Capacities

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, the Borrowers, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents

Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (solely with respect to the Parent Borrower) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrowers’ consent); provided that if such Agent shall notify the Borrowers and the Lenders that no qualifying Person (including as a result of the absence of consent of the Borrowers) has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of an Event of Default under Section 11.1 or 11.5 (solely with respect to the Parent Borrower)) the consent of the Borrowers (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the U.S. Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10 Withholding Tax

To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers (solely to the extent required by this Agreement) and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11 Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, administration, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

12.12 Intercreditor Agreements

Each of the Collateral Agent and the Administrative Agent is hereby authorized to enter into any Applicable Intercreditor Agreement contemplated hereby, and the parties hereto acknowledge that any such Applicable Intercreditor Agreement to which the Collateral Agent and/or the Administrative Agent is a party are each binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any such Applicable Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent and the Administrative Agent to enter into any such Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Secured Party hereby authorizes the Collateral Agent and the Administrative Agent to enter into any other intercreditor arrangements to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

12.13 Security Documents and Guarantee; Agents under Security Documents and Guarantee

(a) Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantees, the Collateral and the Security Documents, as applicable. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may (or otherwise instruct the Collateral Agent to) execute any documents or instruments necessary to (x) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (d), (g) and (l) of Section 10.2 or (y) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement (including the Applicable Intercreditor Agreements). The Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) upon the termination of the Aggregate Revolving Credit Commitments and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized, backstopped or otherwise collateralized on terms and conditions reasonably satisfactory to the applicable L/C Issuer) and the repayment in full of the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations), (ii) upon the sale or other Disposition of such Collateral (including as part of or in connection with any other sale or other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee, (vi) as required to effect any sale or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) if such assets constitute U.S. Excluded Collateral or Foreign Excluded Collateral and (viii) with respect to any direct parent company of any Foreign Borrower, upon such Person ceasing to be the direct parent company of such Foreign Borrower pursuant to transactions permitted hereunder. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Secured Parties hereby irrevocably agree that the Guarantors (other than Holdings) shall be automatically released from the applicable Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming a U.S. Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, and the Administrative Agent and the Collateral Agent agree to execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrowers to evidence and confirm the release of any Guarantor or Collateral and its security interest therein pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrowers, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any Guarantee may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition. No holder of Hedging Obligations under Secured Hedging Agreements or Cash Management Obligations under Secured Cash Management Agreements shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Hedging Obligations under Secured Hedging Agreements or Cash Management Obligations under Secured Cash Management Agreements that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to or vote on, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, L/C Issuer or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedging Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 13 Miscellaneous

13.1 Amendments, Waivers and Releases

Except as otherwise expressly set forth in the Credit Documents (including Section 2.10(e), neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Loan or fee or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion thereof, or extend the date for the payment of any principal, any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Revolving Credit Commitment or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date, or increase the aggregate amount of the Revolving Credit

Commitments of any Lender, or modify clause (i) of the proviso to Section 4.2(a) in a manner that would alter the pro rata allocation to the Appropriate Lenders of any reduction in the Revolving Credit Commitments of any Tranche, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (i), a waiver of any condition precedent in Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment of the Financial Covenant (or any financial definitions or financial ratios or any component thereof), the making of any Protective Advance in accordance herewith or the waiver of any other covenant shall not constitute an increase of any Revolving Credit Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan, or the scheduled termination date of any Revolving Credit Commitment;

(ii) (x) reduce the percentages specified in the definition of the term “Required Lenders” or “Supermajority Lenders” without the consent of each Lender, or (y) amend any other provision of this Section 13.1 that has the effect of decreasing the number of Lenders that are required to approve any amendment, modification or waiver, consent to the assignment or transfer by Holdings or the Parent Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3 or as contemplated by the definition of “Holdings”), alter the order of application set forth in Section 5.2(b) during the continuance of an Event of Default or Section 11.11 or change Section 13.8 or any other provision requiring pro rata sharing among the Lenders, in each case of this clause (y) without the written consent of each Lender directly and adversely affected thereby,

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person,

(iv) amend, modify or waive any provision of Section 3.1 without the written consent of each L/C Issuer to whom such provision then applies in a manner that directly and adversely affects such Person,

(v) amend, modify or waive any provision of Section 3.2 without the written consent of each Swing Line Lender to whom such provision then applies in a manner that directly and adversely affects such Person,

(vi) release all or substantially all of the value of the Guarantors under the Guarantees (except as expressly permitted by such Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender,

(vii) increase the advance rates provided for in each Borrowing Base referenced in the definition thereof or any component definition of any of the foregoing, or modify the definitions of “Eligible Accounts”, “Eligible Borrowing Base Cash”, “Eligible Credit Card Receivables”, “Eligible In-Transit Inventory”, “Eligible Investment Grade Accounts”, “Eligible Inventory” or the eligibility criteria set forth therein, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders; provided that any increase to the advance rate in the Borrowing Base of any Foreign Borrower or any modification of the definition of “Eligible Account”, “Eligible Inventory” or the eligibility criteria set forth therein, to the extent they are solely relevant to the assets of the Foreign Borrowers (but not the assets of the U.S. Borrower) and as a result thereof the amounts available to be borrowed by the Foreign Borrowers would be increased, such increase or modification shall not be approved without the written consent of the Foreign Lenders that would constitute the “Supermajority Lenders” if the Tranche of the Foreign Revolving Credit Commitments were the only Tranche outstanding; provided, further, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lender or

(viii) amend, modify or waive any provision of Section 14 or in any Foreign Guarantee or any Foreign Security Document or waive any condition precedent contained in Section 7 in connection with any such provision without the written consent of the Foreign Lenders that would constitute “Required Lenders” if the Tranche of the Foreign Revolving Credit Commitments were the only Tranche outstanding.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrowers, the applicable Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrowers, the applicable Credit Parties, the Lenders, the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add sub-agents, in the case of clause (i), with the consent of only the Borrowers and the Administrative Agent, and in the case of clause (ii), with the consent of only the relevant Borrowers, the Administrative Agent and the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect any Incremental Commitments pursuant to Section 2.14 or Extension Amendments pursuant to Section 2.15 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any such incremental facility or extension amendment); (ii) no Lender consent is required to effect any amendment or supplement to any Applicable Intercreditor Agreement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Applicable Intercreditor Agreement permitted under this Agreement, as applicable; it being understood that any such amendment or supplement may make such other changes to such Applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent and the Borrower, are required to effectuate the foregoing; provided that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent (A) to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Parent Borrower), (B) to effect administrative changes of a technical or immaterial nature (as reasonably determined by the Administrative Agent and the Parent Borrower), (C) to correct incorrect cross-references or similar inaccuracies or (D) to add benefit to the existing Revolving Credit Commitments if adding such benefit is a condition to the incurrence of any Indebtedness permitted to be incurred under the Credit Documents; provided that in the case of clauses (A) and (B) above, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion if applicable, (A) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the applicable Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with the Applicable Law or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Parent Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit

Documents; and (v) the Credit Parties and the Collateral Agent, without the consent of any other Secured Party, shall be permitted to enter into amendments and/or supplements to any Security Documents in order to include customary provisions permitting the Collateral Agent to appoint sub-collateral agents or representatives to act with respect to Collateral matters thereunder in its stead.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time (and direct the Collateral Agent to grant such extensions) for the satisfaction of any of the requirements under Sections 9.11, Section 9.12, Section 9.13 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrowers and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

13.2 Notices

Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or e-mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrowers, the Administrative Agent, the Collateral Agent, an L/C Issuer, or a Swing Line Lender to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrowers, the Administrative Agent, the Collateral Agent, the relevant L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by e-mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties

All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Credit Extensions hereunder.

13.5 Payment of Expenses; Indemnification

The Borrowers agree, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), or, in the case of expenses of the type described in clause (a) below incurred prior to the Closing Date, on the Closing Date, (a) if the Closing Date occurs, to pay or reimburse the Agents and the Joint Lead Arrangers (and, in the case of the following clause (ii), the Lenders) for all their reasonable and documented out-of-pocket costs and expenses incurred (i) in connection with the syndication, preparation, execution, delivery, negotiation and administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (including any amendment or waiver with respect thereto and for reimbursement of reasonable expenses related to appraisals, field examinations and collateral review permitted hereunder), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP and to the extent reasonably necessary, one local counsel in each relevant material jurisdiction, excluding in each case allocated costs of in-house counsel and fees and solely to the extent the Parent Borrower has consented to the retention of such other Person, expenses with respect to any other advisor or consultant, and (ii) upon the occurrence and during the continuation of an Event of Default, in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors (limited, in the case of Advisors, as set forth in the definition thereof), (b) to pay, indemnify, and hold harmless each Lender, the L/C Issuers and each Agent from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless each Lender, the L/C Issuers and each Agent and their respective Affiliates, and the directors, officers, partners, employees and agents of any of the foregoing, from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors related to the Transactions or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of Holdings, the Borrowers, any of the Borrowers’ Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that none of the Borrowers nor any other Credit Party shall have any obligation hereunder to any Agent, any L/C Issuer or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent they result from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties (acting on behalf of or at such indemnified Person’s direction) as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties (acting on behalf of or at such indemnified Person’s direction) under the Credit Documents as determined by a final non-appealable judgment of a court of competent jurisdiction, (C) disputes not involving an act or omission of Holdings, the Borrowers or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or any similar role under the Credit Facilities or (D) any settlement effected without the Borrowers’ prior written consent, but if settled with the Borrowers’ prior written consent (not to be unreasonably withheld, delayed, conditioned or denied) or if there is a final non-appealable judgment in any such proceeding, the Borrowers will indemnify and hold harmless such indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 13.5. All amounts payable under this Section 13.5 shall be paid within 30 days of receipt by the Borrowers of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

No Credit Party nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrowers’ obligation hereunder to indemnify and hold harmless the indemnified Person, to the extent of any losses, claims, damages, liabilities and expenses incurred or paid by such indemnified Person to a third party unaffiliated with such indemnified Person). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (acting on behalf of or at such indemnified Person’s direction) (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 13.5 shall not apply to Taxes.

Each indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrowers (or on their behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such indemnified Person was not entitled to receipt of such amounts.

13.6 Successors and Assigns; Participations and Assignments

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an L/C Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 4.4 or Section 10.3 or Section 10.12, neither Holdings nor the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Revolving Credit Loans at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld, delayed, conditioned or denied) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment of Revolving Credit Loans (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Section 11.1 or 11.5 (solely with respect to the Parent Borrower) has occurred and is continuing, to any other assignee; and

(B) the Administrative Agent, each L/C Issuer and each Swing Line Lender; provided that no such shall be required for any assignment of any Revolving Credit Commitments or Revolving Credit Loan to a Lender, an Affiliate of a Lender, an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to (x) a natural person, (y) any investment vehicle established primarily for the benefit of a natural person or (z) a Disqualified Institution (provided that the prohibition in clause (z) shall not apply retroactively to disqualify any entity that has previously acquired an assignment or participation interest in the Revolving Credit Loans to the extent such entity was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be), and any attempted assignment in violation of clauses (x)—(z) shall be null and void. For the avoidance of doubt, (i) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the ascertaining, monitoring, inquiring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time, and shall have, and shall have no liability with respect to or arising out of any assignment or participation of any Revolving Credit Commitments or Revolving Credit Loans to any Disqualified Institution and (ii) the Administrative Agent may share a list of Persons who are Disqualified Institutions with any Lender upon request.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments or Revolving Credit Loans, the amount of the Revolving Credit Commitments or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), shall not be less than $5,000,000, unless each of the Parent Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, delayed, conditioned or denied); provided that no such consent of the Parent Borrower shall be required if an Event of Default under Section 11.1 or 11.5 (solely with respect to the Parent Borrower) has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that each Lender shall be permitted to assign a proportionate part of all of the assigning Lender’s rights and obligations under one Tranche of Revolving Credit Commitments without assigning its rights and obligations under the other Tranche;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms as required under Section 5.4 (or the comparable provisions under Section 14); and

(E) the assignee shall not be Holdings, the Parent Borrower or any of its Subsidiaries.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 (and the comparable provisions under Section 14) and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6 (other than attempted assignments or transfers in violation of the last paragraph of Section 13.6(b)(i) above, which shall be null and void as provided above).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amount of the Loans and any payment made by any L/C Issuer under any Letter of Credit, Revolving Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the Lending Office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrowers, the Collateral Agent, the L/C Issuers and any Lender (solely with respect to its own outstanding Loans and Revolving Credit Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of Holdings, the Borrowers, the Administrative Agent or any L/C Issuer, sell participations to one or more banks or other entities that are not (x) a natural person, (y) any investment vehicle established primarily for the benefit of a natural person or (z) a Disqualified Institution (provided that the prohibition in clause (z)

shall not apply retroactively to disqualify any entity that has previously acquired an assignment or participation interest in the Revolving Credit Loans to the extent such entity was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be) (each, a “Participant”) (and any such attempted sales to the Persons identified in clauses (x)—(z) above shall be null and void) (provided that the last sentence of Section 13.6(b)(i) shall apply) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Revolving Credit Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Holdings, the Borrowers, the Administrative Agent, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Institutions with respect to the sales of participations at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clause (i) or (iv) of the second proviso of the first paragraph of Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (and the comparable provisions of Section 14) to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements and limitations of those Sections and Sections 2.12 and 13.7(a) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 13.8(a) as though it were a Lender. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 13.7 with respect to any Participant.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 (or the comparable provisions under Section 14) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of Holdings, the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 13.16, the Borrowers authorize each Lender to disclose (other than to any Disqualified Institutions) to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Revolving Credit Loans made hereunder any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(f) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Revolving Credit Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPV hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Parent Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) other than a Disqualified Institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Revolving Credit Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(f) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11, and 5.4 (and the comparable provisions under Section 14) than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11, and 5.4 (and the comparable provisions under Section 14) as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

This Section 13.6 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

13.7 Replacements of Lenders under Certain Circumstances

(a) The Borrowers shall be permitted (x) to replace any Lender with a replacement bank or institution or (y) terminate the Revolving Credit Commitment of such Lender, as the case may be, and repay all Obligations of the Borrowers due and owing to such Lender relating to the Revolving Credit Loans and participations held by such Lender as of such termination date that (a) requests reimbursement for amounts owing pursuant to Section 2.10, Section 5.4 (or the comparable provisions under Section 14) (or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Agent or Lender or to any Governmental Authority on account of any Agent or Lender pursuant to Section 5.4 (or the comparable provisions under Section 14)), (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender or (d) refuses to make an Extension Election pursuant to Section 2.15; provided that, solely in the case of the foregoing clause (x), (i) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (ii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Revolving Credit Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4 (or the comparable provisions under Section 14), as the case may be, owing to such replaced Lender prior to the date of replacement, (iii) the replacement bank or institution, if not already a Lender, an Affiliate of a Lender or an Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein unless otherwise agreed) and (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, then so long as no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Revolving Credit Loans and its Revolving Credit Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Revolving Credit Commitment of such Lender, repay all Obligations of the Borrowers due and owing to such Lender relating to the Revolving Credit Loans and participations held by such Lender as of such termination date; provided that: (a) all Obligations of the Borrowers hereunder owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Nothing in this Section 13.7 shall be deemed to prejudice any right or remedy that Holdings or the Borrowers may otherwise have at law or at equity.

13.8 Adjustments; Set-off

(a) Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall (i) in its capacity as a U.S. Revolving Credit Lender, at any time receive any payment of all or part of its U.S. Revolving Credit Loans, or interest thereon, or the participations in U.S. L/C Obligations and U.S. Swing Line Loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than its Pro Rata Share (or other applicable share contemplated hereunder) compared to any such payment to or collateral received by any other U.S. Revolving Credit Lender, if any, in respect of such other U.S. Revolving Credit Lender’s U.S. Revolving Credit Loans, or interest thereon or the participations in the U.S. L/C Obligations and U.S. Swing Line Loans or (ii) in its capacity as a Foreign Revolving Credit Lender, at any time receive any payment of all or part of its Foreign Revolving Credit Loans, or interest thereon, or the participations in Foreign L/C Obligations and Foreign Swing Line Loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than its Pro Rata Share (or other applicable share contemplated hereunder) compared to any such payment to or collateral received by any other Foreign Revolving Credit Lender, if any, in respect of such other Foreign Revolving Credit Lender’s Foreign Revolving Credit Loans, or interest thereon or the participations in the Foreign L/C Obligations and Foreign Swing Line Loans, in each case of clauses (i) and (ii), such Benefited Lender shall purchase for cash from the other applicable Lenders a participating interest in such portion of each such other

Lender’s applicable Revolving Credit Loans, applicable participations in L/C Obligations and Swing Line Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the applicable Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to Holdings, the Borrowers, any such notice being expressly waived by Holdings, the Borrowers to the extent permitted by Applicable Law but with the prior written consent of the Administrative Agent, upon any amount becoming due and payable by the Borrowers hereunder (whether at the Stated Maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than any Excluded Account of the type described in clause (i), (ii), (vi), (vii) and (viii) of the definition thereof), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the applicable Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts; Electronic Execution

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or any other Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.10 Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 INTEGRATION

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF PARENT BORROWER, HOLDINGS, THE OTHER BORROWERS, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY HOLDINGS, THE BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE L/C ISSUERS OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE PARENT BORROWER’S AND HOLDINGS’ CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT PURSUANT TO THE TERMS THEREOF.

13.12 GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers

Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by Applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or, in the case of the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers and the Swing Line Lenders, shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

EACH FOREIGN CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 (TELEPHONE: 212-590-9330; FACSIMILE: 212-894-8581; EMAIL: NYTEAM1@WOLTERKLUWER.COM) (THE “PROCESS AGENT”), IN THE CASE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY CREDIT DOCUMENT (AND THE PARENT BORROWER SHALL DELIVER TO THE ADMINISTRATIVE AGENT EVIDENCE OF ACCEPTANCE BY THE PROCESS AGENT OF SUCH APPOINTMENT). NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.14 Acknowledgments

Each of Holdings and the Borrowers hereby acknowledge that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Holdings and the Borrowers, on the one hand, and the Administrative Agent, the L/C Issuer, the Lenders and the other Agents on the other hand, and Holdings, the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of Holdings, the Borrowers, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the

Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings, the Borrowers or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising Holdings, the Borrowers, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to Holdings, the Borrowers, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Holdings and the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Holdings and the Borrowers agree not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Holdings, the Borrowers or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings and the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL

HOLDINGS, THE BORROWERS, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality

The Administrative Agent, each L/C Issuer, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of Holdings, the Borrowers or any Subsidiary of the Borrowers in connection with such Person’s evaluation of whether to become an Agent or Lender hereunder or obtained by such Lender, the Administrative Agent, L/C Issuer or such other Agent pursuant to the requirements of this Agreement or in connection with any amendment, supplement, modification or waiver or proposed amendment, supplement, modification or waiver hereto (including any Incremental Amendment or Extension Amendment) or the other Credit Documents (“Confidential Information”), confidential; provided that the Administrative Agent, each L/C Issuer, each other Agent and each Lender may make disclosure (a) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by Applicable Law, regulation or compulsory legal process (in which case such Lender, the Administrative Agent, L/C Issuer or such other Agent shall use commercially reasonable efforts to inform the Borrowers promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (b) to such Lender’s or the Administrative Agent’s or such L/C Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates involved in the Transactions on a “need to know” basis and who are made aware of and agree to comply with the provisions of this Section 13.16, in each case on a confidential basis (with such Lender, the Administrative Agent, L/C Issuer or such other Agent responsible for such persons’ compliance with this Section 13.16), (c) on a confidential basis to any bona fide prospective Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution or a Person who the Parent Borrower has affirmatively denied assignment thereto in accordance with Section 13.6), (d) to the extent requested by any bank regulatory authority having jurisdiction over a Lender or its Affiliates (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Section 13.16 or other confidential or fiduciary obligation owed by the Administrative Agent, such other Agent or such Lender to the Parent Borrower or its Affiliates or (ii) becomes available to the Administrative Agent, such other Agent or such Lender on a non-confidential basis from a source other than Holdings, the Parent Borrower or any Subsidiary or on behalf of Holdings, the Parent Borrower or any Subsidiary that, to the knowledge (after due inquiry) the Administrative Agent, such other Agent or such Lender, is not in violation of any confidentiality obligation owed to the Parent Borrower or its Affiliates, (f) to the extent the Parent Borrower shall have consented to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the rights of the Administrative Agent, such other Agent or such Lender with respect to this Agreement or any other Credit Document, (h) for purposes of establishing any defense available under Applicable Laws, including, without limitation, establishing a “due diligence” defense, (i) to the extent independently developed by the Administrative Agent, such other Agent or such Lender or any Affiliates thereof without reliance on confidential information, (j) on a confidential basis, to the rating agencies in consultation with the Parent Borrower, (k) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Credit Documents and (l) to ClearPar® or any other pricing settlement provider. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17 Direct Website Communications

(a) Holdings and the Borrowers may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (provided that such communications described in clauses (A)—(D) will be delivered pursuant to Section 13.2, including by e-mail) that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at an email address separately identified by the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, Holdings or the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrowers, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) Holdings and the Borrowers further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Debtdomain or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the L/C Issuers, the Lenders or any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to Holdings, the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrowers’ or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Parent Borrower, the Subsidiaries of the Parent Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Parent Borrower has indicated contains only publicly available information with respect to Holdings, the Parent Borrower and the Subsidiaries of the Parent Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Parent Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Parent Borrower, the Subsidiaries of the Parent Borrower and their securities. Notwithstanding the foregoing, Holdings and the Parent Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18 USA PATRIOT Act

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside

To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under Applicable Law).

13.21 Cashless Rollovers

Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Credit Loans by way of an Incremental Amendment or Extension Amendment or any other amendment to this Agreement, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Same Day Funds”, “in cash” or any other similar requirement.

13.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.23 Limitations on Sanctions Provisions

Notwithstanding anything set forth herein or in any other Credit Document, Section 8.19 and any other provision in the Credit Documents relating to Sanctions shall not be interpreted or applied to the extent that such obligations and /or representations would violate or expose Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such Person (including EU Regulation (EC) 2271/96 and § 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)). The representations given and undertakings assumed by any Credit Party to any other party resident in Germany (gebietsansässig) are made only to the extent that any party resident in Germany (gebietsansässig) would be permitted to receive such representations and undertakings pursuant to §7 of the AWV or any other Applicable Law applicable to such Credit Party resident in Germany.

13.24 Joinder of German Borrowers

Notwithstanding anything set forth herein or in any other Credit Document, it is understood and agreed that neither German Borrower is a party to this Agreement on the Closing Date and no German Security Document or U.K. Security Document to which any German

Credit Party is required to be a party has been entered into on the Closing Date. After the Closing Date, by (i) one or more joinder, accession and/or confirmation agreements to this Agreement executed by the applicable German Borrower, (ii) the execution of the German Security Documents and any U.K. Security Document to which the applicable German Credit Party is required to be a party, in each case as listed on Schedule 1.1(g) and (iii) the delivery of customary legal opinions, certificates and other documents that would have been required to be delivered by the German Credit Parties if the applicable German Borrower became a party to this Agreement on the Closing Date, in each case of clauses (i)—(iii), in form and substance reasonably satisfactory to the Collateral Agent, the applicable German Borrower shall become a party hereto and the applicable provisions under this Agreement and the other Credit Documents shall become effective with respect to such German Borrower.

SECTION 14 Foreign Credit Party Provisions

The provisions set forth in Sections 14.1—14.4 shall only apply to the extent the applicable Foreign Borrower is a Borrower under this Agreement.

14.1 Canadian Credit Parties

(a) Additional Representations. The Canadian Borrower makes the following representations and warranties:

(i) Each Canadian Credit Party (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(ii) Each Canadian Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Canadian Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Canadian Credit Party enforceable in accordance with its terms, subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements and the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(iii) Neither the execution, delivery or performance by any Canadian Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will violate any provision of the Organizational Documents of such Canadian Credit Party.

(iv) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, no Canadian Credit Party (to the extent such Canadian Credit Party is subject to the Insolvency Regulation) has a centre of main interest other than as situated in its jurisdiction of incorporation.

(v) Subject to the qualifications set forth in Section 6.2, with respect to each Canadian Credit Party, the Canadian Security Documents, taken as a whole, are effective to create in favor of the Collateral Agent, for the benefit of the Foreign Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the Collateral described therein, in each case, to the extent required under the Canadian Security Documents, the enforceability of which is subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements and the applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Stock described in the Canadian Security Agreement that is in the form of securities represented by stock certificates or otherwise constituting certificated securities (as defined in the PPSA), when certificates representing such Stock are delivered to the Collateral Agent along with instruments of transfer in blank or endorsed to the Collateral Agent, and (ii) all other Collateral constituting personal property described in the Canadian Security Agreement, when financing statements, intellectual property security agreements and other required filings, recordings, agreements and actions in appropriate form are executed and delivered, performed, recorded or filed in the appropriate offices, as the case may be, the Collateral Agent, for the benefit of the applicable Foreign Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Canadian Credit Parties in all Collateral that may be perfected by filing, recording or registering a financing statement, an intellectual property security agreement or analogous document (to the extent such Liens may be perfected by possession of the certificated securities (as defined in the PPSA) by the Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Credit Document), in each case, to the extent required under the Canadian Security Documents, as security for the Foreign Obligations, in each case prior and superior in right to any other Lien (except, in the case of Liens permitted hereunder).

(vi) As of the Closing Date, (x) Schedule 14.1(a) lists all of the Canadian Pension Plans and (y) none of the Canadian Pension Plans is a Canadian Defined Benefit Plan. Except where the non-registration, non-payment or termination would not reasonably be expected to have a Material Adverse Effect, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada), as amended from time to time and all other Applicable Laws which require registration, (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all Applicable Laws and (iii) there has been no termination of any Canadian Pension Plan, and to the knowledge of the Canadian Credit Parties, no facts or circumstances have occurred or existed that would result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under Applicable Law.

(vii) As used herein, the following capitalized terms shall have the meanings set forth below:

“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(l) of the Income Tax Act (Canada), as amended from time to time.

“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law which is maintained or contributed to by, or to which there is or may be an obligation to contribute, in each case by any Canadian Credit Party in respect of its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, or any other pension plan maintained by any government of any other province or territory of Canada, respectively.

(b) Net Payments in Respect of Credit Extensions to the Canadian Borrower

(i) In this provision “Canadian Indemnified Taxes” shall mean Indemnified Taxes; provided, for this purpose, that paragraph (c) of the definition of “Excluded Taxes” shall be replaced with the following:

“(c) any Canadian federal withholding Tax that is imposed on amounts payable to or for the account of any Agent or Lender: (i) under the law in effect at the time such Agent or Lender becomes a party to this Agreement (or designates a new Lending Office other than a new Lending Office designated at the request of the Canadian Borrower pursuant to Section 13.7(a)); provided that this clause (c)(i) shall not apply to the extent that the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (c)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new Lending Office by such Lender) would have been entitled to receive pursuant to Section 5.4 immediately before such assignment, participation, transfer or change in Lending Office in the absence of such assignment, participation, transfer or change in Lending Office (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new Lending Office) shall not be an Excluded Tax under this clause (c)(i); and (ii) as a consequence of such Agent or Lender not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Credit Party at the time of such amount is paid.”

(ii) The provisions of Section 5.4 are hereby incorporated by reference and shall apply with respect to any payments in connection with any Loan or other Credit Extension to the Canadian Borrower, and all payments by any Canadian Guarantor; provided that, for purposes of this provision (ii): (x) all references in Section 5.4 to the Parent Borrower shall be deemed to refer to the Canadian Borrower, (y) all references in Section 5.4 to U.S. Guarantors shall be deemed to refer to Canadian Guarantors, and (z) all references in Section 5.4 to Indemnified Taxes shall be deemed to refer to Canadian Indemnified Taxes.

(c) Additional Agreements

(i) Quebec Security. Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates that are or become Foreign Secured Parties from time to time) confirms the appointment and designation of the Administrative Agent as the hypothecary representative for the present and future Foreign Secured Parties (in such capacity, the “Representative”), as contemplated by Article 2692 of the Civil Code of Québec, for the purposes of holding any security granted by the Foreign Credit Parties or any one of them pursuant to the laws of the Province of Quebec. The execution by the Representative prior to the date hereof of any document creating or evidencing any such security for the benefit of any of the Foreign Secured Parties is hereby ratified and confirmed. Each future Foreign Secured Party, whether a Lender or a holder of any Foreign Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Foreign Secured Parties from time to time) the appointment of the Administrative Agent as the Representative. The Representative shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted hereunder, all rights and remedies given to the Representative pursuant to any hypothec, pledge, applicable law or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent, mutatis mutandis, including all such provisions with respect to the liability or responsibility to an indemnification by the Foreign Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec or pledge on such terms and conditions as it may determine from time to time. The substitution or replacement of the Administrative Agent pursuant to the provisions hereof shall also constitute the substitution or replacement of the Representative. The new Representative, without further act, shall then be vested and have all the rights, powers and authorities granted to the Representative hereunder and shall be subject in all respects to the terms, conditions and provisions hereof, to the same extent as if originally acting as Representative hereunder. Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond or debenture issued by any Foreign Credit Party.

(ii) For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement and the other Credit Documents may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “state” shall be deemed to include “province”, (t) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies), (u) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable, (v) “leasehold interest” shall be deemed to include “a valid lease”, and (w) “lease” shall be deemed to include a “leasing contract”.

(iii) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by any Canadian Credit Party in respect of the Foreign Obligations pursuant to this Agreement and the other Credit Documents shall be governed by the laws of any province or territory of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time, “Section 347”) payable by the Canadian Credit Parties to the Agents or any Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347) under this Agreement or such other Credit Document lawfully permitted under Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of “interest” (as defined in Section 347) is determined to be contrary to the provisions of Section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Credit Parties and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the applicable Canadian Credit Parties. For the purposes of this Agreement and each other Credit Document to which the Canadian Credit Parties are a party, the effective annual rate of interest payable by the Canadian Credit Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Canadian Credit Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(iv) For the purposes of the Interest Act (Canada) and with respect to Canadian Credit Parties only:

(A) whenever any interest or fee payable by the Canadian Credit Parties is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

(B) all calculations of interest payable by the Canadian Credit Parties under this Agreement or any other Credit Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.

(C) The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(v) The Canadian Borrower shall, and shall cause the other Canadian Credit Parties:

(A) Promptly after an Authorized Officer of any Canadian Credit Party obtains knowledge thereof, furnish the Administrative Agent written notice of any litigation or proceeding commenced against any such Canadian Credit Party or of any governmental investigation that is instituted against such Canadian Credit Party, in each case, in respect of any Canadian Pension Plan, its fiduciaries or its assets, which litigation, proceeding or investigation would reasonably be expected to have a Material Adverse Effect.

(B) Remit or pay all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan by each such Canadian Credit Party and each Subsidiary of each such Canadian Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(C) Deliver to the Administrative Agent, (i) if requested by the Administrative Agent in writing copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority and (ii) notification within 30 days of commencement of participation in a Canadian Pension Plan and notification of any voluntary or involuntary termination of a Canadian Pension Plan within 30 days of the later of the effective date of termination or date on which termination is declared, except where in this clause (ii) such commencement or termination would not reasonably be expected to have a Material Adverse Effect.

(vi) No Canadian Credit Party shall, directly or indirectly, (a) in each case, other than by virtue of a transaction permitted by clause (b) below, establish, contribute to or assume an obligation with respect to any Canadian Defined Benefit Plan, or (b)(i) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained or contributed to a Canadian Defined Benefit Plan, in each case if such acquisition would reasonably be expected to result in a Material Adverse Effect or (ii) without the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), cause or allow any Person described in clause (b)(i) above to become, or to merge, amalgamate, or consolidate with, a Credit Party.

(vii) Canadian AML.

(A) Each Canadian Credit Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and the United Nations Act (Canada), including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada) promulgated under the United Nations Act (Canada), and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any rules, regulations, directives, guidelines or orders thereunder, “CAML”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding each Canadian Credit Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Canadian Credit Party, and the transactions contemplated hereby. Each Canadian Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML, whether now or hereafter in existence.

(B) If the Administrative Agent has ascertained the identity of each Canadian Credit Party or any authorized signatories of each Canadian Credit Party for the purposes of applicable CAML, then the Administrative Agent:

i. shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable CAML legislation; and

ii. shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(C) Notwithstanding clause (B) and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Canadian Credit Party or any authorized signatories of each Canadian Credit Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Credit Party or any such authorized signatory in doing so.

14.2 German Credit Parties

(a) Additional Representations. Each German Borrower makes the following representations and warranties:

(i) Each German Credit Party (a) is a duly organized and validly existing corporation or other entity under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(ii) Each German Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each German Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such German Credit Party enforceable in accordance with its terms, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) and any applicable Foreign Legal Reservations and Foreign Perfection Requirements.

(iii) Neither the execution, delivery or performance by any German Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will violate any provision of the Organizational Documents of such German Credit Party.

(iv) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each German Credit Party is situated in Germany, and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(v) With respect to each German Credit Party, the German Security Documents, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Liens permitted hereunder) in the German Security (as defined below) described therein, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of law, any legal reservations and perfection requirements.

(b) Net Payments in Respect of Credit Extensions to the German Borrowers

(i) Tax gross-up

(A) Any German Borrower or any other German Credit Party shall make all payments to be made by it without any Tax Deduction unless required by law. Any German Borrower shall promptly upon becoming aware that a German Credit Party must make a Tax Deduction, notify the Administrative Agent accordingly.

(B) If a Tax Deduction is required by law to be made by a German Credit Party, the amount of the payment due from that German Credit Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(C) A payment shall not be increased under paragraph (b)(i)(B) above by reason of a Tax Deduction on account of Taxes imposed by Germany, (x) if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or German Treaty or any published practice or published concession of any relevant taxing authority, or (ii) the relevant Lender is a German Qualifying Lender and the relevant German Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph b)(i)(D).

(D) A Lender and each German Credit Party which makes a payment to which that Lender is entitled, shall cooperate in completing or assisting with the completion of any procedural formalities necessary for that German Credit Party to obtain authorization to make that payment without a Tax Deduction and maintain that authorization where an authorization expires or otherwise ceases to have effect.

(E) If a German Credit Party is required to make a Tax Deduction, that German Credit Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(F) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, a German Credit Party making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(G) If a German Credit Party makes a Tax Payment and the relevant Lender determines, acting reasonably and in good faith, that it has obtained and utilized a Tax Credit or other similar Tax benefit which is attributable to that Tax Payment (or an increased payment of which that Tax Payment forms part), that Lender shall pay to the relevant German Credit Party such amount as that Lender determines, acting reasonably and in good faith, will leave that Lender (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been made by that German Credit Party.

(H) Each Lender which becomes a party to this Agreement after the date of this Agreement as a Lender under a Loan made available to a German Borrower shall indicate in the relevant Assignment and Assumption or other document executed in connection with becoming a Lender whether it is (x) not a German Qualifying Lender, (y) a German Qualifying Lender (other than a German Treaty Lender), or (z) a German Treaty Lender. If a Lender which becomes a party to this Agreement after the date of this Agreement fails to indicate its status in accordance with this Section 14.2(b)(i)(H) then such Lender shall be treated for the purposes of this Agreement as if it is not a German Qualifying Lender until such time as it notifies the Administrative Agent which category applies.

(I) As used herein, the following capitalized terms shall have the meanings set forth below:

“German Qualifying Lender” means, in respect of a payment by or in respect of a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under an Agreement or any payment under a Credit Document and is: (x) a lending through a Facility Office in Germany; or (y) a German Treaty Lender.

“Facility Office” means: (x) in respect of a Lender, the office or offices notified by that Lender to the Administrative Agent in writing on or before the date it becomes a Lender or the (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or (y) in respect of any other party to this Agreement which is not a Credit Party, the office in the jurisdiction in which it is resident for tax purposes.

“German Treaty Lender” means, in relation to a payment of interest by or in respect of a German Borrower under a Credit Document, a Lender which (x) is treated as a resident of a Treaty State for the purposes of the Treaty, and (y) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in a Loan is effectively connected; and (z) fulfils any other conditions which must be fulfilled under the Treaty and the laws of Germany by residents of that Treaty State for such residents to obtain full exemption from taxation on interest in Germany (including the completion of any necessary procedural formalities.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Credit Document for and on account of any Taxes.

“Tax Payment” means in relation to any German Credit Party, either the increase in a payment made by that German Credit Party to a Lender under Section 14.2(b)(i) or a payment under Section 14.2(b)(ii).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany which makes provision for full exemption from tax imposed by Germany on interest.

(ii) Tax indemnity

(A) Each German Borrower shall (within three Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of any payment by or on account of any obligation of any German Credit Party under any Credit Document.

(B) Paragraph (ii)(A) above shall not apply:

(x) with respect to any Taxes assessed on a Lender

(aa) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(bb) under the law of the jurisdiction in which such Lender is located in respect of amounts received or receivable in that jurisdiction if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(y) to the extent a loss, liability or cost:

(aa) is compensated for by an increased payment under Section 14.2(b)(i) (Tax gross-up); or

(bb) would have been compensated for by an increased payment under Section 14.2(b)(i) (Tax gross-up) but was not so compensated solely because one of the exclusions in Section 14.2(b)(i) (Tax gross-up) applied.

(C) A Lender making, or intending to make a claim under this Section 14.2(b)(ii)(A) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the relevant German Borrower. A Lender shall, on receiving a payment from a German Borrower under this clause 14.2(b)(ii), notify the Administrative Agent.

(c) Additional Agreements

(i) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, (i) the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each German Credit Party is situated in Germany, and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction and (ii) no Foreign Credit Party (to the extent such Foreign Credit Party is subject to the Insolvency Regulation) has a centre of main interest other than as situated in its jurisdiction of incorporation.

(ii) For the purposes of any Collateral that is governed by German law (the “German Security”), the following additional provisions shall apply, in addition to the provisions otherwise set out hereunder or in any other Credit Document:

(A) Each Foreign Secured Party appoints the Collateral Agent as its agent and attorney (Stellvertreter) under or in connection with any German Security Document. The Collateral Agent accepts its appointment. Without limiting any other authorization granted hereunder or under any other provision set out in any Credit

Document or otherwise, the Collateral Agent shall in particular be entitled to enter into any German law governed pledge agreement in its own name as well as in the name of each Foreign Secured Party. For such purposes, each of the other Foreign Secured Parties releases the Collateral Agent from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any corresponding restriction set forth in other applicable jurisdictions, in each case, to the extent legally possible. Each Foreign Secured Party which is barred by its constitutional documents or by-laws from granting such relief shall notify the Collateral Agent accordingly.

(B) The Collateral Agent shall in case of German Security which is assigned (Sicherungsabtretung) or transferred as security (Sicherungsübereignung) or otherwise transferred under a non-accessory security right (nichtakzessorische Sicherheit) to it, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Foreign Secured Parties.

(C) In the case of German Security constituted by accessory security interest (akzessorische Sicherheit) created by way of pledge or other accessory instruments, the Collateral Agent shall hold (with regard to its own rights under the Section 14.2), administer and, as the case may be, enforce or release such German Security in its own name and, subject to the exercise of the authority conferred to pursuant to (A) above, on behalf of the Foreign Secured Parties.

(D) Each Foreign Secured Party hereby authorizes and instructs the Collateral Agent (with the right of sub delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Foreign Secured Parties (other than the Collateral Agent). The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(E) Each Foreign Secured Party (other than the Collateral Agent) authorizes the Collateral Agent (whether or not by or through employees or agents) (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Credit Documents relating the German Security together with such powers and discretions as are reasonably incidental thereto; and (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the Credit Documents relating to the German Security.

(F) The Foreign Secured Parties and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to Section 14.5 (Parallel Debt) and all proceeds held by the Collateral Agent pursuant to or in connection with such Parallel Debt are held by the Collateral Agent with effect from the date of such Parallel Debt for the benefit of the Foreign Secured Parties and will be administered in accordance with the Credit Documents relating to any Foreign Obligations.

(G) Each Foreign Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on such Foreign Secured Party’s behalf (including, for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Foreign Secured Party as future pledgee or otherwise).

(d) German Limitation Language

(i) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if and to the extent that any managing director (Geschäftsführer) of a German Security Provider (or, in case of a GmbH & Co. KG, of its general partner) demonstrates in writing to the Administrative Agent by way of providing a certificate accompanied with background information satisfactory to the Administrative Agent acting reasonably that payment under a Cross- and Upstream Liability Obligation were to cause personal liability of such managing director based on mandatory restrictions imposed by German law relating to up-stream and cross-stream guarantees and/or collateral and/or payment, the Administrative Agent shall only be entitled to demand payment under the Cross- and Upstream Liability Obligation from the relevant German Security Provider up to the amount at which no such personal liability (as demonstrated by the managing director) would occur. In the event that the Administrative Agent is so restricted in demanding payment pursuant to this section, the relevant German Security Provider shall take all reasonable measures to mitigate the effect of such limitation and inform the Administrative Agent of any such measures accordingly. The German Security Provider shall at any time, upon the Administrative Agent’s reasonable request, provide the Administrative Agent with further and updated evidence showing whether and to which extent its financial condition has improved. The Administrative Agent shall at all times remain entitled acting reasonably to make further demands under the Cross- and Upstream Liability Obligation as and when the financial condition of the relevant German Security Provider improves. The Foreign Secured Parties hereby authorize the Administrative Agent to rely on the information provided by the relevant German Security Provider.

(ii) Any evidence relating to financial information delivered by the relevant German Security Provider in connection with clause (i) above shall be prepared in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch, “HGB”) consistently applied by the relevant German Security Provider (or in case of a GmbH & Co. KG, by its general partner) in preparing its unconsolidated balance sheets (Jahresabschluss) according to Section 42 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), Sections 242, 264 HGB in the previous years, save that

(A) loans provided to the relevant German Security Provider by the Parent Borrower or any of its Subsidiaries shall be disregarded, if and to the extent that such loans are subordinated or are considered subordinated by law or by contract at least to the rank pursuant to section 39 (1) No. 5 InsO; provided in each case that either

a. the German Security Provider (x) has, as consequence of enforcement of the Guarantee Obligations of that German Security Provider, a reimbursement claim against the relevant lender which can be set off and (y) is entitled to set off this reimbursement claim with the repayment claim under such loan, or

b. a waiver (Erlass) of such loans granted to the relevant German Security Provider (x) would be permitted under the Credit Documents and (y) would not result in personal liability of the directors of that lender or of any other affiliated company in case of a breach of capital maintenance rules under Section 30 GmbHG or any similar provision of any other jurisdiction applicable to it, and further provided that in the case of clause a. and/or clause b. above such set-off or waiver (Erlass) is (factually) possible and achievable and permissible under Applicable Law (e.g. the relevant lender is itself in administration or cannot dispose of the relevant receivable because it is subject to security); and

(B) loans or other contractual liabilities incurred by the relevant German Security Provider in breach of this Agreement or any other Credit Document shall not be taken into account as liabilities.

(iii) The parties acknowledge and agree that the management of the relevant German Security Provider must at all times remain protected from personal liability, in particular based on breach of mandatory restrictions imposed by German law relating to up-stream and cross-stream guarantees and/or collateral and/or payments. Therefore, the parties agree, in particular with a view to uncertainty as regards the point in time which is relevant for the determination of free assets and therefore, whether such personal liability may be inferred, based on recent decisions of the German Supreme Court, to amend, re-negotiate (but also including potential deletion if no longer required) and / or adjust the foregoing paragraphs (i) and (ii) as appropriate for such purpose.

(iv) In addition to the above, it is agreed and acknowledged that payments and enforcement steps (each a “Payment”) in respect of the intra-group liabilities may be made, accepted and/or taken with respect to intra-group liabilities owed to an intra-group lender incorporated in Germany as a limited liability company or a limited partnership (in each case a “German Intra-Group Lender”) if and to the extent that such Payment is required for the avoidance of personal (criminal or civil) liability of the managing directors (Geschäftsführer) of the relevant German Intra -Group Lender (or its general partner, as the case may be) in connection with any breach of obligations under section 30 GmbHG.

(v) Definitions:

(A) “German Security Provider” shall mean any Credit Party incorporated under the laws of Germany in the legal form of a limited liability company (Gesellschaft mit beschränkter Haftung) or a limited partnership with a limited liability company as its general partner (“GmbH & Co. KG”).

(B) “Cross- and Upstream Liability Obligations” shall mean any guarantee, security interest and indemnity or joint and several liability which secures any obligations owed by any other Credit Party who is an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 German Stock Corporation Act (Aktiengesetz) (in each case other than a direct or indirect Subsidiary of such German Security Provider). For the avoidance of doubt, any guarantee and indemnity or joint and several liability which secures any obligations owed in respect of (x) loans to the extent they are on-lent to the relevant German Security Provider or any of its direct or indirect Subsidiaries and such amount is not repaid or (y) bank guarantees, letters of credit or any other financial or monetary instrument issued for the benefit of any of the creditors of the relevant German Security Provider or any of its direct or indirect Subsidiaries shall not constitute Cross- and Upstream Liability Obligations.

14.3 Irish Credit Parties

(a) Additional Representations. The Irish Borrower makes the following representations and warranties:

(i) Each Irish Credit Party (a) is a duly incorporated and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its incorporation and has the corporate or other power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(ii) Each Irish Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or shareholder or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Irish Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Irish Credit Party enforceable in accordance with its terms, subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements and the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(iii) Neither the execution, delivery or performance by any Irish Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will violate any provision of the Organizational Documents of such Irish Credit Party.

(iv) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Irish Credit Party is situated in Ireland, and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(v) Each Foreign Credit Party is a member of the same group of companies consisting of a holding company and its subsidiaries (each within the meaning of Section 8 of the Companies Act 2014 of Ireland) for the purposes of section 243 of the Companies Act 2014 of Ireland.

(vi) No Foreign Credit Party which is a party to an Irish Security Document or has otherwise created a Lien over any asset situate in Ireland pursuant to an Irish Security Document is a “relevant external company” within the meaning of the Companies Act 2014 of Ireland.

(b) Net Payments in Respect of Credit Extensions to the Irish Borrower

(i) The Irish Borrower shall make all payments to be made by it without any deduction or withholding of any taxes unless required by law. The Irish Borrower shall promptly upon becoming aware that it must make a deduction or withholding of any taxes, notify the Administrative Agent accordingly.

(ii) If a deduction or withholding of any taxes is required by law to be made by the Irish Borrower, the amount of the payment due from the Irish Borrower shall be increased to an amount which (after making a deduction or withholding of any taxes) leaves an amount equal to the payment which would have been due if no deduction or withholding of any taxes, had been required.

(iii) A payment shall not be increased under paragraph (ii) above by reason of a deduction or withholding of any taxes imposed by Ireland, if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Irish Qualifying Lender, but on that date that Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Irish Treaty or any published practice or published concession of any relevant taxing authority; or (B) the relevant Lender is an Irish Qualifying Lender solely on account of being an Irish Treaty Lender and the Irish Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without deduction or withholding had that Lender complied with is obligations under Section 14.3(b)(vi)(D) below.

(iv) If the Irish Borrower is required to make a deduction or withholding of any taxes, that Irish Borrower shall make that deduction or withholding of any taxes and any payment required in connection with that deduction or withholding of any taxes within the time allowed and in the minimum amount required by law.

(v) Within thirty days of making either a deduction or withholding of any taxes or any payment required in connection with a deduction or withholding of any taxes, the Irish Borrower making that deduction or withholding of any taxes shall deliver to the Administrative Agent entitled to the payment evidence reasonably satisfactory to the Administrative Agent that a deduction or withholding of any taxes has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vi) (A) Each Lender on or prior to the date it becomes a party hereto, shall inform the Administrative Agent whether it is an Irish Qualifying Lender by completing and providing to the Administrative Agent an Irish Qualifying Lender Confirmation. Each Lender shall upon reasonable written request from the Irish Borrower or the Administrative Agent, provide an updated Irish Qualifying Lender Confirmation.

(B) If a Lender fails to provide an Irish Qualifying Lender Confirmation in accordance with Section 14.3(b)(vi)(A) above then that Lender shall be treated for the purposes of the Agreement (including by the Irish Borrower) as if it is not an Irish Qualifying Lender until such time as it notifies the Irish Borrower which category applies.

(C) Each Lender upon reasonable written request from the Irish Borrower from time to time shall, if applicable, provide such information as may be required to enable the Irish Borrower to comply with the provision of Sections 891A, 891E, 891F and 891G of the Taxes Act (and any regulations made thereunder).

(D) A Lender that is an Irish Qualifying Lender solely on account of being an Irish Treaty Lender and the Irish Borrower which makes a payment to which that Irish Treaty Lender is entitled, shall co-operate in completing any procedural formalities necessary for that Lender obtain authorization to make that payment without any deduction or withholding of any Tax imposed by Ireland.

As used herein, the following capitalized terms shall have the meanings set forth below:

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under an Agreement or any Credit Document and is:

(a) a bank within the meaning of section 246 of the Irish Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the Irish Taxes Act and whose Lending Office is located in Ireland; or

(b) (i) a body corporate that is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has an Irish Treaty that is in effect by virtue of section 826(1) of the Irish Taxes Act or in a territory with which Ireland has signed an Irish Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Irish Taxes

Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; or (ii) a company where interest payable in respect of an advance: (A) is exempted from the charge to income tax under a double taxation agreement having force of law under the procedures set out in section 826(1) of the Irish Taxes Act; or (B) would be exempted from the charge to Irish income tax under a an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) of the Irish Taxes Act at that date; (iii) a United States of America (“U.S.”) company, provided the U.S. company is incorporated in the U.S. and taxed in the U.S. on its worldwide income; or (iv) or a U.S. Limited Liability Company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves lenders, be Irish Qualifying Lenders within paragraph (b)(i) or (b)(ii) or (b)(iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; provided in each case at (i), (ii), (iii) or (iv) the Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c) an Irish Treaty Lender; or

(d) a body corporate: (a) which advances money in the ordinary course of a trade which includes the lending of money; and (b) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that company; and (c) which has complied with all of the provisions of section 246(5)(a) of the Irish Taxes Act, including making the appropriate notifications thereunder and (d) whose Lending Office is located in Ireland; or

(e) a qualifying company within the meaning of section 110 of the Taxes Act and whose Lending Office is located in Ireland; or

(f) an investment undertaking within the meaning of section 739B of the Taxes Act and whose Lending Office is located in Ireland.

“Irish Qualifying Lender Confirmation” means a certificate in the form set out in Exhibit G (Form of Irish Qualifying Lender Confirmation).

“Irish Taxes Act” means the Taxes Consolidation Act 1997 of Ireland (as amended).

“Irish Treaty Lender” means, subject to the completion of procedural formalities, a Lender which is treated as a resident of an Irish Treaty State for the purposes of a double taxation agreement and does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Agreement or a Credit Document is effectively connected and fulfils any other conditions which must be fulfilled under an Irish Tax Treaty by residents of that Irish Treaty State for such residents to obtain full exemption from Tax imposed by Ireland on interest payable under an Agreement or any Credit Document except for this purpose it is assumed that there are fulfilled:

(i) any condition contained in the Irish Treaty which relates to the amount or terms of the Loan/or to there being or not being a special relationship between the Irish Borrower and a Lender or between both of them and another person by reason of which the amount of interest paid exceeds the amount which would have been paid in the absence of such relationship or to any other matter that is outside the control of the Lender; and

(ii) any necessary procedural formalities.

“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (an “Irish Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.

(c) Additional Agreements

(i) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, (i) the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Irish Credit Party is situated in Ireland, and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction and (ii) no Foreign Credit Party (to the extent such Foreign Credit Party is subject to the Insolvency Regulation) has a centre of main interest other than as situated in its jurisdiction of incorporation.

14.4 U.K. Credit Parties

(a) Additional Representations. The U.K. Borrower makes the following representations and warranties:

(i) Each U.K. Credit Party (a) is a duly incorporated and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its incorporation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, except as would not reasonably be expected to result in a Material Adverse Effect, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(ii) Each U.K. Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each U.K. Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such U.K. Credit Party enforceable in accordance with its terms, subject to the applicable Foreign Legal Reservations and Foreign Perfection Requirements and the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(iii) Neither the execution, delivery or performance by any U.K. Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the financing transactions contemplated hereby and thereby will violate any provision of the Organizational Documents of such U.K. Credit Party.

(iv) For the purposes of the Insolvency Regulation, except as set forth on Schedule 14.1, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each U.K. Credit Party is situated in England and Wales, and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

(v) No U.K. Credit Party is: (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)); or (B)”connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) of such an employer. No U.K. Borrower or U.K. Guarantor has been issued with Financial Support Direction or Contribution Notice in respect of any pension scheme.

(vi) Subject to Liens permitted under Section 10.2 and the applicable Foreign Legal Reservations and Foreign Perfection Requirements, each Foreign Security Document entered into by a U.K. Credit Party has or will have the ranking in priority which it is expressed to have in such Foreign Security Document and it is not subject to any prior ranking or pari passu ranking Liens.

(vii) As used herein, the following capitalized terms shall have the meanings set forth below:

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

(b) Additional Agreements.

(i) With respect to any U.K. Credit Party, all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) where those requirements apply and that no action or omission is taken by any U.K. Credit Party in relation to such pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a U.K. Credit Party ceasing to employ any member of such a pension scheme).

(ii) Other than (i) by virtue of the acquisition of a Person or interest in a Person (the “Acquired Person/Interest”) that is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer, in each case if such acquisition would not be expected to result in a Material Adverse Effect or (ii) by way of causing or allowing any such Acquired Person/Interest to become, or to merge, amalgamate, or consolidate with, a Credit Party provided that such action is consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed), each U.K. Credit Party shall ensure that it will not become an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.

(iii) U.K. “Know Your Customer” Checks. If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date; (ii) any change in the status of a U.K. Credit Party after the Closing Date; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each U.K. Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents. Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(c) Net Payments in Respect of Credit Extensions to the U.K. Borrower

(i) Definitions:

(A) “CTA” means the United Kingdom Corporation Tax Act 2009 (UK).

(B) “Non-Bank Lender” means:

(i) a Lender that falls within clause (i)2 of the definition of U.K. Qualifying Lender that is a party to this Agreement on the Closing Date (and has given a Tax Confirmation by entering into this Agreement on such date); and

(ii) a Lender which becomes a Lender after the date of this Agreement that gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a Lender.

(C) “Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance to the U.K. Borrower is either:

i.   a company resident in the United Kingdom for United Kingdom tax purposes; or

ii.   a partnership each member of which is:

a) a company so resident in the United Kingdom; or

b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

(D) “Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

(E) “Tax Deduction” means a deduction or withholding from a payment under any Credit Document for and on account of any Taxes imposed by any taxing authority of the United Kingdom or any political subdivision thereof, other than any deduction or withholding pursuant to FATCA.

(F) “Tax Payment” means, in relation to the U.K. Borrower, either the increase in a payment made by the U.K. Borrower to a Lender under Section 14.4(c).

(G) “U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant U.K. Credit Party, which (a) where it relates to a U.K. Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and the jurisdiction of tax residence which is provided pursuant to Section 14.4(c)(ii)(B)(viii) and is filed with HM Revenue & Customs within thirty (30) days after the Closing Date; or (b) relates to a U.K. Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and the jurisdiction of tax residence in the Assignment and Assumption which that Lender executes, and is filed with HM Revenue & Customs within thirty (30) days after the date on which that Lender becomes a party to this Agreement.

(H) “U.K. ITA” means the United Kingdom Income Tax Act 2007 (UK).

(I) “U.K. Qualifying Lender” means:

i. a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance to the U.K. Borrower and is:

1) a Lender:

a) that is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance; or

b) in respect of an advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or

2) a Lender which is:

a) company resident in the United Kingdom for United Kingdom tax purposes;

b) a partnership, each member of which is:

c) a company so resident in the United Kingdom; or

d) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

e) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

f) a U.K. Treaty Lender; or

ii. a building society (as defined for the purposes of section 880 of the ITA) making an advance.

(J) “U.K. Treaty Lender” means a Lender which:

i. is treated as a resident of a U.K. Treaty State for the purposes of the relevant U.K. Treaty;

ii. does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

iii. fulfills any conditions which must be fulfilled under the U.K. Treaty for residents of that U.K. Treaty State to obtain a full exemption from United Kingdom taxation on interest payable to that Lender by the Relevant Borrower subject to the completion of any necessary procedural formalities.

(K) “U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(ii) United Kingdom Tax Matters

(A) The provisions of this Section 14.4(c) shall only apply in respect of the U.K. Borrower under any Credit Document (a “Relevant Borrower”) to any Lender.

(B) Tax gross-up

i. Each Relevant Borrower shall make all payments to be made by it under any Credit Extension without any Tax Deduction unless a Tax Deduction is required by law.

ii. A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Relevant Borrower.

iii. If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

iv. A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

1) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority;

2) the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (i)2 of the definition of the U.K. Qualifying Lender, and an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; or

3) the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (i)2 of the definition of U.K. Qualifying Lender and the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

v. If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

vi. Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Administrative Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

vii. Subject to clause (c)viii below, a U.K. Treaty Lender and the U.K. Borrower which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a Tax Deduction.

viii.

1) A U.K. Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Relevant Borrower) by notifying the U.K. Borrower of its scheme reference number and its jurisdiction of tax residence; and

2) a Lender which acquires an interest in a Credit Extension to the U.K. Borrower after the Closing Date which is a U.K. Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes or otherwise notify the U.K. Borrower thereof, and having done so, that Lender shall be under no obligation pursuant to this clause (c)viii.

ix. Nothing in clause (c)viii above shall require a U.K. Treaty Lender to: (A) register under the HMRC DT Treaty Passport scheme; or (B) apply the HMRC DT Treaty Passport scheme to any Credit Extension if it has so registered,

x. Where a Lender notifies the U.K. Borrower as described in clause (c)viii above and

1) the U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or

2) the U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing in respect of that Lender but:

a) that U.K. Borrower DTTP Filing has been rejected by H.M. Revenue & Customs; or

b) H.M. Revenue & Customs has not given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction within sixty (60) days after the date of the U.K. Borrower DTTP Filing,

c) H.M. Revenue & Customs gave but subsequently withdrew authority for the U.K. Borrower to make payments to that Lender without a U.K. Tax Deduction or such authority has otherwise terminated or expired or is due to otherwise terminate or expire within the next three months, and in each case, the U.K. Borrower has notified the Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

xi. If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section (c)viii above, no U.K. Borrower shall make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Credit Extension unless the Lender otherwise agrees.

xii. A U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of the U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

xiii. A U.K. Non-Bank Lender which becomes a Lender on the date of this Agreement is entered into gives a U.K. Tax Confirmation to the U.K. Borrower by entering into this Agreement.

xiv. A U.K. Non-Bank Lender shall promptly notify any relevant U.K. Borrower and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

xv. Each Lender which is a party to this Agreement as of the Closing Date confirms that it is a U.K. Qualifying Lender. Each Lender which acquires an interest in a Credit Extension to the U.K. Borrower after the Closing Date shall indicate, in the Assignment and Assumption which it executes on becoming a party, or otherwise notify the Administrative Borrower, and for the benefit of the Administrative Agent and without liability to the U.K. Borrower, which of the following categories it falls in:

1) not a Qualifying Lender;

2) a Qualifying Lender (other than a U.K. Treaty Lender); or

3) a U.K. Treaty Lender.

If a Lender which acquires an interest in a Credit Extension to the U.K. Borrower after the Closing Date fails to indicate its status in accordance with this (c)xv then such Lender shall be treated for the purposes of this Agreement (including by the U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the U.K. Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this clause (c)xv.

xvi. Nothing in this clause (B) shall require a U.K. Treaty Lender to:

1) register under the HMRC DT Treaty Passport scheme; or

2) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered.

(C) Tax indemnity

i. The Parent Borrower or any U.K. Credit Party shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any U.K. Credit Party party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.4 payable or paid by such Agent or Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Parent Borrower or any U.K. Credit Party by a Lender (with a copy to the Administrative Agent), the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(D) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

i. a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

ii. such Lender has obtained and utilized that Tax Credit,

the relevant Lender shall pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(E) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

i. not a U.K. Qualifying Lender;

ii. a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or

iii. a U.K. Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 14.4(c)(ii)(E), then such New Lender or Lenders (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category of Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 14.4(c)(ii)(E).

(F) Value Added Tax

i. All amounts set out or expressed in a Credit Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause ii below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Credit Document, and the Lender or an Agent is required to account to the relevant authority for the VAT that party shall pay to that Agent or the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Agent or the Lender concerned shall promptly provide an appropriate VAT invoice to such party). If VAT is or becomes chargeable on any supply made by any Agent or a Lender (the “Supplier”) to any Agent or any other Lender (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

ii. Where a Credit Document requires any party to reimburse or indemnify an Agent or a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) that Agent or such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Agent or such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

iii. Any reference in this Section 14.4(c)(ii)(F) to any party shall, at any time when such party is treated as a member of a group (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group or unity of which that party is a member for VAT purposes at the relevant time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994 or any other similar concept in any other jurisdiction).

iv. Except as otherwise expressly provided in Section 14.4(c)(ii)(F), a reference to “determines” or “determined” in connection with tax provisions contained in Section 1.2(h) means a determination made in the absolute discretion of the person making the determination.

(d) Appointment of Collateral Agent as Security Trustee.

(i) For the purposes of any Liens or Collateral created under any Foreign Security Documents governed by English law or by Irish law (the “Relevant Security Documents”), the following additional provisions shall apply.

(ii) The following expressions have the following meanings:

a. “Appointee” means any receiver, receiver and manager, administrator or other insolvency officer appointed in respect of any Foreign Credit Party or its assets.

b. “Charged Property” means the assets of the Foreign Credit Parties subject to a security interest under the Relevant Security Documents.

c. “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(iii) The Foreign Secured Parties appoint the Collateral Agent to hold the security interests constituted by the Relevant Security Documents on trust for the Foreign Secured Parties on the terms of the Credit Documents and the Collateral Agent accepts that appointment.

(iv) The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Credit Documents; and (ii) its engagement in any kind of banking or other business with any Foreign Credit Party.

(v) Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Foreign Credit Party.

(vi) The Collateral Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Credit Documents or mandatorily required by applicable law.

(vii) The Collateral Agent may, so long as an Event of Default has occurred and is continuing, appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Relevant Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate, other than any loss arising from its gross negligence, willful misconduct or its breach of any Credit Document.

(viii) The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the Relevant Security Documents as may be conferred by the instrument of appointment of that person.

(ix) The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(x) The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(xi) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the Relevant Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the Relevant Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(xii) Each Foreign Secured Party confirms its approval of the Relevant Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the Relevant Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the Relevant Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Foreign Secured Parties under the Relevant Security Documents.

(xiii) The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(xiv) Each other Foreign Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Relevant Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Foreign Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(xv) Except to the extent that a Relevant Security Document otherwise requires, any moneys which the Collateral Agent receives under or pursuant to a Relevant Security Document may be: (a) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Collateral Agent) on terms that the Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(xvi) On a disposal of any of the Charged Property which is permitted under the Credit Documents, the Collateral Agent shall (at the cost of the Foreign Credit Parties) execute any release of the Relevant Security Documents or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Collateral Agent considers desirable.

(xvii) The Collateral Agent shall not be liable for:

a. any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Relevant Security Document;

b. any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Relevant Security Document;

c. the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Credit Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Credit Document; or

d. any shortfall which arises on enforcing a Relevant Security Document.

(xviii) The Collateral Agent shall not be obligated to:

a. obtain any authorization or environmental permit in respect of any of the Charged Property or a Relevant Security Document;

b. hold in its own possession a Relevant Security Document, title deed or other document relating to the Charged Property or a Relevant Security Document;

c. perfect, protect, register, make any filing or give any notice in respect of a Relevant Security Document (or the order of ranking of a Relevant Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

d. require any further assurances in relation to a Relevant Security Document.

(xix) In respect of any Relevant Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(xx) In respect of any Relevant Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(xxi) Every appointment of a successor Collateral Agent under a Relevant Security Document shall be by deed.

(xxii) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(xxiii) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(xxiv) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Relevant Security Document shall be 80 years from the Closing Date.

14.5 Parallel Debt

As used herein, (i) the term “Corresponding Debt” shall mean all Foreign Obligations, to the extent concerning an obligation to pay a sum of money, which any Foreign Credit Party owes to any Foreign Secured Party under the Credit Documents, the Secured Cash Management Agreements and the Secured Hedging Agreements and (ii) the term “Parallel Debt” shall mean any amount which a Foreign Credit Party owes to the Collateral Agent as a creditor in its own right and not as a representative of the other Foreign Secured Parties under this Section 14.5.

(a)	Each Foreign Credit Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of each Foreign Credit Party (i) shall become due and payable at the same time as its Corresponding Debt and (ii) is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For purposes of this Section 14.5, the Collateral Agent: (i) is the sole, independent and separate creditor of each Parallel Debt, (ii) acts in its own name and not as agent, representative or trustee of the Foreign Secured Parties and its claims in respect of each Parallel Debt shall not be held in trust and (iii) shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of a Foreign Credit Party shall be (i) decreased to the extent that its Corresponding Debt has been decreased in accordance with this Agreement, and (ii) increased to the extent that its Corresponding Debt has been increased in accordance with this Agreement, and the Corresponding Debt of a Foreign Credit Party shall be (i) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of a Foreign Credit Party shall never exceed its Corresponding Debt.

(e)

Without limiting or affecting the Collateral Agent’s rights against any Foreign Borrower (whether under this Agreement or any other Credit Document, Secured Cash Management Agreement or a Secured Hedging Agreement), each Foreign Borrower acknowledges that (i) nothing in the Agreement or any Credit Document, Secured Cash Management Agreement or a Secured Hedging

Agreement shall impose any obligation of the Collateral Agent (other than in its capacity as a Lender) to advance any sum to any Foreign Borrower and (ii) for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(f)	Without limiting the generality of any provision of this Agreement, this Section 14.5 shall be binding on the successors and assigns of each Foreign Credit Party.

(g)	This Section 14.5 applies for the purpose of determining the secured obligations under the Dutch Security Documents and the German Security Documents and shall, without prejudice to Section 13.12, be governed by Dutch law in relation to the Dutch Security Documents and German law in relation to the German Security Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVAYA HOLDINGS CORP., as Holdings

By:	/s/ John P. Sullivan
Name: John P. Sullivan
Title: Vice President - Finance and Corporate Treasurer

AVAYA INC., as Parent Borrower

By:	/s/ John P. Sullivan
Name: John P. Sullivan
Title: Vice President - Finance and Corporate Treasurer

AVAYA CANADA CORP., as Canadian Borrower

By:	/s/ John P. Sullivan
Name: John P. Sullivan
Title: Vice President and Treasurer

AVAYA UK, as U.K. Borrower

By:	/s/ Ena Hunter
Name: Ena Hunter
Title: Director

AVAYA INTERNATIONAL SALES LIMITED, as the Irish Borrower

By:	/s/ Michael Murphy
Name: Michael Murphy
Title: Director

[Signature Page to Avaya ABL Credit Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President & Director

[Signature Page to Avaya ABL Credit Agreement]

CITIBANK, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President & Director

[Signature Page to Avaya ABL Credit Agreement]

CITIBANK, N.A., CANADIAN BRANCH, as Canadian Swing Line Lender

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President & Director

[Signature Page to Avaya ABL Credit Agreement]

CITIBANK, N.A., LONDON BRANCH, as European Swing Line Lender

By:	/s/ Brendan Mackay
Name: Brendan Mackay
Title: Vice President & Director

[Signature Page to Avaya ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender, and L/C Issuer

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Avaya ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender and L/C Issuer

By:	/s/ Nicolas Gitron-Beer
Name: Nicolas Gitron-Beer
Title: Vice President

[Signature Page to Avaya ABL Credit Agreement]

JPMORGAN CHASE BANK N.A., LONDON BRANCH, as Lender and Foreign L/C Issuer

By:	/s/ Matthew Sparkes
Name: Matthew Sparkes
Title: Authorised Officer

[Signature Page to Avaya ABL Credit Agreement]

BARCLAYS BANK PLC, as Lender,

By:	/s/ Chris Walter
Name: Chris Walter
Title: Director

[Signature Page to Avaya ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Signature Page to Avaya ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

[Signature Page to Avaya ABL Credit Agreement]

HSBC BANK, National Association, as Lender,

By:	/s/ Robert Mello
Name: Robert Mello
Title: Senior Vice President

[Signature Page to Avaya ABL Credit Agreement]

BANK OF AMERICA, N.A., as Lender, and Swing Line Lender

By:	/s/ Phuong Nguyen
Name: Phuong Nguyen
Title: Vice President

[Signature Page to Avaya ABL Credit Agreement]

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[Signature Page to Avaya ABL Credit Agreement]

EXHIBIT A

TO THE CREDIT AGREEMENT

FORM OF NOTICE OF [BORROWING][CONVERSION][CONTINUATION]

To: Citibank, N.A., as Administrative Agent

[                    ]

[                    ]

Attention: [                    ]

[    ], 201[    ]1

Reference is hereby made to the ABL Credit Agreement dated as of December [•], 2017 (as the same may be amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the Lenders party thereto from time to time, the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

[Avaya Inc.][Avaya International Sales Limited] (the “Borrower”) hereby gives revocable notice to the Administrative Agent, pursuant to Section 2.3 of the Credit Agreement, that the undersigned hereby requests a [Borrowing][conversion][continuation] under the Credit Agreement and sets forth below the information relating to such [Borrowing][conversion][continuation] (the “Proposed [Borrowing][conversion][continuation]”):

(i) The Business Day of the Proposed [Borrowing][conversion][continuation] is                     , 20    .

[1]	Each Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of LIBOR Loans, EURIBOR Loans or CDOR Loans must be received by the Administrative Agent (i) not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Loans denominated in Dollars or any conversion of ABR Loans to LIBOR Loans, (B) three (3) Business Days prior to the requested date of any Borrowing or continuation of CDOR Loans or any conversion of Canadian Prime Rate Loans to CDOR Loans, and (C) four (4) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Loans denominated in Sterling or EURIBOR Loans, and (ii) not later than 11:00 a.m. (New York, New York time) on the requested date of any Borrowing of ABR Loans or Canadian Prime Rate Loans.

(ii) The Type of Loans comprising the Proposed [Borrowing][conversion][continuation] is [ABR Loans][LIBOR Loans][EURIBOR Loans][Canadian Prime Rate Loans][CDOR Loans].

(iii) The aggregate amount of the Proposed [Borrowing][conversion][continuation] is [$][C$][€][£]                    .2

[(iv) The location and number of the Borrower’s account to which funds are to be disbursed is:

Bank:

ABA #:

Account #:

Account Name:                                                 ]3

(v) [The initial Interest Period for each [LIBOR Loan][CDOR Loan][EURIBOR Loan] made as part of the Proposed Borrowing is              month[s].]4

[At the time of each Borrowing and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained in any Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of each such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).]5

Delivery of an executed counterpart of this Notice of [Borrowing][Conversion][Continuation] by telecopier shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.

[Rest of page left intentionally blank]

[2]	Must be a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof for LIBOR Loans, CDOR Loans or EURIBOR Loan or a minimum of $500,000 or a whole multiple of $100,000 in excess thereof for ABR Loans or Canadian Prime Rate Loans.
[3]	To include for Borrowings after the Closing Date only.
[4]	To include for LIBOR Loans, CDOR Loans and EURIBOR Loans only. Interest Period shall, at the option of the Borrower, be a one, two, three or six or (if available to all Appropriate Lenders) a twelve month period or a period of less than one month.
[5]	To include for Borrowings after the Closing Date only.

2

[AVAYA INC. ]
[AVAYA INTERNATIONAL SALES LIMITED]

By:
Name:
Title:

[Signature Page to Notice of [Borrowing][Conversion][Continuation]]

FORM OF SWING LINE LOAN NOTICE

To: Citibank, N.A., as Administrative Agent

[                    ]

[___________]

Attention: [                    ]

[    ], 201[    ]6

Reference is hereby made to the ABL Credit Agreement dated as of December [•], 2017 (as the same may be amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the Lenders party thereto from time to time, the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

[Avaya Inc.][Avaya International Sales Limited] (the “Borrower”) hereby gives irrevocable notice to the Administrative Agent, pursuant to Section 3.2(b) of the Credit Agreement, that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement and sets forth below the information relating to such Swing Line Borrowing (the “Proposed Swing Line Borrowing”):

(i) The Business Day of the Proposed Swing Line Borrowing is                 , 20    .

(ii) The aggregate amount of the Proposed Swing Line Borrowing is [$][C$][€][£]                .7

[6]	Each Swing Line Loan Notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than (A) in the case of a U.S. Swing Line Loan, 1:00 p.m. (New York time), on the requested borrowing date, (B) in the case of a Canadian Swing Line Loan denominated in Dollars, 1:00 p.m. (New York time), on the requested borrowing date, (C) in the case of a Canadian Swing Line Loan denominated in Canadian Dollars, 11:00 a.m. (New York time), on the requested borrowing date, and (D) in the case of a European Swing Line Loan, 10:00 a.m. (London time), on the requested borrowing date.
[7]	Must be a minimum Dollar Amount of $100,000 or a whole multiple of $25,000 in excess thereof.

At the time of each Borrowing and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained in any Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of each such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

Delivery of an executed counterpart of this Swing Line Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Swing Line Loan Notice.

[Rest of page left intentionally blank]

5

[AVAYA INC. ]
[AVAYA INTERNATIONAL SALES LIMITED]

By:
Name:
Title:

[Signature Page to Swing Line Loan Notice]

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

$	New York, New York
[ , 20 ]

FOR VALUE RECEIVED, the undersigned, [Avaya Inc., a Delaware corporation][Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia][Avaya UK, a company incorporated in England and Wales with company number 03049861][Avaya International Sales Limited, a ][Avaya Deutschland GmbH, a ][Avaya GmbH & Co. KG, a limited partnership] (the “Borrower”), hereby unconditionally promises to pay to [Lender] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[ ])], or, if less, (b) the aggregate unpaid principal amount, if any, of Loans made by the Lender to the Borrower under that certain ABL Credit Agreement, dated as of December [    ], 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Avaya Holdings Corp., a Delaware corporation, the Parent Borrower, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the Lenders party thereto from time to time, the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

The Borrower hereby further promises to pay interest on the unpaid principal amount of the Loan made by the Lender from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate. The Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest, demand and notice of any kind whatsoever in connection with of this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

[AVAYA INC.]
[AVAYA CANADA CORP.]
[AVAYA UK]
[AVAYA INTERNATIONAL SALES LIMITED]
[AVAYA DEUTSCHLAND GMBH]
[AVAYA GMBH & CO. KG]

By:
Name:
Title:

[Signature Page to Promissory Note]

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

TO THE CREDIT AGREEMENT

FORM OF U.S. GUARANTEE

[See attached]

EXECUTION VERSION

GUARANTEE

U.S. GUARANTEE dated as of December 15, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Guarantee”), is made by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 19 (the “Guarantors” and each, individually, a “Guarantor”), in favor of Citibank, N.A., as the Administrative Agent (as defined below) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Company (as defined herein) is party to the ABL Credit Agreement, dated as of December 15, 2017 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among AVAYA HOLDINGS CORP., a Delaware corporation (“Avaya Holdings”), in its capacity as Holdings, AVAYA INC., a Delaware corporation (the “Parent Borrower”, or the “Company”), AVAYA CANADA CORP., an unlimited liability company organized under the laws of the province of Nova Scotia (the “Canadian Borrower”), AVAYA UK, a company incorporated in England and Wales with company number 03049861 (the “U.K. Borrower”), AVAYA INTERNATIONAL SALES LIMITED, a private company limited by shares incorporated under the laws of Ireland with registered number 342279 (the “Irish Borrower”), AVAYA DEUTSCHLAND GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany (“Avaya Deutschland”), AVAYA GMBH & CO. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany (“Avaya KG”, and together with Avaya Deutschland, the “German Borrowers”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), the lending institutions named therein as L/C Issuers and Swing Line Lenders, and the other agents and entities party thereto, pursuant to which, among other things, the Lenders have severally agreed to make Revolving Credit Loans to the Borrowers and the L/C Issuers have agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements and Secured Hedging Agreements;

WHEREAS, the Company is a wholly-owned Subsidiary of Holdings and each Guarantor (other than Holdings or the Company) (each, a “Subsidiary Guarantor”) is a direct or indirect Wholly Owned Domestic Subsidiary of the Company;

WHEREAS, each Guarantor acknowledges that it has derived or will derive substantial direct and indirect benefit from the making of the Extensions of Credit and the provision of the Secured Cash Management Agreements and Secured Hedge Agreements; and

WHEREAS, it is a condition precedent to the Closing Date under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and to induce (i) the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the respective Lenders to make their respective Extensions of Credit to the Company under the Credit Agreement, (ii) each Cash Management Bank to enter into Secured Cash Management Agreements and (iii) each Hedge Bank to enter into Secured Hedging Agreements, the Guarantors hereby agree with the Administrative Agent, for the benefit of the Secured Parties, as follows:

1.    Defined Terms.

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)    The following terms have the following meanings:

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Termination Date” shall mean the earliest date on which all Obligations are repaid in full (except for Hedging Obligations in respect of any Secured Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) and all Commitments are terminated.

(c)    Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2.    Guarantee.

(a)    Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b)    Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any Applicable Laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

2

(c)    Each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, disbursements and other charges) of Advisors that may be paid or incurred by the Administrative Agent or the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee, in each case within thirty (30) days after written demand therefor and in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.

(d)    Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(e)    No payment or payments made by the Company, any of the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Company, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the occurrence of the Termination Date.

(f)    Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose, but the failure to notify the Administrative Agent of any such payment will not create a breach or default hereunder or result in any liability to such Guarantor.

3.    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.

4.    Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time

3

and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to the extent permitted by Applicable Law, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5.    No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by Applicable Law) of the Administrative Agent or any other Secured Party against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor for the Administrative Agent and the other Secured Parties and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 11.11 of the Credit Agreement.

6.    Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Guarantor, such Guarantor shall be released in accordance with Section 7(c), each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith, the Secured Cash Management Agreements and Secured Hedging Agreements, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement or Secured Hedging Agreement, the party thereto)

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may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Guarantor or any other Person, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Guarantor or any other Person or any release of the Company or any Guarantor or any other Person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.    Guarantee Absolute and Unconditional.

(a)    To the fullest extent permitted by Applicable Law, each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Company and any of the other Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by Applicable Law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Company or any of the other Guarantors with respect to the Obligations (other than the defense that the Termination Date has occurred or release of such Guarantor in accordance with Section 12.13 of the Credit Agreement). Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Secured Cash Management Agreement, or Secured Hedging Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than the defense that the Termination Date has occurred or release of such Guarantor in accordance with Section 12.13 of the Credit Agreement) that may at any time be available to or be asserted by the Company against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance (in each case,

5

other than the occurrence of the Termination Date). When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor.

(b)    This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Termination Date.

(c)    A Guarantor shall automatically be released from its obligations hereunder, and the Guarantee of such Guarantor shall be automatically released, under the circumstances described in Section 12.13 of the Credit Agreement.

8.    Reinstatement. Notwithstanding anything to the contrary contained herein, this Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim. Each Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

10.    Representations and Warranties; Covenants.

(a)    Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, all of which are hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

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(b)    Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Restricted Subsidiaries.

11.    Authority of the Administrative Agent.

(a)    The Administrative Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Administrative Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Administrative Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Administrative Agent of any such right, remedy or discretion is within the Administrative Agent’s authority as agent for the Secured Parties.

(b)    Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the Persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the Persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Administrative Agent to give effect to the change in Lenders contemplated in this Section 11(b) by countersigning an Assignment and Acceptance.

(c)    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Guarantee or any other Credit Document (except for its or such other Person’s own gross negligence, willful misconduct, bad faith or material breach of any Credit Document, each as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

13.    Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to be originals and shall constitute one and the same instrument.

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14.    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.    Integration. This Guarantee, together with the Credit Agreement and the other Credit Documents, represents the agreement of each Guarantor, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Guarantors, the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Credit Documents.

16.    Amendments in Writing; No Waiver; Cumulative Remedies.

(a)    None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b)    Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 16(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Party would otherwise have on any future occasion.

(c)    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.    Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.    Successors and Assigns. This Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent or as otherwise permitted by the Credit Agreement.

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19.    Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto or in such other form reasonably satisfactory to the Administrative Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20.    WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21.    Submission to Jurisdiction; Waivers; Service of Process. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by Applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to (i) the Administrative Agent at its address set forth in Section 13.2 of the Credit Agreement or (ii) any Guarantor in care of the Company at the Company’s address set forth in the Credit Agreement, and each Guarantor hereby irrevocably authorizes and directs the Company to accept such service on its behalf;

(d)    agrees that nothing herein shall affect the right of any party hereto or any Secured Party to effect service of process in any other manner permitted by law or shall limit the right of any party hereto or any Secured Party to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages; and

9

(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Each Guarantor hereby irrevocably and unconditionally appoints the Company as its agent for service of process in any suit, action or proceeding with respect to this Guarantee and agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

22.    GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

23.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 23 constitute, and this Section 23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

24.    Swap Obligations. Notwithstanding anything to the contrary contained herein or in the other Credit Documents, if a Swap Obligation arises under a Master Agreement governing more than one “swap”, the exclusion set forth in the definition of Excluded Swap Obligation in the Credit Agreement with respect to such Swap Obligation shall apply only to the portion of such Swap Obligation that is attributable to swaps for which this Guarantee or a security interest is or becomes illegal.

[Signature pages follow]

10

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

AVAYA HOLDINGS, CORP., as a Guarantor

By:

Name:
Title:

AVAYA INC., as a Guarantor

By:

Name:
Title:

[SUBSIDIARY GUARANTORS]

By:

Name:
Title:

[Signature Page to Guarantee]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guarantee]

ANNEX A TO THE GUARANTEE

SUPPLEMENT (this “Supplement”), dated as of [         ], to the GUARANTEE dated as of [            ], among each of the Persons listed on the signature pages thereto (each such Person individually, a “Guarantor” and, collectively, the “Guarantors”), and Citibank, N.A., as Administrative Agent for the benefit of the Secured Parties.

A.    Reference is made to the Credit Agreement, dated as of December [    ], 2017 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Avaya Inc., a Delaware corporation (the “Company”), Avaya Holdings, Corp., a Delaware corporation (“Holdings”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated in England and Wales with company number 03049861, Avaya International Sales Limited, a private company limited by shares incorporated under the laws of Ireland with registered number 342279, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities from time to time party thereto.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C.    The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Company under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements and Secured Hedging Agreements.

D.    Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Extensions of Credit, and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements and Secured Hedging Agreements, and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except where

A-1

such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity and principles of good faith and fair dealing.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be an original and shall constitute one and the same instrument.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

,
as a Guarantor

By:

Name:

Title:

CITIBANK, N.A., as Administrative Agent

By:

Name:

Title:

[Signature Page to Supplement to Guarantee]

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF U.S. SECURITY AGREEMENT

[See attached]

EXECUTION VERSION

ABL SECURITY AGREEMENT

among

AVAYA HOLDINGS CORP.,

AVAYA INC.,

the other Grantors from time to time party hereto

and

CITIBANK, N.A.,

as Collateral Agent

Dated as of December 15, 2017

TABLE OF CONTENTS

1.	Defined Terms.		2

2.	Pledge of Security Interest.		5

3.	Grant of Security Interest.		7

4.	Representations and Warranties.		9
	4.1	Title; No Other Liens	9
	4.2	Perfected Liens	9
	4.3	Pledged Interests,	11
5.	Covenants		12
	5.1	Maintenance of Perfected Security Interest; Further Documentation	12
	5.2	Changes in Locations, Name, etc	13
	5.3	Notices	13
	5.4	Delivery of Instruments	13
	5.5	Additional Intellectual Property	13
	5.6	Notice of Commercial Tort Claims	13
	5.7	Article 8	14
6.	Remedial Provisions		14
	6.1	Certain Matters Relating to Accounts	14
	6.2	Voting Rights; Dividends and Distributions; Etc.	15
	6.3	Communications with Credit Parties; Grantors Remain Liable	17
	6.4	Proceeds to be Turned Over to Collateral Agent	18
	6.5	Application of Proceeds	18
	6.6	Code and Other Remedies	18
	6.7	Deficiency	19
	6.8	Amendments, etc. with Respect to the Obligations; Waiver of Rights	19
7.	The Collateral Agent		20
	7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	20
	7.2	Duty of Collateral Agent	22
	7.3	Authority of Collateral Agent	23
	7.4	Continuing Security Interest; Release	23
	7.5	Reinstatement	23
	7.6	Security Interest Absolute	24
	7.7	Collateral Agent as Representative	24
8.	Miscellaneous		24
	8.1	Amendments in Writing	24
	8.2	Notices	24

8.3	No Waiver by Course of Conduct; Cumulative Remedies	24
8.4	Enforcement Expenses; Indemnification	25
8.5	Successors and Assigns	25
8.6	Counterparts	25
8.7	Severability	25
8.8	Section Headings	26
8.9	[Reserved]	26
8.10	GOVERNING LAW	26
8.11	Submission to Jurisdiction Waivers	26
8.12	Acknowledgments	26
8.13	Additional Grantors	27
8.14	WAIVER OF JURY TRIAL	27
8.15	Credit Agreement and Intercreditor Agreements	27

ABL SECURITY AGREEMENT

THIS ABL SECURITY AGREEMENT dated as of December 15, 2017, among Avaya, Inc., a Delaware corporation (the “Company”), Avaya Holdings Corp., a Delaware corporation (“Holdings”), each of the Subsidiaries of the Company listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors, the Company and Holdings are referred to collectively as the “Grantors”), and Citibank, N.A., as Collateral Agent under the Credit Agreement (as defined below) (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, Holdings, the Company and the other Grantors have entered into that certain ABL Credit Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among the Company, Holdings, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership existing under the laws of Germany, the lending institutions from time to time parties thereto, the lending institutions named therein as L/C Issuers and Swing Line Lenders and the Collateral Agent;

WHEREAS, Holdings, the Company (other than with respect to its own Obligations) and each Subsidiary Grantor is a Guarantor;

WHEREAS, each Grantor acknowledges that it has or will derive substantial direct and indirect benefit from entering into the Credit Documents to which it is a party; and

WHEREAS, it is a condition precedent to the effectiveness of the transactions contemplated by the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent;

NOW, THEREFORE, in consideration of the premises and to induce (i) the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the respective Lenders to make their respective extensions of credit to the Company and the other Borrowers under the Credit Agreement, (ii) each Cash Management Bank to enter into Secured Cash Management Agreements, (iii) each Hedge Bank to enter into Secured Hedging Agreements with the Company and/or its Subsidiaries and (iv) the L/C Issuers to issue Letters of Credit on behalf of the Borrowers, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.	Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement (if in effect as of any date of determination).

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, Certificated Securities, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money and Supporting Obligations.

(c) The following terms shall have the following meanings:

“Collateral” shall have the meaning provided in Section 3.

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 6.1(b) or Section 6.4.

“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyrights, whether as author, assignee, transferee or otherwise, including copyrights in Software, and (ii) all registrations and applications for registration of any such copyright, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or similar offices in any other jurisdiction, including those U.S. registered copyrights owned by any Grantor and listed on Schedule 1.

“Credit Agreement” shall have the meaning provided in the preamble to this Security Agreement.

“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Intellectual Property” shall mean all intellectual property, including all (i) (a) Patents, inventions, processes, developments, technology and know-how; (b) Copyrights; (c) Trademarks; (d) Trade Secrets; (e) Licenses; (f) proprietary rights in Software, data, databases and proprietary rights in confidential or non-public information; and (g) all other intellectual property rights, and (ii) all rights, priorities and privileges related thereto and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds therefrom.

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“Lenders” shall mean the lending institutions from time to time parties to the Credit Agreement.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all patents, all registrations and recordings thereof, and all applications for patents, including issuances, recordings and pending applications in the United States Patent and Trademark Office or similar offices in any other jurisdiction, and (b) all reissues, reexaminations, continuations, divisions, continuations-in-part, or extensions thereof, and the inventions, discoveries or designs disclosed or claimed therein, including, those U.S. patents and applications therefor owned by any Grantor and listed on Schedule 2.

“Pledged Debt” shall have the meaning provided in Section 2.

“Pledged Collateral” shall have the meaning provided in Section 2.

“Pledged Interest” shall have the meaning provided in Section 2.

“Pledged Shares” shall have the meaning provided in Section 2.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor included in the Collateral, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor included in the Collateral or injury to the goodwill associated with or symbolized thereby, (iii) past, present or future infringement of any Copyright included in the Collateral now or hereafter owned by any Grantor, (iv) past, present or future misappropriation or violation of any other Intellectual Property included in the Collateral now or hereafter owned by any Grantor, or (v) past, present or future breach of any License included in the Collateral now or hereafter to which any Grantor is a party, and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

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“Security Agreement” shall mean this ABL Security Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Security Interest” shall have the meaning provided in Section 3.

“Software” shall mean computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in UCC and computer programs that may construed as included in the definition of “goods” in the UCC, together with all media upon which it is located.

“Termination Date” shall mean the earliest date on which all Obligations are repaid in full (except for Hedging Obligations in respect of any Secured Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and Contingent Obligations) and all Commitments are terminated.

“Trade Secrets” shall mean any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, brand names, domain names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, other source or business identifiers and designs, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other jurisdiction, and all extensions or renewals thereof, and (ii) all goodwill associated therewith or symbolized thereby, including those U.S. registered trademarks and applications therefor owned by any Grantor and listed on Schedule 3 hereto.

“ULC” shall have the meaning provided in Section 2(c).

“ULC Interests” shall have the meaning provided in Section 2(c).

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“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(d) Sections 1.2, 1.3, 1.4, 1.5, 1.6, 1.7 and 1.9 of the Credit Agreement (as in effect on the date hereof) are incorporated herein by reference, mutatis mutandis.

2.	Pledge of Debt and Equity.

(a) Each Grantor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties a lien on and security interest in (the “Pledged Interest”), all of its right, title and interest in, to and under all of the following, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations:

(i) the Stock and Stock Equivalents described in Schedule 4 hereto and issued by the entities named therein (such Stock and Stock Equivalents are, together with any Stock and Stock Equivalents of the issuer thereof or any other Subsidiary directly held or acquired by any Grantor in the future, in each case subject to the terms herein, referred to collectively herein as the “Pledged Shares”) held by such Grantor and the certificates or instruments, if any, representing such Pledged Shares and any interest of such Grantor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(ii) the Indebtedness described in Schedule 5 hereto (together with any other Indebtedness owed to any Grantor in the future and required to be pledged pursuant to the applicable provisions of the Credit Agreement, the “Pledged Debt”) and the debt securities, promissory notes or any other instruments evidencing the Pledged Debt owed to such Grantor, and all principal, interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(iii) to the extent not covered by clauses (i) and (ii) above, respectively, all Proceeds of any or all of the items set forth in clauses (i) and (ii) above (collectively, the “Pledged Collateral”).

Notwithstanding the foregoing or anything else to the contrary herein, the Collateral shall not include any U.S. Excluded Stock and Stock Equivalents or any other U.S. Excluded Collateral;

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provided, however, that the Collateral shall include any Proceeds, substitutions or replacements of any U.S. Excluded Stock and Stock Equivalents or any U.S. Excluded Collateral to the extent they would otherwise constitute Collateral. The Grantors shall not be required to take any action intended to cause U.S. Excluded Collateral to constitute Collateral and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting U.S. Excluded Collateral.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, subject to the terms and conditions set forth herein.

(b) Subject to any applicable limitations in the Credit Agreement, Guarantee or any Applicable Intercreditor Agreement:

(i) Each Grantor agrees promptly (but in any event with respect to Pledged Shares owned on the Closing Date, within the time period and subject to the conditions set forth in Section 6.2 of the Credit Agreement and in the case of Pledged Shares obtained after the date hereof, within 60 days after receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all (A) certificates or instruments representing the Pledged Shares and (B) to the extent required to be delivered pursuant to paragraph (ii) below, the debt securities, promissory notes or any other instruments evidencing the Pledged Debt.

(ii) Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of (i) $10,000,000 individually or (ii) when aggregated with all other such Instruments for which this clause has not been satisfied, $50,000,000 in the aggregate owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent (except to the extent already represented by any note previously delivered to the Collateral Agent), for the benefit of the Secured Parties, pursuant to the terms hereof.

All certificates, documents or other instruments, if any, representing or evidencing the Pledged Collateral shall be delivered (i) to and held by or on behalf of the Collateral Agent pursuant hereto and (ii) in suitable form for transfer or assignment by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. Upon reasonable written request by a Grantor, the Collateral Agent shall promptly return any instruments evidencing Pledged Debt to such Grantor from time to time (x) to the extent necessary for collection of the debt evidenced thereby in the ordinary course of such Grantor’s business, or (y) in connection with the cancellation or the payment in full of the amounts due or performance of the obligations evidenced by such instrument. Each delivery of Pledged Collateral shall be accompanied by a schedule describing the Pledged Collateral, which schedule shall be deemed to supplement Schedule 4 or Schedule 5, as applicable, and made a part hereof; provided that failure to supplement such Schedules shall not affect the validity of such pledge of such Pledged Collateral. Each schedule so delivered shall supplement any prior schedules so delivered.

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(c) Notwithstanding the foregoing, any Grantor that controls any interest (for the purposes of this Section, “ULC Interests”) in any unlimited liability company (for the purposes of this Section, a “ULC”) pledged hereunder shall remain registered as the sole registered and beneficial owner of the ULC Interests and will remain as registered and beneficial owner until such time as the ULC Interests are effectively transferred into the name of the Collateral Agent or any other person on the books and records of the ULC. Nothing in this Agreement is intended to or shall constitute the Collateral Agent or any person other than the ULC a shareholder or member of such ULC until such time as notice is given to the ULC and further steps are taken thereunder so as to register the Collateral Agent or any other person as the holder of such ULC Interests. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other person as a shareholder or member of an unlimited liability company prior to such time, such provision shall be severed therefrom and ineffective with respect to the ULC Interests without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder, each Grantor shall not cause or permit, or enable any ULC in which it holds ULC Interests to cause or permit, the Collateral Agent to: (i) be registered as shareholders or members of such ULC; (ii) have any notation entered in their favor in the share register of such ULC; (iii) be held out as shareholders or members of such ULC; (iv) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent holding a security interest in such ULC; or (v) to act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such ULC.

3.	Grant of Security Interest.

(a) Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (together with the Pledged Interest, the “Security Interest”) in all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively and together with the Pledged Collateral, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations:

(i) all Accounts;

(ii) all cash and Cash Equivalents;

(iii) all Chattel Paper;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all Equipment and Fixtures;

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(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Supporting Obligations;

(xiii) all Collateral Accounts;

(xiv) all Goods;

(xv) all Money;

(xvi) all Receivables and Receivable records;

(xvii) all Securities Accounts;

(xviii) all Commercial Tort Claims;

(xix) all Letter of Credit Rights;

(xx) all books and records pertaining to any and all of the foregoing; and

(xxi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

Notwithstanding the foregoing or anything else to the contrary herein, the Collateral (and any defined term used in the definition thereof) shall not include any Excluded Accounts or any U.S. Excluded Collateral; provided, however, that the Collateral shall include any Proceeds, substitutions or replacements of Excluded Accounts and U.S. Excluded Collateral to the extent they would otherwise constitute Collateral. The Grantors shall not be required to take any action intended to cause either Excluded Accounts or U.S. Excluded Collateral to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Accounts or U.S. Excluded Collateral.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to (subject to the limitations described in Section 4.2(c)) perfect the Security Interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all personal property” or words of similar effect. Each Grantor hereby

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also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Subject to the limitations contained herein and in the Credit Agreement, each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 3(b).

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office (or any successor office) or United States Copyright Office (or any successor office), as applicable, with the signature of each applicable Grantor (not to be unreasonably withheld, conditioned or delayed), such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent (for the benefit of the Secured Parties), as the case may be, as secured party.

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral, unless the Collateral Agent has, in each case in writing, expressly (i) assumed such obligations or liabilities and (ii) released the Grantors from such obligations and liabilities.

4.	Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

4.1 Title; No Other Liens; Authority.

(a) Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and (b) the other Liens permitted under the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. To the knowledge of such Grantor, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, or (ii) are permitted by the Credit Agreement.

(b) Each of the Grantors has the power and authority to grant and pledge the Security Interest in the Collateral granted and pledged by it hereunder in the manner hereby done or contemplated.

4.2 Perfected Liens.

(a) Subject to the qualifications set forth in Section 6.2 of the Credit Agreement, with respect to each Grantor, this Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, to the extent required under this Security Agreement, the

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enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and principles of good faith and fair dealing.

(b) Subject to the limitations set forth in clause (c) of this Section 4.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (to the extent perfection may be obtained by the filings or other actions described in clause (A), (B), (C) or (D) of this paragraph) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, as a result of (A) the completion of the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) with respect to Instruments, Chattel Paper, Investment Property, Certificated Securities and negotiable Documents in each case that constitute Collateral, delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Investment Property, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer to the Collateral Agent or in blank, (C) with respect to Deposit Accounts and Securities Accounts, execution of account control agreements in favor of the Collateral Agent (or in favor of any other Person acting as gratuitous bailee on behalf of the Secured Parties pursuant to the terms of the Applicable Intercreditor Agreements) and (D) with respect to registered Intellectual Property, completion or recordation of the filing, registration and recording of a fully executed agreement substantially in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting registered Patents and Trademarks in the United States Patent and Trademark Office (or any successor office) within a three month period (commencing as of the date hereof) or, with respect to Collateral constituting United States Patents and United States registered Trademarks acquired after the date hereof, within three months thereafter, and all Collateral constituting registered Copyrights in the United States Copyright Office (or any successor office) within a one month period (commencing as of the date hereof) or, with respect to Collateral constituting registered United States Copyrights acquired after the date hereof, within one month thereafter pursuant to 35 USC § 261, 15 USC § 1060 or 17 USC § 205 and the regulations thereunder, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted under Section 10.2 of the Credit Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to, nor shall the Collateral Agent be authorized (i) to perfect the Security Interests granted hereunder by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) or as required pursuant to Section 3(b), (B) filings in United States government offices with respect to Intellectual Property as expressly required herein and under the Credit Agreement or (C) delivery to the Collateral Agent, for its possession, of all Pledged Collateral as required pursuant to Section 2, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract (other than for which control agreements are required to be obtained or for which the Collateral Agent has obtained control, in each case, to the extent required by the Credit Agreement and the other U.S. Security Documents), (iii) except as otherwise provided for in the Credit Agreement, to take any action in any non-U.S.

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jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests, including with respect to any Intellectual Property registered outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed by the laws of any non-U.S. jurisdiction), (iv) except as expressly set forth above, to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control” or (v) to provide any notice to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof).

(d) It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

4.3 Pledged Collateral.

(a) Schedule 4 and Schedule 5, as applicable, hereto (i) correctly represent as of the date hereof (A) the issuer, the certificate number, if applicable, the Grantor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Stock and Stock Equivalents of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Grantor and holder, date of issuance and the maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, include all (x) Stock and Stock Equivalents and (y) debt securities, promissory notes and other debt instruments required to be pledged hereunder. Except as set forth on Schedule 4 and except for U.S. Excluded Stock and Stock Equivalents, the Pledged Shares represent all of the issued and outstanding Stock and Stock Equivalents in the issuer owned by a Grantor on the date hereof.

(b) The Pledged Shares pledged by such Grantor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer. Each of the Grantors is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Shares indicated on Schedule 4 as owned by such Grantor. The Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of any Grantors, to such Grantor’s knowledge) are legal and binding obligations of the issuers thereof and, (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of any Grantors, to such Grantor’s knowledge) are legal and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

(c) Except for restrictions and limitations (i) imposed or expressly permitted by the Credit Documents or Applicable Laws generally and (ii) in the case of Pledged Shares of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of the Pledged Shares in such Persons, the Pledged Collateral is or will not be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect it in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder.

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5.	Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the earlier of (i) the Termination Date and (ii) with respect to any Grantor released in accordance with Section 7.4(b), the release of such Grantor in accordance with Section 7.4(b):

5.1 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in the Credit Agreement (subject to each Applicable Intercreditor Agreement) and shall use commercially reasonable efforts to defend such Security Interest against the material claims and demands of all Persons (except to the extent that the Collateral Agent and the Company reasonably agree that the cost of such defense is excessive in relation to the benefit to the Secured Parties of the Security Interest and priority), in each case other than a Security Interest in assets of such Grantor subject to a Disposition permitted by the Credit Agreement to a Person that is not a Credit Party, and except for Liens permitted under Section 10.2 of the Credit Agreement, and in each case subject to Section 4.2(c).

(b) Such Grantor will furnish to the Collateral Agent and any other Secured Party from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c) Subject to clause (d) below and Section 4.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which, subject to the terms of the Credit Agreement or any Applicable Intercreditor Agreement, the Collateral Agent or the Secured Parties may reasonably request, in order (i) to grant, preserve, protect and perfect (with respect to the Intellectual Property included in the Collateral, if and to the extent perfection may be achieved by the filings contemplated in Section 4.2), the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 4.2(b)(i)(C), all at the expense of such Grantor.

(d) Notwithstanding anything in this Section 5.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Domestic Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement and this Section 5.1.

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5.2 Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within 30 days of such change (or such longer period as the Collateral Agent may agree)) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC (iii) in its type of organization or corporate structure that would impair the perfection and priority of the Security Interest granted hereby and (iv) in the location of its chief executive office. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.

5.3 Notices. Each Grantor will advise the Collateral Agent promptly, in reasonable detail, of any Lien of which any Authorized Officer thereof has actual knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

5.4 Delivery of Instruments. If any amount payable under or in connection with any of the Collateral that is in excess of (i) $10,000,000 individually or (ii) when aggregated with all other such Instruments for which this clause has not been satisfied, $50,000,000 in the aggregate shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall be promptly (and in any event within 60 days of its acquisition or such longer period as the Collateral Agent may agree in its reasonable discretion) pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

5.5 Additional Intellectual Property. Concurrently with the delivery of the officer’s certificate required to be delivered under Section 9.1(c) of the Credit Agreement with the financial statements delivered pursuant to Section 9.1(a) or (b) of the Credit Agreement, such Grantor shall notify the Collateral Agent of (i) any Trademarks, Patents and Copyrights that are registered, or subject to applications for issuance or registration that have been acquired, filed or registered by such Grantor and that were not included in the Intellectual Property previously set forth on Schedules 1-3 for such Grantor or any other previously delivered officer’s certificate, and (ii) any intent-to-use Trademark applications of such Grantor for which a statement of use or amendment to allege use has been filed, and which, as a result, is no longer U.S. Excluded Collateral, and such Grantor shall also concurrently execute and deliver to the Collateral Agent applicable short-form intellectual property security agreements in the form attached hereto as Annex A and all other documents, instruments and other items as may be reasonably necessary for the Collateral Agent to file such agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

5.6 Notice of Commercial Tort Claims. Such Grantor agrees that, (a) after the occurrence and during the continuance of an Event of Default, if it shall acquire any interest in any commercial tort claim with a value equal to or greater than $10,000,000 individually or in the aggregate (whether from another Person or because such commercial tort claim shall have come into existence), such Grantor shall, within a reasonable time following such acquisition

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(but in no event to exceed 30 days), notify the Collateral Agent thereof and deliver to the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent, a supplement to this Security Agreement containing a specific description of such commercial tort claim and (b) at all other times, concurrently with the delivery of the officer’s certificate required to be delivered under Section 9.1(c) of the Credit Agreement concurrent with the financial statements delivered pursuant to Section 9.1(a) or (b) of the Credit Agreement, such Grantor shall deliver a schedule setting forth any commercial tort claims acquired by such Grantor with a value equal to or greater than $10,000,000 individually or in the aggregate after the most recent schedule.

5.7 Article 8. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Shares shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent in accordance with Section 2(b)(i). Any limited liability company and any limited partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Stock and Stock Equivalent in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the UCC or (b) certificate any Stock and Stock Equivalents in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Collateral Agent, pursuant to Section 2(b)(i) and (ii) such Grantor shall fulfill all other requirements under Section 2 applicable in respect thereof.

6.	Remedial Provisions.

6.1 Certain Matters Relating to Accounts.

(a) At any time after the occurrence and during the continuance of an Event of Default and after giving three (3) Business Days’ prior written notice to the Company and any other relevant Grantor, the Collateral Agent shall have the right, but not the obligation, to make test verifications of the Accounts that are Collateral (the “Subject Accounts”) in any manner and through any medium that the Collateral Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party.

(b) If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Subject Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor for the Collateral Agent and the Secured Parties. Each such deposit of Proceeds of Subject Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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(c) At the Collateral Agent’s prior written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts constituting Collateral, including all orders, invoices and shipping receipts.

(d) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not unreasonably grant any extension of the time of payment of any of the Subject Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the such Grantor in writing not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

(e) At the direction of the Collateral Agent, solely upon the occurrence and during the continuance of an Event of Default, each Grantor shall grant to the Collateral Agent, solely to the extent such grant does not constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such Intellectual Property, a non-exclusive, fully paid-up, royalty-free, worldwide license to use, license or sublicense (on a non-exclusive basis) any of the Intellectual Property now owned or hereafter acquired by such Grantor. Any license granted pursuant to this Section 6.1(e) shall be exercisable solely during the continuance of an Event of Default.

6.2 Voting Rights; Dividends and Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has not provided the notice contemplated in Section 6.2(c) below:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Security Agreement or the other Credit Documents.

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b) Subject to Section 6.2(c) below, each Grantor shall be entitled to receive and retain and use any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Documents; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Stock and Stock Equivalents of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as

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a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Grantor, be received for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and if certificated, be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall, at the applicable Grantor’s sole expense, promptly (upon receipt of a written request) deliver to such Grantor any Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Collateral permitted by the Credit Documents.

(c) Upon two (2) Business Days’ prior written notice to a Grantor by the Collateral Agent that the Collateral Agent is exercising its rights under this Section 6.2(c), following the occurrence and during the continuance of an Event of Default, subject to the terms of any Applicable Intercreditor Agreement:

(i) all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.2(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Event of Defaults have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 6.2(a)(i) (and the obligations of the Collateral Agent under Section 6.2(a)(ii) shall be reinstated);

(ii) all rights of such Grantor to receive the dividends, distributions and principal and interest payments that such Grantor would otherwise be authorized to receive and retain pursuant to Section 6.2(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Event of Defaults have been cured or waived, the Collateral Agent shall repay to each Grantor (without interest) and each Grantor shall be entitled to receive, retain and use all dividends, distributions and principal and interest payments that such Grantor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 6.2(b);

(iii) all dividends, distributions and principal and interest payments that are received by such Grantor contrary to the provisions of Section 6.2(b) shall be received for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsements); and

(iv) in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 6.2(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to

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Section 6.2(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 6.2(c)(ii) and 6.2(c)(iii) above, such Grantor shall, if necessary, upon prior written notice from the Collateral Agent, from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.

(d) Notwithstanding anything herein to the contrary, and subject to each Applicable Intercreditor Agreement, if any Event of Default shall occur and be continuing (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it within respect such Pledged Collateral registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates, documents or other instruments representing Pledged Collateral for certificates, documents or other instruments of small or larger denominations of any purpose consistent with this Security Agreement or the Credit Agreement; provided that the Collateral Agent shall give the Grantors prior notice of intent to exercise such rights; provided further, that the Collateral Agent’s failure to provide such notice shall not in any way limit or impede the Collateral Agent’s rights hereunder.

6.3 Communications with Credit Parties; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of the Credit Agreement and any Applicable Intercreditor Agreement, after giving three (3) Business Days’ prior written notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Subject Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of the Credit Agreement and any Applicable Intercreditor Agreement, each Grantor shall notify obligors on the Accounts that the Subject Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Subject Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Subject Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to

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any Subject Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 6.1 with respect to payments of Subject Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent, subject to the terms of the Credit Agreement or any Applicable Intercreditor Agreement, so requires by notice in writing to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor for the Collateral Agent and the Secured Parties, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in and in accordance with the order set forth in Section 11.11 of the Credit Agreement.

If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recover for the benefit of all Secured Parties hereunder for distribution in accordance with Section 11.11 of the Credit Agreement.

6.6 Code and Other Remedies. Subject to the terms of the Credit Agreement or any Applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and after giving prior written notice to the Company and any applicable Grantor, the Collateral Agent may (i) exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other Applicable Law and also upon prior written notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral, (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation and (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in

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respect of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of such Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent, at places that the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net Proceeds of any action taken by it pursuant to this Section 6.6 in accordance with the provisions of Section 6.5.

6.7 Deficiency. Each Grantor shall remain liable for any deficiency if the Proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable and documented out-of-pocket fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency (in each case subject to the limitations set forth in Section 13.5 of the Credit Agreement).

6.8 Amendments, etc. with Respect to the Obligations; Waiver of Rights. Unless and until the Termination Date has occurred or, with respect to any Grantor, such Grantor shall be released in accordance with Section 7.4(b), to the extent permitted by law, each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement may, in accordance with the applicable provisions thereof, be amended, modified, supplemented or terminated, in whole

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or in part from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Except as provided in Section 7.2, neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Grantor or any other Person or any release of any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.	The Collateral Agent.

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 7.4, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after prior written notice by the Collateral Agent to the Company and any applicable Grantor of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Subject Account constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Subject Account constituting Collateral or with respect to any other Collateral whenever payable;

(ii) subject to Section 4.2(c), in the case of any Intellectual Property included in the Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii) upon three (3) Business Days’ prior written notice, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under the Credit Agreement) other than Liens permitted under Section 10.2 of the Credit Agreement;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor pursuant to the Credit Agreement;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi) settle, compromise or adjust any such suit, action or proceeding with respect to the Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii) assign any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

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(xiii) subject to Section 6.1(e) and Section 6.6, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under any other Credit Document.

(b) Subject to any limitations of the Collateral Agent to take actions as set forth in Section 7.1(a), if any Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested in writing for it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable and documented out of pocket expenses of the Collateral Agent, in each case subject to the limitations on reimbursements of costs and expenses set forth in Section 13.5 of the Credit Agreement, incurred in connection with actions undertook as provided in this Section 6.1 shall be payable by such Grantor to the Collateral Agent to the extent required by, and in accordance with Section 13.5 of the Credit Agreement to the extent required thereby, and in accordance therewith.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in accordance with the terms hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated (or, with respect to any Grantor, until such Grantor is released in accordance with Section 7.4(b)) and the Security Interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any

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duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for the Collateral Agent’s or any Secured Party’s or any of their officers’, directors’, employees’ or agents’ own respective gross negligence, bad faith or willful misconduct, or material breach of this Security Agreement or any other Credit Document, in each case, as finally determined in a non-appealable decision of a court of competent jurisdiction.

7.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.4 Continuing Security Interest; Release.

(a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date.

(b) A Subsidiary Grantor shall be released from its obligations hereunder if it ceases to be a Guarantor and the Security Interest in any assets of any such Subsidiary Guarantor shall be released, in each case, pursuant to the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) or pursuant to Section 12.13 of the Credit Agreement, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request in writing to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.4 shall be without recourse to or warranty by the Collateral Agent.

7.5 Reinstatement. Notwithstanding anything to the contrary contained herein, each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment,

23

any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

7.6 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

7.7 Collateral Agent as Representative. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties in accordance with the terms hereunder. Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Credit Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties.

8.	Miscellaneous.

8.1 Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

24

8.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay any and all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent, in each case in accordance with, and subject to the limitations on reimbursement of costs and expenses set forth in, Section 13.5 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to indemnify and save the Collateral Agent and the Secured Parties harmless from, all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever related to the execution, delivery, enforcement, performance, and administration of this Security Agreement, in each case, to the extent the Grantors would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c) Each Grantor agrees, within thirty (30) days after written demand therefor (including documentation reasonably supporting such request), to pay, and to save the Collateral Agent and the Secured Parties harmless from actual losses, damages, claims or reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Company would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment or other satisfaction of the Obligations and all other amounts payable under the Credit Documents.

8.5 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

8.6 Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to be originals and shall constitute one and the same instrument.

8.7 Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

25

8.8 Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9 [Reserved].

8.10 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11 Submission to Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by Applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by delivering or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction;

(e) subject to the applicable provisions of the Credit Agreement, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.12 Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

26

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.13 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Security Agreement pursuant to the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex B hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15 Credit Agreement and Intercreditor Agreements. Notwithstanding anything herein to the contrary, this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, and the rights and duties of the Collateral Agent hereunder, are subject to the provisions of the Credit Agreement and any Applicable Intercreditor Agreement, in each case, solely to the extent then in effect. In the event of any conflict between the terms of the Credit Agreement and the terms of this Security Agreement, the terms of the Credit Agreement shall govern and control. In the event of any conflict between the terms of any Applicable Intercreditor Agreement and the terms of this Security Agreement, the terms of such Applicable Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of the Credit Agreement or any such Applicable Intercreditor Agreement.

[Signature Pages Follow]

27

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

AVAYA INC.

By:

Name:
Title:

AVAYA HOLDINGS CORP.

By:

Name:
Title:

SUBSIDIARY GRANTORS:

AVAYA CALA INC.
AVAYA EMEA LTD.
AVAYA FEDERAL SOLUTIONS, INC.
AVAYA HOLDINGS LLC
AVAYA HOLDINGS TWO, LLC
AVAYA INTEGRATED CABINET SOLUTIONS INC.
AVAYA MANAGEMENT SERVICES INC.
AVAYA SERVICES INC.
AVAYA WORLD SERVICES INC.
OCTEL COMMUNICATIONS LLC
SIERRA ASIA PACIFIC INC.
TECHNOLOGY CORPORATION OF AMERICA, INC.
UBIQUITY SOFTWARE CORPORATION
VPNET TECHNOLOGIES, INC.
ZANG, INC.

By:

Name:
Title:

[Signature Page to Security Agreement]

CITIBANK,N.A., as Collateral Agent

By:

Name:
Title:

[Signature Page to Security Agreement]

SCHEDULE 1

Copyrights

SCHEDULE 2

Patents

SCHEDULE 3

Trademarks

SCHEDULE 4

Pledged Shares

SCHEDULE 5

Pledged Debt

ANNEX A TO

THE SECURITY AGREEMENT

SUPPLEMENT (this “Supplement”), dated as of [ ], to the ABL SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time the “Security Agreement”) dated as of December 15, 2017, among each of the Grantors listed on the signature pages thereto (each such subsidiary individually, a “Grantor” and, collectively, the “Grantors”), Citibank, N.A., as Collateral Agent under the Credit Agreement (as defined below) (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A. Reference is made to the ABL Credit Agreement, dated as of December 15, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Avaya Inc., a Delaware corporation (the “Company”), Avaya Holdings Corp., a Delaware corporation (“Holdings”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership existing under the laws of Germany, the lending institutions from time to time parties thereto, the lending institutions named therein as L/C Issuers and Swing Line Lenders and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have identified on Schedule I, II and III hereto the additional Copyrights, Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office acquired by such Grantors after the date of the Credit Agreement. The undersigned Grantors are executing this Supplement in order to facilitate supplemental filings to be made by the Collateral Agent with the United States Copyright Office and the United States Patent and Trademark Office.

Accordingly, the Collateral Agent and the Grantors agree as follows:

SECTION 1. (a) Schedule 1 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule I hereto, (b) Schedule 2 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule II hereto and (c) Schedule 3 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule III hereto.

SECTION 2. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the Intellectual Property set forth in Schedules I, II and III hereto. Each Grantor hereby represents and warrants that the information set forth on Schedules I, II and III hereto is true and correct in all material respects as of the date hereof.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “pdf” or “tif” file)), and all of said counterparts taken together shall be

A-1

deemed to be originals and constitute one and the same instrument. This Supplement shall become effective as to each Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Grantor and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.2 of the Security Agreement.

SECTION 8. Each Grantor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and the Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

, as a Grantor

By:
Name:
Title:

, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Schedule I

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule II

Patents

UNITED STATES PATENTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule III

Trademarks

UNITED STATES TRADEMARKS:

Registrations:

OWNER	TRADEMARK	REGISTRATION NUMBER

Applications:

OWNER	TRADEMARK	APPLICATION NUMBER

ANNEX B TO

THE SECURITY AGREEMENT

SUPPLEMENT (this “Supplement”), dated as of [ ], to the ABL SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time the “Security Agreement”) dated as of December 15, 2017, among each of the Grantors listed on the signature pages thereto (each such subsidiary individually, a “Grantor” and, collectively, the “Grantors”), Citibank, N.A., as Collateral Agent under the Credit Agreement (as defined below) (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A. Reference is made to the ABL Credit Agreement, dated as of December 15, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among Avaya Inc., a Delaware corporation (the “Company”), Avaya Holdings Corp., a Delaware corporation (“Holdings”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership existing under the laws of Germany, the lending institutions from time to time parties thereto, the lending institutions named therein as L/C Issuers and Swing Line Lenders and the Collateral Agent

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. Section 8.13 of the Security Agreement provides that additional Subsidiaries may become Grantors under the Security Agreement by execution and delivery of this Supplement. Each undersigned Domestic Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with subsection 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof (except where such representations and warranties expressly related to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to be originals and constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Company. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4. Each New Grantor hereby represents and warrants that (a) set forth on Schedule I hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the type of organization or corporate structure of such New Grantor (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (v) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books of records relating to Collateral owned by it and (b) as of the date hereof (i) Schedule II hereto sets forth, in proper form for filing with the United States Copyright Office, all of each New Grantor’s Copyrights registered or applied for with the United States Copyright Office, (ii) Schedule III hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s Patents registered or applied for with the United States Patent and Trademark Office, (iii) Schedule IV hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s Trademarks (and all applications therefor).

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.2 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement to the extent set forth in the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

, as a Grantor

By:
Name:
Title:

, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Schedule I

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization of Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number	Chief Executive Office and Principal Place of Business

Schedule II

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule III

Patents

UNITED STATES PATENTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule IV

Trademarks

UNITED STATES TRADEMARKS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

EXHIBIT E

TO THE CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE

[See attached]

Execution Version

PERFECTION CERTIFICATE

December 15, 2017

Reference is hereby made to (i) that certain Term Loan Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Security Agreement”) dated as of the date hereof, among Avaya Inc., a Delaware corporation (“Avaya”), Avaya Holdings Corp., a Delaware corporation (“Holdings”), the Subsidiaries of Avaya from time to time party thereto as Grantors (the “Subsidiary Grantors” and, together with Holdings, the “Grantors”) and Goldman Sachs Banks USA as collateral agent (in such capacity, the “Term Loan Collateral Agent”), (ii) that certain Term Loan Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement” and, together with the Term Loan Security Agreement, the “Term Loan Documents”) dated as of the date hereof, among Avaya, Holdings, the Term Loan Collateral Agent and each lender from time to time party thereto, (iii) that certain ABL Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Security Agreement”) dated as of the date hereof, among Avaya, the Grantors and Citibank, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”), and (ii) that certain ABL Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the ABL Security Agreement, the “ABL Documents”; together with the Term Loan Documents, the “Credit Documents”) dated as of the date hereof, among Avaya, Holdings, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the ABL Collateral Agent, the lending institutions from time to time party thereto and the lending instructions named therein as L/C Issuers and Swing Line Lenders. Capitalized terms used but not defined herein have the meanings assigned in the Credit Documents. As used herein, the term “Company” means either Avaya or one of the Grantors under the Credit Documents, and “Companies” means Avaya and each Grantor under the Credit Documents.

I.	Names. The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1. Each Company is (i) the type of entity disclosed next to its name in Schedule 1 and (ii) a registered organization except to the extent disclosed in Schedule 1. Also set forth in Schedule 1 hereto is the jurisdiction of formation of each Company.

II.	Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

III.	UCC Filings. Financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 3 have been prepared for filing in the proper Uniform Commercial Code filing offices in the jurisdictions identified in Schedule 4 hereof.

IV.	Schedule of Filings. Attached hereto as Schedule 4 is a schedule of the appropriate filing offices for the financing statements attached hereto as Schedule 3.

V.	Real Property. No Company owns any parcels of Real Estate located in the United States and the improvements thereto owned in fee with a fair market value of more than $10,000,000 as of the date hereof.

VI.	Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a) is a true and correct list of each of all of the authorized, and the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Company, its U.S. Subsidiaries, and its first-tier foreign Subsidiaries, and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 6(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

VII.	Intellectual Property. Attached hereto as Schedule 7(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such Patent and Trademark owned by each Company, as of the date set forth on such schedule (in all cases excluding Trademarks that constitute Excluded Assets (as defined in the Security Agreement)). Attached hereto as Schedule 7(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement) registered with the United States Copyright Office, including the name of the registered owner and the registration number of each such Copyright owned by each Company, as of the date set forth on such schedule.

VIII.	Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 8 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company as of the date set forth on such schedule, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

AVAYA INC.

By:	.
Name:
Title:

AVAYA HOLDINGS CORP.

By:
Name:
Title:

AVAYA CALA INC.
AVAYA EMEA LTD.
AVAYA FEDERAL SOLUTIONS, INC.
AVAYA HOLDINGS LLC
AVAYA HOLDINGS TWO, LLC
AVAYA INTEGRATED CABINET SOLUTIONS LLC
AVAYA MANAGEMENT SERVICES INC.
AVAYA SERVICES INC.
AVAYA WORLD SERVICES INC.
OCTEL COMMUNICATIONS LLC
SIERRA ASIA PACIFIC INC.
TECHNOLOGY CORPORATION OF AMERICA, INC.
UBIQUITY SOFTWARE CORPORATION
VPNET TECHNOLOGIES, INC.
ZANG, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1

Legal Names, Etc.

Schedule 2

Chief Executive Offices

Schedule 3

UCC Filings

Schedule 4

Schedule of Filings

Schedule 6

(a) Equity Interests of Companies and Subsidiaries

(b) Other Equity Interests

Schedule 7(a)

Patents and Trademarks

Schedule 7(b)

Copyrights

Schedule 8

Accounts

EXHIBIT F

TO THE CREDIT AGREEMENT

FORM OF ABL INTERCREDITOR AGREEMENT

[See attached]

ABL INTERCREDITOR AGREEMENT

dated as of December 15, 2017

among

CITIBANK, N.A.,

as ABL Representative for the

ABL Credit Agreement Secured Parties,

GOLDMAN SACHS BANK USA,

as the Term Priority Representative for the

First Lien Term Credit Agreement Secured Parties,

and

each additional Representative from time to time party hereto,

and acknowledged and agreed to by

AVAYA HOLDINGS CORP.,

as Holdings,

AVAYA INC.,

as Borrower

and

the other Grantors party hereto

F-1

F-ii

F-iii

ABL INTERCREDITOR AGREEMENT dated as of December 15, 2017 (the “Effective Date”) (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CITIBANK, N.A., as Representative for the ABL Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “ABL Representative”), GOLDMAN SACHS BANK USA, as Representative for the First Lien Term Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Term Collateral Representative”) and as First Lien Term Credit Agreement Administrative Agent and each additional Term Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09, and acknowledged and agreed to by AVAYA INC., a Delaware corporation (the “Borrower”), AVAYA HOLDINGS CORP., a Delaware corporation, in its capacity as Holdings and the other Grantors (as defined below) from time to time party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the ABL Representative (for itself and on behalf of the ABL Credit Agreement Secured Parties), the First Lien Term Collateral Representative (for itself and on behalf of the First Lien Term Credit Agreement Secured Parties) and each additional Term Priority Representative (for itself and on behalf of the Term Priority Debt Parties under the applicable Term Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings specified in the New York UCC (including, without limitation, the following terms: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Financial Assets, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper). As used in this Agreement, the following terms have the meanings specified below:

“ABL Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any ABL Secured Party in respect of or in connection with any “Secured Cash Management Agreement” (as defined in the ABL Credit Agreement).

“ABL Collateral Documents” means the “U.S. Security Documents” as defined in the ABL Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any ABL Obligation, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of the Effective Date, among, inter alios, the Borrower, the lenders and other financial institutions party thereto, Citibank, N.A., as collateral agent and as administrative agent, as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“ABL Credit Agreement Administrative Agent” means Citibank, N.A., as administrative agent under the ABL Credit Agreement and any successor thereto in such capacity.

“ABL Credit Agreement Secured Parties” means the “Secured Parties” as defined in the ABL Credit Agreement.

“ABL Debt Documents” means the ABL Credit Agreement and the other “U.S. Credit Documents” as defined in the ABL Credit Agreement, in each case, as may be amended, restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“ABL Facility” means the credit facilities provided under the ABL Credit Agreement.

“ABL Hedging Agreement Obligations” means obligations owed by the Borrower or any Subsidiary to any ABL Secured Party in respect of or in connection with any “Secured Hedging Agreement” (as defined in the ABL Credit Agreement).

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means any “U.S. Collateral” (or similar term) as defined in any ABL Collateral Document or any other ABL Debt Document, in each case, owned by the Borrower or any Grantor, or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to an ABL Collateral Document as security for any ABL Obligations consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Bankruptcy Law), would be ABL Priority Collateral):

(1) all Accounts, other than Accounts which constitute identifiable proceeds of Term Priority Collateral;

(2) all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), other than Chattel Paper which constitutes identifiable proceeds of Term Priority Collateral;

(3) (x) all Deposit Accounts (other than Term Priority Accounts) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) all Securities Accounts (other than Term Priority Accounts), Security Entitlements and Securities credited to such Securities Accounts, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that during the continuance of an Event of Default, to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4) all Inventory;

(5) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents, General Intangibles (other than any Intellectual Property), Instruments (including Promissory Notes) and Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Collateral of a type not referred to in clauses (1) through (4), only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6) to the extent relating to any of the items referred to in the preceding clauses (1)

through (5) constituting ABL Priority Collateral, all Supporting Obligations and Letter-of-Credit Rights; provided that to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7) all books and Records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6)); and

(8) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts received as proceeds of any of the foregoing (such proceeds, “ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

“ABL Priority DIP Financing” has the meaning assigned to such term in Section 6.01(a).

“ABL Priority Proceeds” has the meaning assigned to such term in the definition of “ABL Priority Collateral”.

“ABL Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent under the ABL Credit Agreement.

“ABL Secured Parties” means the ABL Credit Agreement Secured Parties.

“Additional First Priority Term Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor (other than Indebtedness constituting First Lien Term Credit Agreement Obligations), which Indebtedness and guarantees thereof are secured by the Term Priority Collateral (or any portion thereof) on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Additional Term Priority Debt Documents) or a junior priority basis with the First Lien Term Credit Agreement Obligations (but in either case on a senior priority basis to any Additional Junior Priority Term Debt) and which the applicable Additional Term Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by the ABL Priority Collateral on a subordinate basis to the ABL Obligations; provided, however, that (i) such Indebtedness is expressly permitted to be incurred, secured and guaranteed on such basis by each then extant ABL Debt Document and Term Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to each applicable First Lien Intercreditor Agreement and each applicable Junior Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in the applicable Sections thereof providing for the joinder of additional Indebtedness thereto; provided further that, if such Indebtedness will be the initial Additional First Priority Term Debt incurred by the Borrower or any other Grantor, then the Grantors, the First Lien Term Collateral Representative and the Representative for such Indebtedness shall have executed and delivered each applicable First Lien Intercreditor Agreement and each applicable Junior Lien Intercreditor Agreement. Additional First Priority Term Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Junior Priority Term Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor, which Indebtedness and guarantees thereof are secured by the Term Priority Collateral (or any portion thereof) on a junior priority basis with the First Priority Term Debt and which the applicable Additional Term Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by the ABL Priority Collateral on a subordinate basis to the ABL Obligations; provided, however, that (i) such Indebtedness is expressly permitted to be incurred, secured and guaranteed on such basis by each then extant ABL Debt Document and Term Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to each applicable Junior Lien Intercreditor Agreement, and by satisfying the conditions set forth in the applicable Sections thereof providing for the joinder of additional Indebtedness thereto; provided further that, if such Indebtedness will be the initial Additional Junior Priority Term Debt incurred by the Borrower or any other Grantor, then the Grantors, the then-existing Term Priority Representatives and the Representative for such Indebtedness shall have executed and delivered each applicable Junior Lien Intercreditor Agreement. Additional Junior Priority Term Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Term Priority Debt” means any Additional First Priority Term Debt and any Additional Junior Priority Term Debt, as applicable.

“Additional Term Priority Debt Documents” means, with respect to any series, issue or class of Additional Term Priority Debt, the promissory notes, loan agreements, indentures, the Term Collateral Documents or other operative agreements evidencing or governing such Indebtedness, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“Additional Term Priority Debt Facility” means, with respect to any series, issue or class of Additional Term Priority Debt, each indenture, loan agreement or other governing agreement with respect to such Additional Term Priority Debt.

“Additional Term Priority Debt Obligations” means, with respect to any series, issue or class of Additional Term Priority Debt, all amounts owing pursuant to the terms of such Additional Term Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees, and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest is an allowed or allowable claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Term Priority Debt Document.

“Additional Term Priority Debt Parties” means, with respect to any series, issue or class of Additional Term Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Term Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Term Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Authorized Officer” means “Authorized Officer” as defined in the ABL Credit Agreement.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close.

“Capital Lease” means “Capital Lease” as defined in the ABL Credit Agreement as in effect on the date hereof.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means all Property now owned or hereafter acquired by the Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Representative or any Term Priority Representative under any of the ABL Collateral Documents or the Term Collateral Documents, as applicable.

“Collateral Documents” means the ABL Collateral Documents and the Term Collateral Documents.

“Debt Documents” means the ABL Debt Documents and the Term Priority Debt Documents.

“Debt Facility” means the ABL Facility and any Term Priority Debt Facility.

“Designated Junior Priority Representative” means (i) with respect to the ABL Priority Collateral, the Designated Term Priority Representative and (ii) with respect to the Term Priority Collateral, the ABL Representative.

“Designated Senior Representative” means (i) with respect to the ABL Priority Collateral, the ABL Representative and (ii) with respect to the Term Priority Collateral, the Designated Term Priority Representative.

“Designated Term Priority Representative” means (i) prior to the Discharge of First Lien Term Obligations, (x) prior to the initial incurrence of Additional First Priority Term Debt, the First Lien Term Collateral Representative and (y) thereafter, the agent designated as the controlling agent under the

First Lien Intercreditor Agreements at such time and (ii) on or after the Discharge of First Lien Term Obligations, the agent designated as the controlling agent under the applicable Junior Lien Intercreditor Agreements at such time; it being understood that as of the date of this Agreement, the Designated Term Priority Representative shall be the First Lien Term Collateral Representative. When any Designated Term Priority Representative other than the First Lien Term Collateral Representative becomes the Designated Term Priority Representative it shall send a written notice thereof to the ABL Representative and the Borrower.

“DIP Financing” means any ABL Priority DIP Financing or any Term Priority DIP Financing, as applicable.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the ABL Obligations or Term Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and are no longer required to be secured by, any such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of ABL Obligations” means, with respect to any Shared Collateral, the Discharge of the ABL Obligations with respect to such Shared Collateral; provided that the Discharge of ABL Obligations shall not be deemed to have occurred in connection with a Refinancing of such ABL Obligations with any Indebtedness secured by such Shared Collateral which has been designated in writing by the ABL Representative (under the ABL Credit Agreement so Refinanced) to the Designated Term Priority Representative and each other Representative party hereto as the “ABL Credit Agreement” and constituting “ABL Obligations” for purposes of this Agreement.

“Discharge of Additional First Priority Term Debt” means, with respect to any Shared Collateral, the Discharge of all Additional First Priority Term Debt with respect to such Shared Collateral.

“Discharge of Additional Junior Priority Term Debt” means, with respect to any Shared Collateral, the Discharge of all Additional Junior Priority Term Debt with respect to such Shared Collateral.

“Discharge of First Lien Term Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the First Lien Term Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of First Lien Term Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Term Credit Agreement Obligations with Additional First Priority Term Debt secured by such Shared Collateral under one or more Additional Term Priority Debt Documents which has been designated in writing by the Term Priority Representative (under the First Lien Term Credit Agreement so Refinanced) to the ABL Representative and each other Representative party hereto as the “First Lien Term Credit Agreement” and constituting “First Lien Term Credit Agreement Obligations” for purposes of this Agreement.

“Discharge of First Lien Term Obligations” means, with respect to any Shared Collateral, the date on which the Discharge of First Lien Term Credit Agreement Obligations and the Discharge of Additional First Priority Term Debt have occurred.

“Discharge of Senior Obligations” means, with respect to any series of Senior Obligations secured by any Senior Collateral, the date on which the Discharge of such Senior Obligations in respect of such Senior Collateral has occurred.

“Discharge of Term Priority Debt Obligations” means, with respect to any Shared Collateral, the date on which the Discharge of First Lien Term Obligations and the Discharge of Additional Junior Priority Term Debt have occurred.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the laws of the United States of America, or any state thereof, or the District of Columbia.

“Effective Date” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Enforcement Notice” shall have the meaning set forth in Section 3.01(a).

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the New York UCC, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the Uniform Commercial Code (but excluding any such items which constitute Inventory), and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean an Event of Default as defined in the ABL Credit Agreement, the First Lien Term Credit Agreement, any other ABL Debt Document relating to any ABL Obligations or any other Term Priority Debt Document relating to any Term Priority Debt Obligations, as applicable.

“First Lien Intercreditor Agreement” means one or more intercreditor agreements among, inter alios, the First Lien Term Credit Agreement Administrative Agent and/or the First Lien Term Collateral Representative, on the one hand, and one or more representatives for the holders of Additional First Priority Term Debt that are intended to be or are (i) senior to any Additional Junior Priority Term Debt with respect to the Term Priority Collateral, (ii) junior to the ABL Obligations with respect to the ABL Priority Collateral and (iii) senior to the ABL Obligations with respect to the Term Priority Collateral, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“First Lien Term Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any First Lien Term Credit Agreement Secured Party in respect of or in connection with any “Secured Cash Management Agreement” (as defined in the First Lien Term Credit Agreement).

“First Lien Term Collateral Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent under the First Lien Term Credit Agreement.

“First Lien Term Credit Agreement” means that certain Term Loan Credit Agreement, dated as of the Effective Date, among, inter alios, the Borrower, the lenders and other financial institutions party thereto, Goldman Sachs Bank USA, as collateral agent and as administrative agent, as amended, restated, amended and restated, replaced, extended, renewed, Refinanced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement; provided that to the extent any Indebtedness thereunder is expressly provided thereunder to be secured on a junior basis to the Liens securing the First Lien Term Credit Agreement Obligations in existence on the Effective Date, such Indebtedness (a) shall not constitute First Priority Term Debt and (b) subject to satisfaction of the conditions set forth in Section 8.09 hereof, shall constitute Additional First Priority Term Debt or Additional Junior Priority Term Debt, as applicable.

“First Lien Term Credit Agreement Administrative Agent” means Goldman Sachs Bank USA, as administrative agent under the First Lien Term Credit Agreement and any successor thereto in such capacity.

“First Lien Term Credit Agreement Credit Documents” means the First Lien Term Credit Agreement and the other “Credit Documents” as defined in the First Lien Term Credit Agreement, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or Refinanced from time to time in accordance with the terms of this Agreement.

“First Lien Term Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Term Credit Agreement, unless such “Obligations” are expressly provided under the First Lien Term Credit Agreement not to be secured on a pari passu basis with the First Lien Term Credit Agreement Obligations in existence on the Effective Date or unsecured.

“First Lien Term Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Term Credit Agreement, other than any Secured Parties whose obligations are not secured on a pari passu basis with the First Lien Term Credit Agreement Obligations in existence on the Effective Date or unsecured.

“First Lien Term Hedging Agreement Obligations” means obligations owed by the Borrower or any Subsidiary to any First Lien Term Credit Agreement Secured Party in respect of or in connection with any “Secured Hedging Agreement” (as defined in the First Lien Term Credit Agreement).

“First Lien Term Security Agreement” means the “Security Agreement” as defined in the First Lien Term Credit Agreement as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“First Priority Term Class Debt” has the meaning assigned to such term in Section 8.09.

“First Priority Term Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“First Priority Term Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“First Priority Term Debt” means the First Lien Term Credit Agreement Obligations and any Additional First Priority Term Debt.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Grantors” means the Borrower, Holdings and each of the other Guarantors which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” means, collectively (a) Holdings, (b) each Domestic Subsidiary of the Borrower that provides a guarantee of any Secured Obligations pursuant to an ABL Debt Document or a Term Priority Debt Document, as applicable and (c) the Borrower (other than with respect to its own obligations under the ABL Debt Documents and the Term Priority Debt Documents).

“Holdings” means, initially, Avaya Holdings Corp., a Delaware corporation, and thereafter, any entity designated as “Holdings” pursuant to the terms of the First Lien Term Credit Agreement and the ABL Credit Agreement.

“Indebtedness” means “Indebtedness” as defined in the ABL Credit Agreement as in effect on the date hereof.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, reorganization, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means “Intellectual Property” as defined in the First Lien Term Security Agreement as in effect on the Effective Date.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Junior Lien Intercreditor Agreement” means any intercreditor agreement among the First Lien Term Credit Agreement Administrative Agent and/or the First Lien Term Collateral Representative and any other Person party thereto from time to time (including, without limitation, any Grantor), that defines the relative rights and priorities of the Term Priority Debt Parties (but solely as between each other) with respect to the Shared Collateral, in each case, as the same may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Junior Priority Collateral” means (i) with respect to any ABL Obligations, the Term Priority Collateral securing such ABL Obligations and (ii) with respect to any Term Priority Debt Obligations, the ABL Priority Collateral securing such Term Priority Debt Obligations.

“Junior Priority Collateral Documents” means (i) with respect to any ABL Priority Collateral, the Term Collateral Documents and (ii) with respect to any Term Priority Collateral, the ABL Collateral Documents.

“Junior Priority Debt Documents” means (i) with respect to any ABL Priority Collateral, the Term Priority Debt Documents and (ii) with respect to any Term Priority Collateral, the ABL Debt Documents.

“Junior Priority Debt Facilities” means (i) with respect to any ABL Priority Collateral, the Term Priority Debt Facilities and (ii) with respect to any Term Priority Collateral, the ABL Facility.

“Junior Priority Debt Obligations” means (i) with respect to any ABL Priority Collateral, the Term Priority Debt Obligations secured by such ABL Priority Collateral and (ii) with respect to any Term Priority Collateral, the ABL Obligations secured by such Term Priority Collateral.

“Junior Priority Debt Parties” means (i) with respect to any ABL Priority Collateral, the Term Priority Debt Parties secured by such ABL Priority Collateral and (ii) with respect to any Term Priority Collateral, the ABL Secured Parties secured by such Term Priority Collateral.

“Junior Priority Lien” means (i) with respect to any ABL Priority Collateral, the Liens on such ABL Priority Collateral in favor of the Term Priority Debt Parties under the Term Collateral Documents and (ii) with respect to any Term Priority Collateral, the Liens on such Term Priority Collateral in favor of the ABL Secured Parties under the ABL Collateral Documents.

“Junior Priority Representative” means (i) with respect to any ABL Priority Collateral, the Designated Term Priority Representative and (ii) with respect to any Term Priority Collateral, the ABL Representative.

“Junior Priority Term Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Term Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Term Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Lien” means any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any Capital Lease).

“Letters of Credit” means “Letters of Credit” as defined in the ABL Credit Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.09.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan of Reorganization” means plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement and all other Proceeds (as defined in the New York UCC) of Shared Collateral.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligation” has the meaning assigned to such term in Section 8.10.

“Representatives” means the ABL Representative and the Term Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other Applicable Law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Collateral Documents, under Applicable Law, in an Insolvency or Liquidation Proceeding or otherwise, including the election to retain any of the Shared Collateral in satisfaction of a Lien;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Shared Collateral or the Proceeds thereof;

(d) the appointment on the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Shared Collateral;

(e) the sale, lease, license, or other disposition of all or any portion of the Shared Collateral by private or public sale conducted by a Secured Party or any other means at the direction of a Secured Party permissible under Applicable Law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other Applicable Law; and

(g) the exercise by a Secured Party of any voting rights relating to any Stock or Stock Equivalent included in the Shared Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an exercise of Secured Creditor Remedies: (i) the filing of a proof of claim in any Insolvency or Liquidation Proceeding or seeking adequate protection by any Senior Secured Party, (ii) the exercise of rights by the ABL Representative upon the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement) or an Event of Default, including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of Collateral to the ABL Representative, (iii) the reduction of advance rates or sub-limits pursuant to the ABL Credit Agreement, or (iv) the imposition of Reserves (as defined in the ABL Credit Agreement) by the ABL Representative.

“Secured Obligations” means the ABL Obligations and the Term Priority Debt Obligations.

“Secured Parties” means the ABL Secured Parties and the Term Priority Debt Parties.

“Senior Collateral” means (i) with respect to any ABL Obligations, the ABL Priority Collateral securing such ABL Obligations and (ii) with respect to any Term Priority Debt Obligations, the Term Priority Collateral securing such Term Priority Debt Obligations.

“Senior Collateral Documents” means (i) with respect to any ABL Priority Collateral, the ABL Collateral Documents and (ii) with respect to any Term Priority Collateral, the Term Collateral Documents.

“Senior Debt Documents” means (i) with respect to any ABL Priority Collateral, the ABL Debt Documents and (ii) with respect to any Term Priority Collateral, the Term Priority Debt Documents.

“Senior Facilities” means (i) with respect to any ABL Priority Collateral, the ABL Facility and (ii) with respect to any Term Priority Collateral, the Term Priority Debt Facilities.

“Senior Lien” means (i) with respect to any ABL Priority Collateral, the Liens on such ABL Priority Collateral in favor of the ABL Secured Parties under the ABL Collateral Documents and (ii) with respect to any Term Priority Collateral, the Liens on such Term Priority Collateral in favor of the Term Priority Debt Parties under the Term Collateral Documents.

“Senior Obligations” means (i) with respect to any ABL Priority Collateral, the ABL Obligations and (ii) with respect to any Term Priority Collateral, the Term Priority Debt Obligations.

“Senior Representative” means (i) with respect to any ABL Priority Collateral, the ABL Representative and (ii) with respect to any Term Priority Collateral, the Designated Term Priority Representative.

“Senior Secured Parties” means (i) with respect to any ABL Priority Collateral, the ABL Secured Parties secured by such ABL Priority Collateral and (ii) with respect to any Term Priority Collateral, the Term Priority Debt Parties secured by such Term Priority Collateral.

“Shared Collateral” means, at any time, Collateral in which the holders of ABL Obligations and the holders of Term Priority Debt Obligations under at least one Term Priority Debt Facility (or, in each case, their Representatives) hold a security interest at such time (or, in each case, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Collateral under the ABL Facility does not constitute Collateral under one or more Term Priority Debt Facilities, then such portion of such Collateral shall constitute Shared Collateral only with respect to the Term Priority Debt Facilities for which it constitutes Collateral and shall not constitute Shared Collateral for any Term Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Stock” means shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalent” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, provided that any instrument evidencing Indebtedness convertible or exchangeable for Stock Equivalents shall not be deemed to be Stock Equivalents unless and until such instrument is so converted or exchanged.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% voting equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Term Collateral Documents” means the First Lien Term Security Agreement, the First Lien Intercreditor Agreements (upon and after the initial execution and delivery thereof by the initial parties thereto), the Junior Lien Intercreditor Agreements (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Term Priority Debt Obligation, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Term Priority Accounts” means any Deposit Accounts or Securities Accounts that are intended to solely contain identifiable proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts or Securities Accounts which is not identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such Deposit Account or Securities Account).

“Term Priority Collateral” means any “Collateral” (or similar term) as defined in any First Lien Term Credit Agreement Credit Document or any other Term Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Term Collateral Document as security for any Term Priority Debt Obligation, in each case other than ABL Priority Collateral, consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Bankruptcy Law) would be Term Priority Collateral):

(1) all Equipment, Fixtures, Real Property, Intellectual Property and Investment Property (other than any Investment Property described in clauses 3(y) and 8 of the definition of ABL Priority Collateral),

(2) except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and General Intangibles,

(3) all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds), and

(4) all collateral security and guarantees with respect to the foregoing, and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets, Chattel Paper, Securities Accounts and Deposit Accounts received as proceeds of any Collateral and the ABL Priority Collateral (including ABL Priority Proceeds).

“Term Priority Debt Documents” means the First Lien Term Credit Agreement Credit Documents and any Additional Term Priority Debt Documents, in each case, as may be amended, restated, amended and restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.

“Term Priority Debt Facilities” means the First Lien Term Credit Agreement and any Additional Term Priority Debt Facilities.

“Term Priority Debt Obligations” means the First Lien Term Credit Agreement Obligations and any Additional Term Priority Debt Obligations.

“Term Priority Debt Parties” means the First Lien Term Credit Agreement Secured Parties and any Additional Term Priority Debt Parties.

“Term Priority DIP Financing” has the meaning assigned to such term in Section 6.01(b).

“Term Priority Representative” means (i) in the case of the First Lien Term Credit Agreement Obligations, the First Lien Term Collateral Representative and (ii) in the case of any Additional Term Priority Debt Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Term Priority Debt Facility that is named as the Representative in respect of such Additional Term Priority Debt Facility in the applicable Joinder Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“Use Period” means the period commencing on the date that the ABL Representative (or a Grantor acting with the consent of the ABL Representative) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 5.09 (having theretofore furnished the Designated Term Priority Representative with an Enforcement Notice) and ending 180 days thereafter (but in no event later than 270 days following the date the Designated Term Priority Representative provides an Enforcement Notice to the ABL Representative). If any stay or other order that prohibits any of the ABL Representative, the other ABL Secured Parties or any Grantor (with the consent of the ABL Representative) from commencing and continuing to exercise any Secured Creditor Remedies or to liquidate and sell the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period and 270-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

SECTION 1.03. Interpretation. The rules of interpretation specified in the ABL Credit Agreement (including, without limitation, Sections 1.2 through 1.8 thereof) shall be applicable to this Agreement.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any other Junior Priority Debt Party on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on any Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC of any applicable jurisdiction, any Applicable Law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (x) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations and (y) any Lien on the Shared Collateral securing any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any other Junior Priority Debt Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations, and without limitation of the foregoing:

(a) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Priority Representatives or any Term Priority Debt Party that secures all or any portion of the Term Priority Debt Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Representative and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(b) any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Representative or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Priority Representatives or any Term Priority Debt Party in the ABL Priority Collateral to secure all or any portion of the Term Priority Debt Obligations;

(c) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Representative or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Priority Representatives and the Term Priority Debt Parties in the Term Priority Collateral to secure all or any portion of the Term Priority Debt Obligations; and

(d) any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Priority Representatives or any Term Priority Debt Party that secures all or any portion of the Term Priority Debt Obligations shall in all respects be senior and prior to all Liens granted to the ABL Representative or any ABL Secured Party in the Term Priority Collateral to secure all or any portion of the ABL Obligations.

Without limitation of the foregoing, all Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, it being understood that (w) all Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Priority Debt Obligations, (x) all Liens on the Term Priority Collateral securing any Term Priority Debt Obligations shall be and remain senior in all respects and prior to all Liens on the Term Priority Collateral securing any ABL Obligations, (y) all Liens on the ABL Priority Collateral securing any Term Priority Debt Obligations shall be and remain junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations and (z) all Liens on the Term Priority Collateral securing any ABL Obligations shall be and remain junior and subordinate in all respects to all Liens on the Term Priority Collateral securing any Term Priority Debt Obligations, in each case of the foregoing whether or not such Liens securing any Senior Obligations are junior and/or subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of ABL Obligations. Each Term Priority Representative, on behalf of itself and each Term Priority Debt Party under its Term Priority Debt Facility, acknowledges that (a) a portion of the ABL Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the ABL Debt Documents and the ABL Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the ABL Obligations, or a portion thereof, may be Refinanced in whole or in part from time to time and (c) the aggregate amount of the ABL Obligations may be increased, in each case, without notice to or consent by any Term Priority Representative or Term Priority Debt Party and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the ABL Obligations or the Term Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Term Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Term Priority Debt Document with respect to the incurrence of additional ABL Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties or other agent or trustee therefor in any Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No Other Liens. The parties hereto (including the Borrower, on behalf of the Grantors) agree that it is their intention that the Collateral securing the ABL Obligations and the Term Priority Debt Obligations be identical, except to the extent otherwise expressly set forth herein or to the extent the applicable Debt Document and each other then extant Debt Document does not require the applicable Debt Facility thereunder to be secured by such Collateral. The parties hereto further agree that, (I) so long as the Discharge of ABL Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any Term Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the ABL Obligations, and (b) if any Term Priority Representative or any Term Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Term Priority Debt Obligations that are not also subject to the Liens securing all ABL Obligations under the ABL Collateral Documents, such Term Priority Representative or Term Priority Debt Party (i) shall notify the ABL Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the ABL Representative as security for the ABL Obligations, shall assign such Lien to the ABL Representative as security for all ABL Obligations for the benefit of the ABL Secured Parties (but may retain a Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the ABL Representative, shall be deemed to hold and have held such Lien for the benefit of the ABL Representative and the other ABL Secured Parties as security for the ABL Obligations; and (II) so long as the Discharge of Term Priority Debt Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any Lien on any asset to secure any ABL Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Term Priority Debt Obligations, and (b) if the ABL Representative or any ABL Secured Party shall hold any Lien on any assets or property of any Grantor securing any ABL Obligations that are not also subject to the Liens securing all Term Priority Debt Obligations under the Term Collateral Documents, the ABL Representative or any ABL Secured Party (i) shall notify the Designated Term Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Designated Term Priority Representative as security for the Term Priority Debt Obligations, shall assign such Lien to the Designated Term Priority Representative as security for all Term Priority Debt Obligations for the benefit of the Term Priority Debt Parties (but may retain a Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the Designated Term Priority Representative, shall be deemed to hold and have held such Lien for the benefit of the Term Priority Representatives and the other Term Priority Debt Parties as security for the Term Priority Debt Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, (I) without limiting any other right or remedy available to the ABL Representative or any other ABL Secured Party, each Term Priority Representative agrees, for itself and on behalf of the other Term Priority Debt Parties, that any amounts received by or distributed to any Term Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02 and (II) without limiting any other right or remedy available to any Term Priority Representative or any other Term Priority Debt Party, the ABL Representative agrees, for itself and on behalf of the other ABL Secured Parties, that any amounts received by or distributed to any ABL Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the ABL Secured Parties and the Term Priority Debt Parties and shall not impose on the ABL Representative, the ABL Secured Parties, the Term Priority Representatives, the Term Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any Applicable Law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any ABL Debt Document or Term Priority Debt Document to the contrary, (x) Collateral consisting of cash and Cash Equivalents (as defined in the ABL Credit Agreement) and the proceeds thereof (i) pledged to secure ABL Obligations consisting of reimbursement obligations in respect of Letters of Credit pursuant the ABL Credit Agreement and/or (ii) deposited in, or credited to, any account for the purpose of Cash Collateralizing (as defined in the ABL Credit Agreement) obligations in respect of Letters of Credit pursuant to the ABL Credit Agreement shall, in each case, be applied as specified in the ABL Credit Agreement and will not constitute Shared Collateral and, for the avoidance of doubt, no account containing any such cash and Cash Equivalents shall constitute Shared Collateral and (y)(i) funds deposited for the satisfaction, discharge, redemption or defeasance of any Secured Obligations in accordance with the terms of the applicable ABL Debt Documents or Term Priority Debt Document and (ii) cash collateral deposited with (or pledged to) the ABL Representative, Term Priority Representative or any other Secured Party in respect of any ABL Hedging Agreement Obligations, ABL Cash Management Obligations, First Lien Term Hedging Agreement Obligations or First Lien Term Cash Management Obligations which are secured under the applicable Collateral Documents shall, in each case, be applied as specified in the applicable ABL Debt Documents or Term Priority Debt Document, as applicable, and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) With respect to any Senior Collateral, so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise any Secured Creditor Remedies with respect to any such Senior Collateral in respect of any Junior Priority Debt Obligations secured by such Senior Collateral, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to (A) any foreclosure proceeding or action brought with respect to such Senior Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, (B) the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary or (C) any other exercise by any such party of any rights and remedies relating to such Senior Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to such Senior Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to such Senior Collateral without any consultation with or the consent of any Junior Priority Representative or any other Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (so long as such action is not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the other Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) the Junior Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Priority Debt Parties or the avoidance of any Junior Priority Lien to the extent not inconsistent with the terms of this Agreement and (E) the Junior Priority Debt Parties may vote with respect to any Plan of Reorganization in a manner that is consistent with and otherwise in accordance with this Agreement (in each case of (A) through (E) above, solely to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement and it being understood and agreed that that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after (i) receipt and (ii) the ABL Representative having actual knowledge that such amount constitutes Proceeds of Term Priority Collateral) remitted to the Designated Term Priority Representative). In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion; provided that each of the ABL Representative and the Term Priority Representative agrees to provide to the other (x) a written notice (an “Enforcement Notice”) prior to the commencement of an exercise of any Secured Creditor Remedies and (y) copies of any notices that it is required under Applicable Law to deliver to any Grantor promptly after delivery thereof; provided, further, however, that (I) the ABL Representative’s failure to provide any such copies to the Term Priority Representatives (but not the Enforcement Notice) shall not impair any of the ABL Representative’s rights hereunder or under any of the ABL Debt Documents and (II) the Term Priority Representative’s failure to provide any such copies to the ABL Representative (but not the Enforcement Notice) shall not impair any Term Priority Representative’s rights hereunder or under any of the Term Priority Debt Documents. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Senior Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) With respect to any Senior Collateral, so long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not, in the context of its role as a secured creditor, take or receive any Senior Collateral or any Proceeds of Senior Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Senior Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, with respect to any Senior Collateral, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Senior Collateral is to hold a Lien on the Senior Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period set forth, and to the extent granted, therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Senior Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Senior Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), with respect to any Senior Collateral, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to such Senior Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations with respect to any Senior Collateral, the Designated Junior Priority Representative shall have the exclusive right to exercise any right or remedy with respect to such Senior Collateral, and the Designated Junior Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to such Senior Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Senior Collateral after the Discharge of Senior Obligations in respect of such Senior Collateral as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Term Priority Debt Parties or the Term Priority Debt Obligations (including the First Lien Intercreditor Agreements and Junior Lien Intercreditor Agreements).

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy, foreclosure or other action or proceeding with respect to any Lien held by it in the Senior Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Senior Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party or the Borrower or any other Grantor may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds.

(a) After an Event of Default under any ABL Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of ABL Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the ABL Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Priority Collateral or upon the exercise of any other remedies shall be applied by the ABL Representative to the ABL Obligations in such order as specified in the relevant ABL Debt Documents until the Discharge of ABL Obligations has occurred. Following the Discharge of ABL Obligations, the ABL Representative shall deliver promptly to the Designated Term Priority Representative any ABL Priority Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Term Priority Representative to the Term Priority Debt Obligations in such order as specified in the relevant Term Priority Debt Documents (including the First Lien Intercreditor Agreements and the Junior Lien Intercreditor Agreements).

(b) After an Event of Default under any Term Priority Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Term Priority Debt Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Term Priority Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Term Priority Collateral or upon the exercise of any other remedies shall be applied by the Term Priority Representatives to the Term Priority Debt Obligations in such order as specified in the relevant Term Priority Debt Documents (including the First Lien Intercreditor Agreements and the Junior Lien Intercreditor Agreements) until the Discharge of Term Priority Debt Obligations has occurred. Following the Discharge of Term Priority Debt Obligations, the Designated Term Priority Representative and each other Term Priority Representative shall deliver promptly to the ABL Representative any Term Priority Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the ABL Representative to the ABL Obligations in such order as specified in the relevant ABL Debt Documents.

(c) In exercising remedies, whether as a secured creditor or otherwise, the ABL Representative shall have no obligation or liability to the Designated Term Priority Representative or to any other Term Priority Debt Party, and no Term Priority Representative shall have any obligation or liability to the ABL Representative or to any other ABL Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by such Person under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.

(d) Following the Discharge of ABL Obligations, the ABL Representative shall deliver to the Designated Term Priority Representative or shall execute such documents as the Designated Term Priority Representative may reasonably request (at the expense of the Borrower) to enable the Designated Term Priority Representative to have control over any Pledged or Controlled Collateral still in the ABL Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Following the Discharge of Term Priority Debt Obligations, the Designated Term Priority Representative shall deliver to the ABL Representative or shall execute such documents as the ABL Representative may reasonably request (at the expense of the Borrower) to enable the ABL Representative to have control over any Pledged or Controlled Collateral still in the Designated Term Priority Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

SECTION 4.02. Payments Over.

(a) Unless and until the Discharge of ABL Obligations has occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any ABL Priority Collateral or Proceeds thereof received by any Term Priority Representative or any Term Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of, and forthwith paid over to, the ABL Representative for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The ABL Representative is hereby authorized to make any such endorsements as agent for each of the Term Priority Representatives or any such Term Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

(b) Unless and until the Discharge of Term Priority Debt Obligations has occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Term Priority Collateral or Proceeds thereof received by the ABL Representative or any ABL Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, whether or not in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of, and forthwith paid over to, the Designated Term Priority Representative for the benefit of the Term Priority Debt Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Term Priority Representative is hereby authorized to make any such endorsements as agent for the ABL Representative or any such ABL Secured Party. This authorization is coupled with an interest and is irrevocable.

SECTION 4.03. Specific Performance. Each of the ABL Representative, the First Lien Term Collateral Representative and each other Representative that becomes a party to this Agreement is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower or any Guarantor shall have complied with any of the provisions of any of the Debt Documents, at any time when any other party hereto shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Representative, for and on behalf of itself and the ABL Secured Parties, and each Term Priority Representative, for and on behalf of itself and the Term Priority Debt Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the Stock and Stock Equivalent of any Subsidiary of the Borrower) (i) in connection with the exercise of Secured Creditor Remedies by the Designated Senior Representative in respect of such Shared Collateral following and during the continuation of an Event of Default under the Senior Debt Documents or (ii) if not in connection with the exercise of Secured Creditor Remedies by the Designated Senior Representative in respect of such Shared Collateral, so long as such sale, transfer or other disposition is

(x) permitted by the terms of the Junior Priority Debt Documents or (y) made with the consent of the Designated Senior Representative at a time when an Event of Default (as defined in the applicable Senior Debt Document) is continuing, the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall (whether or not any Insolvency or Liquidation Proceeding is pending at such time) terminate and be released, immediately and automatically and without any further action by any Person, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute and/or authorize any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, notations of liens, endorsements or other instruments of transfer or release. The Designated Senior Representative hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) With respect to any Senior Collateral, unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default under any Senior Debt Document, of proceeds of such Senior Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make any payments in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to make notations of lien or register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under Applicable Law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative; provided that, notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or Event of Default to exist under any Senior Debt Document or any Junior Priority Debt Document.

SECTION 5.02. Insurance and Condemnation Awards. Proceeds of Shared Collateral include insurance proceeds and, therefore, the Lien priorities set forth herein shall govern the ultimate disposition of casualty insurance proceeds. The ABL Representative and the Designated Term Priority Representative shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Shared Collateral. Unless and until the Discharge of ABL Obligations has occurred, the ABL Representative and the ABL Secured Parties shall have the sole and exclusive right, as against the Term Priority Representatives and the Term Priority Debt Parties, subject to the terms set forth in this Section 5.02 and the rights of the Grantors under the ABL Debt Documents, (a) to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss, theft or destruction thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until the Discharge of Term Priority Debt Obligations has occurred, the Designated Term Priority Representative and the Term Priority Debt Parties shall have the sole and exclusive right, as against the ABL Representative and the ABL Secured Parties, subject to the terms set forth in this Section 5.02 and the rights of the Grantors under the Term Priority Debt Documents, (a) to adjust settlement for any insurance policy covering the Term Priority Collateral in the event of any loss, theft or destruction thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the ABL Representative and the Designated Term Priority Representative are unable after negotiating in good faith to agree on the settlement for such claim, either ABL Representative or the Designated Term Priority Representative may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Secured Parties. All proceeds of such insurance shall be remitted to the ABL Representative or the Designated Term Priority Representative, as the case may be, and each of the Term Priority Representatives and ABL Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.01 hereof. Subject to the rights of the Grantors under the applicable Senior Debt Documents, unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of any Senior Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of such Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations are outstanding (other than unasserted contingent indemnification obligations and expense reimbursement obligations), to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award prior to the Discharge of Senior Obligations, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02 to be applied in accordance with the immediately preceding sentence.

SECTION 5.03. Amendments to Debt Documents.

(a) The ABL Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, and/or otherwise modified in accordance with their terms, and the Indebtedness under the ABL Debt Documents may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Term Priority Debt Party, all without affecting the Lien priorities provided for herein and the other provisions hereof; provided, however, that, without the consent of the Designated Term Priority Representative, no such amendment, restatement, amendment and restatement, supplement, extension, renewal, replacement, restructuring or other modification (or successive amendments, restatements, amendment and restatements, supplements, extensions, renewals, replacements, restructurings or other modifications) shall contravene the provisions of this Agreement.

(b) The Term Priority Debt Documents may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, restructured, and/or otherwise modified in accordance with their terms, and the Indebtedness under the Term Priority Debt Documents may be Refinanced or replaced, in whole or in part, in each case, without the consent of any ABL Secured Party, all without affecting the Lien priorities provided for herein and the other provisions hereof; provided, however, that, without the consent of the ABL Representative, no such amendment, restatement, amendment and restatement, supplement, extension, renewal, replacement, restructuring or other modification (or successive amendments, restatements, amendment and restatements, supplements, extensions, renewals, replacements, restructurings or other modifications) shall contravene the provisions of this Agreement.

(c) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [ABL Representative] [Term Priority Representative] pursuant to this Agreement are expressly subject to the lien priorities set forth in that certain ABL Intercreditor Agreement dated as of December 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Citibank, N.A., as ABL Representative, Goldman Sachs Bank USA, as First Lien Term Collateral Representative, Holdings, the Borrower and the Subsidiaries of Holdings from time to time party thereto and affiliated entities party thereto and (ii) the exercise of any right or remedy by the [ABL Representative] [Term Priority Representative] hereunder is subject to the limitations and provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Junior Priority Representative in its role as Junior Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative by the Borrower within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 5.04. Rights as Unsecured Creditors. Except as otherwise expressly provided for herein, the Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and Applicable Law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement, or of any other action in contravention of this Agreement. In the event that any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated and junior to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral or if it shall be the registered owner, assignee or lienholder (or other similar designation) on any certificate of title or other notation of liens, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents or granting rights or access to any Shared Collateral subject to such landlord waiver or bailee’s letter or any similar agreement or arrangement and subject to the terms and conditions of this Section 5.05.

(b) With respect to any Pledged or Controlled Collateral constituting Senior Collateral, except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with such Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to such Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(d) The Senior Representatives shall not have, by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) With respect to any Pledged or Controlled Collateral constituting Senior Collateral, upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense and, solely with respect to the Term Priority Debt Parties to the extent not otherwise required to act differently pursuant to the terms of the First Lien Intercreditor Agreements or the Junior Lien Intercreditor Agreements (in each case if then in effect), (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all such Pledged or Controlled Collateral in its possession, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of such Pledged or Controlled Collateral, together with any necessary endorsements or notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral or make any necessary notations of liens to effect such transfer, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith, as determined by a final nonappealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement (as determined in good faith by such Senior Representative).

(f) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Junior Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising. Until the Discharge of Senior Obligations, no Junior Priority Debt Party will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations with respect to any Shared Collateral, the Borrower or any Subsidiary consummates any Refinancing of or incurs any Senior Obligations with respect to such Shared Collateral, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative) from the Borrower and the new Senior Representative under the agreement governing such Senior Obligations, each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide such new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer (and such new Senior Representative is) entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the ABL Secured Parties’ remedies, the ABL Secured Parties agree that following (a) the acceleration of the ABL Obligations in accordance with the terms of the ABL Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Term Priority Debt Parties may request, and the ABL Secured Parties hereby offer the Term Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding ABL Obligations at the time of purchase at (a) in the case of ABL Obligations other than any ABL Cash Management Obligations or any ABL Hedging Agreement Obligations or in connection with undrawn Letters of Credit, par (plus any premium that would be applicable upon prepayment of the ABL Obligations (including as a result of the occurrence of any such Purchase Event) and accrued and unpaid interest, fees and expenses) and (b) in the case of ABL Cash Management Obligations or any ABL Hedging Agreement Obligations, an amount equal to the greater of

(i) all amounts payable by any Grantor under the terms of the applicable ABL Cash Management Obligations or ABL Hedging Agreement Obligations in the event of a termination of the applicable documentation governing such ABL Cash Management Obligations or any ABL Hedging Agreement Obligations and (ii) the mark-to-market value of such ABL Hedging Agreement Obligations, as determined by the counterparty to the Grantor thereunder with respect to such ABL Hedging Agreement Obligations, in each case, in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, in each case, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the ABL Credit Agreement)). In the case of any ABL Obligations in respect of Letters of Credit (including reimbursement obligations in connection therewith), simultaneously with the purchase of the other ABL Obligations, the purchasing Term Priority Debt Parties shall provide the ABL Secured Parties who issued such Letters of Credit cash collateral in such amounts (not to exceed 105% thereof) as such ABL Secured Parties determine is reasonably necessary to secure such ABL Secured Parties in connection with any outstanding and undrawn Letters of Credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event shall close within ten (10) Business Days of the request. If one or more of the Term Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the ABL Credit Agreement Administrative Agent and the applicable Term Priority Representative, in each case, at no cost or expense of the Grantors or the ABL Secured Parties. If none of the Term Priority Debt Parties exercise such right within thirty (30) days of such Purchase Event, the ABL Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the ABL Debt Documents and this Agreement. For the avoidance of doubt, such purchase shall not reduce or limit the benefits of the ABL Debt Documents in favor of any ABL Secured Party that expressly survive the assignment of all or any portion of the applicable ABL Obligations by such ABL Secured Party, including, without limitation, any indemnity obligations of the Grantors thereunder. The ABL Credit Agreement Administrative Agent hereby consents to any Assignment and Assumption effectuated to one or more purchasers pursuant to the terms of this Section 5.07 and hereby agrees that no further consent from the ABL Credit Agreement Administrative Agent shall be required.

SECTION 5.08. Sharing of Information and Access. In the event that the ABL Representative shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to the Term Priority Collateral, the ABL Representative shall, upon request from the Designated Term Priority Representative and as promptly as practicable thereafter, either make available to the Designated Term Priority Representative such books and records for inspection and duplication or provide to the Designated Term Priority Representative copies thereof. In the event that any Term Priority Representative shall, in the exercise of its rights under the applicable Term Collateral Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to any of the ABL Priority Collateral, such Term Priority Representative shall, upon request from the ABL Representative and as promptly as practicable thereafter, either make available to the ABL Representative such books and records for inspection and duplication or provide the ABL Representative copies thereof.

SECTION 5.09. Inspection and Access Rights.

(a) Without limiting any rights the ABL Representative or any other ABL Secured Party may otherwise have under Applicable Law or by agreement, in the event of any liquidation of the ABL Priority Collateral (or any other exercise of any Secured Creditor Remedies by the ABL Representative) and whether or not the Designated Term Priority Representative or any other Term Priority Debt Party has commenced and is continuing to exercise any Secured Creditor Remedies, the

ABL Representative or any other Person (including any Grantor) acting with the consent, or on behalf, of the ABL Representative, shall have the right (i) during normal business hours on any Business Day, to access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Priority Collateral, and (ii) during the Use Period, shall have the right to use the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, General Intangibles and Real Property), each of the foregoing in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business), store or otherwise deal with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Term Priority Debt Party or liability to any Term Priority Debt Party. In the event that any ABL Secured Party has commenced and is continuing the exercise of any Secured Creditor Remedies with respect to any ABL Priority Collateral or any other sale or liquidation of the ABL Priority Collateral has been commenced by a Grantor (with the consent of the ABL Representative), no Term Priority Debt Party may sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 5.09.

(b) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Representative (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Representative shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Representative have any liability to the Term Priority Debt Parties pursuant to this Section 5.09 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Representative, as the case may be) of their rights under this Section 5.09 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 5.09. Without limiting the rights granted in this Section 5.09, the ABL Secured Parties and the ABL Representative shall cooperate with the Term Priority Debt Parties in connection with any efforts made by the Term Priority Debt Parties to sell the Term Priority Collateral.

(c) The ABL Representative and the ABL Secured Parties shall not be obligated to pay any amounts to the Designated Term Priority Representative or any other Term Priority Debt Parties (or any person claiming by, through or under the Term Priority Debt Parties, including any purchaser of the Term Priority Collateral) or to the Grantors, for or in respect of the use by the ABL Representative and the ABL Secured Parties of the Term Priority Collateral.

(d) The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with Applicable Law; (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Priority Debt Parties; and (iii) indemnify the Term Priority Debt Parties from any claim, loss, damage, cost or liability arising from the ABL Secured Parties’ use of the Term Priority Collateral (except for those arising from the gross negligence or willful misconduct of any Term Priority Debt Party).

(e) The Designated Term Priority Representative and the Term Priority Debt Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Representative and the other ABL Secured Parties from exercising the rights described in this Section 5.09.

(f) Subject to the terms hereof, the Term Priority Representatives may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by Applicable Law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Priority Representatives and the other Term Priority Debt Parties under this Section 5.09.

SECTION 5.10. Tracing of and Priorities in Proceeds. The ABL Representative, for itself and on behalf of the ABL Secured Parties, and each Term Priority Representative, for itself and on behalf of the Term Priority Debt Parties represented by it, further agree that prior to an issuance of any notice of exercise of any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Shared Collateral, whether or not deposited under control agreements, which are used by any Grantor to acquire other property which is Collateral shall not be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of ABL Obligations has occurred, the Term Priority Representatives and the Term Priority Debt Parties each hereby consents to the application, prior to the receipt by the ABL Representative of an Enforcement Notice issued by the Designated Term Priority Representative (unless any bankruptcy or insolvency Event of Default then exists), of Proceeds of Term Priority Collateral deposited in accounts subject to control agreements (other than Term Priority Accounts) to the repayment of ABL Obligations pursuant to the ABL Debt Documents, and agrees that such Proceeds of Term Priority Collateral shall constitute ABL Priority Collateral.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues.

(a) Until the Discharge of ABL Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Representative or any ABL Secured Party shall desire to consent (or not object) to the use of ABL Priority Collateral (including, for the avoidance of doubt, cash collateral that is ABL Priority Collateral) or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (including, for the avoidance of doubt, any such financing that Refinances in whole or in part the ABL Obligations pursuant to a “rollup” or “roll-over”) secured by ABL Priority Collateral (“ABL Priority DIP Financing”), then each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, agrees that it will raise no objection to (and will not support any similar objection) and will not otherwise contest (or support any other Person contesting) (i) such use of such ABL Priority Collateral, unless the ABL Representative shall oppose or object to such use of such ABL Priority Collateral (in which case, no Term Priority Representative nor any other Term Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the ABL Secured Parties); (ii) such ABL Priority DIP Financing, unless the ABL Representative shall oppose or object to such ABL Priority DIP Financing; provided that the foregoing shall not prevent the Term Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction, and, except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens on the ABL Priority Collateral securing any ABL Obligations are subordinated or pari passu with such ABL Priority DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the ABL Priority Collateral securing the Term Priority Debt Obligations to (x) the Liens securing such ABL Priority DIP Financing (and all obligations relating thereto) on the same basis as the Liens on the ABL Priority Collateral securing the Term Priority Debt Obligations are so subordinated to the Liens on the ABL Priority Collateral securing ABL Obligations under this Agreement, (y) any adequate protection Liens on ABL Priority Collateral provided to the ABL Secured Parties, and (z) any “carve-out” for court-approved professional and United States Trustee fees agreed to by the ABL Representative; (iii) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of ABL Obligations or the ABL Priority Collateral made by the ABL Representative or any other ABL Secured Party; (iv) any exercise by any ABL Secured Party of the right to credit bid ABL Obligations at any sale in foreclosure of ABL Priority Collateral under Section 363(k) of the Bankruptcy Code or other Applicable Law; (v) any other request for judicial relief made in any court by any ABL Secured Party relating to the lawful enforcement of any Lien on ABL Priority Collateral; or (vi) any order relating to a sale or other disposition of any ABL Priority Collateral of any Grantor to which the ABL Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the ABL Obligations and the Term Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the ABL Priority Collateral securing the ABL Obligations rank to the Liens on the ABL Priority Collateral securing the Term Priority Debt Obligations pursuant to this Agreement (without limiting the foregoing, each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, agrees that it may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets); provided that the Term Priority Debt Parties are not deemed to have waived any rights to credit bid on the ABL Priority Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the ABL Obligations upon consummation thereof. Each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, agrees that notice received at least two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such ABL Priority DIP Financing shall be adequate notice.

(b) Until the Discharge of Term Priority Debt Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Term Priority Representative or any Term Priority Debt Party shall desire to consent (or not object) to the use of Term Priority Collateral (including, for the avoidance of doubt, cash collateral that is Term Priority Collateral) or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (including, for the avoidance of doubt, any such financing that Refinances in whole or in part the Term Priority Debt Obligations pursuant to a “rollup” or “roll-over”) secured by Term Priority Collateral (“Term Priority DIP Financing”), then the ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, agrees that it will raise no objection to (and will not support any similar objection) and will not otherwise contest (or support any other Person contesting) (i) such use of such Term Priority Collateral, unless the Designated Term Priority Representative shall oppose or object to such use of such Term Priority Collateral (in which case, neither the ABL Representative or any other ABL Secured Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Term Priority Debt Parties); (ii) such Term Priority DIP Financing, unless the Designated Term Priority Representative shall oppose or object to such Term Priority DIP Financing; provided that the foregoing shall not prevent the ABL Secured Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction, and, except to the extent expressly permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens on the Term Priority Collateral securing any Term Priority Debt Obligations are subordinated or pari passu with such Term Priority DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Term Priority Collateral securing the ABL Obligations to (x) the Liens securing such Term Priority DIP Financing (and all obligations relating thereto) on the same basis as the Liens on the Term Priority Collateral securing the ABL Obligations are so subordinated to the Liens on the Term Priority Collateral securing Term Priority Debt Obligations under this Agreement, (y) any adequate protection Liens on Term Priority Collateral provided to the Term Priority Debt Parties, and (z) any “carve-out” for court-approved professional and United States Trustee fees agreed to by the Term Priority Representatives; (iii) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Term Priority Debt Obligations or the Term Priority Collateral made by any Term Priority Representative or any other Term Priority Debt Party; (iv) any exercise by any Term Priority Debt Party of the right to credit bid Term Priority Debt Obligations at any sale in foreclosure of Term Priority Collateral under Section 363(k) of the Bankruptcy Code or other Applicable Law; (v) any other request for judicial relief made in any court by any Term Priority Debt Party relating to the lawful enforcement of any Lien on Term Priority Collateral; or (vi) any order relating to a sale or other disposition of any Term Priority Collateral of any Grantor to which any Term Priority Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Term Priority Debt Obligations and the ABL Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Term Priority Collateral securing the Term Priority Debt Obligations rank to the Liens on the Term Priority Collateral securing the ABL Obligations pursuant to this Agreement (without limiting the foregoing, the ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, agrees that it may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets); provided that the ABL Secured Parties are not deemed to have waived any rights to credit bid on the Term Priority Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Term Priority Debt Obligations upon consummation thereof. The ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, agrees that notice received at least two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such Term Priority DIP Financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of ABL Obligations has occurred, each Term Priority Representative, on behalf of itself and the Term Priority Debt Parties represented by it, agrees not to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Representative’s express written consent. Until the Discharge of Term Priority Debt Obligations has occurred, the ABL Representative, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any portion of the Term Priority Collateral without the Designated Term Priority Representative’s express written consent. In addition, no Term Priority Representative or the ABL Representative shall seek any relief from the automatic stay with respect to any Shared Collateral without providing three (3) days’ prior written notice to the other, unless such period is agreed by both the ABL Representative and each Term Priority Representative to be modified or unless the ABL Representative or the Designated Term Priority

Representative, as applicable, makes a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Representative’s or the Designated Term Priority Representative’s ability to realize upon its Collateral.

SECTION 6.03. Adequate Protection.

(a) Each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, agrees that none of them shall (i) object to, contest or support any other Person objecting to or contesting (A) any request by the ABL Representative or any ABL Secured Party for adequate protection in any form, (B) any objection by the ABL Representative or any ABL Secured Party to any motion, relief, action or proceeding based on the ABL Representative’s or ABL Secured Party’s claiming a lack of adequate protection or (C) the payment of interest, fees, expenses or other amounts of the ABL Representative or any other ABL Secured Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (ii) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens on the ABL Priority Collateral securing all ABL Obligations and all adequate protection Liens granted to the ABL Secured Parties, on the same basis as the other Liens on the ABL Priority Collateral securing the Term Priority Debt Obligations are so subordinated to the Liens on the ABL Priority Collateral securing ABL Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the ABL Secured Parties on the same basis as the other claims of the Term Priority Debt Parties are so subordinated to the claims of the ABL Secured Parties under this Agreement; provided that each Term Priority Debt Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event any Term Priority Representatives, for themselves and on behalf of the Term Priority Debt Parties under their Term Priority Debt Facilities, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral constituting ABL Priority Collateral, then such Term Priority Representatives, for themselves and on behalf of each Term Priority Debt Party under their Term Priority Debt Facilities, agree that the ABL Representative shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the ABL Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the Term Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any other Liens on ABL Priority Collateral granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on the ABL Priority Collateral securing the Term Priority Debt Obligations are so subordinated to such Liens securing ABL Obligations under this Agreement (and, to the extent the ABL Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Term Priority Debt Party pursuant to or as a result of any such Lien on such additional or replacement collateral so granted to the Term Priority Debt Parties shall be subject to Section 4.02), and/or (iii) in the event any Term Priority

Representatives, for themselves and on behalf of the Term Priority Debt Parties under their Term Priority Debt Facilities, are granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim in respect of ABL Priority Collateral, then such Term Priority Representatives, for themselves and on behalf of each Term Priority Debt Party under their Term Priority Debt Facilities, agree that each ABL Representative shall also be granted adequate protection in the form of a superpriority claim in respect of ABL Priority Collateral, which superpriority claim shall be senior to the superpriority claim of the Term Priority Debt Parties on the same basis as the other Liens on the ABL Priority Collateral securing the ABL Obligations are so senior to such Liens securing Term Priority Debt Obligations under this Agreement (and, to the extent the ABL Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Term Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Term Priority Debt Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the ABL Secured Parties are granted adequate protection in respect of ABL Priority Collateral in the form of payments in the amount of current post-petition fees and expenses (including, without limitation, professional and advisors’ fees contemplated by the ABL Debt Documents), then each Term Priority Representatives, for themselves and on behalf of each Term Priority Debt Party under their Term Priority Debt Facilities, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses (as applicable), subject to the right of the ABL Secured Parties to object to the reasonableness of the amounts of fees and expenses so sought by the Term Priority Debt Parties.

(b) The ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, agrees that none of them shall (i) object to, contest or support any other Person objecting to or contesting (A) any request by any Term Priority Representative or any Term Priority Debt Party for adequate protection in any form, (B) any objection by any Term Priority Representative or any Term Priority Debt Party to any motion, relief, action or proceeding based on any Term Priority Representative’s or Term Priority Debt Party’s claiming a lack of adequate protection or (C) the payment of interest, fees, expenses or other amounts of any Term Priority Representative or any other Term Priority Debt Party as adequate protection or otherwise under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (ii) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Term Priority Debt Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then the ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens on the Term Priority Collateral securing all Term Priority Debt Obligations and all adequate protection Liens granted to the Term Priority Debt Parties, on the same basis as the other Liens on the Term Priority Collateral securing the ABL Obligations are so subordinated to the Liens on the Term Priority Collateral securing Term Priority Debt Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Term Priority Debt Parties on the same basis as the other claims of the ABL Secured Parties are so subordinated to the claims of the Term Priority Debt Parties under this Agreement; provided that each ABL Secured Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, (ii) in the event the ABL Representative, for itself and on behalf of the ABL

Secured Parties under the ABL Facility, is granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral constituting Term Priority Collateral, then the ABL Representative, for itself and on behalf of the ABL Secured Parties under their ABL Facility, agree that the Designated Term Priority Representative shall also be granted a senior Lien on such additional or replacement collateral as adequate protection and security for the Term Priority Debt Obligations and that any Lien on such additional or replacement collateral securing and granted as adequate protection with respect to the ABL Obligations shall be subordinated to the Liens on such collateral securing the Term Priority Debt Obligations and any other Liens on Term Priority Collateral granted to the Term Priority Debt Parties as adequate protection on the same basis as the other Liens on the Term Priority Collateral securing the ABL Obligations are so subordinated to such Liens securing Term Priority Debt Obligations under this Agreement (and, to the extent the Term Priority Debt Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any ABL Secured Party pursuant to or as a result of any such Lien on such additional or replacement collateral so granted to the ABL Secured Parties shall be subject to Section 4.02), and/or (iii) in the event the ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, is granted adequate protection (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim in respect of Term Priority Collateral, then the ABL Representative, for itself and on behalf of the ABL Secured Parties under ABL Facility, agree that the Designated Term Priority Representative shall also be granted adequate protection in the form of a superpriority claim in respect of Term Priority Collateral, which superpriority claim shall be senior to the superpriority claim of the ABL Secured Parties on the same basis as the other Liens on the Term Priority Collateral securing the Term Priority Debt Obligations are so senior to such Liens securing ABL Obligations under this Agreement (and, to the extent the Term Priority Debt Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any ABL Secured Party pursuant to or as a result of any such superpriority claim so granted to the ABL Secured Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Term Priority Debt Parties are granted adequate protection in respect of Term Priority Collateral in the form of payments in the amount of current post-petition fees and expenses (including, without limitation, professional and advisors’ fees contemplated by the Term Priority Debt Documents), then the ABL Representative, for itself and on behalf of the ABL Secured Parties under the ABL Facility, shall not be prohibited from seeking and accepting adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses (as applicable), subject to the right of the Term Priority Debt Parties to object to the reasonableness of the amounts of fees and expenses so sought by the ABL Secured Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (any such amount, a “Recovery”), then the applicable Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. The ABL Representative, for itself and on behalf of each ABL Secured Party under the ABL Facility, and each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the ABL Obligations with respect to any Shared Collateral are fundamentally different from the Term Priority Debt Obligations with respect to such Shared Collateral, and, in each case, must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, (x) if it is held that any claims of the ABL Secured Parties and the Term Priority Debt Parties in respect of any Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, hereby acknowledges and agrees that all distributions from such Shared Collateral constituting ABL Priority Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of such ABL Priority Collateral, with the effect being that, to the extent that the aggregate value of such ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the Term Priority Debt Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from such ABL Priority Collateral is made in respect of the Term Priority Debt Obligations, and each Term Priority Representative, for itself and on behalf of each Term Priority Debt Party under its Term Priority Debt Facility, hereby acknowledges and agrees to turn over to the ABL Representative amounts otherwise received or receivable by them from such ABL Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Priority Debt Parties and (y) if it is held that any claims of the ABL Secured Parties and the Term Priority Debt Parties in respect of any Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the ABL Representative, for itself and on behalf of each ABL Secured Party under the ABL Facility, hereby acknowledges and agrees that all distributions from such Shared Collateral constituting Term Priority Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of such Term Priority Collateral, with the effect being that, to the extent that the aggregate value of such Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties), the Term Priority Debt Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding) before any distribution from such Term Priority Collateral is made in respect of the ABL Obligations, and the ABL Representative, for itself and on behalf of each ABL Secured Party under the ABL Facility, hereby acknowledges and agrees to turn over to the Designated Term Priority Representative amounts otherwise received or receivable by them from such Term Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the ABL Secured Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party with respect to any Shared

Collateral on which such Junior Priority Debt Party holds a Junior Priority Lien, including the seeking by any Junior Priority Debt Party of adequate protection or the assertion by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral on which it holds a Junior Priority Lien, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, or such Junior Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a pari passu basis with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral on which it holds a Junior Priority Lien.

SECTION 6.10. Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization, on account of both the ABL Obligations and the Term Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan (i) pays off, in cash, in full, the Senior Obligations (other than unasserted contingent indemnification obligations and expense reimbursement obligations) or (ii) is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to any Shared Collateral on which such Junior Priority Representative holds a Junior Priority Lien. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with any such Shared Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor.

SECTION 6.12. Post-Petition Interest.

(a) None of the Junior Priority Representatives or any other Junior Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise to the extent attributable to the Senior Collateral for such Senior Representative or Senior Secured Party (for this purpose ignoring all claims held by the Junior Priority Debt Parties).

(b) None of the Senior Representatives or any or other Senior Secured Party shall oppose or seek to challenge any claim by the Junior Priority Representative or any other Junior Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Junior Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses, under Section 506(b) of the Bankruptcy Code or otherwise to the extent attributable to the Junior Priority Collateral of such Junior Priority Representative, to the extent of the value of the Lien of the Junior Priority Representative on behalf of the Junior Priority Debt Parties on such Junior Priority Collateral (after taking into account value of the Senior Obligations); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the Senior Secured Parties and applied to the Senior Obligations in accordance with Section 4.01.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made prior to, on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured

Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Debt Document or any Term Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Term Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the ABL Credit Agreement or any other ABL Debt Document, or of the First Lien Term Credit Agreement or any other Term Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any ABL Debt Document or any Term Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the First Lien Term Collateral Representative, the other Term Priority Representatives and the other Term Priority Debt Parties (as amongst themselves) with respect to any Shared Collateral shall be governed by the terms of each applicable First Lien Intercreditor Agreement and each applicable Junior Lien Intercreditor Agreement and in the event of any conflict between any such First Lien Intercreditor Agreement and/or any such Junior Lien Intercreditor Agreement, on the one hand, and this Agreement, on the other hand, as to such relative rights and obligations, the provisions of such First Lien Intercreditor Agreement or such Junior Lien Intercreditor Agreement, as applicable, shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the earlier of the Discharge of ABL Obligations and the Discharge of Term Priority Debt Obligations. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended, and may only be amended, in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Grantors, the ABL Secured Parties and the Term Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party and the Borrower, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and ABL Obligations or Term Priority Debt Obligations, as applicable, of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The ABL Representative, the ABL Secured Parties, the Term Priority Representatives

and the Term Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiaries and all endorsers or guarantors of the ABL Obligations or the Term Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Priority Debt Obligations. The ABL Representative, the ABL Secured Parties, the Term Priority Representatives and the Term Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the ABL Representative, any ABL Secured Party, any Term Priority Representative or any Term Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the ABL Representative, the ABL Secured Parties, the Term Priority Representatives and the Term Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Junior Priority Representative, for and on behalf of itself and each Junior Priority Debt Party represented by it, agrees that no payment to any Senior Representative or any Senior Secured Party pursuant to the provisions of this Agreement in respect of any Shared Collateral in which such Junior Priority Representative holds a Junior Priority Lien shall entitle any Junior Priority Representative or any other Junior Priority Debt Party to exercise any rights of subrogation in respect thereof until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the ABL Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the ABL Obligations as the ABL Secured Parties, in their sole discretion, deem appropriate, consistent and in accordance with the terms of the ABL Debt Documents. Except as otherwise provided herein, all payments received by the Term Priority Debt Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Term Priority Debt Obligations as the Term Priority Debt Parties, in their sole discretion, deem appropriate, consistent and in accordance with the terms of the Term Priority Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor. Notwithstanding the foregoing, solely as between the Term Priority Debt Parties, but subject to the terms set forth in this Agreement, the terms of each applicable First Lien Intercreditor Agreement (if then in effect) and each applicable Junior Lien Intercreditor Agreement shall govern the application of payments as amongst the Term Priority Debt Parties.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Domestic Subsidiary (as defined in the Senior Debt Documents) that is not an “Excluded Subsidiary” or “U.S. Excluded Subsidiary” (in each case, as defined in the Senior Debt Documents) shall become a Guarantor in respect of any ABL Obligations or Term Priority Debt Obligations after the date hereof pursuant to the requirements set forth in the applicable Debt Documents, it will promptly cause such Domestic Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Domestic Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the

ABL Representative and the Designated Term Priority Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the reasonable written request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer thereof (an “Officer’s Certificate”) stating that all conditions precedent, if any, expressly provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with or waived, except (a) that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished or (b) conditions that require the approval or satisfaction of any other Person or require actions not in the Borrower’s or any Grantor’s control.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant ABL Debt Documents and Term Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Junior Priority Term Debt and one or more series or classes of Additional First Priority Term Debt. Any such additional class or series of Additional Junior Priority Term Debt (the “Junior Priority Term Class Debt”) may be secured by a second priority or third priority (or lower priority), subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Term Collateral Documents for such Junior Priority Term Class Debt, if and subject to the condition that the Representative of any such Junior Priority Term Class Debt (each, a “Junior Priority Term Class Debt Representative”), acting on behalf of the holders of such Junior Priority Term Class Debt (such Representative and holders in respect of any Junior Priority Term Class Debt being referred to as the “Junior Priority Term Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional First Priority Term Debt (the “First Priority Term Class Debt”; and the First Priority Term Class Debt and Junior Priority Term Class Debt, collectively, the “Class Debt”) may be secured by a Lien on Shared Collateral, in each case under and pursuant to the relevant Term Collateral Documents, if and subject to the condition that the Representative of any such First Priority Term Class Debt (each, a “First Priority Term Class Debt Representative;” and the First Priority Term Class Debt Representatives and Junior Priority Term Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such First Priority Term Class Debt (such Representative and holders in respect of any such First Priority Term Class Debt being referred to as the “First Priority Term Class Debt Parties”; and the First Priority Term Class Debt Parties and Junior Priority Term Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered to the ABL Representative and the Designated Term Priority Representative a Joinder Agreement substantially in the form of Annex II (if such Class Debt Representative is a Junior Priority Term Class Debt Representative) or Annex III (if such Class Debt Representative is a First Priority Term Class Debt Representative) (with such changes as may be reasonably approved by the ABL Representative, the Designated Term Priority Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional First Priority Term Debt or Additional Junior Priority Term Debt, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Term Priority Debt Parties;

(ii) the Borrower (a) shall have delivered to the ABL Representative and the Designated Term Priority Representative an Officer’s Certificate identifying the obligations to be designated as Additional First Priority Term Debt or Additional Junior Priority Term Debt, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted under each Debt Document then in effect to be incurred and secured (I) in the case of Additional First Priority Term Debt, on a pari passu or junior basis to the First Lien Term Credit Agreement Obligations and on a senior basis to any Additional Junior Priority Term Debt, (II) in the case of Additional Junior Priority Term Debt, on a junior basis to the First Priority Term Debt, (III) on a senior basis to the ABL Obligations with respect to the Term Priority Collateral and (IV) on a junior basis to the ABL Obligations with respect to the ABL Priority Collateral and (b) if requested, shall have delivered true and complete copies of each of the material Term Priority Debt Documents (in each case, other than any fee or side letters) relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Borrower; and

(iii) the Term Priority Debt Documents relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The ABL Obligations and the Term Priority Debt Obligation may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing or replacement transaction under any Senior Debt Document or any Junior Priority Debt Document) of any Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided that, if secured, any such refinancing or replacement debt shall satisfy the requirements of Section 8.09. The Designated Junior Priority Representative hereby agrees that at the request of the Borrower, in connection with refinancing or replacement of Senior Obligations in accordance with Section 5.06 (“Replacement Senior Obligations”), it will enter into a customary agreement with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement or otherwise terms and conditions that are customary.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.12 or at such other address of which the other parties hereto shall have been notified pursuant to Section 8.12;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, to the Borrower, at its address at:

c/o Avaya Inc.

4655 Great America Parkway

Santa Clara, California 95054

Attention: John Sullivan, Vice President and Corporate Treasurer

Tel: 408-496-3211

Email: jpsullivan@avaya.com

with a copy to (which shall not constitute notice):

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022

Attention: Melissa Hutson

Email: melissa.hutson@kirkland.com

Fax: (212) 446-6459

(ii) if to the ABL Representative, to it at:

CITIBANK, N.A.

388 Greenwich Street, Floor 7

New York NY 10013

Tel: 212-723-3752

Fax: 646-291-3363

Attn: Brendan Mackay

with a copy (which shall not constitute notice) to:

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, New York 10017

Attention: Kenneth J. Steinberg

Email: kenneth.steinberg@davispolk.com

Fax: 212-701-5566

(iii) if to the First Lien Term Collateral Representative to it at:

GOLDMAN SACHS BANK USA

200 West Street, 16th Floor

New York, New York 10282

Attention: SBD Operations

Fax: 212-428-9270

Email: gs-sbdagency-borrowernotices@ny.email.gs.com

with a copy (which shall not constitute notice) to:

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, NY 10017

Attention: Jason Kyrwood

Email: jason.kyrwood@davispolk.com

Fax: 212-450-5425

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Priority Representative, on behalf of itself, and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will, at the Grantors’ expense, take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR DEBT DOCUMENT OR ANY JUNIOR PRIORITY DEBT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The ABL Representative represents and warrants that this Agreement is binding upon the ABL Credit Agreement Secured Parties. The First Lien Term Collateral Representative represents and warrants that this Agreement is binding upon the First Lien Term Credit Agreement Secured Parties.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the ABL Representative, the ABL Secured Parties, the Term Priority Representatives, the Term Priority Debt Parties, the Grantors and their respective permitted successors and assigns, and no other Person (including any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the rights or obligations of the Borrower or any other Grantor, which obligations are absolute and unconditional, to pay the Senior Obligations and the Junior Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the ABL Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the provisions of Section 12 of the ABL Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the ABL Representative hereunder and (b) the First Lien Term Collateral Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Term Credit Agreement and the provisions of Section 12 of the First Lien Term Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Term Collateral Representative hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d) with respect to Junior Priority Debt Documents), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the ABL Credit Agreement, any other ABL Debt Document, the First Lien Term Credit Agreement or any other Term Priority Debt Document, (b) change the relative priorities of the ABL Obligations or the Liens granted under the ABL Collateral Documents on the Shared Collateral (or any other assets) as among the ABL Secured Parties, (c) change the relative priorities of the Term Priority Debt Obligations or the Liens granted under the Term Collateral Documents on the Shared Collateral (or any other assets) as among the Term Priority Debt Parties, (d) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (e) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the ABL Credit Agreement, any other ABL Debt Document, the First Lien Term Credit Agreement or any other Term Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A., as ABL Representative and ABL Credit Agreement Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as First Lien Term Credit Agreement Administrative Agent and First Lien Term Collateral Representative

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

Acknowledged and Agreed to by:

[ ], as a Grantor

By:
Name:
Title:

[ ], as a Grantor

By:
Name:
Title:

[ ], as a Grantor

By:
Name:
Title:

[Add other Grantors], as a Grantor

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

ANNEX I

SUPPLEMENT (this “Supplement”) dated as of [                    ], 20[    ], to the ABL INTERCREDITOR AGREEMENT dated as of December 15, 2017 (the “ABL Intercreditor Agreement”), among CITIBANK, N.A., as ABL Representative and ABL Credit Agreement Administrative Agent under the ABL Credit Agreement, GOLDMAN SACHS BANK USA, as First Lien Term Collateral Representative and First Lien Term Credit Agreement Administrative Agent under the First Lien Term Credit Agreement and the additional Representatives from time to time party thereto, and acknowledged and agreed to by AVAYA INC., a Delaware corporation (the “Borrower”), AVAYA HOLDINGS CORP., a Delaware corporation in its capacity as Holdings and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B. The Grantors have entered into the ABL Intercreditor Agreement. Pursuant to the ABL Credit Agreement, the First Lien Term Credit Agreement and certain Additional Term Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the ABL Intercreditor Agreement. Section 8.07 of the ABL Intercreditor Agreement provides that such Subsidiaries may become party to the ABL Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the ABL Credit Agreement, the First Lien Term Credit Agreement and the Additional Term Priority Debt Documents, as applicable.

Accordingly, the ABL Representative, the Designated Term Priority Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the ABL Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the ABL Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the ABL Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the ABL Intercreditor Agreement shall be deemed to include the New Grantor. The ABL Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants on the date hereof to the ABL Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the ABL Representative and the Designated Term Priority Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the ABL Intercreditor Agreement shall remain in full force and effect.

Annex I-1

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the ABL Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the ABL Intercreditor Agreement.

[remainder of page intentionally left blank]

Annex I-2

IN WITNESS WHEREOF, the New Grantor, the ABL Representative and the Designated Term Priority Representative have duly executed this Supplement to the ABL Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[            ], as ABL Representative

By:
Name:
Title:

[            ], as Designated Term Priority Representative

By:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] JUNIOR PRIORITY TERM CLASS DEBT REPRESENTATIVE SUPPLEMENT (this “Representative Supplement”) dated as of [                    ], 20[    ] to the ABL INTERCREDITOR AGREEMENT dated as of December 15, 2017 (the “ABL Intercreditor Agreement”), among CITIBANK, N.A., as ABL Representative and ABL Credit Agreement Administrative Agent under the ABL Credit Agreement, GOLDMAN SACHS BANK USA, as First Lien Term Collateral Representative and First Lien Term Credit Agreement Administrative Agent under the First Lien Term Credit Agreement and the additional Representatives from time to time party thereto, and acknowledged and agreed to by AVAYA INC., a Delaware corporation (the “Borrower”), AVAYA HOLDINGS CORP., a Delaware corporation in its capacity as Holdings and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Junior Priority Term Class Debt after the date of the ABL Intercreditor Agreement and to secure such Junior Priority Term Class Debt with the Junior Priority Lien and to have such Junior Priority Term Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Priority Collateral Documents relating thereto, the Junior Priority Term Class Debt Representative in respect of such Junior Priority Term Class Debt is required to become a Representative under, and such Junior Priority Term Class Debt and the Junior Priority Term Class Debt Parties in respect thereof are required to become subject to and bound by, the ABL Intercreditor Agreement. Section 8.09 of the ABL Intercreditor Agreement provides that such Junior Priority Term Class Debt Representative may become a Representative under, and such Junior Priority Term Class Debt and such Junior Priority Term Class Debt Parties may become subject to and bound by, the ABL Intercreditor Agreement as Additional Term Priority Debt Obligations and Additional Term Priority Debt Parties, respectively, pursuant to the execution and delivery by the Junior Priority Term Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions precedent set forth in Section 8.09 of the ABL Intercreditor Agreement. The undersigned Junior Priority Term Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the ABL Debt Documents and the Term Priority Debt Documents.

Accordingly, the ABL Representative, the Designated Term Priority Representative, the Borrower and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the ABL Intercreditor Agreement, the New Representative by its signature below becomes a Representative and a Junior Priority Term Class Debt Representative, in each case, under, and the related Junior Priority Term Class Debt and Junior Priority Term Class Debt Parties become subject to and bound by, the ABL Intercreditor Agreement as Additional Term Priority Debt Obligations and Additional Term Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Term Class Debt Parties, hereby agrees to all the terms and provisions of the ABL Intercreditor Agreement applicable to it as a Term Priority Representative and to the Junior Priority Term Class Debt Parties that it represents as Term Priority Debt Parties. Each reference to a “Representative” or “Term Priority Representative” in the ABL Intercreditor Agreement shall be deemed to include the New Representative. The ABL Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants on the date hereof to the ABL Representative, the Designated Term Priority Representative and the other Secured Parties that (i) it

Annex II-1

has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Term Priority Debt Documents relating to such Junior Priority Term Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Term Class Debt Parties in respect of such Junior Priority Term Class Debt will be subject to and bound by the provisions of the ABL Intercreditor Agreement as Term Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the ABL Representative and the Designated Term Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the ABL Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the ABL Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[remainder of page intentionally left blank]

Annex II-2

IN WITNESS WHEREOF, the New Representative, the ABL Representative, the Designated Term Priority Representative and the Borrower have duly executed this Representative Supplement to the ABL Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as ABL Representative

By:
Name:
Title:

[ ], as Designated Term Priority Representative

By:
Name:
Title:

Annex II-3

[ ], as Borrower

By:
Name:
Title:

Annex II-4

ANNEX III

[FORM OF] FIRST PRIORITY TERM CLASS DEBT REPRESENTATIVE SUPPLEMENT (this “Representative Supplement”) dated as of [                    ], 20[    ] to the ABL INTERCREDITOR AGREEMENT dated as of December 15, 2017 (the “ABL Intercreditor Agreement”), among CITIBANK, N.A., as ABL Representative and ABL Credit Agreement Administrative Agent under the ABL Credit Agreement, GOLDMAN SACHS BANK USA, as First Lien Term Collateral Representative and First Lien Term Credit Agreement Administrative Agent under the First Lien Term Credit Agreement and the additional Representatives from time to time party thereto, and acknowledged and agreed to by AVAYA INC., a Delaware corporation (the “Borrower”), AVAYA HOLDINGS CORP., a Delaware corporation in its capacity as Holdings and the other Grantors (as defined therein) from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur First Priority Term Class Debt after the date of the ABL Intercreditor Agreement and to secure such First Priority Term Class Debt with the Senior Lien and to have such First Priority Term Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the First Priority Term Class Debt Representative in respect of such First Priority Term Class Debt is required to become a Representative under, and such First Priority Term Class Debt and the First Priority Term Class Debt Parties in respect thereof are required to become subject to and bound by, the ABL Intercreditor Agreement. Section 8.09 of the ABL Intercreditor Agreement provides that such First Priority Term Class Debt Representative may become a Representative under, and such First Priority Term Class Debt and such First Priority Term Class Debt Parties may become subject to and bound by, the ABL Intercreditor Agreement as Additional First Priority Term Debt Obligations and Additional Term Priority Debt Parties, respectively, pursuant to the execution and delivery by the First Priority Term Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions precedent set forth in Section 8.09 of the ABL Intercreditor Agreement. The undersigned First Priority Term Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the ABL Debt Documents and the Term Priority Debt Documents.

Accordingly, the ABL Representative, the Designated Term Priority Representative, the Borrower and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the ABL Intercreditor Agreement, the New Representative by its signature below becomes a Representative and a First Priority Term Class Debt Representative under, and the related First Priority Term Class Debt and First Priority Term Class Debt Parties become subject to and bound by, the ABL Intercreditor Agreement as Additional Term Priority Debt Obligations and Additional Term Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such First Priority Term Class Debt Parties, hereby agrees to all the terms and provisions of the ABL Intercreditor Agreement applicable to it as a Term Priority Representative and to the First Priority Term Class Debt Parties that it represents as Additional Term Priority Debt Parties. Each reference to a “Representative” or “Term Priority Representative” in the ABL Intercreditor Agreement shall be deemed to include the New Representative. The ABL Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants as of the date hereof to the ABL Representative, the Designated Term Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent]

Annex III-i

[trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Term Priority Debt Documents relating to such First Priority Term Class Debt provide that, upon the New Representative’s entry into this Agreement, the First Priority Term Class Debt Parties in respect of such First Priority Term Class Debt will be subject to and bound by the provisions of the ABL Intercreditor Agreement as Term Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the ABL Representative and the Designated Term Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the ABL Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the ABL Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[remainder of page intentionally left blank]

Annex III-ii

IN WITNESS WHEREOF, New Representative, the ABL Representative, the Designated Term Priority Representative and the Borrower have duly executed this Representative Supplement to the ABL Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as ABL Representative

By:
Name:
Title:

[ ], as Designated Term Priority Representative

By:
Name:
Title:

Annex III-iii

[ ], as Borrower

By:
Name:
Title:

Annex III-iv

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF IRISH QUALIFYING LENDER CONFIRMATION

[See attached]

FORM OF IRISH QUALIFYING LENDER CONFIRMATION

To: Citibank, N.A., as the Administrative Agent under the Credit Agreement referenced below.

Name of [Lender/Participant]:

Address of [Lender/Participant]:

Date:

Reference is hereby made to a Credit Agreement, dated as of [            ], 2017, by, amongst others, Avaya Holdings, Corp. as Holdings, Avaya Inc., as Parent Borrower, Citibank, N.A., as Administrative Agent and Collateral Agent and the financial institutions from time to time party thereto as Lenders (the “Credit Agreement”).

Pursuant to Clause 14.3(b)(vi)(A) of the Credit Agreement, the undersigned [Lender/Participant] hereby confirms, as at the date of this Confirmation, that it is:

☐	not an Irish Qualifying Lender

☐	an Irish Qualifying Lender (other than solely on account of being an Irish Treaty Lender) within paragraph [ ] of the definition of Irish Qualifying Lender

☐	an Irish Treaty Lender

Signed on behalf of

[NAME OF LENDER/PARTICIPANT]

By:

Name:

Title:

EXHIBIT H

TO THE CREDIT AGREEMENT

[RESERVED]

EXHIBIT I

TO THE CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[See attached]

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3. Parent Borrower: Avaya Inc., a Delaware corporation

4. Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement: ABL Credit Agreement, dated as of December [    ], 2017, among Avaya Holdings Corp., a Delaware corporation, the Parent Borrower, Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto, the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” etc.).
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7. Trade Date:                     ]10

[Remainder of this page intentionally left blank]

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]11 Accepted:

CITIBANK, N.A. as Administrative Agent

By:
Name:
Title:

[Consented to:] 12

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Acceptance]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(ii) and (iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it is not a natural person or an investment vehicle established primarily for the benefit of a natural person and (viii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender and (iii) the Assignee agrees to be bound by the terms of that certain CAM Agreement (the “CAM Agreement”) dated as of December 15, 2017 among the Lenders and the Administrative Agent and, if not already, party to the CAM Agreement, the Assignee agrees to execute a joinder agreement to the CAM Agreement concurrently with the execution of this Assignment and Assumption.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

EXHIBIT J-1

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of December [    ], 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation (the “Parent Borrower”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 5.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) and any other obligation(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT J-2

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of December [    ], 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation (the “Parent Borrower”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 5.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT J-3

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of December [    ], 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation (the “Parent Borrower”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 5.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

EXHIBIT J-4

TO THE CREDIT AGREEMENT

FORM OF NON-U.S. LENDER CERTIFICATION

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of December [    ], 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation (the “Parent Borrower”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 5.4(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) and any other obligation(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)) and any such other obligation(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:                      , 201[    ]

EXHIBIT K

TO THE CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

[See attached]

EXHIBIT K

[FORM OF] BORROWING BASE CERTIFICATE

[            ], 20[    ]

This Borrowing Base Certificate is being executed and delivered pursuant to Section [6.15][9.1(i)] of that certain Credit Agreement, dated as of December [●], 2017 (as the same may be amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Avaya Holdings Corp., a Delaware corporation, Avaya Inc., a Delaware corporation (the “Parent Borrower”), Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, Avaya Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) existing under the laws of Germany, Avaya GmbH & Co. KG, a limited partnership (GmbH & Co. KG) existing under the laws of Germany, the Lenders party thereto from time to time, the lending instructions named therein as L/C Issuers and Swing Line Lenders and Citibank, N.A., as Administrative Agent and Collateral Agent. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

I, [                    ], certify that I am a duly appointed, qualified and acting Authorized Officer of the Parent Borrower, and in such capacity, do hereby certify that the calculations attached as Annex A hereto are complete and correct in all material respects.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Authorized Officer of the Parent Borrower, has executed this certificate for and on behalf of the Administrative Borrower and has caused this certificate to be delivered on the date first set forth above.

AVAYA INC., as Parent Borrower

By:

Name:
Title: